Form 10-K, Exhibit 13
period 2002-12-31
GRAYSON BANKSHARES INC
filed 2003-03-31
CIK 883758

Exhibit 13.1

                      [2002 ANNUAL REPORT TO SHAREHOLDERS]

2002 Annual Report

-------------------------------------------------------------------------------

Table of Contents

Stockholder Information........................................................1

Financial Highlights...........................................................2

Letter to Stockholders.........................................................3

Consolidated Balance Sheets....................................................4

Consolidated Statements of Income..............................................5

Consolidated Statements of Stockholders' Equity................................6

Consolidated Statements of Cash Flows..........................................7

Notes to Consolidated Financial Statements.....................................8

Independent Auditor's Report..................................................25

Management's Discussion and Analysis..........................................26

Bank Staff....................................................................43

Board of Directors and Officers...............................................44

Stockholder Information

-------------------------------------------------------------------------------

Annual Meeting

The annual meeting of stockholders will be held at 1:00 p.m. on April 8, 2003, at the VFW Building, Klondike Road, Highway 58 West, Independence, Virginia.


Requests for Information

Requests for information should be directed to Mrs. Brenda C. Smith, Corporate Secretary, at The Grayson National Bank, Post Office Box 186, Independence, Virginia, 24348; telephone (276) 773-2811.


Independent Auditors                                 Stock Transfer Agent

Larrowe & Company, PLC                               The Grayson National Bank
   Certified Public Accountants                      Post Office Box 186
Post Office Box 760                                  Independence, VA  24348
Galax, Virginia  24333


Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.


                                 Banking Offices


              Main Office                        Elk Creek Office
         113 West Main Street                   60 Comers Rock Road
     Independence, Virginia 24348            Elk Creek, Virginia 24326
            (276) 773-2811                        (276) 655-4011

       East Independence Office                  Troutdale Office
         558 East Main Street                    101 Ripshin Road
     Independence, Virginia 24348            Troutdale, Virginia 24378
            (276) 773-2811                        (276) 677-3722

             Galax Office                          Sparta Office
        209 West Grayson Street               98 South Grayson Street
         Galax, Virginia 24333             Sparta, North Carolina 28675
            (276) 238-2411                        (336) 372-2811

Financial Highlights 1

-----------------------------------------------------------------------------------------------------------------------------------
                                              2002           2001           2000            1999           1998
                                          -----------     -----------    -----------    -----------     -----------
Summary of Operations

   Interest income                        $    14,280     $    13,717    $    13,153    $    11,655     $    11,010
   Interest expense                             6,640           7,204          6,785          5,921           5,786
                                          -----------     -----------    -----------    -----------     -----------
         Net interest income                    7,640           6,513          6,368          5,734           5,224
   Provision for credit losses                    441             280            280            300             319
   Other income                                 1,021             589            435            347             375
   Other expense                                4,720           4,092          3,772          3,371           2,986
   Income taxes                                   964             790            687            466             397
                                          -----------     -----------    -----------    -----------     -----------
         Net income                       $     2,536     $     1,940    $     2,064    $     1,944     $     1,897
                                          ===========     ===========    ===========    ===========     ===========

Per Share Data 2

   Net income                             $      1.48     $      1.13    $      1.20    $      1.13     $      1.10
   Cash dividends declared                        .46             .41            .37            .33             .30
   Book value                                   13.51           12.27          11.42          10.41            9.90
   Estimated market value 3                     32.00           29.00          32.00          32.00           27.50

Year-end Balance Sheet Summary

   Loans, net                             $   154,190     $   140,898    $   133,072    $   121,498     $   105,924
   Investment securities                       44,872          33,452         28,766         29,430          32,510
   Total assets                               241,283         201,469        180,318        170,335         159,745
   Deposits                                   206,909         179,323        159,590        151,620         141,803
   Stockholders' equity                        23,230          21,086         19,638         17,890          17,028

Selected Ratios

   Return on average assets                     1.13%           1.02%          1.18%          1.18%           1.24%
   Return on average equity                    11.40%           9.44%         10.95%         11.05%          11.54%
   Average equity to average assets             9.88%          10.85%         10.75%         10.69%          10.73%

---------
         1 In thousands of dollars, except per share data.
         2 Adjusted for the effects of a two for one stock split in 1999. 3 Provided at the trade date nearest year end.

Dear Stockholders:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $241,282,589, resulting in an increase of $39,813,449 or 19.76% over the previous year. Our return on assets was 1.13% and the return on equity was 11.40% as compared to 1.02% and 9.44% for the previous year. Net earnings were $2,536,459, an increase of $596,559 or 30.75% compared to the previous year. The increase in earnings was due primarily to the stabilization of interest rates, which allowed the Bank to recapture interest margins that were eroded by the rapid decline in interest rates experienced during 2001. Our deposits increased $27,585,542 or 15.38% and net loans increased $13,292,164 or 9.43%. Please refer to our financial highlights page and accompanying statements for additional information.

The book value of our stock at year-end was $13.51 and stock trades nearest year-end were executed at $32.00 per share. Dividends for the year were 46 cents per share, up 5 cents per share over 2001.

Last year, in this letter, I announced our intentions to relocate and expand our East Independence Branch and to establish a new branch banking facility in Carroll County. Work is almost complete now on our East Independence Branch where we anticipate opening in April and although the weather has been far less than cooperative, we anticipate opening our new Carroll Branch by late summer. Completion of these branches will offer added convenience to many existing customers and give us the opportunity to serve many new customers in the Carroll County area. We also recently obtained a contract on property located in the Town of Hillsville, which the Bank may use for future expansion. Detailed information should be available in the near future.

We were proud to recently announce the availability of our new "Telebank" system which offers customers access to automated telephone banking 24 hours a day, 7 days a week! With a special personal identification number our customers can inquire on their account balances, transfer funds between accounts, make loan payments, and obtain information on deposits or withdrawals. We invite everyone to visit your local branch and see a Customer Service Representative for details and get set up to use your account.

We are extremely pleased with our growth in recent years and look forward to opportunities for continued growth in the future. We believe the fact that we continue to gain market share in all areas we serve is indicative of our strong commitment to be a true "Community" bank dedicated to the design and offering of products and services that fit our customers' needs. We also believe that being a "Community" bank requires taking an active role in supporting the communities we serve. Every year we support your communities through contributions to various organizations such as fire departments, rescue squads, schools and medical facilities. We truly believe that by banking with us our customers are contributing to the overall success of their communities.

Your bank is blessed with great personnel at all of its branches and I know that all of you, like myself, appreciate each and every one of them. I wish to thank our employees for their dedicated service to the bank, our shareholders and most of all, our customers.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,




Jacky K. Anderson
President & CEO

Consolidated Balance Sheets
December 31, 2002 and 2001
--------------------------------------------------------------------------------



Assets                                                                                 2002              2001
                                                                                  ---------------  ----------------

Cash and due from banks                                                           $    11,265,444  $      8,715,457
Federal funds sold                                                                     19,740,228        12,636,046
Investment securities available for sale                                               40,120,124        26,010,899
Investment securities held to maturity                                                  3,906,401         6,615,328
Restricted equity securities                                                              845,450           825,750
Loans, net of allowance for loan losses of $2,189,028
   in 2002 and $1,821,966 in 2001                                                     154,190,005       140,897,841
Property and equipment, net                                                             4,126,234         2,913,998
Accrued income                                                                          1,798,906         1,713,644
Other assets                                                                            5,289,797         1,140,177
                                                                                  ---------------  ----------------
                                                                                  $   241,282,589  $    201,469,140
                                                                                  ===============  ================

Liabilities and Stockholders' Equity

Liabilities
Deposits
   Noninterest-bearing                                                            $    22,950,583  $     20,790,306
   Interest-bearing                                                                   183,957,941       158,532,676
                                                                                  ---------------  ----------------
         Total deposits                                                               206,908,524       179,322,982

Long-term debt                                                                         10,000,000                 -
Accrued interest payable                                                                  328,975           267,798
Other liabilities                                                                         815,573           792,587
                                                                                  ---------------  ----------------
                                                                                      218,053,072       180,383,367

Commitments and contingencies

Stockholders' equity
Preferred stock, $25 par value; 500,000
   shares authorized; none issued                                                               -                 -
Common stock, $1.25 par value; 5,000,000 shares
   authorized; 1,718,968 shares issued
   in 2002 and 2001, respectively                                                       2,148,710         2,148,710
Surplus                                                                                   521,625           521,625
Retained earnings                                                                      19,967,611        18,221,877
Accumulated other comprehensive income                                                    591,571           193,561
                                                                                  ---------------  ----------------
                                                                                       23,229,517        21,085,773
                                                                                  ---------------  ----------------
                                                                                  $   241,282,589  $    201,469,140
                                                                                  ===============  ================


See Notes to Consolidated Financial Statements

Consolidated Statements of Income
Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------
Interest income:
   Loans and fees on loans                                      $     11,798,933  $    11,759,838  $     11,129,081
   Federal funds sold                                                    239,255          335,795           409,824
   Investment securities:
     Taxable                                                           1,803,674        1,154,379         1,012,459
     Exempt from federal income tax                                      438,515          467,319           601,479
                                                                ----------------  ---------------  ----------------
                                                                      14,280,377       13,717,331        13,152,843
                                                                ----------------  ---------------  ----------------

Interest expense:
   Deposits                                                            6,197,872        7,204,506         6,784,519
   Interest on borrowings                                                442,067                -                 -
                                                                ----------------  ---------------  ----------------
                                                                       6,639,939        7,204,506         6,784,519
                                                                ----------------  ---------------  ----------------
         Net interest income                                           7,640,438        6,512,825         6,368,324

Provision for loan losses                                                441,000          280,000           280,000
                                                                ----------------  ---------------  ----------------
         Net interest income after
           provision for loan losses                                   7,199,438        6,232,825         6,088,324
                                                                ----------------  ---------------  ----------------

Noninterest income:
   Service charges on deposit accounts                                   354,644          332,761           223,283
   Other service charges and fees                                        437,263           74,239            68,675
   Net realized gains on securities                                        3,735            5,587             4,738
   Other income                                                          225,659          176,441           138,425
                                                                ----------------  ---------------  ----------------
                                                                       1,021,301          589,028           435,121
                                                                ----------------  ---------------  ----------------

Noninterest expense:
   Salaries and employee benefits                                      2,985,573        2,556,392         2,477,773
   Occupancy expense                                                     127,153          121,002           115,793
   Equipment expense                                                     391,390          369,895           288,655
   Other expense                                                       1,216,061        1,045,113           890,390
                                                                ----------------  ---------------  ----------------
                                                                       4,720,177        4,092,402         3,772,611
                                                                ----------------  ---------------  ----------------
         Income before income taxes                                    3,500,562        2,729,451         2,750,834

Income tax expense                                                       964,103          789,551           687,125
                                                                ----------------  ---------------  ----------------
         Net income                                             $      2,536,459  $     1,939,900  $      2,063,709
                                                                ================  ===============  ================

Basic earnings per share                                        $           1.48  $          1.13  $           1.20
                                                                ================  ===============  ================
Weighted average shares outstanding                                    1,718,968        1,718,968         1,718,968
                                                                ================  ===============  ================


See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders' Equity
Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------



                                                                                        Accumulated
                                       Common Stock                                        Other
                                    ------------------                   Retained      Comprehensive
                                    Shares      Amount       Surplus     Earnings      Income (Loss)      Total
                                    ------      ------       -------     --------      -------------      -----

Balance, December 31, 1999         1,718,968 $ 2,148,710   $  521,625  $  15,559,063  $    (339,326) $   17,890,072

   Comprehensive income
   Net income                              -           -            -      2,063,709              -       2,063,709
   Net change in unrealized
     appreciation (depreciation)
     on investment securities
     available for sale, net of
     taxes of $ 163,185                    -           -            -              -        323,025         323,025
   Reclassification adjustment,
     net of income taxes of $ 1,611        -           -            -              -         (3,127)         (3,127)
                                                                                                     --------------
   Total comprehensive income                                                                             2,383,607

   Dividends paid
     ($.37 per share)                      -           -            -       (636,018)             -        (636,018)
                                 ----------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2000         1,718,968   2,148,710      521,625     16,986,754        (19,428)     19,637,661

   Comprehensive income
   Net income                              -           -            -      1,939,900              -       1,939,900
   Net change in unrealized
     appreciation (depreciation)
     on investment securities
     available for sale, net of
     taxes of $ 107,822                    -           -            -              -        216,676         216,676
   Reclassification adjustment,
     net of income taxes of $ 1,900        -           -            -              -         (3,687)         (3,687)
                                                                                                     --------------
   Total comprehensive income                                                                             2,152,889

   Dividends paid
     ($.41 per share)                      -           -            -       (704,777)             -        (704,777)
                                 ----------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2001         1,718,968   2,148,710      521,625     18,221,877        193,561      21,085,773

   Comprehensive income
   Net income                              -           -            -      2,536,459              -       2,536,459
   Net change in unrealized
     appreciation (depreciation)
     on investment securities
     available for sale, net of
     taxes of $ 203,765                    -           -            -              -        400,475         400,475
   Reclassification adjustment,
     net of income taxes of $ 1,270        -           -            -              -         (2,465)         (2,465)
                                                                                                     --------------
   Total comprehensive income                                                                             2,934,469

   Dividends paid
     ($.46 per share)                      -           -            -       (790,725)             -        (790,725)
                                 ----------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2002         1,718,968 $ 2,148,710   $  521,625  $  19,967,611  $     591,571  $   23,229,517
                                 =========== ===========   ==========  =============  =============  ==============


See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------

Cash flows from operating activities
   Net income                                                   $      2,536,459  $     1,939,900  $      2,063,709
   Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation and amortization                                     319,320          294,828           253,732
       Provision for loan losses                                         441,000          280,000           280,000
       Deferred income taxes                                            (108,478)          18,781           (65,682)
       Net realized gains on securities                                   (3,735)          (5,587)           (4,738)
       Gain on sale of equipment                                               -                -              (115)
       Accretion of discount on securities, net of
         amortization of premiums                                        131,135           40,577             8,969
       Deferred compensation                                               7,594           11,198           117,731
       Changes in assets and liabilities:
         Accrued income                                                  (85,262)         (31,734)         (269,822)
         Other assets                                                   (246,177)         (77,849)          (59,092)
         Accrued interest payable                                         61,177          (26,785)           55,522
         Other liabilities                                                15,392          (14,079)           92,039
                                                                ----------------  ---------------  ----------------
           Net cash provided by operating activities                   3,068,425        2,429,250         2,472,253
                                                                ----------------  ---------------  ----------------

Cash flows from investing activities
   Net increase in federal funds sold                                 (7,104,182)      (4,815,608)         (948,903)
   Activity in available-for-sale securities:
     Purchases                                                       (20,833,587)     (14,511,753)       (3,395,005)
     Sales                                                             1,542,321        2,401,126                 -
     Maturities                                                        5,651,348        5,180,475         1,738,999
   Activity in held-to-maturity securities:
     Purchases                                                           (92,825)        (598,867)                -
     Maturities                                                        2,808,090        3,875,000         2,800,000
   Purchases of restricted equity securities                             (19,700)        (744,000)                -
   Net increase in loans                                             (13,733,164)      (8,105,952)      (11,853,748)
   Purchases of property and equipment, net of sales                  (1,531,556)        (415,845)         (927,176)
   Purchase of bank-owned life insurance                              (4,000,000)               -                 -
                                                                ----------------  ---------------  ----------------
           Net cash used in investing activities                     (37,313,255)     (17,735,424)      (12,585,833)
                                                                ----------------  ---------------  ----------------

Cash flows from financing activities
   Net increase in deposits                                           27,585,542       19,732,882         7,970,075
   Dividends paid                                                       (790,725)        (704,777)         (636,018)
   Net increase in long-term debt                                     10,000,000                -                 -
                                                                ----------------  ---------------  ----------------
           Net cash provided by financing activities                  36,794,817       19,028,105         7,334,057
                                                                ----------------  ---------------  ----------------
           Net increase (decrease) in cash and cash equivalents        2,549,987        3,721,931        (2,779,523)

Cash and cash equivalents, beginning                                   8,715,457        4,993,526         7,773,049
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $     11,265,444  $     8,715,457  $      4,993,526
                                                                ================  ===============  ================

Supplemental disclosure of cash flow information
   Interest paid                                                $      6,578,762  $     7,231,291  $      6,728,997
                                                                ================  ===============  ================
   Taxes paid                                                   $      1,028,309  $       759,900  $        730,050
                                                                ================  ===============  ================

Supplemental disclosure of noncash investing activities
   Effect on equity of change in net unrealized gain            $        398,010  $       212,989  $        319,898
                                                                ================  ===============  ================


See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies

Organization

Grayson   Bankshares,   Inc.  (the  Company)  was  incorporated  as  a  Virginia
corporation on February 3, 1992 to acquire the stock of The Grayson National Bank (the Bank). The Bank was acquired by the Company on July 1, 1992.

The Grayson National Bank was organized under the laws of the United States in 1900 and currently serves Grayson County, Virginia and surrounding areas through six banking offices. As an FDIC insured, National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical accounting policies

The notes to our audited consolidated financial statements for the year ended December 31, 2002 included herein, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank, which is wholly owned. All significant, intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank's loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks."

Trading Securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. Loan origination fees and costs, are not capitalized and recognized as an adjustment to the yield on the related loan as such deferrals are not material to the Company's financial position or results of operations.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Loans Receivable, continued

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

                                                                Years
                                                                -----
                         Buildings and improvements             10-40
                         Furniture and equipment                 5-12

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than six months.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



Note 1.  Organization and Summary of Significant Accounting Policies, continued

Pension Plan

The Bank maintains a noncontributory defined benefit pension plan covering all employees who meet eligibility requirements. To be eligible, an employee must be 21 years of age and have completed one year of service. Plan benefits are based on final average compensation and years of service. The funding policy is to contribute the maximum deductible for federal income tax purposes.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred taxes assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares. For the years presented, the Company has no potentially dilutive securities outstanding.

Comprehensive Income

Annual comprehensive income reflects the change in the Company's equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders' equity rather than as income or expense.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure's risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



Note 1.  Organization and Summary of Significant Accounting Policies, continued

Short-term debt: The carrying amounts of short-term debt approximate their fair values.

Long-term debt: The Fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current presentation. Net income and stockholders' equity previously reported were not affected by these reclassifications.

Note 2.  Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $658,000 and $811,000 for the periods including December 31, 2002 and 2001, respectively.

Note 3.  Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                   Amortized        Unrealized       Unrealized           Fair
2002                                                 Cost             Gains             Losses            Value
----                                             -------------    --------------    -------------    --------------
Available for sale:
   U.S. Government agency securities             $   3,475,602    $      117,924    $           -    $    3,593,526
   Mortgage-backed securities                       15,993,471           148,286            3,570        16,138,187
   State and municipal securities                   12,229,325           425,579           79,238        12,575,666
   Corporate securities                              7,525,407           287,338                -         7,812,745
                                                 -------------    --------------    -------------    --------------
                                                 $  39,223,805    $      979,127    $      82,808    $   40,120,124
                                                 =============    ==============    =============    ==============
Held to maturity:
   State and municipal securities                $   3,906,401    $       92,052    $       5,264    $    3,993,189
                                                 =============    ==============    =============    ==============

2001
Available for sale:
   U.S. Government agency securities             $   3,099,139    $       65,379    $       9,177    $    3,155,341
   Mortgage-backed securities                        5,961,376            28,686           60,027         5,930,035
   State and municipal securities                    9,908,485           233,355           76,499        10,065,341
   Corporate securities                              6,748,625           125,406           13,849         6,860,182
                                                 -------------    --------------    -------------    --------------
                                                 $  25,717,625    $      452,826    $     159,552    $   26,010,899
                                                 =============    ==============    =============    ==============
Held to maturity:
   State and municipal securities                $   6,615,328    $      118,191    $      33,826    $    6,699,693
                                                 =============    ==============    =============    ==============

Restricted equity securities were $845,450 and $825,750 at December 31, 2002 and 2001, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB"), Community Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank's stock in The Bankers Bank is restricted only in the fact that the stock may only be repurchased by The Bankers Bank.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 3.  Investment Securities, continued

Investment securities with amortized cost of approximately $1,690,000 and $1,873,000 at December 31, 2002 and 2001, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                   2002             2001              2000
                             ----------------  ---------------  ----------------

Realized gains               $         59,037  $        15,587  $          4,738
Realized losses                       (55,302)         (10,000)                -
                             ----------------  ---------------  ----------------
                             $          3,735  $         5,587  $          4,738
                             ================  ===============  ================


The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2002, were as follows:

                                                      Available for Sale                  Held to Maturity
                                               ---------------------------------  ---------------------------------
                                                  Amortized           Fair           Amortized           Fair
                                                    Cost              Value            Cost              Value
                                               ---------------  ----------------  ---------------  ----------------

Due in one year or less                        $     2,812,965  $      2,865,683  $     1,340,471  $      1,354,425
Due after one year through five years               18,211,602        18,924,830        1,858,124         1,926,170
Due after five years through ten years              16,462,064        16,584,612          362,913           362,787
Due after ten years                                  1,737,174         1,744,999          344,893           349,807
                                               ---------------  ----------------  ---------------  ----------------
                                               $    39,223,805  $     40,120,124  $     3,906,401  $      3,993,189
                                               ===============  ================  ===============  ================

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2002 and 2001 are as follows (in thousands):
                                                   2002              2001
                                              ---------------  ----------------

Commercial                                    $        13,960  $          9,248
Real estate:
   Construction and land development                    6,040             3,921
   Residential, 1-4 families                           73,135            71,731
   Residential, 5 or more families                        140                 -
   Farmland                                             7,546             3,979
   Nonfarm, nonresidential                             35,014            31,537
Agricultural                                            4,997             5,291
Consumer                                               14,753            16,510
Other                                                     794               503
                                              ---------------  ----------------
                                                      156,379           142,720

Allowance for loan losses                              (2,189)           (1,822)
                                              ---------------  ----------------
                                              $       154,190  $        140,898
                                              ===============  ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 5.  Allowance for Loan Losses

An analysis of the allowance for loan losses as of December 31 follows:

                                            2002             2001              2000
                                      ----------------  ---------------  ----------------

Balance, beginning                    $      1,821,966  $     1,760,999  $      1,731,096

Provision charged to expense                   441,000          280,000           280,000
Recoveries of amounts charged off              190,065           88,859           124,047
Amounts charged off                           (264,003)        (307,892)         (374,144)
                                      ----------------  ---------------  ----------------
Balance, ending                       $      2,189,028  $     1,821,966  $      1,760,999
                                      ================  ===============  ================

The following is a summary of information pertaining to impaired loans at December 31:

                                                    2002              2001
                                               ---------------  ----------------

Impaired loans without a valuation allowance   $     2,611,807  $      1,879,426
Impaired loans with a valuation allowance              461,568         1,144,358
                                               ---------------  ----------------
         Total impaired loans                  $     3,073,375  $      3,023,784
                                               ===============  ================
Valuation allowance related to impaired loans  $       133,306  $        336,310
                                               ===============  ================

Nonaccrual loans and loans past due 90 days or more at December 31, 2002 were approximately $649,000 and $1,883,000, respectively.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2002, 2001 and 2000 (all approximate) is summarized below:


                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------

Average investment in impaired loans                            $      1,496,239  $     1,304,678  $        365,492
                                                                ================  ===============  ================
Interest income recognized on impaired loans                    $        154,810  $       181,609  $         51,995
                                                                ================  ===============  ================
Interest income recognized on a cash basis on impaired loans    $         82,391  $       133,868  $         30,893
                                                                ================  ===============  ================

No additional funds are committed to be advanced in connection with impaired loans.

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2002 and 2001, are as follows:
                                                   2002              2001
                                              ---------------  ----------------

Land                                          $       809,136  $        403,169
Buildings and improvements                          2,753,822         2,186,392
Furniture and equipment                             2,787,587         2,232,829
                                              ---------------  ----------------
                                                    6,350,545         4,822,390

Less accumulated depreciation                      (2,224,311)       (1,908,392)
                                              ---------------  ----------------
                                              $     4,126,234  $      2,913,998
                                              ===============  ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 7.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $35,232,988 and $29,944,872, respectively. At
December 31, 2002, the scheduled maturities of time deposits (in thousands) are as follows:

                     Three months or less                        $        26,906
                     Over three months through twelve months              74,277
                     Over one year through three years                    26,873
                     Over three years                                          -
                                                                 ---------------
                                                                 $       128,056

Note 8.  Short-Term Debt

The Bank has established unsecured lines of credit with correspondent banks totaling $8,890,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $26,000,000. At December 31, 2002 and 2001, no amounts were outstanding under these arrangements.

Note 9.  Long-Term Debt

The Bank's long-term debt consists of $10,000,000 borrowed from the Federal Home Loan Bank of Atlanta. The loan matures on January 17, 2012 and is secured by all capital stock and all first mortgage one-to-four family residential loans of approximately $71,498,000 at December 31, 2002. Interest on the loan is fixed at 4.56% for the first five years at which time the interest rate is convertible, at the option of the Federal Home Loan Bank, to a variable rate equal to the three-month LIBOR rate. If converted, the Bank has the option to prepay the debt without penalty.

Note 10.  Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                                       December 31, 2002                  December 31, 2001
                                               ---------------------------------  ---------------------------------
                                                  Carrying            Fair           Carrying            Fair
                                                   Amount             Value           Amount             Value
                                               ---------------  ----------------  ---------------  ----------------
Financial assets
   Cash and cash equivalents                   $        11,265  $         11,265  $         8,715  $          8,715
   Federal funds sold                                   19,740            19,740           12,636            12,636
   Securities, available-for-sale                       40,120            40,120           26,011            26,011
   Securities, held to maturity                          3,906             3,993            6,615             6,700
   Restricted equity securities                            845               845              826               826
   Loans, net of allowance for credit losses           154,190           153,860          140,898           141,793

Financial liabilities
   Deposits                                            206,909           208,133          179,323           180,925
   Long-term debt                                       10,000            10,331                -                 -

Off-balance-sheet assets (liabilities)
   Commitments to extend credit and
     standby letters of credit                               -                 -                -                 -


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 11.  Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings.

The following is a summary of the plan's funded status as of December 31, 2002 and 2001.

                                                                                       2002              2001
                                                                                  ---------------  ----------------
Change in benefit obligation
   Benefit obligation at beginning of year                                        $     2,472,763  $      2,123,860
   Service cost                                                                           132,227           117,643
   Interest cost                                                                          185,457           159,290
   Plan participants' contributions                                                             -                 -
   Amendments                                                                                   -                 -
   Actuarial (gain) loss                                                                  328,069            81,212
   Acquisition                                                                                  -                 -
   Benefits paid                                                                           (1,630)           (9,242)
                                                                                  ---------------  ----------------
   Benefit obligation at end of year                                              $     3,116,886  $      2,472,763
                                                                                  ===============  ================

Change in plan assets
   Fair value of plan assets at beginning of year                                 $     1,745,925  $      1,830,735
   Actual return on plan assets                                                          (116,096)         (225,323)
   Acquisition                                                                                  -                 -
   Employer contribution                                                                  202,571           149,755
   Benefits paid                                                                           (1,630)           (9,242)
                                                                                  ---------------  ----------------
   Fair value of plan assets at end of year                                       $     1,830,770  $      1,745,925
                                                                                  ===============  ================

Change in prepaid (accrued) benefit cost
   Prepaid (accrued) benefit cost, beginning                                      $      (110,674) $       (143,236)
   Contributions                                                                          202,571           149,755
   Pension cost                                                                          (182,146)         (117,193)
                                                                                  ---------------  ----------------
   Prepaid (accrued) benefit cost, ending                                         $       (90,249) $       (110,674)
                                                                                  ===============  ================

   Funded status                                                                  $    (1,286,116) $       (726,838)
   Unrecognized transitional net assets                                                      (238)             (273)
   Unrecognized prior service costs                                                        70,450            80,514
   Unrecognized net actuarial loss                                                      1,125,655           535,923
                                                                                  ---------------  ----------------
   Prepaid (accrued) benefit cost                                                 $       (90,249) $       (110,674)
                                                                                  ===============  ================

Weighted-average assumptions as of December 31
   Discount rate                                                                             7.0%              7.5%
   Expected return on plan assets                                                            9.0%              9.0%
   Rate of compensation increase                                                             5.0%              5.0%

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------
Components of net periodic benefit cost
   Service cost                                                 $        132,227  $       117,643  $        111,761
   Interest cost                                                         185,457          159,290           172,214
   Return on plan assets                                                 116,096          225,323          (285,209)
   Originating unrecognized asset gain (loss)                           (279,703)        (395,092)          116,967
   Recognized net actuarial (gain) loss                                   18,040                -                 -
   Amortization                                                           10,029           10,029            10,029
                                                                ----------------  ---------------  ----------------
   Net periodic benefit cost                                    $        182,146  $       117,193  $        125,762
                                                                ================  ===============  ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 12.  Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,992 to $61,044 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $515,557 and $507,963 at December 31, 2002 and 2001, respectively. Expense charged against income was $7,594, $11,198 and $117,731 in 2002, 2001 and 2000, respectively.
Charges to income are based on present value of future cash payments, discounted at 8%.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values totaled $4,423,418 and $190,338 at December 31, 2002 and 2001, respectively.

Note 13.  Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------

Current                                                         $      1,072,581  $       770,770  $        752,807
Deferred                                                                (108,478)          18,781           (65,682)
                                                                ----------------  ---------------  ----------------
                                                                $        964,103  $       789,551  $        687,125
                                                                ================  ===============  ================

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------
Tax at statutory federal rate                                   $      1,190,191  $       928,013  $        935,284
Tax exempt interest income                                              (195,153)        (162,031)         (208,202)
State income tax, net of federal benefit                                  11,951            9,491             4,264
Other                                                                    (42,886)          14,078           (44,221)
                                                                ----------------  ---------------  ----------------
                                                                $        964,103  $       789,551  $        687,125
                                                                ================  ===============  ================


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 13.  Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets (substantially all Federal) at December 31, 2002 and 2001 are summarized as follows:

                                                           2002              2001
                                                      ---------------  ----------------
Deferred tax assets
   Allowance for loan losses                          $       670,309  $        534,321
   Unearned credit life insurance                              25,099            28,107
   Deferred compensation and
     accrued pension costs                                    205,974           210,336
   Other                                                       37,752            38,600
                                                      ---------------  ----------------
                                                              939,134           811,364
                                                      ---------------  ----------------

Deferred tax liabilities
   Net unrealized appreciation on
     securities available for sale                            304,748            99,713
   Depreciation                                                89,561            71,202
   Accretion of discount on investment securities              14,810            13,877
                                                      ---------------  ----------------
                                                              409,119           184,792
                                                      ---------------  ----------------

Net deferred tax asset                                $       530,015  $        626,572
                                                      ===============  ================

Note 14.  Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the consolidated financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 14.  Commitments and Contingencies, continued

Financial Instruments with Off-Balance-Sheet Risk, continued

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 2002 and 2001 is as follows:

                                                    2002              2001
                                               ---------------  ----------------

Commitments to extend credit                   $     7,308,889  $      8,370,176
Standby letters of credit                                    -                 -
                                               ---------------  ----------------
                                               $     7,308,889  $      8,370,176
                                               ===============  ================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Bank's market area. The concentrations of credit by type of loan are set forth in Note
4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Bank's primary focus is toward small business and consumer transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $500,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally insured limits.

Note 15.  Regulatory Restrictions

Dividends

The Company's dividend payments are made from dividends received from the Bank. Under applicable federal law, the Comptroller of the Currency restricts national bank total dividend payments in any calendar year to net profits of that year, as defined, combined with retained net profits for the two preceding years. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. It is possible, under certain circumstances, the Comptroller could assert that dividends or other payments would be an unsafe or unsound practice.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 15.  Regulatory Restrictions, continued

Intercompany Transactions

The Bank's legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,997,000 at December 31, 2002. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2002.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 15.  Regulatory Restrictions, continued

Capital Requirements, continued

As of December 31, 2002 and 2001, the Bank met the criteria to be considered well capitalized under the regulatory framework from prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

The Company's and Bank's actual capital amounts (in thousands) and ratios are also presented in the table.

                                                                                                    Minimum
                                                                                                  To Be Well
                                                                         Minimum               Capitalized Under
                                                                         Capital               Prompt Corrective
                                               Actual                   Required               Action Provisions
                                      ------------------------  ------------------------  -------------------------
                                         Amount        Ratio       Amount        Ratio       Amount        Ratio
                                      -----------   ----------  -------------   --------  --------------  ---------
December 31, 2002:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    24,537        16.1%  $      12,211   >   8.0%  $       15,264  >   10.0%
                                                                                -                         -
       Grayson National Bank          $    19,679        13.0%  $      12,133   >   8.0%  $       15,166  >   10.0%
                                                                                -                         -
    Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    22,638        14.8%  $       6,106   >   4.0%  $        9,158  >    6.0%
                                                                                -                         -
       Grayson National Bank          $    17,780        11.7%  $       6,066   >   4.0%  $        9,100  >    6.0%
                                                                                -                         -
     Tier I Capital
     (to Average Assets)
       Consolidated                   $    22,638         9.4%  $       9,600   >   4.0%  $       12,000  >    5.0%
                                                                                -                         -
       Grayson National Bank          $    17,780         7.4%  $       9,557   >   4.0%  $       11,946  >    5.0%
                                                                                -                         -

December 31, 2001:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    22,566        16.7%  $      10,781   >   8.0%  $       13,476  >   10.0%
                                                                                -                         -
       Grayson National Bank          $    17,681        13.2%  $      10,704   >   8.0%  $       13,380  >   10.0%
                                                                                -                         -
    Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    20,892        15.5%  $       5,391   >   4.0%  $        8,086  >    6.0%
                                                                                -                         -
       Grayson National Bank          $    16,007        12.0%  $       5,352   >   4.0%  $        8,028  >    6.0%
                                                                                -                         -
     Tier I Capital
     (to Average Assets)
       Consolidated                   $    20,892        10.5%  $       7,975   >   4.0%  $        9,969  >    5.0%
                                                                                -                         -
       Grayson National Bank          $    16,007         8.1%  $       7,934   >   4.0%  $        9,918  >    5.0%

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 16.  Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate 2002 and 2001 loan transactions with related parties were as follows:

                                                  2002              2001
                                             ---------------  ----------------

Balance, beginning                           $     1,439,923  $      2,167,561

New loans                                          2,168,253           733,674
Repayments                                          (932,078)       (1,461,312)
                                             ---------------  ----------------
Balance, ending                              $     2,676,098  $      1,439,923
                                             ===============  ================

Note 17.  Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

                                 Balance Sheets
                           December 31, 2002 and 2001


                                                           2002              2001
                                                      ---------------  ----------------
Assets
   Cash and due from banks                            $     3,919,374  $      3,968,442
   Securities available for sale                              980,110           964,620
   Investment in affiliate bank at equity                  18,352,005        16,190,670
   Other assets                                                 4,774             6,883
                                                      ---------------  ----------------
         Total assets                                 $    23,256,263  $     21,130,615
                                                      ===============  ================

Liabilities
   Other liabilities                                  $        26,746  $         44,842
                                                      ---------------  ----------------

Stockholders' equity
   Common stock                                             2,148,710         2,148,710
   Surplus                                                    521,625           521,625
   Retained earnings                                       19,967,611        18,221,877
   Accumulated other comprehensive income                     591,571           193,561
                                                      ---------------  ----------------
         Total stockholders' equity                        23,229,517        21,085,773
                                                      ---------------  ----------------
         Total liabilities and stockholders' equity   $    23,256,263  $     21,130,615
                                                      ===============  ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 17.  Parent Company Financial Information, continued

                              Statements of Income
              For the years ended December 31, 2002, 2001 and 2000

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------
Income:
   Dividends from affiliate bank                                $        790,725  $       704,777  $        636,018
   Interest on taxable securities                                         55,799           54,183            46,000
                                                                ----------------  ---------------  ----------------
                                                                         846,524          758,960           682,018
                                                                ----------------  ---------------  ----------------
Expenses:
   Management and professional fees                                       88,464           72,039            73,950
   Other expenses                                                          8,964            7,286             5,208
                                                                ----------------  ---------------  ----------------
                                                                          97,428           79,325            79,158
                                                                ----------------  ---------------  ----------------
   Income before tax benefit and equity
     in undistributed income of affiliate                                749,096          679,635           602,860

Federal income tax benefit                                                13,814            8,208            10,934
                                                                ----------------  ---------------  ----------------
   Income before equity in undistributed
     income of affiliate                                                 762,910          687,843           613,794

Equity in undistributed income of affiliate                            1,773,549        1,252,057         1,449,915
                                                                ----------------  ---------------  ----------------
   Net income                                                   $      2,536,459  $     1,939,900  $      2,063,709
                                                                ================  ===============  ================

                            Statements of Cash Flows
              For the years ended December 31, 2002, 2001 and 2000

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------

Cash flows from operating activities
   Net income                                                   $      2,536,459  $     1,939,900  $      2,063,709
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Equity in undistributed income of affiliate                    (1,773,549)      (1,252,057)       (1,449,915)
       Accretion of discount on securities                                     -           (1,192)                -
       Net (increase) decrease in other assets                            (3,157)          13,611            (2,860)
       Net increase (decrease) in other liabilities                      (18,096)          24,980            19,862
                                                                ----------------  ---------------  ----------------
         Net cash provided by operating activities                       741,657          725,242           630,796
                                                                ----------------  ---------------  ----------------

Cash flows from investing activities
   Purchase of investment securities                                    (300,000)        (400,000)                -
   Maturities of investment securities                                   300,000          250,000                 -
                                                                ----------------  ---------------  ----------------
         Net cash provided (used) by investing activities                      -         (150,000)                -
                                                                ----------------  ---------------  ----------------

Cash flows from financing activities
   Dividends paid                                                       (790,725)        (704,777)         (636,018)
                                                                ----------------  ---------------  ----------------
         Net cash used by financing activities                          (790,725)        (704,777)         (636,018)
                                                                ----------------  ---------------  ----------------
         Net increase (decrease) in cash and due from banks              (49,068)        (129,535)           (5,222)

Cash and cash equivalents, beginning                                   3,968,442        4,097,977         4,103,199
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $      3,919,374  $     3,968,442  $      4,097,977
                                                                ================  ===============  ================

                     [LETTERHEAD OF LARROWE & COMPANY, PLC]


                          Independent Auditor's Report


Board of Directors and Stockholders
Grayson Bankshares, Inc.
Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Larrowe & Company, PLC

Galax, Virginia
January 27, 2003

Management Discussion and Analysis

--------------------------------------------------------------------------------

Management's Discussion and Analysis of Operations

Overview

Management's Discussion and Analysis is provided to assist in the understanding and evaluation of Grayson Bankshares, Inc.'s financial condition and its results of operations. The following discussion should be read in conjunction with the Company's consolidated financial statements.

Grayson   Bankshares,   Inc.  (the  Company)  was  incorporated  as  a  Virginia
corporation on February 3, 1992 to acquire the stock of The Grayson National Bank (the Bank). The Bank was acquired by the Company on July 1, 1992. The Grayson National Bank was founded in 1900 and currently serves Grayson County and surrounding areas through six banking offices located in the town of Independence, the localities of Elk Creek and Troutdale and the City of Galax, Virginia, and most recently, in the town of Sparta, North Carolina.

The Bank operates for the primary purpose of meeting the banking needs of individuals and small to medium sized businesses in the Bank's service area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage and personal loans; safe deposit boxes; and other associated services. The Bank's primary sources of revenue are interest income from its lending activities, and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

The earnings position of the Company remains strong. Grayson Bankshares, Inc. experienced net earnings of $2,536,459 for 2002 compared to $1,939,900 for 2001, and $2,063,709 in 2000. Dividends paid to stockholders increased to $.46 per share for 2002 compared to $.41 per share in 2001.

The total assets of Grayson Bankshares, Inc. grew to $241,282,589 from $201,469,140, a 19.76% increase, continuing our strategy to grow the Company. Average equity to average assets indicates that the Company has a strong capital position with a ratio of 9.88%.

Critical Accounting Policies

The company's financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-KSB for the year ended December 31, 2002 contain a summary of its significant accounting policies. Management believes the Company's policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Statements of Financial Accounting Standards ("SFAS") 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less that the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Accounting for intangible assets is as prescribed by SFAS 142, Goodwill and Other Intangible Assets. The Company accounts for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized, while intangible assets with an indefinite useful life are not amortized.

Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

     *    the expected use of the asset;

     * the expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate;

     * any legal, regulatory, or contractual provision that may limit the useful life;

     * any legal, regulatory, or contractual provisions that enable renewal or extension of the asset's legal or contractual life without substantial cost;

     * the effects of obsolescence, demand, competition, and other economic factors; and

     * the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Straight-line amortization is used to expense recognized amortizable intangible assets since a method that more closely reflects the pattern in which the economic benefits of the intangible assets are consumed cannot reliably be determined. Intangible assets are not written off in the period of acquisition unless they become impaired during that period.

The Company evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset's remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively of that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment. That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment in accordance with SFAS 121 and tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible assets becomes its new accounting basis. Subsequent reversal of a previously recognized impairment loss is not allowed.

------------------------------------------------------------------------------

Table 1.  Net Interest Income and Average Balances (dollars in thousands)
------------------------------------------------------------------------------


                                               2002                             2001                             2000
                                    -----------------------------  ------------------------------  --------------------------------

                                              Interest                         Interest                         Interest
                                    Average    Income/    Yield/     Average    Income/   Yield/     Average    Income/    Yield/
                                    Balance    Expense     Cost      Balance    Expense    Cost      Balance    Expense     Cost
                                    -------    -------     ----      -------    -------    ----      -------    -------     ----

Interest earning assets:
Federal funds sold                  $  15,322  $    239      1.56%   $   9,246  $    336     3.63%   $   6,578   $    410     6.23%
Investment securities                  41,901     2,242      5.35%      29,472     1,621     5.50%      29,248      1,614     5.52%
Loans                                 150,992    11,799      7.81%     139,486    11,760     8.43%     131,326     11,129     8.47%
                                    ---------  --------  ---------   ---------  --------  --------   ---------   --------  --------
     Total                            208,215    14,280                178,204    13,717               167,152     13,153
                                    ---------  --------              ---------  --------             ---------   --------
     Yield on average
       interest-earning assets                               6.86%                           7.70%                            7.87%
Non interest-earning assets:
Cash and due from banks                 8,233                            7,082                           5,156
Premises and equipment                  3,392                            2,809                           2,458
Interest receivable and other           6,667                            2,819                           2,849
Allowance for loan losses              (1,941)                          (1,798)                         (1,795)
Unrealized gain/(loss) on securities      542                              272                            (497)
                                    ---------                        ---------                       ---------
     Total                             16,893                           11,184                           8,171
                                    ---------                        ---------                       ---------
     Total assets                   $ 225,108                        $ 189,388                       $ 175,323
                                    =========                        =========                       =========
Interest-bearing liabilities:
Demand deposits                      $ 16,950       338      1.99%   $  14,189       351     2.47%    $ 13,422        386     2.88%
Savings deposits                       35,411       857      2.42%      29,786       921     3.09%      31,042      1,077     3.47%
Time deposits                         118,820     5,003      4.21%     104,685     5,932     5.67%      92,299      5,322     5.77%
Borrowings                              9,556       442      4.63%           -         -     0.00%           -          -     0.00%
                                    ---------  --------              ---------  --------             ---------   --------
     Total                            180,737     6,640                148,660     7,204               136,763      6,785
                                    ---------  --------              ---------  --------             ---------   --------
     Cost on average
       interest-bearing liabilities                          3.67%                           4.85%                            4.96%
                                                         =========                        ========                         ========

Non interest-bearing
 liabilities:
Demand deposits                        20,644                           18,721                          18,378
Interest payable and other              1,484                            1,462                           1,329
                                    ---------                        ---------                       ---------
     Total                             22,128                           20,183                          19,707
                                    ---------                        ---------                       ---------
     Total liabilities                202,865                          168,843                         156,470

Stockholder's equity:                  22,243                           20,545                          18,853
                                    ---------                        ---------                       ---------
     Total liabilities and
       stockholder's equity         $ 225,108                        $ 189,388                       $ 175,323
                                    =========                        =========                       =========

     Net interest income                       $  7,640                         $  6,513                         $  6,368
                                               ========                         ========                         ========

     Net yield on
       interest-earning assets                               3.67%                           3.65%                            3.81%
                                                         =========                        ========                         ========

Table 2.  Rate/Volume Variance Analysis (thousands)
==============================================================================

                                         2002 Compared to 2001                    2001 Compared to 2000
                                   -----------------------------------    ------------------------------------
                                   Interest            Variance             Interest           Variance
                                    Income/        Attributable To           Income/        Attributable To
                                    Expense                                  Expense
                                   Variance       Rate        Volume        Variance       Rate        Volume
                                   --------       ----        ------        --------       ----        ------

Interest-earning assets:
  Federal funds sold               $     (97)   $    (249)  $     152       $     (74)   $    (206)  $     132
  Investment securities                  621          (45)        666               7           (5)         12
  Loans                                   39         (898)        937             631          (53)        684
                                   ---------    ---------   ---------       ---------    ---------   ---------
Total                                    563       (1,192)      1,755             564         (264)        828
                                   ---------    ---------   ---------       ---------    ---------   ---------

Interest-bearing liabilities:
  Demand deposits                        (13)         (75)         62             (35)         (57)         22
  Savings deposits                       (64)        (220)        156            (156)        (115)        (41)
  Time deposits                         (929)      (1,663)        734             610          (93)        703
  Long-term borrowings                   442            -         442               -            -           -
                                   ---------    ---------   ---------       ---------    ---------   ---------
Total                                   (564)      (1,958)      1,394             419         (265)        684
                                   ---------    ---------   ---------       ---------    ---------   ---------
    Net interest income            $   1,127    $     766   $     361       $     145    $       1   $     144
                                   ==========   ==========  =========       =========    =========   =========


Net Interest Income

Net interest income, the principal source of bank earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Table 1 summarizes the major components of net interest income for the past three years and also provides yields and average balances.

Total interest income in 2002 increased by 4.1% to $14.28 million from $13.72 million in 2001 and $13.15 in 2000. The increase in total interest income in 2002 was the result of a $30.01 million dollar increase in average interest-earning assets, which was partially offset by an 84 basis point decrease in yields on interest-earning assets. The increase in interest income in 2001 was due to increases in interest-earning assets, which were offset by a 17 basis point decrease in yields on interest-earning assets. Total interest expense decreased by $564,000 in 2002 to $6.64 million from $7.20 million in 2001. This was due to an increase in average interest-bearing liabilities of $32.08 million, which was partially offset by a 1.18% decrease in the average rate paid for interest-bearing liabilities. The increase in average interest-bearing liabilities of $11.90 million in 2001 was accompanied by a decrease in the average rate paid for interest-bearing liabilities of 11 basis points, resulting in an increase in interest expense of $420,000. The effects of changes in volumes and rates on net interest income in 2002 compared to 2001, and 2001 compared to 2000 are shown in Table 2.

Despite the volatility in interest rates in recent years, net yield on interest-earning assets has remained relatively stable with a decrease just 16 basis points from 2000 to 2001 and an increase of 2 basis points from 2001 to 2002.

Provision for Credit Losses

The allowance for credit losses is established to provide for expected losses in the Bank's loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for credit losses required to maintain an allowance adequate to provide for probable losses. The factors considered in making this decision are the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

At the end of 2002, the loan loss reserve was $2,189,028 compared to $1,821,966 in 2001 and $1,760,999 in 2000. The Bank's allowance for loan losses, as a percentage of total loans, at the end of 2002 was 1.40%, compared to 1.28% in 2001, and 1.31% in 2000.

Additional information is contained in Tables 12 and 13, and is discussed in Nonperforming and Problem Assets.

Other Income

Noninterest  income  consists  of  revenues  generated  from a  broad  range  of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds checks and fees charged for nondeposit services. Noninterest income increased by $432,273, or 73.39%, to $1,021,301 in 2002 from $589,028 in 2001.
Noninterest income in 2000 totaled $435,121. The increase from 2001 to 2002 was primarily due to the addition of bank-owned life insurance and mortgage origination fees. In January 2002 the Bank invested $4.0 million in bank-owned life insurance policies as a means to offset continued increases in employee benefit expenses. Increases in the cash value of these policies totaled approximately $225,000 in 2002. Also in 2002, the Bank added a mortgage origination office to offer our customers access to long-term, fixed rate mortgage loans. The Bank acts only as an originator and does not fund these loans. An origination fee is received by the Bank at loan closing. Origination fees totaled $113,000 in 2002. The primary sources of noninterest income for the past three years are summarized in Table 3.
------------------------------------------------------------------------------

Table 3.  Sources of Noninterest Income (thousands)
==============================================================================



                                               2002               2001              2000
                                            ------------      -------------      ------------

Service charges on deposit accounts         $       355       $        333       $       223
Other service charges and fees                      171                132                97
Increase in cash value of life insurance            225                  -                 -
Mortgage origination fees                           113                  -                 -
Insurance commissions                                27                 36                36
Safe deposit box rental                              30                 30                28
Gain on the sale of securities                        4                  6                 5
Other income                                         96                 52                46
                                            ------------      -------------      ------------
  Total noninterest income                  $     1,021       $        589       $       435
                                            ============      =============      ============

------------------------------------------------------------------------------
Other Expense

The major components of noninterest expense for the past three years are illustrated at Table 4.

Total noninterest expense increased by $627,775 or 15.34% to $4,720,177 in 2002 This increase was primarily due to increases in personnel expense resulting from staff additions and increases in medical and pension benefit costs. Noninterest expense increased by $319,791 from 2000 to 2001. The majority of the increase in 2001 was attributable to equipment costs and other expenses associated with the opening of the new branch banking facility in Sparta, North Carolina.

------------------------------------------------------------------------------

Table 4.  Sources of Noninterest Expense (thousands)
==============================================================================

                                        2002               2001               2000
                                    -------------      -------------      -------------

Salaries & wages                    $    2,169.5       $    1,878.0       $    1,783.8
Employee benefits                          816.1              678.4              693.9
                                    -------------      -------------      -------------
  Total personnel expense                2,985.6            2,556.4            2,477.7

Director fees                               73.8               47.8               42.5
Occupancy expense                          127.2              121.0              115.8
Computer charges                            83.5               51.8               48.9
Other equipment expense                    391.4              369.9              288.7
FDIC/OCC assessments                        98.6               87.1               84.5
Insurance                                   52.2               47.4               47.5
Professional fees                           48.4               38.8               43.3
Advertising                                142.8              118.9              120.6
Postage and freight                        133.8              173.0              131.0
Supplies                                   124.8              122.0              109.0
Franchise tax                              146.5              134.5               40.3
Telephone                                   76.4               58.6               55.9
Travel, dues & meetings                     74.0               44.5               50.4
Other expense                              161.2              120.7              116.5
                                    -------------      -------------      -------------
  Total noninterest expense              4,720.2            4,092.4            3,772.6
                                    =============      =============      =============

------------------------------------------------------------------------------

The overhead efficiency ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) was 54.5% in 2002, 57.6% in 2001, and 55.5% in 2000.

Income Taxes

Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense (substantially all Federal) was $964,103 in 2002, $789,551 in 2001 and $687,125 in 2000 resulting in effective tax rates of 27.5%, 28.9% and 25.0% respectively. The decrease in the effective tax rate for 2002 was due to a slight increase in the average balance of tax-exempt investments.

The Bank's deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in the provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred tax benefits of $530,015 and $626,572 are included in other assets at December 31, 2002 and 2001 respectively. At December 31, 2002, net deferred tax benefits included $304,748 of deferred tax liabilities applicable to unrealized depreciation on investment securities available for sale. Accordingly, this amount was not charged to income but recorded directly to the related stockholders' equity account.

Analysis of Financial Condition

Average earning assets increased 16.84% from December 31, 2001 to December 31, 2002. Total earning assets represented 92.5% of total average assets in 2002 and 94.1% in 2001. The mix of average earning assets remained relatively unchanged from 2001 to 2002 as deposit growth funded increases in all interest-bearing asset categories.
------------------------------------------------------------------------------

Table 5.  Average Asset Mix (dollars in thousands)
==============================================================================

                                                      2002                                 2001
                                           --------------------------           --------------------------
                                              Average                              Average
                                              Balance            %                 Balance          %
                                           ------------   -----------           ------------   -----------
Earning assets:
  Loans                                    $    150,992        67.08%           $    139,486        73.65%
  Investment securities                          41,901        18.61%                 29,472        15.56%
  Federal funds sold                             15,322         6.81%                  9,246         4.88%
  Deposits in other banks                             -         0.00%                      -         0.00%
                                            ------------  ------------           ------------  ------------
    Total earning assets                        208,215        92.50%                178,204        94.09%
                                            ------------  ------------           ------------  ------------

Nonearning assets:
  Cash and due from banks                         8,233         3.65%                  7,082         3.75%
  Premises and equipment                          3,392         1.51%                  2,809         1.48%
  Other assets                                    6,667         2.96%                  2,819         1.49%
  Allowance for loan losses                      (1,941)       -0.86%                 (1,798)       -0.95%
  Unrealized gain/(loss) on securities              542         0.24%                    272         0.14%
                                            ------------  ------------           ------------  ------------
    Total nonearning assets                      16,893         7.50%                 11,184         5.91%
                                            ------------  ------------           ------------  ------------
    Total assets                            $   225,108       100.00%            $   189,388       100.00%
                                            ============  ============           ============  ============


------------------------------------------------------------------------------

Average loans for 2002 represented 67.08% of total average assets compared to 73.65% in 2001. Average federal funds sold increased from 4.88% to 6.81% of total average assets while average investment securities increased from 15.56% to 18.61% of total average assets over the same time period. The average balances of cash and due from bank accounts increased in 2002 commensurate with the general growth of the Bank.

Loans

Average loans totaled $151.0 million over the year ended December 31, 2002. This represents an increase of 8.2% over the average of $139.5 million for 2001. Average loans increased by 6.2% from 2000 to 2001.

The loan portfolio is dominated by real estate and consumer loans. These loans accounted for 87.4% of the total loan portfolio at December 31, 2002. This is down slightly from the 89.5% that the two categories maintained at December 31, 2001. The amount of loans outstanding by type at December 31, 2002 and December 31, 2001 and the maturity distribution for variable and fixed rate loans as of December 31, 2002 are presented in Tables 6 & 7 respectively.
------------------------------------------------------------------------------

Table 6.  Loan Portfolio Summary (dollars in thousands)
==============================================================================


                                          December 31, 2002                   December 31, 2001
                                        ----------------------              ----------------------
                                          Amount          %                   Amount          %
                                        -----------   --------              -----------   --------

Construction and development            $     6,040       3.86%             $     3,921       2.75%
Residential, 1-4 families                    73,135      46.77%                  71,731      50.26%
Residential, 5 or more families                 140       0.09%                       -       0.00%
Farmland                                      7,546       4.83%                   3,979       2.78%
Nonfarm, nonresidential                      35,014      22.39%                  31,537      22.10%
                                        -----------   ---------             -----------   ---------
     Total real estate                      121,875      77.94%                 111,168      77.89%

Agricultural                                  4,997       3.20%                   5,291       3.71%
Commercial                                   13,960       8.93%                   9,248       6.48%
Consumer                                     14,753       9.43%                  16,510      11.57%
Other                                           794       0.50%                     503       0.35%
                                        -----------   ---------             -----------   ---------
     Total                              $   156,379     100.00%             $   142,720     100.00%
                                        ============  ==========            ============  ==========


------------------------------------------------------------------------------
                                       33

------------------------------------------------------------------------------

Table 7.  Maturity Schedule of Loans (dollars in thousands)
------------------------------------------------------------------------------

                                   Real        Agricultural      Consumer         Total
                                  Estate       and Commercial    and Other        Amount          %
                               --------------  --------------  --------------  -------------  -----------
Fixed rate loans:
  Three months or less         $       8,540   $       4,961   $       2,141   $     15,642        10.0%
  Over three to twelve months         23,485           3,661           3,132         30,278        19.4%
  Over one year to five years         66,706           1,671           9,368         77,745        49.7%
  Over five years                      4,978               -             452          5,430         3.5%
                               --------------  --------------  --------------  -------------  -----------
    Total fixed rate loans     $     103,709   $      10,293   $      15,093   $    129,095        82.6%
                               --------------  --------------  --------------  -------------  -----------

Variable rate loans:
  Three months or less         $       3,996   $       3,368   $         430   $      7,794         5.0%
  Over three to twelve months          2,290           1,341               -          3,631         2.3%
  Over one year to five years          5,144             921              24          6,089         3.9%
  Over five years                      6,737           3,033               -          9,770         6.2%
                               --------------  --------------  --------------  -------------  -----------
    Total variable rate loans  $      18,167   $       8,663   $         454   $     27,284        17.4%
                               --------------  --------------  --------------  -------------  -----------

Total loans:
  Three months or less         $      12,535   $       8,330   $       2,571   $     23,436        15.0%
  Over three to twelve months         25,775           5,002           3,132         33,909        21.7%
  Over one year to five years         71,850           2,592           9,392         83,834        53.6%
  Over five years                     11,715           3,033             452         15,200         9.7%
                               --------------  --------------  --------------  -------------  -----------
    Total loans                $     121,875   $      18,957   $      15,547   $    156,379       100.0%
                               ==============  ==============  ==============  =============  ===========

------------------------------------------------------------------------------

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 7.81% in 2002 compared to an average yield of 8.43% in 2001.

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with the majority of investments taking the form of purchases of U.S. Treasury, U.S. Government Agencies and State and local bond issues. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 2002 by major types of investments and maturity ranges. Maturities on investment securities are based on the earlier of the contractual maturity or the call date, if any.

Total investment securities increased by approximately $11.40 million from December 31, 2001 to December 31, 2002 as deposit growth, in excess of loan demand, funded the purchase of additional investment securities. The average yield of the investment portfolio decreased to 5.35% for the year ended December 31, 2002 compared to 5.50% for 2001.

------------------------------------------------------------------------------

Table 8.  Investment Securities - Maturity/Yield Schedule (dollars in thousands)
------------------------------------------------------------------------------

                                In One       After One    After Five      After
                                Year or       Through      Through         Ten                      Market
                                 Less       Five Years    Ten Years       Years        Total         Value
                              ------------  ------------ ------------- ------------ ------------- ------------
Investment Securities:
U.S. Government agencies      $     $ 350   $     2,390  $      $ 736  $         -  $      3,476  $     3,594
Mortgage-backed securities          2,404         7,254         6,335            -        15,993       16,138
State and municipal securities      3,101         8,537         3,930          568        16,136       16,569
Corporate securities                1,613         5,112           300          500         7,525        7,812
                              ------------  ------------ ------------- ------------ ------------- ------------

    Total                     $     7,468   $    23,293  $     11,301  $     1,068  $     43,130  $    44,113
                              ============  ============ ============= ============ ============= ============

Weighted average yields:
U.S. Government agencies            5.04%         4.72%         4.92%            -         4.87%
Mortgage-backed securities          5.34%         5.44%         5.79%            -         5.51%
State and municipal securities      5.34%         5.13%         4.29%        4.74%         4.95%
Corporate securities                4.68%         6.00%         6.25%        4.50%         5.63%
                              ------------  ------------ ------------- ------------ -------------

    Total                           5.18%         5.38%         5.22%        4.63%         5.27%
                              ============  ============ ============= ============ =============


------------------------------------------------------------------------------

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank's balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must continuously monitor market pricing, competitor's rates, and the internal interest rate spreads to maintain the Bank's growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing overall profitability of the Bank.

Average total deposits for the year ended December 31, 2002 amounted to $191.8 million, which was an increase of $24.4 million, or 14.6% over 2001. Average core deposits totaled $159.2 million in 2002 representing a 14.3% increase over the $139.3 million in 2001. The percentage of the Bank's average deposits that are interest-bearing increased from 88.8% in 2001 to 89.2% in 2002. Average demand deposits, which earn no interest, increased 10.3% from $18.7 million in 2001 to $20.6 million in 2002. Average deposits for the periods ended December 31, 2002 and December 31, 2001 are summarized in Table 9.

------------------------------------------------------------------------------

Table 9.  Deposit Mix (dollars in thousands)
==============================================================================

                                                 2002                                  2001
                                  ----------------------------------    ---------------------------------
                                  Average     % of Total    Average     Average     % of Total    Average
                                  Balance      Deposits    Rate Paid    Balance      Deposits    Rate Paid
                                  -------      --------    ---------    -------      --------    ---------
Interest-bearing deposits:
  NOW accounts                     $ 16,950         8.8%        1.99%    $ 14,189         8.5%        2.47%
  Money Market                        6,776         3.5%        2.37%       4,818         2.9%        2.84%
  Savings                            28,635        14.9%        2.42%      24,967        14.9%        3.14%
  Small denomination certificates    86,169        44.9%        4.22%      76,561        45.7%        5.59%
  Large denomination certificates    32,651        17.1%        4.18%      28,125        16.8%        5.84%
                                  ---------       -----         ----    ---------       -----         ----
    Total interest-bearing deposits 171,181        89.2%        3.62%     148,660        88.8%        4.85%
Noninterest-bearing deposits         20,644        10.8%        0.00%      18,721        11.2%        0.00%
                                  ---------       -----         ----    ---------       -----         ----
    Total deposits                $ 191,825       100.0%        3.23%   $ 167,381       100.0%        4.30%
                                  =========       =====         ====    =========       =====         ====

------------------------------------------------------------------------------
The average balance of certificates of deposit issued in denominations $100,000 or more increased by $4.5 million, or 16.1%, for the year ended December 31, 2002. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2002.
------------------------------------------------------------------------------

Table 10.  Large Time Deposit Maturities (thousands)
==============================================================================

Analysis of time deposits of $100,000 or more at December 31, 2002:

  Remaining maturity of three months or less                   $      6,266
  Remaining maturity over three through twelve months                24,172
  Remaining maturity over one through five years                      4,795
  Remaining maturity over five years                                      -
                                                               -------------
    Total time deposits of $100,000 or more                    $     35,233
                                                               =============

------------------------------------------------------------------------------

Capital Adequacy

Stockholders' equity amounted to $23.2 million at December 31, 2002, a 10.2% increase over the 2001 year-end total of $21.1 million. The increase resulted from earnings of approximately $2.5 million, less dividends paid, plus a change in unrealized depreciation of investment securities classified as available for sale.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders' equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2002 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 11.7% and a ratio of total capital to risk-weighted assets of 13.0%.
------------------------------------------------------------------------------

Table 11.  Bank's Year-end Risk-Based Capital (dollars in thousands)
------------------------------------------------------------------------------

                                                           2002                         2001
                                                       -------------                -------------

Tier 1 capital                                         $     17,780                 $     16,007
Qualifying allowance for loan losses
  (limited to 1.25% of risk-weighted assets)                  1,899                        1,674
                                                       -------------                -------------
Total regulatory capital                               $     19,679                 $     17,681
                                                       =============                =============
Total risk-weighted assets                             $    151,660                 $    133,799
                                                       =============                =============

Tier 1 capital as a percentage of
  risk-weighted assets                                        11.7%                        12.0%
Total regulatory capital as a percentage of
  risk-weighted assets                                        13.0%                        13.2%
Leverage ratio*                                                7.4%                         8.1%

*Tier 1 capital divided by average total assets for the quarter ended December 31 of each year.

------------------------------------------------------------------------------

In addition, a minimum leverage ratio of Tier 1 capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 2002, the Bank had a ratio of year-end Tier 1 capital to average total assets for the fourth quarter of 2002 of 7.4%. Table 11 sets forth summary information with respect to the Bank's capital ratios at December 31, 2002. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2002 the Company had 1,718,968 shares of common stock outstanding, which were held by approximately 650 shareholders of record.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank attempts to use shorter-term loans and, although a portion of the loans have been made based upon the value of collateral, the underwriting decision is based on the cash flow of the borrower as the source of repayment rather than the value of the collateral.

The Bank also attempts to reduce repayment risk by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies

Nonperforming assets at December 31, 2002 and 2001 are analyzed in Table 12.

------------------------------------------------------------------------------

Table 12.  Nonperforming Assets (dollars in thousands)
==============================================================================


                                             December 31, 2002                 December 31, 2001
                                          ------------------------         -------------------------
                                           Amount       % of Loans           Amount       % of Loans
                                          -----------   ----------         -----------    ----------
Nonaccrual loans                          $       649         0.4%         $     1,219          0.9%
Restructured loans                                384         0.2%                 334          0.2%
Loans past due 90 days or more                  1,883         1.2%               1,718          1.2%
                                          -----------   ----------         -----------    ----------
    Total nonperforming assets            $     2,916         1.8%         $     3,271          2.3%
                                          -----------   ----------         -----------    ----------


------------------------------------------------------------------------------

Total nonperforming assets were 1.8% and 2.3% of total outstanding loans as of December 31, 2002 and 2001 respectively.

The allowance for loan losses is maintained at a level adequate to absorb potential losses. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank's loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. The accrual of interest on a loan is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

To quantify the specific elements of the allowance for loan losses, the Bank begins by reviewing loans in the portfolio and assigning grades to loans which have been reviewed. Loans which are graded as acceptable are then grouped with loans in the same category which have not been graded and the total is then multiplied by a historical charge-off percentage to arrive at a base allowance amount. Loans which are graded other than acceptable are given specific allowances based on the grade. An allowance of 5% is made for loans graded as "special mention"; an allowance of 15% is made for loans graded as "substandard"; an allowance of 50% is made for loans graded as "doubtful"; and an allowance of 100% is made for loans graded as "loss". The allowance for graded loans is then added to the base allowance for acceptable and ungraded loans. Finally, the allowance may be adjusted by factors which consider current loan volume and general economic conditions. The allowance is allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the respective categories of loans, although the entire allowance is available to absorb any actual charge-offs that may occur.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13. The allocation of the reserve for loan losses is detailed in Table 14.

------------------------------------------------------------------------------

Table 13.  Loan Losses (thousands)
------------------------------------------------------------------------------

                                                                2002                        2001                       2000
                                                           ----------------            ---------------            ----------------

Allowance for loan losses, beginning                       $     1,821,966             $    1,760,999                 $ 1,731,096
Provision for loan losses, added                                   441,000                    280,000                     280,000
Charge-offs:
    Real estate                                                   (100,000)                  (124,547)                    (41,739)
    Commercial and agricultural                                    (42,207)                   (44,274)                   (231,472)
    Consumer and other                                            (121,796)                  (139,071)                   (100,933)
Recoveries:
    Real estate                                                     26,477                     24,845                      13,649
    Commercial and agricultural                                    137,141                     25,132                      85,257
    Consumer and other                                              26,447                     38,882                      25,141
                                                           ----------------            ---------------            ----------------
Net charge-offs                                                    (73,938)                  (219,033)                   (250,097)
                                                           ----------------            ---------------            ----------------
                                                           ----------------            ---------------            ----------------
Allowance for loan losses, ending                          $     2,189,028             $    1,821,966                 $ 1,760,999
                                                           ================            ===============            ================

==============================================================================

Table 14.  Allocation of the Reserve for Loan Losses (thousands)
------------------------------------------------------------------------------

                                                                 2002                        2001
                                                      -------------------------   --------------------------
                                                                       % of                         % of
                                                                     Loans to                     Loans to
Balance at the end of the period applicable to:         Amount      Total Loans     Amount       Total Loans
                                                      -----------  ------------   -----------   ------------

Commercial and agricultural                           $       977        12.13%   $       547        10.19%
Real estate - construction                                      -         3.86%             -         2.75%
Real estate - mortgage                                        495        74.08%           820        75.14%
Consumer and other                                            717         9.93%           455        11.92%
    Total                                             $     2,189       100.00%   $     1,822       100.00%
                                                      ============  ============  ============   ===========

------------------------------------------------------------------------------

Quantitative and Qualitative Disclosure about Market Risk

The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 33.3% at December 31, 2002 compared to 25.4% at December 31, 2001. These ratios are considered to be adequate by management.

The Bank uses cash and federal funds sold to meet its daily funding needs. If funding needs are met through holdings of excess cash and federal funds, then profits might be sacrificed as higher-yielding investments are foregone in the interest of liquidity. Therefore management determines, based on such items as loan demand and deposit activity, an appropriate level of cash and federal funds and seeks to maintain that level.

The Bank prefers to maintain a quiet investment security portfolio. The primary goals of the investment portfolio are liquidity management and maturity gap management. As investment securities mature the proceeds are reinvested in federal funds sold if the federal funds level needs to be increased, otherwise the proceeds are reinvested in similar investment securities. The majority of investment security transactions consist of replacing securities that have been called or matured. The Bank keeps a significant portion of its investment portfolio in unpledged assets that are less than 18 months to maturity. These investments are a preferred source of funds in that they can be disposed of in any interest rate environment without causing significant damage to that quarter's profits.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank's balance sheet on December 31, 2002. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2002, the Bank appeared to be cumulatively asset-sensitive (interest-earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one year window liabilities subject to change in interest rates exceed assets subject to interest rate changes (non asset-sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

------------------------------------------------------------------------------

Table 15.  Interest Rate Sensitivity (dollars in thousands)
==============================================================================

                                                                 December 31, 2002
                                                               Maturities/Repricing

                                             1 to 3           4 to 12          13 to 60           Over 60
                                             Months           Months            Months            Months             Total
                                         --------------    -------------     -------------     -------------     --------------
Interest-Earning Assets:
Federal funds sold                       $       19,740    $           -     $           -     $           -     $       19,740
Investments                                       2,878            4,590            23,293            12,369             43,130
Loans                                            23,436           33,909            83,834            15,200            156,379
                                         --------------    -------------     -------------     -------------     --------------
  Total                                  $       46,054    $      38,499     $     107,127     $      27,569     $      219,249
                                         ===============   ==============    ==============    ==============    ===============

Interest-Bearing Liabilities:
NOW accounts                             $       18,079    $           -     $           -     $           -     $       18,079
Money market                                      8,473                -                 -                 -              8,473
Savings                                          29,350                -                 -                 -             29,350
Certificates of deposit                          26,906           74,276            26,874                 -            128,056
                                         --------------    -------------     -------------     -------------     --------------
  Total                                  $       82,808    $      74,276     $      26,874     $           -     $      183,958
                                         ===============   ==============    ==============    ==============    ===============

Interest sensitivity gap                 $      (36,754)   $     (35,777)    $      80,253     $      27,569     $       35,291
Cumulative interest
  sensitivity gap                        $      (36,754)   $     (72,531)    $       7,722     $      35,291     $       35,291
Ratio of sensitivity gap to
  total earning assets                           -16.8%           -16.3%             36.6%             12.6%              16.1%
Cumulative ratio of sensitivity
  gap to total earning assets                    -16.8%           -33.1%              3.5%             16.1%              16.1%


------------------------------------------------------------------------------

The Bank uses a number of tools to manage its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods (as displayed in Table 15).

The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effect on net interest income and present value equity from gradual changes in rates of up to 300 basis points up or down over a 12-month period. Table 16 presents the Bank's forecasts for changes in net income and market value of equity as of December 31, 2002.

------------------------------------------------------------------------------

Table 16.  Interest Rate Risk (dollars in thousands)
------------------------------------------------------------------------------

     Rate Shocked Net Interest Income and Market Value of Equity

                   Rate Change         -300bp      -200bp     -100bp       0bp        +100bp     +200bp      +300bp
                                       ------      -------    ------     --------    --------    -------     ------
Net Interest Income:

Net Interest Income                    $  7,641   $  8,004    $ 8,367     $ 8,731     $ 9,095    $ 9,460     $ 9,826
Change                                 $ (1,090)  $   (727)   $  (364)    $     -     $   364    $   729     $ 1,095
Change percentage                       -12.48%      -8.33%     -4.16%       0.00%       4.17%      8.36%      12.54%

Market Value of Equity                 $ 32,264   $ 27,915    $ 24,321    $ 21,066    $ 18,092   $ 15,355    $ 12,820

------------------------------------------------------------------------------

Impact of Inflation and Changing Prices

The  consolidated  financial  statements and the  accompanying  notes  presented elsewhere in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. Unlike most industrial companies, virtually all the assets and liabilities are monetary in nature. The impact of inflation is reflected in the increased cost of operations. As a result, interest rates have a greater impact on performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

------------------------------------------------------------------------------

Table 17.  Key Financial Ratios
------------------------------------------------------------------------------
                                        2002           2001           2000
                                    -------------   ------------   -----------

Return on average assets                   1.13%          1.02%          1.18%
Return on average equity                  11.40%          9.44%         10.95%
Dividend payout ratio                     31.17%         36.33%         30.83%
Average equity to average assets           9.88%         10.85%         10.75%


------------------------------------------------------------------------------

Staff



Loan Department and Mortgage Origination


Sarah Cox              Judy Carpenter         Pat Sage           Robin Fincher


Tellers


Brenda Brown           Mary Jane Leonard      Donna Anders       LeAngela Haynes
Rebecca Reedy          Erin Cox               Jeanne' Funk       Tildy Bourne
Deranda Roop           Donna Austin           Anita McGrady      Sue Faddis
Ann Shuler             Sparkle Holder         Sharon Caudill     Kristi Nichols
Nancy Burkett          Teresa Edwards         Phyllis Fender     Mary Blevins
Dorothy Galyean        Christine Saltz        Sheila Taylor      Peggy Spencer
Barbara McBride        Angela Lawrence


Bookkeeping & Proof


Becky Callahan         Rhonda Lineberry       Dorothy Hash       Sherry Tilley
Ann Graham             Janna Billings         Elaine Roberts     Nancy Hale
Loretta Painter        Rhonda James


Secretaries and Customer Service Personnel


Judy Cummings          Carol Moxley           Pam Neill          Cindy Teaster
Glenda Ward


Receptionists and Office Services


Elisa Blevins          Lori Casino            Greg Reedy

Board of Directors and Officers

-------------------------------------------------------------------------------

                               Board of Directors

Julian L. Givens.....................................................Physician

Jacky K. Anderson...........Grayson Bankshares, Inc. and Grayson National Bank

Jack E. Guynn, Jr......................................Guynn Enterprises, Inc.

Fred B. Jones...........................................................Farmer

Jean W. Lindsey............................................Walter's Drug, Inc.

Charles T. Sturgill..............................Grayson County Clerk of Court

Dennis B. Gambill...........Grayson Bankshares, Inc. and Grayson National Bank

Carl J. Richardson..............................Retired, Grayson National Bank

J. David Vaughan.............................................Vaughan Furniture

Thomas E. Jackson, Jr..........................................Attorney-at-Law

                           Grayson Bankshares Officers

Julian L. Givens.........................................Chairman of the Board

Jacky K. Anderson............................................President and CEO

Dennis B. Gambill...............................................Vice President

Brenda C. Smith......................................................Secretary

                         Grayson National Bank Officers

Julian L. Givens.........................................Chairman of the Board

Charles T. Sturgill..............................................Vice Chairman

Jacky K. Anderson............................................President and CEO

Dennis B. Gambill.....................................Executive Vice President

Curtis A. Jennings.......................................Senior Vice President

Brenda C. Smith..........................................Senior Vice President

Blake M. Edwards.......................................Chief Financial Officer

Peggy H. Haga..............................Vice President-Customer Service Rep

Carolyn H. Cannoy............................Vice President-Operations Manager

Darlene B. Hensdell..........................Assistant VP-Customer Service Rep

Larry D. Osborne.........sistant VP-Branch Manager of East Independence Office

Jerry D. Wright.................................................Vice President

Ronald P. Porter.................Vice President-Branch Manager of Galax Office

Brenda C. Parks.............................Branch Manager of Troutdale Office

Carol Lee Sutherland........................Branch Manager of Elk Creek Office

Linda B. Eller....................Executive Secretary/Administrative Assistant

Rodney R. Halsey.....................................Assistant VP-Loan Officer

G. Kevin Weatherman......Assistant Branch Manager of Galax Office-Loan Officer

Carolyn A. Cornett...................Vice President-Auditor/Compliance Officer

Lori Vaught...............................................Credit Administrator

Robert T. Fender..................................Loan Review/Security Officer

Sarah S. Clay .............................................Collections Officer

Marcia T. Sutherland..............................................Loan Officer

Charles Smith.....................................................Loan Officer

Greg L. Bare...................................Branch Manager of Sparta Office

Ruby Stuart...................................Branch Manager of Carroll Office

Sheila G. Douglas.......Assistant Branch Manager of Sparta Office-Loan Officer

Delma C. Smith.................................Assistant VP-Branch Coordinator

Kathy Watson.......................................Information Systems Manager