Form 10-K, Exhibit 13
period 2003-12-31
GRAYSON BANKSHARES INC
filed 2004-03-30
CIK 883758

Exhibit 13.1


Financial Highlights
--------------------------------------------------------------------------------

                                              2003           2002           2001            2000           1999
                                          -----------     -----------    -----------    -----------     -----------
Summary of Operations

   Interest income                        $    13,842     $    14,280    $    13,717    $    13,153     $    11,655
   Interest expense                             5,637           6,640          7,204          6,785           5,921
                                          -----------     -----------    -----------    -----------     -----------
         Net interest income                    8,205           7,640          6,513          6,368           5,734
   Provision for credit losses                    410             441            280            280             300
   Other income                                 2,662           1,021            589            435             347
   Other expense                                5,812           4,720          4,092          3,772           3,371
   Income taxes                                 1,306             964            790            687             466
                                          -----------     -----------    -----------    -----------     -----------
         Net income                       $     3,339     $     2,536    $     1,940    $     2,064     $     1,944
                                          ===========     ===========    ===========    ===========     ===========

Per Share Data2

   Net income                             $      1.94     $      1.48    $      1.13    $      1.20     $      1.13
   Cash dividends declared                       1.00             .46            .41            .37             .33
   Book value                                   14.31           13.51          12.27          11.42           10.41
   Estimated market value3                      32.00           32.00          29.00          32.00           32.00

Year-end Balance Sheet Summary

   Loans, net                             $   176,155     $   154,190    $   140,898    $   133,072     $   121,498
   Investment securities                       46,282          44,872         33,452         28,766          29,430
   Total assets                               263,865         241,283        201,469        180,318         170,335
   Deposits                                   228,219         206,909        179,323        159,590         151,620
   Stockholders' equity                        24,601          23,230         21,086         19,638          17,890

Selected Ratios

   Return on average assets                     1.32%           1.13%          1.02%          1.18%           1.18%
   Return on average equity                    13.66%          11.40%          9.44%         10.95%          11.05%
   Average equity to average assets             9.66%           9.88%         10.85%         10.75%          10.69%

------------------
         1 In thousands of dollars, except per share data.
         2 Adjusted for the effects of a two for one stock split in 1999. 3 Provided at the trade date nearest year end.

                          Independent Auditor's Report



Board of Directors and Stockholders
Grayson Bankshares, Inc.
Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Larrowe & Company, PLC

Galax, Virginia
February 5, 2004

Consolidated Balance Sheets
December 31, 2003 and 2002
--------------------------------------------------------------------------------


Assets                                                                                 2003              2002
                                                                                  ---------------  ----------------

Cash and due from banks                                                           $    11,748,140  $     11,265,444
Federal funds sold                                                                     15,305,544        19,740,228
Investment securities available for sale                                               41,239,131        40,120,124
Investment securities held to maturity                                                  3,960,887         3,906,401
Restricted equity securities                                                            1,081,750           845,450
Loans, net of allowance for loan losses of $2,395,387
   in 2003 and $2,189,028 in 2002                                                     176,154,730       154,190,005
Cash value of life insurance                                                            4,677,731         4,423,418
Foreclosed assets                                                                          15,000                 -
Property and equipment, net                                                             6,228,192         4,126,234
Accrued income                                                                          1,891,116         1,798,906
Other assets                                                                            1,562,707           866,379
                                                                                  ---------------  ----------------
                                                                                  $   263,864,928  $    241,282,589
                                                                                  ===============  ================

Liabilities and Stockholders' Equity

Liabilities
Deposits
   Noninterest-bearing                                                            $    26,708,360  $     22,950,583
   Interest-bearing                                                                   201,510,788       183,957,941
                                                                                  ---------------  ----------------
         Total deposits                                                               228,219,148       206,908,524

Long-term debt                                                                         10,000,000        10,000,000
Accrued interest payable                                                                  264,640           328,975
Other liabilities                                                                         780,344           815,573
                                                                                  ---------------  ----------------
                                                                                      239,264,132       218,053,072

Commitments and contingencies

Stockholders' equity
Preferred stock, $25 par value; 500,000
   shares authorized; none issued                                                               -                 -
Common stock, $1.25 par value; 5,000,000 shares
   authorized; 1,718,968 shares issued
   in 2003 and 2002, respectively                                                       2,148,710         2,148,710
Surplus                                                                                   521,625           521,625
Retained earnings                                                                      21,587,202        19,967,611
Accumulated other comprehensive income                                                    343,259           591,571
                                                                                  ---------------  ----------------
                                                                                       24,600,796        23,229,517
                                                                                  ---------------  ----------------
                                                                                  $   263,864,928  $    241,282,589
                                                                                  ===============  ================

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
Years ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------



                                                                      2003             2002              2001
                                                                ----------------  ---------------  ----------------
Interest income:
   Loans and fees on loans                                      $     11,595,816  $    11,798,933  $     11,759,838
   Federal funds sold                                                    245,760          239,255           335,795
   Investment securities:
     Taxable                                                           1,545,643        1,803,674         1,154,379
     Exempt from federal income tax                                      454,938          438,515           467,319
                                                                ----------------  ---------------  ----------------
                                                                      13,842,157       14,280,377        13,717,331
                                                                ----------------  ---------------  ----------------

Interest expense:
   Deposits                                                            5,123,483        6,197,872         7,204,506
   Interest on borrowings                                                513,639          442,067                 -
                                                                ----------------  ---------------  ----------------
                                                                       5,637,122        6,639,939         7,204,506
                                                                ----------------  ---------------  ----------------
         Net interest income                                           8,205,035        7,640,438         6,512,825

Provision for loan losses                                                410,000          441,000           280,000
                                                                ----------------  ---------------  ----------------
         Net interest income after
           provision for loan losses                                   7,795,035        7,199,438         6,232,825
                                                                ----------------  ---------------  ----------------

Noninterest income:
   Service charges on deposit accounts                                   429,135          354,644           332,761
   Other service charges and fees                                        534,537          437,263            74,239
   Net realized gains on securities                                      919,710            3,735             5,587
   Other income                                                          778,266          225,659           176,441
                                                                ----------------  ---------------  ----------------
                                                                       2,661,648        1,021,301           589,028
                                                                ----------------  ---------------  ----------------

Noninterest expense:
   Salaries and employee benefits                                      3,687,447        2,985,573         2,556,392
   Occupancy expense                                                     180,119          127,153           121,002
   Equipment expense                                                     501,658          391,390           369,895
   Other expense                                                       1,443,365        1,216,061         1,045,113
                                                                ----------------  ---------------  ----------------
                                                                       5,812,589        4,720,177         4,092,402
                                                                ----------------  ---------------  ----------------
         Income before income taxes                                    4,644,094        3,500,562         2,729,451

Income tax expense                                                     1,305,535          964,103           789,551
                                                                ----------------  ---------------  ----------------
         Net income                                             $      3,338,559  $     2,536,459  $      1,939,900
                                                                ================  ===============  ================

Basic earnings per share                                        $           1.94  $          1.48  $           1.13
                                                                ================  ===============  ================
Weighted average shares outstanding                                    1,718,968        1,718,968         1,718,968
                                                                ================  ===============  ================


See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders' Equity
Years ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------



                                                                                        Accumulated
                                       Common Stock                                         Other
                                       ------------                      Retained      Comprehensive
                                    Shares      Amount       Surplus     Earnings      Income (Loss)      Total
                                    ------      ------       -------     --------      -------------      -----

Balance, December 31, 2000         1,718,968 $ 2,148,710   $  521,625  $  16,986,754  $     (19,428) $   19,637,661

   Comprehensive income
   Net income                              -           -            -      1,939,900              -       1,939,900
   Net change in unrealized
     appreciation (depreciation)
     on investment securities
     available for sale, net of
     taxes of $ 107,822                    -           -            -              -        216,676         216,676
   Reclassification adjustment,
     net of income taxes of $ 1,900        -           -            -              -         (3,687)         (3,687)
                                                                                                     --------------
   Total comprehensive income                                                                             2,152,889

   Dividends paid
     ($.41 per share)                      -           -            -       (704,777)             -        (704,777)
                                 ----------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2001         1,718,968   2,148,710      521,625     18,221,877        193,561      21,085,773

   Comprehensive income
   Net income                              -           -            -      2,536,459              -       2,536,459
   Net change in unrealized
     appreciation (depreciation)
     on investment securities
     available for sale, net of
     taxes of $ 203,765                    -           -            -              -        400,475         400,475
   Reclassification adjustment,
     net of income taxes of $ 1,270        -           -            -              -         (2,465)         (2,465)
                                                                                                     --------------
   Total comprehensive income                                                                             2,934,469

   Dividends paid
     ($.46 per share)                      -           -            -       (790,725)             -        (790,725)
                                 ----------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2002         1,718,968   2,148,710      521,625     19,967,611        591,571      23,229,517

   Comprehensive income
   Net income                              -           -            -      3,338,559              -       3,338,559
   Net change in unrealized
     appreciation (depreciation)
     on investment securities
     available for sale, net of
     taxes of $184,783                     -           -            -              -        358,697         358,697
   Reclassification adjustment,
     net of income taxes of $312,701       -           -            -              -       (607,009)       (607,009)
                                                                                                     --------------
   Total comprehensive income                                                                             3,090,247

   Dividends paid
     ($1.00 per share)                     -           -            -     (1,718,968)             -      (1,718,968)
                                 ----------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2003         1,718,968 $ 2,148,710   $  521,625  $  21,587,202  $     343,259  $   24,600,796
                                 =========== ===========   ==========  =============  =============  ==============

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Years ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------

                                                                      2003             2002              2001
                                                                ----------------  ---------------  ----------------

Cash flows from operating activities
   Net income                                                   $      3,338,559  $     2,536,459  $      1,939,900
   Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation and amortization                                     409,525          319,320           294,828
       Provision for loan losses                                         410,000          441,000           280,000
       Deferred income taxes                                             (40,580)        (108,478)           18,781
       Net realized gains on securities                                 (919,710)          (3,735)           (5,587)
       Accretion of discount on securities, net of
         amortization of premiums                                        248,727          131,135            40,577
       Deferred compensation                                              11,475            7,594            11,198
       Changes in assets and liabilities:
         Cash value of life insurance                                   (254,313)        (224,834)                -
         Accrued income                                                  (92,210)         (85,262)          (31,734)
         Other assets                                                   (527,830)         (21,343)          (77,849)
         Accrued interest payable                                        (64,335)          61,177           (26,785)
         Other liabilities                                               (46,704)          15,392           (14,079)
                                                                ----------------  ---------------  ----------------
           Net cash provided by operating activities                   2,472,604        3,068,425         2,429,250
                                                                ----------------  ---------------  ----------------

Cash flows from investing activities
   Net (increase) decrease in federal funds sold                       4,434,684       (7,104,182)       (4,815,608)
   Activity in available for sale securities:
     Purchases                                                       (23,342,538)     (20,833,587)      (14,511,753)
     Sales                                                            11,964,172        1,542,321         2,401,126
     Maturities                                                       10,547,217        5,651,348         5,180,475
   Activity in held to maturity securities:
     Purchases                                                        (2,215,694)         (92,825)         (598,867)
     Maturities                                                        2,168,103        2,808,090         3,875,000
   Purchases of restricted equity securities                            (236,300)         (19,700)         (744,000)
   Net increase in loans                                             (22,389,725)     (13,733,164)       (8,105,952)
   Purchases of property and equipment, net of sales                  (2,511,483)      (1,531,556)         (415,845)
   Purchase of bank-owned life insurance                                       -       (4,000,000)                -
                                                                ----------------  ---------------  ----------------
           Net cash used in investing activities                     (21,581,564)     (37,313,255)      (17,735,424)
                                                                ----------------  ---------------  ----------------

Cash flows from financing activities
   Net increase in deposits                                           21,310,624       27,585,542        19,732,882
   Dividends paid                                                     (1,718,968)        (790,725)         (704,777)
   Net increase in long-term debt                                              -       10,000,000                 -
                                                                ----------------  ---------------  ----------------
           Net cash provided by financing activities                  19,591,656       36,794,817        19,028,105
                                                                ----------------  ---------------  ----------------
           Net increase in cash and cash equivalents                     482,696        2,549,987         3,721,931

Cash and cash equivalents, beginning                                  11,265,444        8,715,457         4,993,526
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $     11,748,140  $    11,265,444  $      8,715,457
                                                                ================  ===============  ================

Supplemental disclosure of cash flow information
   Interest paid                                                $      5,701,457  $     6,578,762  $      7,231,291
                                                                ================  ===============  ================
   Taxes paid                                                   $      1,443,179  $     1,028,309  $        759,900
                                                                ================  ===============  ================

Supplemental disclosure of noncash investing activities
   Effect on equity of change in net unrealized gain            $       (248,312) $       398,010  $        212,989
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

The Grayson National Bank was organized under the laws of the United States in 1900 and currently serves Grayson County, Virginia and surrounding areas through seven banking offices. As an FDIC insured, National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical accounting policies

The notes to our audited consolidated financial statements for the year ended December 31, 2003 included herein, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

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

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company had no loans held for sale at December 31, 2003 or 2002.

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

Foreclosed Assets

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

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies, continued

Financial Instruments

Credit related financial instruments: In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivative financial instruments designated as hedges: As part of the Bank's asset/liability management, the Bank uses interest rate contracts, which include, swaps, futures, forwards and option agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.

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

The derivative instruments that meet the preceding qualifications are accounted for as follows:

     * Swaps and options are accounted for on the "accrual" method. Under that method, the interest component associated with the contract is recognized over the life of the contract in net interest income. Except for contracts designated as a hedge of an available-for-sale security, swaps and options are not carried at fair value. For contracts that are designated as a hedge of an available-for-sale security, in addition to the accrual method of accounting, these contracts are carried at fair value with the resulting gain or loss recognized in other comprehensive income. Option premiums paid are amortized to net interest income over the life of the contract.
     * Futures and forwards are carried at fair value with the resulting gain or loss deferred and recognized in net interest income in a manner consistent with the objectives of the use of the instrument.
     * When a contract is terminated the resulting gain or loss is deferred and amortized into net interest income based upon the shorter of the contract's life or the underlying hedged item. If the underlying hedged item is disposed, the deferred gain or loss is immediately recognized as part of the gain or loss on the disposed item.

Other derivative financial instruments: Those contracts that do not meet the hedging criteria above are classified as trading activities and are recorded at fair value with changes in fair value recorded in earnings.

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

Derivatives: The fair value of derivatives is determined by comparing current market prices for similar contracts with contracts entered by the Company.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current presentation. Net income and stockholders' equity previously reported were not affected by these reclassifications.

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented are not material.

Note 2.  Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $797,000 and $658,000 for the periods including December 31, 2003 and 2002, respectively.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 3.  Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                  Amortized        Unrealized       Unrealized           Fair
2003                                                Cost              Gains           Losses             Value
----                                           ---------------  ----------------  ---------------  ----------------
Available for sale:
   U.S. Government agency securities           $    14,157,022  $         66,517  $       251,086  $     13,972,453
   Mortgage-backed securities                        2,813,419            74,623                -         2,888,042
   State and municipal securities                   11,842,245           399,916           28,093        12,214,068
   Corporate securities                             11,906,355           297,818           39,605        12,164,568
                                               ---------------  ----------------  ---------------  ----------------
                                               $    40,719,041  $        838,874  $       318,784  $     41,239,131
                                               ===============  ================  ===============  ================
Held to maturity:
   State and municipal securities              $     3,960,887  $         69,110  $        32,650  $      3,997,347
                                               ===============  ================  ===============  ================

2002
Available for sale:
   U.S. Government agency securities           $     3,475,602  $        117,924  $             -  $      3,593,526
   Mortgage-backed securities                       15,993,471           148,286            3,570        16,138,187
   State and municipal securities                   12,229,325           425,579           79,238        12,575,666
   Corporate securities                              7,525,407           287,338                -         7,812,745
                                               ---------------  ----------------  ---------------  ----------------
                                               $    39,223,805  $        979,127  $        82,808  $     40,120,124
                                               ===============  ================  ===============  ================
Held to maturity:
   State and municipal securities              $     3,906,401  $         92,052  $         5,264  $      3,993,189
                                               ===============  ================  ===============  ================

There were no securities transferred between the available for sale and held to maturity portfolios during 2003, 2002 or 2001.

Restricted equity securities were $1,081,750 and $845,450 at December 31, 2003 and 2002, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB"), Community Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank's stock in The Bankers Bank is restricted only in the fact that the stock may only be repurchased by The Bankers Bank.

The following table details unrealized losses and related fair values in the Bank's held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2003.


                                           Less Than 12 Months        12 Months or More                Total
                                        ------------------------  ------------------------  -------------------------
                                           Fair      Unrealized       Fair      Unrealized      Fair      Unrealized
                                           Value       Losses         Value       Losses        Value       Losses
                                           -----       ------         -----       ------        -----       ------

U.S. Government agency securities       $ 9,255,469  $   251,086  $         -  $         -  $ 9,255,469   $   251,086
State and municipal securities            2,626,442       60,743            -            -    2,626,442        60,743
Other securities                          3,198,362       39,605            -            -    3,198,362        39,605
                                        -----------  -----------  -----------  -----------  -----------   -----------
 Total temporarily impaired securities  $15,080,273  $   351,434   $        -  $         -  $15,080,273   $   351,434
                                        ===========  ===========   ==========  ===========  ===========   ===========

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 3.  Investment Securities, continued

Investment securities with amortized cost of approximately $1,628,000 and $1,690,000 at December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                2003             2002              2001
                          ----------------  ---------------  ----------------

Realized gains            $        919,710  $        59,037  $         15,587
Realized losses                          -          (55,302)          (10,000)
                          ----------------  ---------------  ----------------
                          $        919,710  $         3,735  $          5,587
                          ================  ===============  ================

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2003, were as follows:

                                                      Available for Sale                  Held to Maturity
                                               ---------------------------------  ---------------------------------
                                                  Amortized           Fair           Amortized           Fair
                                                    Cost              Value            Cost              Value
                                               ---------------  ----------------  ---------------  ----------------

Due in one year or less                        $     8,587,225  $      8,620,489  $     1,005,078  $      1,025,566
Due after one year through five years               15,934,601        16,463,830           25,058            25,316
Due after five years through ten years               7,245,609         7,367,312        2,122,768         2,146,544
Due after ten years                                  8,951,606         8,787,500          807,983           799,921
                                               ---------------  ----------------  ---------------  ----------------
                                               $    40,719,041  $     41,239,131  $     3,960,887  $      3,997,347
                                               ===============  ================  ===============  ================

Maturities of mortgage backed securities are based on contractual amounts. Actual maturity will vary as loans underlying the securities are prepaid.

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2003 and 2002 are as follows (in thousands):
                                                2003              2002
                                           ---------------  ----------------

Commercial                                 $        15,093  $         13,960
Real estate:
   Construction and land development                14,530             6,040
   Residential, 1-4 families                        83,824            73,135
   Residential, 5 or more families                     321               140
   Farmland                                         15,640             7,546
   Nonfarm, nonresidential                          31,902            35,014
Agricultural                                         3,152             4,997
Consumer                                            13,040            14,753
Other                                                1,048               794
                                           ---------------  ----------------
                                                   178,550           156,379

Allowance for loan losses                           (2,395)           (2,189)
                                           ---------------  ----------------
                                           $       176,155  $        154,190
                                           ===============  ================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 5.  Allowance for Loan Losses

An analysis of the allowance for loan losses as of December 31 follows:

                                           2003             2002              2001
                                     ----------------  ---------------  ----------------
Balance, beginning                   $      2,189,028  $     1,821,966  $      1,760,999

Provision charged to expense                  410,000          441,000           280,000
Recoveries of amounts charged off             103,782          190,065            88,859
Amounts charged off                          (307,423)        (264,003)         (307,892)
                                     ----------------  ---------------  ----------------
Balance, ending                      $      2,395,387  $     2,189,028  $      1,821,966
                                     ================  ===============  ================

The following is a summary of information pertaining to impaired loans at December 31:


                                                           2003              2002
                                                      ---------------  ----------------

Impaired loans without a valuation allowance          $     3,118,002  $      2,611,807
Impaired loans with a valuation allowance                     641,779           461,568
                                                      ---------------  ----------------
         Total impaired loans                         $     3,759,781  $      3,073,375
                                                      ===============  ================
Valuation allowance related to impaired loans         $       144,629  $        133,306
                                                      ===============  ================

Nonaccrual loans and loans past due 90 days or more at December 31, 2003 were approximately $1,435,000 and $2,119,000, respectively. At December 31, 2002, those amounts were approximately $649,000 and $1,883,000, respectively.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2003, 2002 and 2001 (all approximate) is summarized below:


                                                                      2003             2002              2001
                                                                ----------------  ---------------  ----------------
Average investment in impaired loans                            $      2,116,478  $     1,496,239  $      1,304,678
                                                                ================  ===============  ================
Interest income recognized on impaired loans                    $        193,635  $       154,810  $        181,609
                                                                ================  ===============  ================
Interest income recognized on a cash basis on impaired loans    $        109,711  $        82,391  $        133,868
                                                                ================  ===============  ================

No additional funds are committed to be advanced in connection with impaired loans.

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2003 and 2002, are as follows:

                                                                      2003              2002
                                                                 ---------------  ----------------

Land                                                             $     1,226,339  $        809,136
Buildings and improvements                                             3,920,221         2,753,822
Furniture and equipment                                                3,715,468         2,787,587
                                                                 ---------------  ----------------
                                                                       8,862,028         6,350,545

Less accumulated depreciation                                         (2,633,836)       (2,224,311)
                                                                 ---------------  ----------------
                                                                 $     6,228,192  $      4,126,234
                                                                 ===============  ================

Note 7.  Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors. Policy cash values included in other assets totaled $4,677,731 and $4,423,418 at December 31, 2003 and 2002, respectively.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 8.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $34,695,733 and $35,232,988, respectively. At
December 31, 2003, the scheduled maturities of time deposits are as follows:

              Three months or less                          $    27,713,097
              Over three months through twelve months            66,294,561
              Over one year through three years                  34,727,798
              Over three years                                            -
                                                            ---------------
                                                            $   128,735,456

Note 9.  Short-Term Debt

The Bank has established unsecured lines of credit with correspondent banks totaling approximately $10,146,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $29,392,000. At December 31, 2003 and 2002, no amounts were outstanding under these arrangements.

Note 10.  Long-Term Debt

The Bank's long-term debt consists of $10,000,000 borrowed from the Federal Home Loan Bank of Atlanta. The loan matures on January 17, 2012 and is secured by all capital stock and all first mortgage one-to-four family residential loans of approximately $82,100,000 at December 31, 2003. Interest on the loan is fixed at 4.56% for the first five years at which time the interest rate is convertible, at the option of the Federal Home Loan Bank, to a variable rate equal to the three-month LIBOR rate. If converted, the Bank has the option to prepay the debt without penalty.

Note 11.  Financial Instruments

Fair Values

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):


                                                       December 31, 2003                  December 31, 2002
                                               ---------------------------------  ---------------------------------
                                                  Carrying            Fair           Carrying            Fair
                                                   Amount             Value           Amount             Value
                                               ---------------  ----------------  ---------------  ----------------
Financial assets
   Cash and cash equivalents                   $        11,748  $         11,748  $        11,265  $         11,265
   Federal funds sold                                   15,306            15,306           19,740            19,740
   Securities, available for sale                       41,239            41,239           40,120            40,120
   Securities, held to maturity                          3,961             3,997            3,906             3,993
   Restricted equity securities                          1,082             1,082              845               845
   Loans, net of allowance for credit losses           176,155           175,327          154,190           153,860

Financial liabilities
   Deposits                                            228,219           228,845          206,909           208,133
   Long-term debt                                       10,000            10,312           10,000            10,331

Off-balance-sheet assets (liabilities)
   Commitments to extend credit and
     standby letters of credit                               -                 -                -                 -
   Derivate financial instruments                            -                 -                -                 -

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 11.  Financial Instruments, continued

Interest Swap Agreement

During 2003, in order to better manage interest rate risk, the Bank entered into an agreement whereby the interest expense on variable rate debt totaling $10,000,000 was swapped for a fixed rate of interest expense. Due to a change in long-term interest rates, the Bank terminated the swap agreement and repaid the related debt during the year. As a result, the Bank recognized a gain of approximately $522,000 that is included in other income for the year ended December 31, 2003.

Note 12.  Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status as of December 31, 2003 and 2002.

                                                                                       2003              2002
                                                                                  ---------------  ----------------
Change in benefit obligation
   Benefit obligation at beginning of year                                        $     3,116,886  $      2,472,763
   Service cost                                                                           173,885           132,227
   Interest cost                                                                          218,182           185,457
   Actuarial (gain) loss                                                                  460,742           328,069
   Benefits paid                                                                         (260,920)           (1,630)
                                                                                  ---------------  ----------------
   Benefit obligation at end of year                                              $     3,708,775  $      3,116,886
                                                                                  ===============  ================

Change in plan assets
   Fair value of plan assets at beginning of year                                 $     1,830,770  $      1,745,925
   Actual return on plan assets                                                           258,803          (116,096)
   Employer contribution                                                                  258,063           202,571
   Benefits paid                                                                         (260,920)           (1,630)
                                                                                  ---------------  ----------------
   Fair value of plan assets at end of year                                       $     2,086,716  $      1,830,770
                                                                                  ===============  ================

Change in prepaid (accrued) benefit cost
   Prepaid (accrued) benefit cost, beginning                                      $       (90,249) $       (110,674)
   Contributions                                                                          258,063           202,571
   Pension cost                                                                          (277,171)         (182,146)
                                                                                  ---------------  ----------------
   Prepaid (accrued) benefit cost, ending                                         $      (109,357) $        (90,249)
                                                                                  ===============  ================

   Funded status                                                                  $    (1,622,059) $     (1,286,116)
   Unrecognized transitional net assets                                                      (203)             (238)
   Unrecognized prior service costs                                                        60,386            70,450
   Unrecognized net actuarial loss                                                      1,452,519         1,125,655
                                                                                  ---------------  ----------------
   Prepaid (accrued) benefit cost                                                 $      (109,357) $        (90,249)
                                                                                  ===============  ================

Additional disclosure information
   Accumulated benefit obligation                                                 $     2,034,649  $            N/A
   Vested benefit obligation                                                      $     1,975,682  $            N/A
   Discount rate                                                                             6.5%              7.0%
   Expected return on plan assets                                                            8.5%              9.0%
   Rate of compensation increase                                                             5.0%              5.0%
   Average remaining service (years)                                                           18               N/A

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator. Based on current information, it is anticipated the 2004 contribution will be approximately $1,000,000 and pension cost will be approximately $350,000.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


Note 12.  Employee Benefit Plan, continued

                                                                      2003             2002              2001
                                                                ----------------  ---------------  ----------------
Components of net periodic benefit cost
   Service cost                                                 $        173,885  $       132,227  $        117,643
   Interest cost                                                         218,182          185,457           159,290
   Return on plan assets                                                (258,803)         116,096           225,323
   Originating unrecognized asset gain (loss)                             85,998         (279,703)         (395,092)
   Recognized net actuarial (gain) loss                                   47,880           18,040                 -
   Amortization                                                           10,029           10,029            10,029
                                                                ----------------  ---------------  ----------------
   Net periodic benefit cost                                    $        277,171  $       182,146  $        117,193
                                                                ================  ===============  ================

Long-Term Rate of Return

The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed - especially with respect to real rates of return (net of inflation) - for the major asset classes held, or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience - that may not continue over the measurement period - with higher significance placed on current forecasts of future lont-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further - solely for this purpose the plan is assumed to continue in force and not terminate during the period during which the assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

Asset Allocation

The pension plan's weighted-average asset allocations at September 30, 2003 and 2002, by asset category are as follows:

                                              2003              2002
                                         ---------------  ----------------
Asset Category
   Mutual funds - fixed income                       48%               50%
   Mutual funds - equity                             52%               50%
   Other                                              0%                0%
                                         ---------------  ----------------
   Total                                            100%              100%
                                         ===============  ================

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 50% fixed income and 50% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the Plan's investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Trustee to administer the investments of the Trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 13.  Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,992 to $61,044 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $527,032 and $515,557 at December 31, 2003 and 2002, respectively. Expense charged against income was $53,571, $55,456 and $61,944 in 2003, 2002 and 2001, respectively.
Charges to income are based on present value of future cash payments, discounted at 8%.

Note 14.  Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

                               2003             2002              2001
                         ----------------  ---------------  ----------------

Current                  $      1,346,115  $     1,072,581  $        770,770
Deferred                          (40,580)        (108,478)           18,781
                         ----------------  ---------------  ----------------
                         $      1,305,535  $       964,103  $        789,551
                         ================  ===============  ================

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

                                                       2003             2002              2001
                                                 ----------------  ---------------  ----------------

Tax at statutory federal rate                    $      1,578,992  $     1,190,191  $        928,013
Tax exempt interest income                               (236,015)        (195,153)         (162,031)
State income tax, net of federal benefit                   12,716           11,951             9,491
Other                                                     (50,158)         (42,886)           14,078
                                                 ----------------  ---------------  ----------------
                                                 $      1,305,535  $       964,103  $        789,551
                                                 ================  ===============  ================

Deferred Income Tax Analysis

The significant components of net deferred tax assets (substantially all Federal) at December 31, 2003 and 2002 are summarized as follows:

                                                                                       2003              2002
                                                                                  ---------------  ----------------
Deferred tax assets
   Allowance for loan losses                                                      $       726,874  $        670,309
   Unearned credit life insurance                                                          24,741            25,099
   Deferred compensation and
     accrued pension costs                                                                216,372           205,974
   Other                                                                                   36,240            37,752
                                                                                  ---------------  ----------------
                                                                                        1,004,227           939,134
                                                                                  ---------------  ----------------

Deferred tax liabilities
   Net unrealized appreciation on
     securities available for sale                                                        176,830           304,748
   Depreciation                                                                           115,734            89,561
   Accretion of discount on investment securities                                          13,150            14,810
                                                                                  ---------------  ----------------
                                                                                          305,714           409,119
                                                                                  ---------------  ----------------
   Net deferred tax asset                                                         $       698,513  $        530,015
                                                                                  ===============  ================


Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 15.  Commitments and Contingencies

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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 2003 and 2002 is as follows:

                                                 2003              2002
                                            ---------------  ----------------

Commitments to extend credit                $     8,267,932  $      7,308,889
Standby letters of credit                                 -                 -
                                            ---------------  ----------------
                                            $     8,267,932  $      7,308,889
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

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 15.  Commitments and Contingencies, continued

Investment Purchase

During 2003, the Bank agreed to purchase an equity investment in a limited liability company totaling $500,000. The Bank has paid $100,000 as of December 31, 2003 and expects to fund the remaining $400,000 during 2004.

Note 16.  Regulatory Restrictions

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

Intercompany Transactions

The Bank's legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,269,000 at December 31, 2003. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2003.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 16.  Regulatory Restrictions, continued

Capital Requirements, continued

As of December 31, 2003 and 2002, the Bank met the criteria to be considered well capitalized under the regulatory framework from prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

The Company's and Bank's actual capital amounts (in thousands) and ratios are also presented in the table.

                                                                                                    Minimum
                                                                                                  To Be Well
                                                                         Minimum               Capitalized Under
                                                                         Capital               Prompt Corrective
                                               Actual                   Required               Action Provisions
                                      -----------------------   -----------------------   ------------------------
                                         Amount         Ratio       Amount        Ratio       Amount        Ratio
                                      -----------       -----   -------------     -----   --------------    ------
December 31, 2003:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    26,449        15.3%  $      13,844       8.0%  $       17,305      10.0%
       Grayson National Bank          $    22,451        13.0%  $      13,800       8.0%  $       17,250      10.0%

    Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    24,283        14.0%  $       6,922       4.0%  $       10,383       6.0%
       Grayson National Bank          $    20,292        11.8%  $       6,900       4.0%  $       10,350       6.0%
     Tier I Capital
     (to Average Assets)
       Consolidated                   $    24,283         9.3%  $      10,408       4.0%  $       13,010       5.0%
       Grayson National Bank          $    20,292         7.8%  $      10,368       4.0%  $       12,960       5.0%

December 31, 2002:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    24,537        16.1%  $      12,211       8.0%  $       15,264      10.0%
       Grayson National Bank          $    19,679        13.0%  $      12,133       8.0%  $       15,166      10.0%
    Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    22,638        14.8%  $       6,106       4.0%  $        9,158       6.0%
       Grayson National Bank          $    17,780        11.7%  $       6,066       4.0%  $        9,100       6.0%
     Tier I Capital
     (to Average Assets)
       Consolidated                   $    22,638         9.4%  $       9,600       4.0%  $       12,000       5.0%
       Grayson National Bank          $    17,780         7.4%  $       9,557       4.0%  $       11,946       5.0%


Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 17.  Transactions with Related Parties

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

Aggregate 2003 and 2002 loan transactions with related parties were as follows:

                                                  2003              2002
                                             ---------------  ----------------

Balance, beginning                           $     2,676,098  $      1,439,923

New loans                                            549,261         2,168,253
Repayments                                        (1,431,047)         (932,078)
                                             ---------------  ----------------
Balance, ending                              $     1,794,312  $      2,676,098
                                             ===============  ================

Note 18.  Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

                                 Balance Sheets
                           December 31, 2003 and 2002

                                                            2003              2002
                                                       ---------------  ----------------
Assets
   Cash and due from banks                             $     2,927,262  $      3,919,374
   Securities available for sale                             1,088,875           980,110
   Investment in affiliate bank at equity                   20,609,391        18,352,005
   Other assets                                                  1,883             4,774
                                                       ---------------  ----------------
         Total assets                                  $    24,627,411  $     23,256,263
                                                       ===============  ================

Liabilities
   Other liabilities                                   $        26,615  $         26,746
                                                       ---------------  ----------------

Stockholders' equity
   Common stock                                              2,148,710         2,148,710
   Surplus                                                     521,625           521,625
   Retained earnings                                        21,587,202        19,967,611
   Accumulated other comprehensive income                      343,259           591,571
                                                       ---------------  ----------------
         Total stockholders' equity                         24,600,796        23,229,517
                                                       ---------------  ----------------
         Total liabilities and stockholders' equity    $    24,627,411  $     23,256,263
                                                       ===============  ================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 18.  Parent Company Financial Information, continued

                              Statements of Income
              For the years ended December 31, 2003, 2002 and 2001

                                                                      2003             2002              2001
                                                                ----------------  ---------------  ----------------
Income:
   Dividends from affiliate bank                                $        859,484  $       790,725  $        704,777
   Interest on taxable securities                                         52,281           55,799            54,183
                                                                ----------------  ---------------  ----------------
                                                                         911,765          846,524           758,960
                                                                ----------------  ---------------  ----------------
Expenses:
   Management and professional fees                                       89,719           88,464            72,039
   Other expenses                                                         11,150            8,964             7,286
                                                                ----------------  ---------------  ----------------
                                                                         100,869           97,428            79,325
                                                                ----------------  ---------------  ----------------
   Income before tax benefit and equity
     in undistributed income of affiliate                                810,896          749,096           679,635

Federal income tax benefit                                                16,180           13,814             8,208
                                                                ----------------  ---------------  ----------------
   Income before equity in undistributed
     income of affiliate                                                 827,076          762,910           687,843

Equity in undistributed income of affiliate                            2,511,483        1,773,549         1,252,057
                                                                ----------------  ---------------  ----------------
   Net income                                                   $      3,338,559  $     2,536,459  $      1,939,900
                                                                ================  ===============  ================

                            Statements of Cash Flows
              For the years ended December 31, 2003, 2001 and 2001

                                                                      2003             2002              2001
                                                                ----------------  ---------------  ----------------

Cash flows from operating activities
   Net income                                                   $      3,338,559  $     2,536,459  $      1,939,900
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Equity in undistributed income of affiliate                    (2,511,483)      (1,773,549)       (1,252,057)
       Accretion of discount on securities                                     -                -            (1,192)
       Net (increase) decrease in other assets                               (89)          (3,157)           13,611
       Net increase (decrease) in other liabilities                         (131)         (18,096)           24,980
                                                                ----------------  ---------------  ----------------
         Net cash provided by operating activities                       826,856          741,657           725,242
                                                                ----------------  ---------------  ----------------

Cash flows from investing activities
   Purchase of investment securities                                    (500,000)        (300,000)         (400,000)
   Maturities of investment securities                                   400,000          300,000           250,000
                                                                ----------------  ---------------  ----------------
         Net cash provided (used) by investing activities               (100,000)               -          (150,000)
                                                                ----------------  ---------------  ----------------

Cash flows from financing activities
   Dividends paid                                                     (1,718,968)        (790,725)         (704,777)
                                                                ----------------  ---------------  ----------------
         Net cash used by financing activities                        (1,718,968)        (790,725)         (704,777)
                                                                ----------------  ---------------  ----------------
         Net increase (decrease) in cash and due from banks             (992,112)         (49,068)         (129,535)

Cash and cash equivalents, beginning                                   3,919,374        3,968,442         4,097,977
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $      2,927,262  $     3,919,374  $      3,968,442
                                                                ================  ===============  ================