Form 10-K, Exhibit 13
period 2004-12-31
GRAYSON BANKSHARES INC
filed 2005-03-31
CIK 883758

Exhibit 13.1

                [PORTIONS OF 2004 ANNUAL REPORT TO SHAREHOLDERS]


2004 Annual Report

-------------------------------------------------------------------------------

Table of Contents

Financial Highlights..........................................................1

Letter to Stockholders........................................................2

Independent Auditor's Report..................................................3

Consolidated Balance Sheets...................................................4

Consolidated Statements of Income.............................................5

Consolidated Statements of Stockholders' Equity...............................6

Consolidated Statements of Cash Flows.........................................7

Notes to Consolidated Financial Statements....................................8

Management's Discussion and Analysis.........................................28

Bank Staff...................................................................46

Board of Directors and Officers..............................................47

Stockholder Information.......................................Inside Back Cover

Financial Highlights(1)

-------------------------------------------------------------------------------

                                              2004           2003           2002            2001           2000
                                          -----------     -----------    -----------    -----------     -----------

Summary of Operations

   Interest income                        $    14,656     $    13,842    $    14,280    $    13,717     $    13,153
   Interest expense                             4,474           5,637          6,640          7,204           6,785
                                          -----------     -----------    -----------    -----------     -----------
         Net interest income                   10,182           8,205          7,640          6,513           6,368
   Provision for credit losses                    390             410            441            280             280
   Other income                                 1,607           2,662          1,021            589             435
   Other expense                                6,943           5,812          4,720          4,092           3,772
   Income taxes                                 1,215           1,306            964            790             687
                                          -----------     -----------    -----------    -----------     -----------
         Net income                       $     3,241     $     3,339    $     2,536    $     1,940     $     2,064
                                          ===========     ===========    ===========    ===========     ===========

Per Share Data

   Net income                             $      1.89     $      1.94    $      1.48    $      1.13     $      1.20
   Cash dividends declared                        .60            1.00            .46            .41             .37
   Book value                                   15.23           14.31          13.51          12.27           11.42
   Estimated market value(2)                    32.00           32.00          32.00          29.00           32.00

Year-end Balance Sheet Summary

   Loans, net                             $   196,912     $   176,155    $   154,190    $   140,898     $   133,072
   Investment securities                       37,909          46,282         44,872         33,452          28,766
   Total assets                               270,215         263,865        241,283        201,469         180,318
   Deposits                                   231,059         228,219        206,909        179,323         159,590
   Stockholders' equity                        26,177          24,601         23,230         21,086          19,638

Selected Ratios

   Return on average assets                     1.23%           1.32%          1.13%          1.02%           1.18%
   Return on average equity                    12.56%          13.66%         11.40%          9.44%          10.95%
   Average equity to average assets             9.76%           9.66%          9.88%         10.85%          10.75%


----------------------

         1    In thousands of dollars, except per share data.
         2    Provided at the trade date nearest year end.

Dear Stockholders:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $270,214,881, resulting in an increase of $6,349,953 or 2.41% over the previous year. Our return on assets was 1.23% and the return on equity was 12.56% as compared to 1.32% and 13.66% for the previous year. Net earnings were $3,241,468, a decrease of $97,091 or 2.91% compared to the previous year. Our deposits increased $2,840,196 or 1.24% and net loans increased $20,757,141 or 11.78%. Please refer to our financial highlights page and accompanying statements for additional information.

The book value of our stock at year-end was $15.23 and stock trades nearest year-end were executed at $32.00 per share. Dividends for the year were $0.60 per share.

I am very pleased with our accomplishments in 2004. We opened our new Hillsville Branch on December 17 and we continue to be extremely grateful for the warm reception we have received from the Hillsville community. We continued our efforts to enhance the products and services offered to all our customers through the addition of ATM machines at our Elk Creek and Troutdale Branches and through the introduction of home equity lines of credit. We intend to further these efforts in 2005 as well, with the introduction of an overdraft protection plan and internet banking with on-line bill paying.

Your bank has grown considerably in recent years and we are very excited about the future of The Grayson National Bank. We continue to be blessed with great personnel throughout our organization. I wish to thank our employees for their dedicated service to the bank, our shareholders and most of all, our customers.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

/s/ Jacky K. Anderson

Jacky K. Anderson
President & CEO

                          Independent Auditor's Report


Board of Directors and Stockholders
Grayson Bankshares, Inc.
Independence, Virginia


We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Larrowe & Company, PLC

Galax, Virginia
January 28, 2005

Consolidated Balance Sheets
December 31, 2004 and 2003
--------------------------------------------------------------------------------

Assets                                                       2004             2003
                                                        -------------    -------------

Cash and due from banks                                 $  10,032,399    $  11,748,140
Federal funds sold                                          8,833,069       15,305,544
Investment securities available for sale                   33,786,785       41,239,131
Investment securities held to maturity
   (fair value approximately $2,973,676
   in 2004, and $3,997,347 in 2003)                         2,975,455        3,960,887
Restricted equity securities                                1,147,050        1,081,750
Loans, net of allowance for loan losses of $2,609,759
   in 2004 and $2,395,387 in 2003                         196,911,871      176,154,730
Cash value of life insurance                                4,925,722        4,677,731
Foreclosed assets                                              65,000           15,000
Property and equipment, net                                 7,316,750        6,228,192
Accrued income                                              1,833,728        1,891,116
Other assets                                                2,387,052        1,562,707
                                                        -------------    -------------
                                                        $ 270,214,881    $ 263,864,928
                                                        =============    =============

Liabilities and Stockholders' Equity

Liabilities
Deposits
   Noninterest-bearing                                  $  31,569,179    $  26,708,360
   Interest-bearing                                       199,490,165      201,510,788
                                                        -------------    -------------
         Total deposits                                   231,059,344      228,219,148

Short-term debt                                             2,000,000             --
Long-term debt                                             10,000,000       10,000,000
Accrued interest payable                                      253,652          264,640
Other liabilities                                             724,839          780,344
                                                        -------------    -------------
                                                          244,037,835      239,264,132
                                                        =============    =============

Commitments and contingencies

Stockholders' equity
Preferred stock, $25 par value; 500,000
   shares authorized; none issued                                --               --
Common stock, $1.25 par value; 5,000,000 shares
   authorized; 1,718,968 shares issued
   in 2004 and 2003, respectively                           2,148,710        2,148,710
Surplus                                                       521,625          521,625
Retained earnings                                          23,797,289       21,587,202
Accumulated other comprehensive income                       (290,578)         343,259
                                                           26,177,046       24,600,796
                                                        -------------    -------------
                                                        $ 270,214,881    $ 263,864,928
                                                        =============    =============

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
Years ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------

                                             2004          2003          2002
                                         -----------   -----------   -----------
Interest income:
   Loans and fees on loans               $12,787,560   $11,595,816   $11,798,933
   Federal funds sold                        139,300       245,760       239,255
   Investment securities:
     Taxable                               1,287,584     1,545,643     1,803,674
     Exempt from federal income tax          441,532       454,938       438,515
                                         -----------   -----------   -----------
                                          14,655,976    13,842,157    14,280,377
                                         -----------   -----------   -----------

Interest expense:
   Deposits                                3,954,159     5,123,483     6,197,872
   Interest on borrowings                    519,247       513,639       442,067
                                         -----------   -----------   -----------
                                           4,473,406     5,637,122     6,639,939
                                         -----------   -----------   -----------
         Net interest income              10,182,570     8,205,035     7,640,438

Provision for loan losses                    390,000       410,000       441,000
                                         -----------   -----------   -----------
         Net interest income after
           provision for loan losses       9,792,570     7,795,035     7,199,438
                                         -----------   -----------   -----------

Noninterest income:
   Service charges on deposit accounts       549,871       429,135       354,644
   Other service charges and fees            506,513       534,537       437,263
   Net realized gains on securities           63,004       919,710         3,735
   Other income                              487,874       778,266       225,659
                                         -----------   -----------   -----------
                                           1,607,262     2,661,648     1,021,301
                                         -----------   -----------   -----------

Noninterest expense:
   Salaries and employee benefits          4,354,566     3,687,447     2,985,573
   Occupancy expense                         224,656       180,119       127,153
   Equipment expense                         638,069       501,658       391,390
   Foreclosure expense                        14,567          --            --
   Other expense                           1,711,381     1,443,365     1,216,061
                                         -----------   -----------   -----------
                                           6,943,239     5,812,589     4,720,177
                                         -----------   -----------   -----------
         Income before income taxes        4,456,593     4,644,094     3,500,562

Income tax expense                         1,215,125     1,305,535       964,103
                                         -----------   -----------   -----------
         Net income                      $ 3,241,468   $ 3,338,559   $ 2,536,459
                                         ===========   ===========   ===========

Basic earnings per share                 $      1.89   $      1.94   $      1.48
                                         ===========   ===========   ===========
Weighted average shares outstanding        1,718,968     1,718,968     1,718,968
                                         ===========   ===========   ===========

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders' Equity
Years ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------

                                                                                        Accumulated
                                       Common Stock                                        Other
                                    ------------------                   Retained      Comprehensive
                                    Shares      Amount       Surplus     Earnings      Income (Loss)      Total
                                    ------      ------       -------     --------      -------------      -----

Balance, December 31, 2001         1,718,968 $ 2,148,710   $  521,625  $  18,221,877  $     193,561  $   21,085,773

   Comprehensive income
   Net income                              -           -            -      2,536,459              -       2,536,459
   Net change in unrealized
     gain (loss) on investment
     securities available for sale,
     net of taxes of $203,765              -           -            -              -        400,475         400,475
   Reclassification adjustment,
     net of income taxes of $1,270         -           -            -              -         (2,465)         (2,465)
                                                                                                      -------------
   Total comprehensive income                                                                             2,934,469

   Dividends paid
     ($.46 per share)                      -           -            -       (790,725)             -        (790,725)
                                   --------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2002         1,718,968   2,148,710      521,625     19,967,611        591,571      23,229,517

   Comprehensive income
   Net income                              -           -            -      3,338,559              -       3,338,559
   Net change in unrealized
     gain (loss) on investment
     securities available for sale,
     net of taxes of $184,783              -           -            -              -        358,697         358,697
   Reclassification adjustment,
     net of income taxes of $312,701       -           -            -              -       (607,009)       (607,009)
                                                                                                      -------------
   Total comprehensive income                                                                             3,090,247

   Dividends paid
     ($1.00 per share)                     -           -            -     (1,718,968)             -      (1,718,968)
                  --- ----         --------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2003         1,718,968   2,148,710      521,625     21,587,202        343,259      24,600,796

   Comprehensive income
   Net income                              -           -            -      3,241,468              -       3,241,468
   Net change in unrealized
     gain (loss) on investment
     securities available for sale,
     net of taxes of ($305,101)            -           -            -              -       (592,254)       (592,254)
   Reclassification adjustment,
     net of income taxes of ($21,421)      -           -            -              -        (41,583)        (41,583)
                                                                                                      -------------
   Total comprehensive income                                                                             2,607,631

   Dividends paid
     ($.60 per share)                      -           -            -     (1,031,381)             -      (1,031,381)
                  --- ----         --------- -----------   ----------  -------------  -------------  --------------
Balance, December 31, 2004         1,718,968 $ 2,148,710   $  521,625  $  23,797,289  $    (290,578) $   26,177,046
                  === ====         ========= ===========   ==========  =============  =============  ==============


See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------


                                                                      2004             2003              2002
                                                                ----------------  ---------------  ----------------

Cash flows from operating activities
   Net income                                                   $      3,241,468  $     3,338,559  $      2,536,459
   Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation and amortization                                     566,587          409,525           319,320
       Provision for loan losses                                         390,000          410,000           441,000
       Deferred income taxes                                             187,110          (40,580)         (108,478)
       Net realized gains on securities                                  (63,004)        (919,710)           (3,735)
       Accretion of discount on securities, net of
         amortization of premiums                                        221,135          248,727           131,135
       Deferred compensation                                               8,304           11,475             7,594
       Changes in assets and liabilities:
         Cash value of life insurance                                   (247,991)        (254,313)         (224,834)
         Accrued income                                                   57,388          (92,210)          (85,262)
         Other assets                                                   (684,933)        (527,830)          (21,343)
         Accrued interest payable                                        (10,988)         (64,335)           61,177
         Other liabilities                                               (63,809)         (46,704)           15,392
                                                                ----------------  ---------------  ----------------
           Net cash provided by operating activities                   3,601,267        2,472,604         3,068,425
                                                                ----------------  ---------------  ----------------

Cash flows from investing activities
   Net (increase) decrease in federal funds sold                       6,472,475        4,434,684        (7,104,182)
   Activity in available for sale securities:
     Purchases                                                       (16,552,392)     (23,342,538)      (20,833,587)
     Sales                                                            18,782,690       11,964,172         1,542,321
     Maturities                                                        4,083,990       10,547,217         5,651,348
   Activity in held to maturity securities:
     Purchases                                                                 -       (2,215,694)          (92,825)
     Maturities                                                        1,005,000        2,168,103         2,808,090
   Purchases of restricted equity securities                             (65,300)        (236,300)          (19,700)
   Net increase in loans                                             (21,147,141)     (22,374,725)      (13,733,164)
   Net increase in foreclosed assets                                     (50,000)         (15,000)                -
   Purchases of property and equipment, net of sales                  (1,655,145)      (2,511,483)       (1,531,556)
   Purchase of bank-owned life insurance                                       -                -        (4,000,000)
                                                                ----------------  ---------------  ----------------
           Net cash used in investing activities                      (9,125,823)     (21,581,564)      (37,313,255)
                                                                ----------------  ---------------  ----------------

Cash flows from financing activities
   Net increase in deposits                                            2,840,196       21,310,624        27,585,542
   Dividends paid                                                     (1,031,381)      (1,718,968)         (790,725)
   Net increase in short-term debt                                     2,000,000                -                 -
   Net increase in long-term debt                                              -                -        10,000,000
           Net cash provided by financing activities                   3,808,815       19,591,656        36,794,817
           Net increase (decrease) in cash and cash equivalents       (1,715,741)         482,696         2,549,987

Cash and cash equivalents, beginning                                  11,748,140       11,265,444         8,715,457
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $     10,032,399  $    11,748,140  $     11,265,444
                                                                ================  ===============  ================

Supplemental disclosure of cash flow information
   Interest paid                                                $      4,484,394  $     5,701,457  $      6,578,762
                                                                ================  ===============  ================
   Taxes paid                                                   $        993,467  $     1,443,179  $      1,028,309
                                                                ================  ===============  ================

Supplemental disclosure of noncash investing activities
   Effect on equity of change in net unrealized gain            $       (633,837) $      (248,312) $        398,010
                                                                ================  ===============  ================
See Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies

Organization

Grayson   Bankshares,   Inc.  (the  Company)  was  incorporated  as  a  Virginia
corporation on February 3, 1992 to acquire the stock of The Grayson National Bank (the Bank). The Bank was acquired by the Company on July 1, 1992.

The Grayson National Bank was organized under the laws of the United States in 1900 and currently serves Grayson County, Virginia and surrounding areas through eight banking offices. As an FDIC insured, National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical accounting policies

The notes to our audited consolidated financial statements for the year ended December 31, 2004 included herein, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company had no loans held for sale at December 31, 2004 or during the three year period then ended.

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

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance, or portion there of, is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivative Financial Instruments and Change in Accounting Principle

On January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

Interest Rate Swap Agreements

For asset/liability management purposes, the Corporation uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.

The Company utilizes interest rate swap agreements to convert a portion of its variable-rate debt to fixed rate (cash flow hedge), and to convert a portion of its fixed-rate loans to a variable rate (fair value hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.

Under SFAS No. 133, the gain or loss on all derivatives designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings.

Interest  rate  derivative   financial   instruments  receive  hedge  accounting
treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk. Those derivative financial instruments that do not meet the hedging criteria discussed below would be classified as trading activities and would be recorded at fair value with changes in fair value recorded in income. Derivative hedge contracts must meet specific effectiveness tests (i.e., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). Changes in fair value of the derivative financial instruments must be effective at offsetting changes in the fair value of the hedged items due to the designated hedge risk during the term of the hedge. Further, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicated derivatives no longer provide an effective hedge, the derivatives contracts would be closed out and settled or classified as a trading activity.

Beginning January 1, 2001, in accordance with SFAS No. 133, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. Hedges of fixed-rate loans are accounted for as fair value hedges, with changes in fair value recorded in derivative assets or liabilities and loan interest income. The net settlement (upon close out or termination) that offsets changes in the value of the loans adjusts the basis of the loans and is deferred and amortized to loan interest income over the life of the loans. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.

Cash flow resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

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

Note 2.  Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,010,000 and $797,000 for the periods including December 31, 2004 and 2003, respectively.

Note 3.  Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                  Amortized        Unrealized       Unrealized           Fair
2004                                                Cost              Gains           Losses             Value
----                                           ---------------  ----------------  ---------------  --------------
Available for sale:
   U.S. Government agency securities           $    17,173,436  $          6,798  $       653,282  $   16,526,952
   Mortgage-backed securities                        5,343,481            49,460           13,541       5,379,400
   State and municipal securities                    7,855,015           138,263           36,427       7,956,851
   Corporate securities                              3,855,121            70,211            1,750       3,923,582
                                               ---------------  ----------------  ---------------  --------------
                                               $    34,227,053  $        264,732  $       705,000  $   33,786,785
                                               ===============  ================  ===============  ==============

Held to maturity:
   State and municipal securities              $     2,975,455  $         43,198  $        44,977  $    2,973,676
                                               ===============  ================  ===============  ==============

2003
Available for sale:
   U.S. Government agency securities           $    14,157,022  $         66,517  $       251,086  $   13,972,453
   Mortgage-backed securities                        2,813,419            74,623                -       2,888,042
   State and municipal securities                   11,842,245           399,916           28,093      12,214,068
   Corporate securities                             11,906,355           297,818           39,605      12,164,568
                                               ---------------  ----------------  ---------------  --------------
                                               $    40,719,041  $        838,874  $       318,784  $   41,239,131
                                               ===============  ================  ===============  ==============
Held to maturity:
   State and municipal securities              $     3,960,887  $         69,110  $        32,650  $    3,997,347
                                               ===============  ================  ===============  ==============

There were no securities transferred between the available for sale and held to maturity portfolios during 2004, 2003 or 2002.

Restricted equity securities were $1,147,050 and $1,081,750 at December 31, 2004 and 2003, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB"), Community Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank's stock in The Bankers Bank is restricted only in the fact that the stock may only be repurchased by The Bankers Bank.

The following table details unrealized losses and related fair values in the Bank's held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004.

                                                     Less Than 12 Months        12 Months or More               Total
                                                  ------------------------   ------------------------  ------------------------
                                                     Fair      Unrealized       Fair      Unrealized      Fair      Unrealized
                                                     Value       Losses         Value       Losses        Value       Losses
                                                  -----------   ----------   -----------   ----------  -----------  -----------

U.S. Government agency securities                 $13,466,631   $  156,223   $ 1,731,700   $  510,600  $15,198,331  $   666,823
State and municipal securities                      3,894,918       48,065       637,222       33,339    4,532,140       81,404
Other securities                                      198,250        1,750             -            -      198,250        1,750
                                                  -----------   ----------   -----------   ----------  -----------  -----------
   Total temporarily impaired securities          $17,559,799   $  206,038   $ 2,368,922   $  543,939  $19,928,721  $   749,977
                                                  ===========   ==========   ===========   ==========  ===========  ===========


Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Investment securities with amortized cost of approximately $2,582,000 and $1,628,000 at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                         2004            2003            2002
                                       --------        --------        --------
Realized gains                         $189,668        $919,710        $ 59,037
Realized losses                         126,664            --           (55,302)
                                       --------        --------        --------
                                       $ 63,004        $919,710        $  3,735
                                       ========        ========        ========

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2004, were as follows:

                                                      Available for Sale                  Held to Maturity
                                               ---------------------------------  ---------------------------------
                                                  Amortized           Fair           Amortized           Fair
                                                    Cost              Value            Cost              Value
                                               ---------------  ----------------  ---------------  ----------------

Due in one year or less                        $     2,118,524  $      2,157,184  $        25,000  $         25,010
Due after one year through five years                3,047,596         3,147,974                -                 -
Due after five years through ten years              10,470,638        10,520,500        1,279,635         1,301,653
Due after ten years                                 18,590,295        17,961,127        1,670,820         1,647,013
                                               ---------------  ----------------  ---------------  ----------------
                                               $    34,227,053  $     33,786,785  $     2,975,455  $      2,973,676
                                               ===============  ================  ===============  ================


Maturities of mortgage backed securities are based on contractual amounts. Actual maturity will vary as loans underlying the securities are prepaid.

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2004 and 2003 are as follows (in thousands):

                                                        2004             2003
                                                     ---------        ---------
Commercial                                           $  17,603        $  15,093
Real estate:
   Construction and land development                    19,454           14,530
   Residential, 1-4 families                            94,655           83,824
   Residential, 5 or more families                         692              321
   Farmland                                             18,387           15,640
   Nonfarm, nonresidential                              31,485           31,902
Agricultural                                             2,891            3,152
Consumer                                                13,657           13,040
Other                                                      698            1,048
                                                     ---------        ---------
                                                       199,522          178,550

Allowance for loan losses                               (2,610)          (2,395)
                                                     ---------        ---------
                                                     $ 196,912        $ 176,155
                                                     =========        =========

Note 5.  Allowance for Loan Losses

An analysis of the allowance for loan losses as of December 31 follows:

                                           2004           2003           2002
                                      -----------    -----------    -----------

Balance, beginning                    $ 2,395,387    $ 2,189,028    $ 1,821,966

Provision charged to expense              390,000        410,000        441,000
Recoveries of amounts charged off         100,861        103,782        190,065
Amounts charged off                      (276,489)      (307,423)      (264,003)
                                      -----------    -----------    -----------
Balance, ending                       $ 2,609,759    $ 2,395,387    $ 2,189,028
                                      ===========    ===========    ===========

The following is a summary of information pertaining to impaired loans at December 31:

                                                          2004           2003
                                                       ----------     ----------

Impaired loans without a valuation allowance           $  881,753     $3,118,002
Impaired loans with a valuation allowance                 478,712        641,779
                                                       ----------     ----------
         Total impaired loans                          $1,360,465     $3,759,781
                                                       ==========     ==========
Valuation allowance related to impaired loans          $   72,162     $  144,629
                                                       ==========     ==========

Nonaccrual loans and loans past due 90 days or more at December 31, 2004 were approximately $690,000 and $635,000, respectively. At December 31, 2003, those amounts were approximately $1,435,000 and $2,119,000, respectively. Substantially all of these loans are included in impaired loans for both years.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2004, 2003 and 2002 (all approximate) is summarized below:

                                                                      2004             2003              2002
                                                                ----------------  ---------------  ----------------
Average investment in impaired loans                            $      2,091,011  $     2,116,478  $      1,496,239
                                                                ================  ===============  ================
Interest income recognized on impaired loans                    $         55,157  $       193,635  $        154,810
                                                                ================  ===============  ================
Interest income recognized on a cash basis on impaired loans    $         48,973  $       109,711  $         82,391
                                                                ================  ===============  ================

No additional funds are committed to be advanced in connection with impaired loans.

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2004 and 2003, are as follows:

                                                   2004                2003
                                               ------------        ------------

Land                                           $  1,311,314        $  1,226,339
Buildings and improvements                        4,876,164           3,920,221
Furniture and equipment                           4,329,694           3,715,468
                                               ------------        ------------
                                                 10,517,172           8,862,028

Less accumulated depreciation                    (3,200,422)         (2,633,836)
                                               ------------        ------------
                                               $  7,316,750        $  6,228,192
                                               ============        ============

Note 7.  Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors. Policy cash values totaled $4,925,722 and $4,677,731 at December 31, 2004 and 2003, respectively.

Note 8.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $36,668,682 and $34,695,733, respectively. At
December 31, 2004, the scheduled maturities of time deposits are as follows:

         Three months or less                          $    26,783,085
         Over three months through twelve months            66,775,438
         Over one year through three years                  26,573,676
         Over three years                                    6,515,957
                                                       ---------------
                                                       $   126,648,156
                                                       ===============

Note 9.  Short-Term Debt

The Bank has established unsecured lines of credit with correspondent banks totaling approximately $9,000,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $30,336,000. At December 31, 2004 the amount outstanding under the line of credit with the Federal Home Loan Bank of Atlanta was $2,000,000. The interest rate on this advance varies daily based upon the federal funds rate plus approximately 25 basis points. The rate on December 31, 2004 was 2.44%. The weighted average rate was 2.33% and the highest amount outstanding at any month-end was $5,000,000 during 2004. There were no amounts outstanding under these agreements during the years ended December 31, 2003 and 2002.

Note 10.  Long-Term Debt

The Bank's long-term debt consists of $10,000,000 borrowed from the Federal Home Loan Bank of Atlanta. The loan matures on January 17, 2012 and is secured by substantially all first mortgage one-to-four family residential loans. Interest on the loan is fixed at 4.56% until January 17, 2007 at which time the interest rate is convertible, at the option of the Federal Home Loan Bank, to a variable rate equal to the three-month LIBOR rate. If converted, the Bank has the option to prepay the debt without penalty.

Note 11.  Financial Instruments

Fair Values

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                                       December 31, 2004                  December 31, 2003
                                               ---------------------------------  ---------------------------------
                                                  Carrying            Fair           Carrying            Fair
                                                   Amount             Value           Amount             Value
                                               ---------------  ----------------  ---------------  ----------------
Financial assets
   Cash and cash equivalents                   $        10,032  $         10,032  $        11,748  $         11,748
   Federal funds sold                                    8,833             8,833           15,306            15,306
   Securities, available for sale                       33,787            33,787           41,239            41,239
   Securities, held to maturity                          2,975             2,974            3,961             3,997
   Restricted equity securities                          1,147             1,147            1,082             1,082
   Loans, net of allowance for credit losses           196,912           197,084          176,155           175,327

Financial liabilities
   Deposits                                            231,059           230,675          228,219           228,845
   Short-term debt                                       2,000             2,000                -                 -
   Long-term debt                                       10,000            10,157           10,000            10,312

Off-balance-sheet assets (liabilities)
   Commitments to extend credit and
     standby letters of credit                               -                 -                -                 -
   Derivate financial instruments                            -                 -                -                 -

Interest Swap Agreement

During 2004, in order to better manage interest rate risk, the Bank entered into an agreement whereby the interest expense on variable rate debt totaling $5,000,000 was swapped for a fixed rate of interest expense. Due to a change in long-term interest rates, the Bank terminated the swap agreement and repaid the related debt during the year. As a result, the Bank recognized a gain of approximately $203,750 that is included in other income for the year ended December 31, 2004.

Note 12.  Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status as of December 31, 2004 and 2003.

                                                          2004            2003
                                                    -----------     -----------
Change in benefit obligation
   Benefit obligation at beginning of year          $ 3,708,775     $ 3,116,886
   Service cost                                         221,173         173,885
   Interest cost                                        241,070         218,182
   Actuarial (gain) loss                                684,106         460,742
   Benefits paid                                       (142,394)       (260,920)
                                                    -----------     -----------
   Benefit obligation at end of year                $ 4,712,730     $ 3,708,775
                                                    ===========     ===========

Change in plan assets
   Fair value of plan assets at beginning of year   $ 2,086,716     $ 1,830,770
   Actual return on plan assets                         241,484         258,803
   Employer contribution                              1,018,751         258,063
   Benefits paid                                       (142,394)       (260,920)
                                                    -----------     -----------
   Fair value of plan assets at end of year         $ 3,204,557     $ 2,086,716
                                                    ===========     ===========

Change in prepaid (accrued) benefit cost
   Prepaid (accrued) benefit cost, beginning        $  (109,357)    $   (90,249)
   Contributions                                      1,018,751         258,063
   Pension cost                                        (347,589)       (277,171)
                                                    -----------     -----------
   Prepaid (accrued) benefit cost, ending           $   561,805     $  (109,357)
                                                    ===========     ===========

   Funded status                                    $(1,508,173)    $(1,622,059)
   Unrecognized transitional net assets                    (168)           (203)
   Unrecognized prior service costs                      50,322          60,386
   Unrecognized net actuarial loss                    2,019,824       1,452,519
                                                    -----------     -----------
   Prepaid (accrued) benefit cost                   $   561,805     $  (109,357)
                                                    ===========     ===========

Additional disclosure information
   Accumulated benefit obligation                   $ 2,521,489     $ 2,034,649
   Vested benefit obligation                        $ 1,894,769     $ 1,975,682
   Discount rate                                           6.0%            6.5%
   Expected return on plan assets                          8.5%            8.5%
   Rate of compensation increase                           5.0%            5.0%
   Average remaining service (years)                         18              18

                                                         2004         2003         2002
                                                    ---------    ---------    ---------
Components of net periodic benefit cost
   Service cost                                     $ 221,173    $ 173,885    $ 132,227
   Interest cost                                      241,070      218,182      185,457
   Return on plan assets                             (241,484)    (258,803)     116,096
   Originating unrecognized asset gain (loss)          56,710       85,998     (279,703)
   Recognized net actuarial (gain) loss                60,091       47,880       18,040
   Amortization                                        10,029       10,029       10,029
                                                    ---------    ---------    ---------
   Net periodic benefit cost                        $ 347,589    $ 277,171    $ 182,146
                                                    =========    =========    =========

Estimated Future Benefit Payments

                                                              Pension
                                                              Benefits
            ----                                          ---------------

            2005                                          $             -
            2006                                                   18,074
            2007                                                   18,504
            2008                                                   61,575
            2009                                                   70,206
            2010 - 2014                                           789,252
            ----                                          ---------------
                                                          $       957,611
                                                          ===============

Funding Policy

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator. Based on current information, it is anticipated the 2004 contribution will be approximately $371,681 and pension cost will be approximately $405,793.

Long-Term Rate of Return

The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed - especially with respect to real rates of return (net of inflation) - for the major asset classes held, or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience - that may not continue over the measurement period - with higher significance placed on current forecasts of future long-term economic conditions.

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

Asset Allocation

The pension plan's weighted-average asset allocations at September 30, 2004 and 2003 (the latest dates available), by asset category are as follows:

                                                  2004              2003
                                                  ----              ----

   Mutual funds - fixed income                     41%               48%
   Mutual funds - equity                           55%               52%
   Other                                            4%                0%
                                                  ----              ----
   Total                                          100%              100%
                                                  ====              ====

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

Note 13.  Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,992 to $61,044 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $535,336 and $527,032 at December 31, 2004 and 2003, respectively. Expense charged against income was $50,400, $53,571 and $55,456 in 2004, 2003 and 2002, respectively.
Charges to income are based on changes in present value of future cash payments, discounted at 8%.

Note 14.  Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

                                 2004               2003                2002
                             -----------        -----------         -----------

Current                      $ 1,028,015        $ 1,346,115         $ 1,072,581
Deferred                         187,110            (40,580)           (108,478)
                             -----------        -----------         -----------
                             $ 1,215,125        $ 1,305,535         $   964,103
                             ===========        ===========         ===========

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

                                              2004           2003           2002
                                           -----------    -----------    -----------
Tax at statutory federal rate              $ 1,515,242    $ 1,578,992    $ 1,190,191
Tax exempt interest income                    (251,545)      (236,015)      (195,153)
State income tax, net of federal benefit         8,840         12,716         11,951
Other                                          (57,412)       (50,158)       (42,886)
                                           -----------    -----------    -----------
                                           $ 1,215,125    $ 1,305,535    $   964,103
                                           ===========    ===========    ===========


Deferred Income Tax Analysis

The significant components of net deferred tax assets (substantially all Federal) at December 31, 2004 and 2003 are summarized as follows:

                                                            2004         2003
                                                         ----------   ----------
Deferred tax assets
   Allowance for loan losses                             $  806,836   $  726,874
   Unearned credit life insurance                            24,783       24,741
   Deferred compensation and
     accrued pension costs                                     --        216,372
   Net unrealized losses on
     securities available for sale                          154,384         --
   Other                                                     34,216       36,240
                                                         ----------   ----------
                                                          1,020,219    1,004,227

Deferred tax liabilities
   Deferred compensation and
     accrued pension costs                                    9,000         --
   Net unrealized gains on
     securities available for sale                             --        176,830
   Depreciation                                             158,637      115,734
   Accretion of discount on investment securities             9,965       13,150
                                                         ----------   ----------
                                                            177,602      305,714
                                                         ----------   ----------
   Net deferred tax asset                                $  842,617   $  698,513
                                                         ==========   ==========

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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 2004 and 2003 is as follows:

                                                      2004               2003
                                                  -----------        -----------

Commitments to extend credit                      $12,352,870        $ 8,267,932
Standby letters of credit                                --                 --
                                                  -----------        -----------
                                                  $12,352,870        $ 8,267,932
                                                  ===========        ===========

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

Concentrations of Credit Risk

Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Bank's market area. The concentrations of credit by type of loan are set forth in Note
4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Bank's primary focus is toward small business and consumer transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,000,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally insured limits.

Investment Purchase

During 2003, the Bank agreed to purchase an equity investment in a limited liability company totaling $500,000. The Bank has paid $175,000 as of December 31, 2004 and expects to fund the remaining $325,000 during 2005.

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

Intercompany Transactions

The Bank's legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,461,000 at December 31, 2004. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2004.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

As of December 31, 2004 and 2003, the Bank met the criteria to be considered well capitalized under the regulatory framework from prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

The Company's and Bank's actual capital amounts (in thousands) and ratios are also presented in the table.

                                                                                                  Minimum
                                                                                                To Be Well
                                                                         Minimum             Capitalized Under
                                                                         Capital             Prompt Corrective
                                               Actual                   Required             Action Provisions
                                      -----------------------   -----------------------   -----------------------
                                         Amount         Ratio       Amount        Ratio       Amount        Ratio
                                      -----------       -----   -------------     -----   --------------    -----
December 31, 2004:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    28,739        15.8%  $      14,509       8.0%  $       18,136      10.0%
       Grayson National Bank          $    24,268        13.4%  $      14,463       8.0%  $       18,078      10.0%
    Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    26,468        14.6%  $       7,254       4.0%  $       10,881       6.0%
       Grayson National Bank          $    22,004        12.2%  $       7,231       4.0%  $       10,847       6.0%
     Tier I Capital
     (to Average Assets)
       Consolidated                   $    26,468         9.9%  $      10,673       4.0%  $       13,341       5.0%
       Grayson National Bank          $    22,004         8.3%  $      10,633       4.0%  $       13,291       5.0%

December 31, 2003:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    26,449        15.3%  $      13,844       8.0%  $       17,305      10.0%
       Grayson National Bank          $    22,451        13.0%  $      13,800       8.0%  $       17,250      10.0%
    Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $    24,283        14.0%  $       6,922       4.0%  $       10,383       6.0%
       Grayson National Bank          $    20,292        11.8%  $       6,900       4.0%  $       10,350       6.0%
     Tier I Capital
     (to Average Assets)
       Consolidated                   $    24,283         9.3%  $      10,408       4.0%  $       13,010       5.0%
       Grayson National Bank          $    20,292         7.8%  $      10,368       4.0%  $       12,960       5.0%

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

Aggregate 2004 and 2003 loan transactions with related parties were as follows:

                                                  2004                 2003
                                               -----------          -----------

Balance, beginning                             $ 1,794,312          $ 2,676,098

New loans                                        1,674,816              549,261
Repayments                                        (724,708)          (1,431,047)
                                               -----------          -----------
Balance, ending                                $ 2,744,420          $ 1,794,312
                                               ===========          ===========

Note 18.  Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

                                 Balance Sheets
                           December 31, 2004 and 2003

                                                          2004            2003
                                                      ------------    ------------
Assets
   Cash and due from banks                            $  2,855,513    $  2,927,262
   Securities available for sale                         1,056,900       1,088,875
   Investment in affiliate bank at equity               22,239,543      20,609,391
   Other assets                                             25,090           1,883
                                                      ------------    ------------
         Total assets                                 $ 26,177,046    $ 24,627,411
                                                      ============    ============

Liabilities
   Other liabilities                                  $       --      $     26,615

Stockholders' equity
   Common stock                                          2,148,710       2,148,710
   Surplus                                                 521,625         521,625
   Retained earnings                                    23,797,289      21,587,202
   Accumulated other comprehensive income                 (290,578)        343,259
                                                      ------------    ------------
         Total stockholders' equity                     26,177,046      24,600,796
                                                      ------------    ------------
         Total liabilities and stockholders' equity   $ 26,177,046    $ 24,627,411
                                                      ============    ============



                                                         Statements of Income
                                         For the years ended December 31, 2004, 2003 and 2002

                                                                      2004             2003              2002
                                                                ----------------  ---------------  ----------------
Income:
   Dividends from affiliate bank                                $      1,031,381  $       859,484  $        790,725
   Interest on taxable securities                                         57,507           52,281            55,799
   Net realized gains on securities                                       20,454                -                 -
                                                                ----------------  ---------------  ----------------
                                                                       1,109,342          911,765           846,524
                                                                ----------------  ---------------  ----------------
Expenses:
   Management and professional fees                                      113,401           89,719            88,464
   Other expenses                                                         13,224           11,150             8,964
                                                                ----------------  ---------------  ----------------
                                                                         126,625          100,869            97,428
                                                                ----------------  ---------------  ----------------
   Income before tax benefit and equity
     in undistributed income of affiliate                                982,717          810,896           749,096

Federal income tax benefit                                                15,866           16,180            13,814
                                                                ----------------  ---------------  ----------------
   Income before equity in undistributed
     income of affiliate                                                 998,583          827,076           762,910

Equity in undistributed income of affiliate                            2,242,885        2,511,483         1,773,549
                                                                ----------------  ---------------  ----------------
  Net income                                                    $      3,241,468  $     3,338,559  $      2,536,459
                                                                ================  ===============  ================


                                                       Statements of Cash Flows
                                         For the years ended December 31, 2004, 2003 and 2002

                                                                      2004             2003              2002
                                                                ----------------  ---------------  ----------------
Cash flows from operating activities
   Net income                                                   $      3,241,468  $     3,338,559  $      2,536,459
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Equity in undistributed income of affiliate                    (2,242,885)      (2,511,483)       (1,773,549)
       Net realized gains on securities                                  (20,454)               -                 -
       Net (increase) decrease in other assets                           (12,336)             (89)           (3,157)
       Net increase (decrease) in other liabilities                      (26,615)            (131)          (18,096)
                                                                ----------------  ---------------  ----------------
         Net cash provided by operating activities                       939,178          826,856           741,657
                                                                ----------------  ---------------  ----------------

Cash flows from investing activities
   Purchases of investment securities                                   (300,000)        (500,000)         (300,000)
   Sales of investment securities                                        320,454                -                 -
   Maturities of investment securities                                         -          400,000           300,000
                                                                ----------------  ---------------  ----------------
         Net cash provided (used) by investing activities                 20,454         (100,000)                -
                                                                ----------------  ---------------  ----------------

Cash flows from financing activities
   Dividends paid                                                     (1,031,381)      (1,718,968)         (790,725)
                                                                ----------------  ---------------  ----------------
         Net cash used by financing activities                        (1,031,381)      (1,718,968)         (790,725)
                                                                ----------------  ---------------  ----------------
         Net increase (decrease) in cash and due from banks              (71,749)        (992,112)          (49,068)

Cash and cash equivalents, beginning                                   2,927,262        3,919,374         3,968,442
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $      2,855,513  $     2,927,262  $      3,919,374
                                                                ================  ===============  ================


Staff

--------------------------------------------------------------------------------


Loan Department and Mortgage Origination
----------------------------------------

Pam Neill                      Judy Carpenter                 Pat Sage                       Robin Fincher
Jena Reeves                    Sandra Blevins                 Valerie Cowden


Tellers
-------



Brenda Brown                   Mary Jane Leonard              Donna Anders                   LeAngela Haynes
Donna Coleman                  Erin Cox                       Jeanne' Funk                   Kristi Nichols
Deranda Roop                   Rose Gonzalez                  Anita McGrady                  Mary Blevins
Ann Shuler                     Teresa Edwards                 Phyllis Fender                 Peggy Spencer
Nancy Burkett                  Christine Saltz                Sheila Taylor                  Candee Harris
Dorothy Galyean                Angela Lawrence                Lisa Buchanan                  Tammy Herrington
Barbara McBride                Sherita Sizemore               Pat Richardson                 Cindy Seldon
Terry Davis                    Lynn Cox                       Sherry Key                     Joyce Reavis
Hilda Anderson                 Mary Jane Patton               Susan Roberts                  Stacey Horton
Sue Bledsoe                    Debra Pickett                  Melissa Spencer                Becky Hall
Tracy Bowman                   Christine Bolen                Peggy Gravely                  Kim Banks


Bookkeeping & Proof
-------------------


Becky Callahan                 Rhonda Lineberry               Dorothy Hash                   Nancy Hale
Rhonda James                   Janna Billings                 Elaine Roberts                 Sparkle Holder
Loretta Painter                Lorie Casino


Secretaries and Customer Service Personnel
------------------------------------------


Judy Cummings                  Carol Moxley                   Elisa Blevins                  Cindy Teaster
Glenda Ward                    Sue Faddis                     Karen Overstreet               Beverly Burcham
Rebecca Reedy                  Julie Horton


Receptionists and Office Services
---------------------------------


Brenda Thompson                Greg Reedy                     Faye Dotson


Board of Directors and Officers

--------------------------------------------------------------------------------

                                                          Board of Directors
                                                          ------------------
Julian L. Givens..........................................................................................Physician

Jacky K. Anderson................................................Grayson Bankshares, Inc. and Grayson National Bank

Jack E. Guynn, Jr...........................................................................Guynn Enterprises, Inc.

Fred B. Jones................................................................................................Farmer

Jean W. Lindsey.................................................................................Walter's Drug, Inc.

Charles T. Sturgill...................................................................Grayson County Clerk of Court

Dennis B. Gambill................................................Grayson Bankshares, Inc. and Grayson National Bank

Carl J. Richardson...................................................................Retired, Grayson National Bank

J. David Vaughan..................................................................................Vaughan Furniture

Thomas E. Jackson, Jr...............................................................................Attorney-at-Law

                                                      Grayson Bankshares Officers
                                                      ---------------------------

Julian L. Givens..............................................................................Chairman of the Board

Jacky K. Anderson.................................................................................President and CEO

Dennis B. Gambill....................................................................................Vice President

Brenda C. Smith...........................................................................................Secretary

Blake M. Edwards............................................................................Chief Financial Officer

                                                    Grayson National Bank Officers
                                                    ------------------------------

Julian L. Givens..............................................................................Chairman of the Board

Charles T. Sturgill...................................................................................Vice Chairman

Jacky K. Anderson.................................................................................President and CEO

Dennis B. Gambill..........................................................................Executive Vice President

Curtis A. Jennings............................................................................Senior Vice President

Brenda C. Smith...............................................................................Senior Vice President

Blake M. Edwards............................................................................Chief Financial Officer

Peggy H. Haga...................................................................Vice President-Customer Service Rep

Ann W. Graham....................................................................................Operations Manager

Darlene B. Hensdell...............................................................Assistant VP-Customer Service Rep

Sarah S. Cox......................................................................Assistant VP-Customer Service Rep

Jerry D. Wright......................................................................................Vice President

Delma C. Smith......................................................................Assistant VP-Branch Coordinator

Kathy T. Watson.........................................................................Information Systems Manager

Linda B. Eller.........................................................Executive Secretary/Administrative Assistant

Rodney R. Halsey......................................................................Assistant VP-Loan Officer-EDP

Tom D. Gentry...............................................................................Commercial Loan Officer

Carolyn A. Cornett........................................................Vice President-Auditor/Compliance Officer

Lori C. Vaught.................................................................................Credit Administrator

Robert T. Fender................................................................................Loan Review Officer

Deborah J. McCormick ...........................................................................Collections Officer

Marcia T. Sutherland...................................................................................Loan Officer

Charles W. Smith......................................................................Loan Officer/Security Officer

Larry D. Osborne............................................Assistant VP-Branch Manager of East Independence Office

Brenda C. Parks..................................................................Branch Manager of Troutdale Office

Carol Lee Sutherland.............................................................Branch Manager of Elk Creek Office

Ronald P. Porter......................................................Vice President-Branch Manager of Galax Office

Sharon D. Caudill.............................................Assistant Branch Manager of Galax Office-Loan Officer

Greg L. Bare........................................................................Branch Manager of Sparta Office

Sheila G. Douglas............................................Assistant Branch Manager of Sparta Office-Loan Officer

Ruby A. Stuart....................................................Regional Manager/Branch Manager of Carroll Office

G. Kevin Weatherman.........................................Assistant Branch Manager of Carroll Office-Loan Officer

Kay B. Carter...................................................................Branch Manager of Hillsville Office

Doug E. Morgan...........................................Assistant Branch Manager of Hillsville Office-Loan Officer

Stockholder Information

-------------------------------------------------------------------------------



Annual Meeting
--------------

The annual meeting of stockholders  will be held at 1:00 p.m. on April 12, 2005,
at  the  Grayson  National  Bank  Conference   Center,  558  East  Main  Street,
Independence, Virginia, located in the Guynn Shopping Center.


Requests for Information
------------------------

Requests for information should be directed to Mrs. Brenda C. Smith, Corporate Secretary, at The Grayson National Bank, Post Office Box 186, Independence, Virginia, 24348; telephone (276) 773-2811.


                 Independent Auditors                 Stock Transfer Agent
                 --------------------                 --------------------

                Larrowe & Company, PLC              The Grayson National Bank
             Certified Public Accountants              Post Office Box 186
                  Post Office Box 760                Independence, VA  24348
                Galax, Virginia  24333



Federal Deposit Insurance Corporation
-------------------------------------

The Bank is a member of the  FDIC.  This  statement  has not been  reviewed,  or
confirmed   for  accuracy  or  relevance  by  the  Federal   Deposit   Insurance
Corporation.


                                 Banking Offices
                                 ---------------


               Main Office                         Elk Creek Office
          113 West Main Street                    60 Comers Rock Road
      Independence, Virginia 24348             Elk Creek, Virginia 24326
             (276) 773-2811                         (276) 655-4011

        East Independence Office                   Troutdale Office
          802 East Main Street                     101 Ripshin Road
      Independence, Virginia 24348             Troutdale, Virginia 24378
             (276) 773-2811                         (276) 677-3722

              Galax Office                           Sparta Office
         209 West Grayson Street                98 South Grayson Street
             Galax, Virginia                 Sparta, North Carolina 28675
             (276) 238-2411                         (336) 372-2811

             Carroll Office                        Hillsville Office
          8351 Carrollton Pike                   419 South Main Street
          Galax, Virginia 24333               Hillsville, Virginia 24343
             (276) 238-8112                         (276) 728-2810

-------------------------------------------------------------------------------



                      Management's Discussion and Analysis




--------------------------------------------------------------------------------