Form 10KSB, Exhibit 13
period 2005-12-31
GRAYSON BANKSHARES INC
filed 2006-03-31
CIK 883758

Exhibit 13.1
2005 ANNUAL REPORT



TABLE OF CONTENTS

Financial Highlights...........................................................1

Letter to Stockholders.........................................................2

Report of Independent Registered Public Accounting Firm........................3

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

Management's Discussion and Analysis..........................................31

Bank Staff....................................................................50

Board of Directors and Officers...............................................51

Stockholder Information........................................Inside Back Cover

FINANCIAL HIGHLIGHTS1



                              2005       2004       2003       2002      2001
SUMMARY OF OPERATIONS

  Interest income           $  17,148 $   14,656 $  13,842  $  14,280  $  13,717
  Interest expense              5,802      4,474     5,637      6,640      7,204
                            --------- ---------- ---------  ---------  ---------
      Net interest income      11,346     10,182     8,205      7,640      6,513
  Provision for credit losses     504        390       410        441        280
  Other income                  1,415      1,607     2,662      1,021        589
  Other expense                 7,945      6,943     5,812      4,720      4,092
  Income taxes                  1,204      1,215     1,306        964        790
                            --------- ---------- ---------  ---------  ---------
      Net income            $   3,108 $    3,241 $   3,339  $   2,536  $   1,940
                            ========= ========== =========  =========  =========

PER SHARE DATA

  Net income                $    1.81 $     1.89 $    1.94  $    1.48  $    1.13
  Cash dividends declared         .68        .60      1.00        .46        .41
  Book value                    16.15      15.23     14.31      13.51      12.27
  Estimated market value2       30.00      32.00     32.00      32.00      29.00

YEAR-END BALANCE SHEET SUMMARY

  Loans, net                $ 217,091 $  196,912 $ 176,155  $ 154,190  $ 140,898
  Investment securities        39,279     37,909    46,282     44,872     33,452
  Total assets                304,165    270,215   263,865    241,283    201,469
  Deposits                    250,400    231,059   228,219    206,909    179,323
  Stockholders' equity         27,753     26,177    24,601     23,230     21,086

SELECTED RATIOS

  Return on average assets      1.09%      1.23%     1.32%      1.13%      1.02%
  Return on average equity     11.43%     12.56%    13.66%     11.40%      9.44%
  Average equity to
         average assets         9.55%      9.76%     9.66%      9.88%     10.85%




















      1  In thousands of dollars, except per share data.
      2  Provided at the trade date nearest year end.

Dear Stockholder:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $304,165,217, resulting in an increase of $33,950,336 or 12.56% over the previous year. Our return on assets was 1.09% and the return on equity was 11.43% as compared to 1.23 % and 12.56% for the previous year. Net earnings were $3,108,307, a decrease of $133,161 or 4.11% compared to the previous year. We expected a slight decrease in earnings due primarily to our recent branching efforts, however, we believe your bank is positioned well for earnings growth in the future. Our deposits increased $19,340,175 or 8.37% and net loans increased $20,179,196 or 10.25%. Please refer to our financial highlights page and accompanying statements for additional information.

The book value for our stock at year-end was $16.15 and stock trades nearest year-end were executed at $30.00 per share. Dividends for the year were $0.68 per share.

2005 was an exciting year for Grayson National Bank and we look to 2006 with the same enthusiasm. We continued our ongoing efforts to better serve our customers through the introduction of internet banking and on-line bill paying services in November of 2005. The response to these products has far exceeded our expectations. We intend to further these efforts in 2006 as well, with the introduction of overdraft protection and credit card plans. We will also continue our efforts to expand, with construction of our Whitetop office scheduled to begin in March and our new operations center scheduled to begin this summer. It is truly satisfying for us to be able to offer our customers all the products they need without having to sacrifice the personal service they deserve.

Your bank has grown considerably in recent years and we are very excited about the future of The Grayson National Bank. We continue to be blessed with great personnel throughout our organization. I wish to thank our employees for their dedicated service to the bank, our shareholders, and most of all, our customers.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

/s/ Jacky K. Anderson

Jacky K. Anderson
President & CEO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Grayson Bankshares, Inc.
Independence, Virginia


We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ Larrowe & Company

Galax, Virginia
January 20, 2006

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004




ASSETS                                                     2005          2004

Cash and due from banks                                $  8,394,366 $ 10,032,399
Federal funds sold                                       21,914,513    8,833,069
Investment securities available for sale                 33,795,911   33,786,785
Investment securities held to maturity
  (fair value approximately $3,955,524
  in 2005, and $2,973,676 in 2004)                        3,963,847    2,975,455
Restricted equity securities                              1,519,650    1,147,050
Loans, net of allowance for loan losses of $2,678,055
  in 2005 and $2,609,759 in 2004                        217,091,067  196,911,871
Cash value of life insurance                              5,148,180    4,925,722
Foreclosed assets                                           400,000       65,000
Property and equipment, net                               7,249,704    7,316,750
Accrued income                                            2,177,475    1,833,728
Other assets                                              2,510,504    2,387,052
                                                       ------------ ------------
                                                       $304,165,217 $270,214,881
                                                       ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
  Noninterest-bearing                                  $ 36,242,161 $ 31,569,179
  Interest-bearing                                      214,157,358  199,490,165
                                                       ------------ ------------
      Total deposits                                    250,399,519  231,059,344

Short-term debt                                                   -    2,000,000
Long-term debt                                           25,000,000   10,000,000
Accrued interest payable                                    467,686      253,652
Other liabilities                                           544,670      724,839
                                                       ------------ ------------
                                                        276,411,875  244,037,835
                                                       ------------ ------------

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $25 par value; 500,000
  shares authorized; none issued                                  -            -
Common stock, $1.25 par value; 5,000,000 shares
  authorized;  1,718,968 shares issued
  in 2005 and 2004, respectively                          2,148,710    2,148,710
Surplus                                                     521,625      521,625
Retained earnings                                        25,736,698   23,797,289
Accumulated other comprehensive income (loss)             (653,691)    (290,578)
                                                       ------------ ------------
                                                         27,753,342   26,177,046
                                                       ------------ ------------
                                                       $304,165,217 $270,214,881
                                                       ============ ============
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004 and 2003





                                                2005        2004         2003
INTEREST INCOME:
  Loans and fees on loans                    $15,131,275 $12,787,560 $11,595,816
  Federal funds sold                            405,083      139,300     245,760
  Investment securities:
   Taxable                                    1,214,617    1,287,584   1,545,643
   Exempt from federal income tax               397,213      441,532     454,938
                                             ----------- ----------- -----------
                                             17,148,188   14,655,976  13,842,157
                                             ----------- ----------- -----------

INTEREST EXPENSE:
  Deposits                                    4,947,344    3,954,159   5,123,483
  Interest on borrowings                        854,658      519,247     513,639
                                             ----------- ----------- -----------
                                              5,802,002    4,473,406   5,637,122
                                             ----------- ----------- -----------
      Net interest income                    11,346,186   10,182,570   8,205,035
                                             ----------- ----------- -----------

PROVISION FOR LOAN LOSSES                       504,468      390,000     410,000
                                             ----------- ----------- -----------
      Net interest income after
        provision for loan losses            10,841,718    9,792,570   7,795,035
                                             ----------- ----------- -----------

NONINTEREST INCOME:
  Service charges on deposit accounts           528,320      549,871     429,135
  Other service charges and fees                606,416      506,513     534,537
  Net realized gains on securities                4,094       63,004     919,710
  Other income                                  276,373      487,874     778,266
                                             ----------- ----------- -----------
                                              1,415,203    1,607,262   2,661,648
                                             ----------- ----------- -----------

NONINTEREST EXPENSE:
  Salaries and employee benefits              4,929,967    4,354,566   3,687,447
  Occupancy expense                             300,636      224,656     180,119
  Equipment expense                             750,603      638,069     501,658
  Foreclosure expense                            11,980       14,567           -
  Other expense                               1,951,347    1,711,381   1,443,365
                                             ----------- ----------- -----------
                                              7,944,533    6,943,239   5,812,589
                                             ----------- ----------- -----------
      Income before income taxes              4,312,388    4,456,593   4,644,094

INCOME TAX EXPENSE                            1,204,081    1,215,125   1,305,535
                                             ----------- ----------- -----------
      Net income                             $3,108,307  $ 3,241,468 $ 3,338,559
                                             ==========  =========== ===========

BASIC EARNINGS PER SHARE                     $     1.81  $      1.89 $      1.94
                                             ==========  =========== ===========
WEIGHTED AVERAGE SHARES OUTSTANDING           1,718,968    1,718,968   1,718,968
                                             ==========  =========== ===========

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 2005, 2004 and 2003





                                                                                                 ACCUMULATED
                                            COMMON STOCK                                           OTHER
                                         -------------------                      RETAINED      COMPREHENSIVE
                                         SHARES       AMOUNT          SURPLUS     EARNINGS       INCOME (LOSS)          TOTAL
                                         ------       ------          -------     --------      --------------          -----

BALANCE, DECEMBER 31, 2002             1,718,968   $  2,148,710   $    521,625   $ 19,967,611    $    591,571       $ 23,229,517
                                       ---------   ------------   ------------   ------------    ------------       ------------

COMPREHENSIVE INCOME
 Net income                                  -              -              -        3,338,559             -            3,338,559
 Net change in unrealized
 gain (loss) on investment
 securities available for
 sale, net of taxes of $184,783              -              -              -              -           358,697            358,697
 Reclassification adjustment,
 net of income taxes of $312,701             -              -              -              -         (607,009)           (607,009)
                                                                                                                    ------------

TOTAL COMPREHENSIVE INCOME                                                                                             3,090,247

 Dividends paid
 ($1.00 per share)                           -              -              -       (1,718,968)            -           (1,718,968)
                                       ---------   ------------   ------------   ------------    ------------       ------------
BALANCE, DECEMBER 31, 2003             1,718,968      2,148,710        521,625     21,587,202         343,259         24,600,796

COMPREHENSIVE INCOME
 Net income                                  -              -              -        3,241,468             -            3,241,468
 Net change in unrealized
 gain (loss) on investment
 securities available for
 sale, net of taxes of ($305,101)            -              -              -              -          (592,254)
 Reclassification adjustment,
 net of income taxes of ($21,421)            -              -              -              -           (41,583)           (41,583)
                                                                                                                    ------------
TOTAL COMPREHENSIVE INCOME                                                                                             2,607,631

 Dividends paid
 ($.60 per share)                            -              -              -       (1,031,381)            -           (1,031,381)
                                       ---------   ------------   ------------   ------------    ------------       ------------
BALANCE, DECEMBER 31, 2004             1,718,968      2,148,710        521,625     23,797,289        (290,578)        26,177,046

COMPREHENSIVE INCOME
 Net income                                  -              -              -        3,108,307             -            3,108,307
 Net change in unrealized
 gain (loss) on investment
 securities available for
 sale, net of taxes of ($185,666)            -              -              -              -          (360,411)          (360,411)
 Reclassification adjustment,
 net of income taxes of ($1,392)             -              -              -              -            (2,702)            (2,702)
                                                                                                                    ------------
TOTAL COMPREHENSIVE INCOME                                                                                             2,745,194

 Dividends paid
 ($.68 per share)                            -              -              -       (1,168,898)            -           (1,168,898)
                                       ---------   ------------   ------------   ------------    ------------       ------------
BALANCE, DECEMBER 31, 2005             1,718,968   $  2,148,710   $    521,625   $ 25,736,698    $   (653,691)      $ 27,753,342
                                       =========   ============   ============   ============    ============       ============


See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004 and 2003


                                                               2005                 2004             2003
                                                            ----------           ----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                  $  3,108,307     $  3,241,468    $  3,338,559
 Adjustments to reconcile net income
   to net cash provided by operations:
    Depreciation and amortization                                 668,695          566,587         409,525
    Provision for loan losses                                     504,468          390,000         410,000
    Deferred income taxes                                          83,235          187,110         (40,580)
    Net realized gains on securities                               (4,094)         (63,004)       (919,710)
    Accretion of discount on securities, net of
      amortization of premiums                                     69,666          221,135         248,727
    Deferred compensation                                          14,718            8,304          11,475
    Changes in assets and liabilities:
      Cash value of life insurance                               (222,458)        (247,991)       (254,313)
      Accrued income                                             (343,747)          57,388         (92,210)
      Other assets                                                (19,629)        (684,933)       (527,830)
      Accrued interest payable                                    214,034          (10,988)        (64,335)
      Other liabilities                                          (194,887)         (63,809)        (46,704)
                                                             ------------     ------------    ------------
       Net cash provided by operating activities                3,878,308        3,601,267       2,472,604
                                                             ------------     ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Net (increase) decrease in federal funds sold                (13,081,444)       6,472,475       4,434,684
 Activity in available for sale securities:
   Purchases                                                  (11,515,250)     (23,342,538)
   Sales                                                        6,271,975       18,782,690      11,964,172
   Maturities                                                   4,622,174        4,083,990      10,547,217
 Activity in held to maturity securities:
   Purchases                                                     (992,160)             -        (2,215,694)
   Maturities                                                         -          1,005,000       2,168,103
 Purchases of restricted equity securities                       (372,600)         (65,300)       (236,300)
 Net increase in loans                                        (20,683,664)     (21,147,141)    (22,374,725)
 Net increase in foreclosed assets                               (335,000)         (50,000)        (15,000)
 Purchases of property and equipment, net of sales               (601,649)      (1,655,145)     (2,511,483)
                                                             ------------     ------------    ------------
       Net cash used in investing activities                  (36,687,618)      (9,125,823)    (21,581,564)
                                                             ------------     ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in deposits                                      19,340,175        2,840,196      21,310,624
 Dividends paid                                                (1,168,898)      (1,031,381)     (1,718,968)
 Net increase (decrease) in short-term debt                    (2,000,000)       2,000,000             -
 Net increase in long-term debt                                15,000,000              -               -
                                                             ------------     ------------    ------------
       Net cash provided by financing activities               31,171,277        3,808,815      19,591,656
                                                             ------------     ------------    ------------
       Net increase (decrease) in cash and cash equivalents    (1,638,033)      (1,715,741)        482,696

CASH AND CASH EQUIVALENTS, BEGINNING                           10,032,399       11,748,140      11,265,444
                                                             ------------     ------------    ------------
CASH AND CASH EQUIVALENTS, ENDING                            $  8,394,366     $ 10,032,399    $ 11,748,140
                                                             ============     ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Interest paid                                               $  5,587,968     $  4,484,394    $  5,701,457
                                                             ============     ============    ============
 Taxes paid                                                  $  1,273,000     $    993,467    $  1,443,179
                                                             ============     ============    ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVIITIES
 Effect on equity of change in net unrealized gain           $   (363,113)    $   (633,837)   $   (248,312)
                                                             ============     ============    ============

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements


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

CRITICAL ACCOUNTING POLICIES

The notes to our audited consolidated financial statements for the year ended December 31, 2005 included herein, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company had no loans held for sale at December 31, 2005 or during the three year period then ended.

LOANS RECEIVABLE

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. The Bank only charges loan origination fees on term loans with an original maturity of one year or less. Loan origination fees are therefore not capitalized due to the short-term nature of the related loans. Loan origination costs are capitalized and recognized as an adjustment to yield over the life of the related loan.

Notes to Consolidated Financial Statements

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Notes to Consolidated Financial Statements

PROPERTY AND EQUIPMENT

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

                                                      Years
                  Buildings and improvements          10-40
                  Furniture and equipment             5-12

FORECLOSED ASSETS

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than six months.

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

Notes to Consolidated Financial Statements

DILUTED EARNINGS PER SHARE

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares. For the years presented, the Company had no potentially dilutive securities outstanding.

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

Notes to Consolidated Financial Statements

INTEREST RATE SWAP AGREEMENTS, CONTINUED

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

Notes to Consolidated Financial Statements

FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

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

Derivatives:   The fair value of derivatives is determined by comparing  current market prices for similar contracts with contracts entered into by the Company.

RECLASSIFICATION

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current presentation. Net income and stockholders' equity previously reported were not affected by these reclassifications.

ADVERTISING EXPENSE

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented is not material.

NOTE 2.  RESTRICTIONS ON CASH

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $2,162,000 and $1,010,000 for the periods including December 31, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements


NOTE 3.  INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                           AMORTIZED  UNREALIZED  UNREALIZED      FAIR
2005                                         COST        GAINS      LOSSES        VALUE
----                                     -----------  ----------  ----------- -----------
AVAILABLE FOR SALE:
  U.S. Government agency securities      $25,858,789  $   10,000  $   959,460 $24,909,329
  Mortgage-backed securities               3,514,640       5,550       88,703   3,431,487
  State and municipal securities           5,213,446      52,290       11,921   5,253,815
  Corporate securities                       199,475       1,805            -     201,280
                                         -----------  ----------  ----------- -----------
                                         $34,786,350  $   69,645  $ 1,060,084 $33,795,911
                                         ===========  ==========  =========== ===========

HELD TO MATURITY:
  U.S. Government agency securities         $993,326  $        -  $     3,326 $   990,000
  State and municipal securities           2,970,521      37,704       42,701   2,965,524
                                         -----------  ----------  ----------- -----------
                                         $ 3,963,847  $   37,704  $    46,027 $ 3,955,524
                                         ===========  ==========  =========== ===========

2004
----
AVAILABLE FOR SALE:
  U.S. Government agency securities      $17,173,436  $    6,798  $   653,282 $16,526,952
  Mortgage-backed securities               5,343,481      49,460       13,541   5,379,400
  State and municipal securities           7,855,015     138,263       36,427   7,956,851
  Corporate securities                     3,855,121      70,211        1,750   3,923,582
                                         -----------  ----------  ----------- -----------
                                         $34,227,053  $  264,732  $   705,000 $33,786,785
                                         ===========  ==========  =========== ===========
HELD TO MATURITY:
  State and municipal securities         $ 2,975,455  $   43,198  $    44,977 $ 2,973,676
                                         ===========  ==========  =========== ===========


There were no securities transferred between the available for sale and held to maturity portfolios during 2005, 2004 or 2003.

Restricted equity securities were $1,519,650 and $1,147,050 at December 31, 2005 and 2004, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB"), Community Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank's stock in The Bankers Bank is restricted only in the fact that the stock may only be repurchased by The Bankers Bank.

The following table details unrealized losses and related fair values in the Company's held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2005 and 2004.

                                            LESS THAN 12 MONTHS          12 MONTHS OR MORE                TOTAL
                                        -------------------------   -------------------------   -------------------------
                                           FAIR         UNREALIZED      FAIR      UNREALIZED      FAIR          UNREALIZED
                                           VALUE          LOSSES        VALUE        LOSSES       VALUE            LOSSES
                                        -----------   -----------   -----------   -----------   -----------   -----------
2005
----
AVAILABLE FOR SALE:
U.S. Government agency securities       $11,143,523   $    97,188     9,755,606   $   862,272   $20,899,129       959,460
Mortgage-backed securities                2,345,659        56,864       894,722        31,839     3,240,381        88,703
State and municipal securities            1,110,642        10,683       402,972         1,238     1,513,614        11,921
Other securities                                -             -             -             -             -             -
                                        -----------   -----------   -----------   -----------   -----------   -----------
  Total securities available for sale   $14,599,824   $   164,735   $11,053,300   $   895,349   $25,653,124   $ 1,060,084
                                        ===========   ===========   ===========   ===========   ===========   ===========

Notes to Consolidated Financial Statements


                                            LESS THAN 12 MONTHS          12 MONTHS OR MORE                TOTAL
                                        -------------------------   -------------------------   -------------------------
                                           FAIR         UNREALIZED      FAIR      UNREALIZED      FAIR          UNREALIZED
                                           VALUE          LOSSES        VALUE        LOSSES       VALUE            LOSSES
                                        -----------   -----------   -----------   -----------   -----------   -----------
HELD TO MATURITY:
U.S. Government agency securities       $   990,000   $     3,326   $       -     $       -     $   990,000   $     3,326
State and municipal securities              515,383         9,361     1,128,006        33,340     1,643,389        42,701
                                        -----------   -----------   -----------   -----------   -----------   -----------
  Total securities held to maturity     $ 1,505,383   $    12,687   $ 1,128,006   $    33,340   $ 2,633,389   $    46,027
                                        ===========   ===========   ===========   ===========   ===========   ===========

                                            LESS THAN 12 MONTHS          12 MONTHS OR MORE                TOTAL
                                        -------------------------   -------------------------   -------------------------
                                           FAIR         UNREALIZED      FAIR      UNREALIZED      FAIR          UNREALIZED
                                           VALUE          LOSSES        VALUE        LOSSES       VALUE            LOSSES
                                        -----------   -----------   -----------   -----------   -----------   -----------
2004
----
AVAILABLE FOR SALE:
U.S. Government agency securities       $12,663,103   $   147,463   $ 1,731,700   $   510,600   $14,394,803   $   653,282
Mortgage-backed securities                  803,528         8,760           -             -         803,528        13,541
State and municipal securities            2,231,190         3,088       637,222        33,339     2,868,412        36,427
Other securities                            198,250         1,750           -             -         198,250         1,750
                                        -----------   -----------   -----------   -----------   -----------   -----------
  Total securities available for sale   $15,896,071   $   161,061   $ 2,368,922   $   543,939   $18,264,993   $   705,000
                                        ===========   ===========   ===========   ===========   ===========   ===========

HELD TO MATURITY:
State and municipal securities          $ 1,663,728   $    44,977       $   -      $      -     $ 1,663,728   $    44,977
                                        -----------   -----------   -----------   -----------   -----------   -----------
  Total securities held to maturity     $ 1,663,728   $    44,977       $   -      $      -     $ 1,663,728   $    44,977
                                        -----------   -----------   -----------   -----------   -----------   -----------

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The relative significance of these and other factors will vary on a case by case basis.

At December 31, 2005, three securities had unrealized losses with aggregate depreciation of approximately 27% from the Company's amortized cost basis. These securities are issued by the Federal Home Loan Mortgage Corporation and have variable interest rates and perpetual maturities. In determining whether or not the impairment on these securities is other-than-temporary management placed greater significance on the financial condition of the issuer and the Company's ability and intent to hold the securities for the foreseeable future. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and whether or not interest and principal payments are expected to continue to be received in accordance with the terms under which the security was purchased. The Company's ability and intent to hold the securities for the foreseeable future are evaluated primarily on the Company's current and projected liquidity position. Based upon these considerations management considers the impairment on these securities to be temporary in nature.

Investment securities with amortized cost of approximately $9,359,420 and $2,582,000 at December 31, 2005 and 2004, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2005, 2004 and 2003 are as follows:

                                                2005        2004         2003
                                             ----------  ----------- -----------
Realized gains                               $   26,864  $   189,668 $   919,710
Realized losses                                  22,770      126,664           -
                                             ----------  ----------- -----------
                                             $    4,094  $    63,004 $   919,710
                                             ==========  =========== ===========

Notes to Consolidated Financial Statements

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2005, were as follows:

                                             AVAILABLE FOR SALE         HELD TO MATURITY
                                          AMORTIZED        FAIR        AMORTIZED       FAIR
                                            COST           VALUE          COST         VALUE
                                         -----------   -----------   -----------   -----------

Due in one year or less                  $   149,999   $   150,823   $   993,326   $   990,000
Due after one year through five years      8,762,452     8,731,920     1,314,186     1,308,332
Due after five years through ten years     9,889,547     9,751,231     1,656,335     1,657,192
Due after ten years                       15,984,352    15,161,937           -             -
                                         -----------   -----------   -----------   -----------
                                         $34,786,350   $33,795,911   $ 3,963,847   $ 3,955,524
                                         ===========   ===========   ===========   ===========


Maturities of mortgage backed securities are based on contractual amounts. Actual maturity will vary as loans underlying the securities are prepaid.

NOTE 4.  LOANS RECEIVABLE

The major components of loans in the consolidated balance sheets at December 31, 2005 and 2004 are as follows (in thousands):
                                                            2005         2004
                                                         ----------- -----------

Commercial                                               $    18,745 $    17,603
Real estate:
  Construction and land development                           22,244      19,454
  Residential, 1-4 families                                  102,614      94,655
  Residential, 5 or more families                                675         692
  Farmland                                                    21,695      18,387
  Nonfarm, nonresidential                                     35,613      31,485
Agricultural                                                   3,071       2,891
Consumer                                                      14,112      13,657
Other                                                          1,000         698
                                                         ----------- -----------
                                                             219,769     199,522

Allowance for loan losses                                    (2,678)     (2,610)
                                                         ----------- -----------
                                                         $   217,091 $   196,912
                                                         =========== ===========

NOTE 5.  ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses as of December 31 follows:

                                                2005        2004         2003
                                             ----------  ----------- -----------

Balance, beginning                           $2,609,759  $ 2,395,387 $ 2,189,028

Provision charged to expense                    504,468      390,000     410,000
Recoveries of amounts charged off                29,390      100,861     103,782
Amounts charged off                           (465,562)    (276,489)   (307,423)
                                             ----------  ----------- -----------
Balance, ending                              $2,678,055  $ 2,609,759 $ 2,395,387
                                             ==========  =========== ===========

Notes to Consolidated Financial Statements

The following is a summary of information pertaining to impaired loans at December 31:

                                                            2005         2004
                                                         ----------- -----------

Impaired loans without a valuation allowance             $   470,997 $   881,753
Impaired loans with a valuation allowance                    757,348     478,712
      Total impaired loans                               $ 1,228,345 $ 1,360,465
                                                         ----------- -----------
Valuation allowance related to impaired loans            $   318,203 $    72,162
                                                         =========== ===========

Nonaccrual loans and loans past due 90 days or more at December 31, 2005 were approximately $992,000 and $550,000, respectively. At December 31, 2004, those amounts were approximately $690,000 and $635,000, respectively. Substantially all of these loans are included in impaired loans for both years.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2005, 2004 and 2003 (all approximate) is summarized below:

                                                2005        2004         2003
                                             ----------  ----------- -----------

Average investment in impaired loans         $1,266,206  $ 2,091,011 $ 2,116,478
                                             ==========  =========== ===========
Interest income recognized on impaired loans $  176,860  $    55,157 $   193,635
                                             ==========  =========== ===========
Interest income recognized on a cash basis
      on impaired loans                      $  162,299  $    48,973 $   109,711
                                             ==========  =========== ===========

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 6.  PROPERTY AND EQUIPMENT

Components of property and equipment and total accumulated depreciation at December 31, 2005 and 2004, are as follows:
                                                            2005         2004
                                                         ----------- -----------

Land                                                     $ 1,409,176 $ 1,311,314
Buildings and improvements                                 4,923,339   4,876,164
Furniture and equipment                                    4,786,306   4,329,694
                                                         ----------- -----------
                                                          11,118,821  10,517,172

Less accumulated depreciation                            (3,869,117) (3,200,422)
                                                         ----------- -----------
                                                         $ 7,249,704 $ 7,316,750
                                                         =========== ===========

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 amounted to $668,695, $566,587, and $409,525, respectively.

NOTE 7.  CASH VALUE OF LIFE INSURANCE

The Bank is owner and beneficiary of life insurance policies on certain employees and directors. Policy cash values totaled $5,148,180 and $4,925,722 at December 31, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements


NOTE 8.  DEPOSITS

The aggregate amount of time deposits in denominations of  $100,000  or  more at
December  31,  2005 and 2004 was $50,749,271 and $36,668,682, respectively.   At
December 31, 2005, the scheduled maturities of time deposits are as follows:

                  Three months or less                         $ 28,632,393
                  Over three months through twelve months        68,638,790
                  Over one year through three years              24,798,123
                  Over three years                               22,543,352
                                                               ------------
                                                               $144,612,658
                                                               ============

NOTE 9.  SHORT-TERM DEBT

During the three year period ended December 31, 2005 short-term debt consisted of daily rate credit (DRC) advances from the Federal Home Loan Bank, which generally mature within one to four days from the transaction date. There was no short term debt during 2003. Additional information at December 31, 2005 and 2004 is summarized below:

                                                           2005         2004
                                                       ----------   -----------

Outstanding balance at December 31                     $         -  $ 2,000,000
                                                       ==========   ===========
Year-end weighted averaged rate                                 -%        2.44%
                                                       ==========   ===========
Daily average outstanding during the year              $   591,781  $ 2,718,579
                                                       ==========   ===========
Weighted average rate for the year                           3.01%        2.33%
                                                       ==========   ===========
Maximum outstanding at any month-end during the year   $ 2,000,000  $ 5,000,000
                                                       ==========   ===========

At December 31, 2005, the Bank had established lines of credit of approximately $14,000,000 with correspondent banks to provide additional liquidity if, and as needed. In addition, the Bank has the ability to borrow up to $25,423,000 from the Federal Home Loan Bank, subject to the pledging of collateral.

NOTE 10.  LONG-TERM DEBT

The Bank's long-term debt consists of two fixed-rate borrowings and one variable-rate borrowing. The fixed-rate borrowings include a $10,000,000 advance from the Federal Home Loan Bank of Atlanta. This loan matures on January 17, 2012 and is secured by substantially all first mortgage one-to-four family residential loans. Interest on the loan is fixed at 4.56% until January 17, 2007 at which time the rate is convertible, at the option of the Federal Home Loan Bank, to a variable rate equal to the three-month LIBOR rate. If converted, the Bank has the option to prepay the debt without penalty. The Bank also has a fixed-rate borrowing of $5,000,000 from BNP Paribas. This loan matures on October 26, 2015 and is secured by investment securities with an amortized cost of $5,975,315 at December 31, 2005. Interest on the loan is fixed at 4.99% and the Bank has the option to prepay the debt at any time without penalty.

The Bank has a $10,000,000 variable-rate loan from the Federal Home Loan Bank of Atlanta. The loan matures on April 18, 2015 and is secured by substantially all first mortgage one-to-four family residential loans. Interest on the loan resets quarterly at a rate equal to the three-month LIBOR plus 22 basis points. The Bank has the option to prepay the loan without penalty on any quarterly interest rate reset date. The rate on the loan at December 31, 2005 was 4.39%.

Notes to Consolidated Financial Statements



NOTE 11.  FINANCIAL INSTRUMENTS

FAIR VALUES

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                    DECEMBER 31, 2005       DECEMBER 31, 2004
                                -----------------------  -----------------------
                                  CARRYING      FAIR      CARRYING       FAIR
                                   AMOUNT       VALUE      AMOUNT        VALUE
                                -----------  ----------  ----------- -----------
FINANCIAL ASSETS
  Cash and cash equivalents     $     8,394  $    8,394  $    10,032 $    10,032
  Federal funds sold                 21,915      21,915        8,833       8,833
  Securities, available for sale     33,796      33,796       33,787      33,787
  Securities, held to maturity        3,964       3,956        2,975       2,974
  Restricted equity securities        1,520       1,520        1,147       1,147
  Loans, net of allowance for
        credit losses               217,091     216,280      196,912     197,084

FINANCIAL LIABILITIES
  Deposits                          250,400     250,216      231,059     230,675
  Short-term debt                         -           -        2,000       2,000
  Long-term debt                     25,000      24,988       10,000      10,157

OFF-BALANCE-SHEET ASSETS (LIABILITIES)
  Commitments to extend credit and
   standby letters of credit              -           -            -           -
  Derivate financial instruments          -           -            -           -

NOTE 12.  ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

DERIVATIVE FINANCIAL INSTRUMENTS

The Company has occasionally utilized stand-alone derivative financial instruments in the form of interest rate swap agreements, which derive their value from underlying interest rates. These transactions involve both credit and market risk. The notional amounts are the amounts on which calculations, payments, and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail to meet their obligations. The Company deals only with primary dealers.

Derivative  instruments  are  generally  either  negotiated  OTC  contracts   or
standardized contracts executed on a recognized exchange. Negotiated OTC derivative contracts are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise prices and maturity.

Notes to Consolidated Financial Statements




NOTE  12.   ON-BALANCE  SHEET  DERIVATIVE  INSTRUMENTS  AND  HEDGING ACTIVITIES,
CONTINUED

RISK MANAGEMENT POLICIES - HEDGING INSTRUMENTS

The primary focus of the Company's asset/liability management program is to monitor the sensitivity of the Company's net portfolio value and net income under varying interest rate scenarios to take steps to control its risks. On a quarterly basis, the Company simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels on interest-earning assets and interest-bearing liabilities during the measurement period. Based upon the outcome of the simulation analysis, the Company considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. The Company evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.

INTEREST RATE RISK MANAGEMENT - CASH FLOW HEDGING INSTRUMENTS

The Company uses long-term variable rate debt as a source of funds for use in the Company's lending and investment activities and other general business purposes. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges its variable-rate interest payments. To meet this objective, management enters into interest rate swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments during the contract period.

INTEREST SWAP AGREEMENTS

In order to better manage interest rate risk, the Bank occasionally enters into agreements whereby the interest expense on variable rate, long-term debt is swapped for a fixed rate of interest expense. All interest rate swap agreements entered into by the Bank, to date, have had notional amounts ranging between $5,000,000 and $10,000,000. The terms of these agreements mirror the terms of the debt and are therefore highly effective and qualify for hedge accounting. As a result of long-term debt restructuring, changes in long-term interest rates or other circumstances, the interest rate swap agreements may be terminated early by the Bank. In the case of early termination of interest rate swap agreements; any gain is deferred until the hedged debt is repaid. There were no interest rate swap agreements outstanding at December 31, 2005 or 2004. Additional information (all approximate) related to the termination of interest rate swap agreements is as follows:

                                                                   2005           2004            2003
                                                                ----------     ----------      ----------
Gain from terminated agreements included in other income        $        -     $  204,000      $  522,000
                                                                ----------     ----------      ----------
Deferred gain from terminated agreements at year-end                66,000              -               -

Notes to Consolidated Financial Statements



NOTE 13.  EMPLOYEE BENEFIT PLAN

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status as of December 31, 2005, 2004 and 2003:


                                                        2005            2004            2003
                                                    -----------     -----------     -----------
 CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at beginning of year          $ 4,712,730     $ 3,708,775     $ 3,116,886
   Service cost                                         299,356         221,173         173,885
   Interest cost                                        282,764         241,070         218,182
   Actuarial (gain) loss                                398,792         684,106         460,742
   Benefits paid                                            -          (142,394)       (260,920)
                                                    -----------     -----------     -----------
   Benefit obligation at end of year                $ 5,693,642     $ 4,712,730     $ 3,708,775
                                                    ===========     ===========     ===========

CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year   $ 3,204,557     $ 2,086,716     $ 1,830,770
   Actual return on plan assets                         381,532         241,484         258,803
   Employer contribution                                371,681       1,018,751         258,063
   Benefits paid                                            -          (142,394)       (260,920)
                                                    -----------     -----------     -----------
   Fair value of plan assets at end of year         $ 3,957,770     $ 3,204,557     $ 2,086,716
                                                    ===========     ===========     ===========

CHANGE IN PREPAID (ACCRUED) BENEFIT COST
   Prepaid (accrued) benefit cost, beginning        $   561,805     $  (109,357)    $   (90,249)
   Contributions                                        371,681       1,018,751         258,063
   Pension cost                                        (405,793)       (347,589)       (277,171)
                                                    -----------     -----------     -----------
   Prepaid (accrued) benefit cost, ending           $   527,693     $   561,805     $  (109,357)
                                                    ===========     ===========     ===========

   Funded status                                    $(1,735,872)    $(1,508,173)    $(1,622,059)
   Unrecognized transitional net assets                    (133)           (168)           (203)
   Unrecognized prior service costs                      40,258          50,322          60,386
   Unrecognized net actuarial loss                    2,223,440       2,019,824       1,452,519
                                                    -----------     -----------     -----------
   Prepaid (accrued) benefit cost                   $   527,693     $   561,805     $  (109,357)
                                                    ===========     ===========     ===========

 ADDITIONAL DISCLOSURE INFORMATION
   Accumulated benefit obligation                   $ 3,158,014     $ 2,521,489     $ 2,034,649
   Vested benefit obligation                        $ 3,036,333     $ 1,894,769     $ 1,975,682
   Discount rate                                           5.75%            6.0%            6.5%
   Expected return on plan assets                           8.5%            8.5%            8.5%
   Rate of compensation increase                            5.0%            5.0%            5.0%
   Average remaining service (years)                         18              18              18

                                                           2005            2004            2003
                                                    -----------     -----------     -----------
 COMPONENTS OF NET PERIODIC BENEFIT COST
   Service cost                                     $   299,356     $   221,173     $   173,885
   Interest cost                                        282,764         241,070         218,182
   Return on plan assets                               (381,532)       (241,484)       (258,803)
   Originating unrecognized asset gain (loss)           109,145          56,710          85,998
   Recognized net actuarial (gain) loss                  86,031          60,091          47,880
   Amortization                                          10,029          10,029          10,029
                                                    -----------     -----------     -----------
   Net periodic benefit cost                        $   405,793     $   347,589     $   277,171
                                                    ===========     ===========     ===========

Notes to Consolidated Financial Statements

ESTIMATED FUTURE BENEFIT PAYMENTS

                                                     PENSION
                                                     BENEFITS
                                                   -----------
                  2006                             $         -
                  2007                                  19,184
                  2008                                  62,719
                  2009                                  71,431
                  2010                                  84,505
                  2011 - 2015                        1,008,770
                                                   -----------
                                                   $ 1,246,609
                                                   ===========

FUNDING POLICY

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator. Based on current information, it is anticipated the 2006 contribution will be approximately $258,453 and pension cost will be approximately $482,510.

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

ASSET ALLOCATION

The pension plan's weighted-average asset allocations at September 30, 2005 and 2004 (the latest dates available), by asset category are as follows:

                                                    2005         2004
                                               -----------   -----------

  Mutual funds - fixed income                          40%           41%
  Mutual funds - equity                                56%           55%
  Other                                                 4%            4%
                                               -----------   -----------
  Total                                               100%          100%
                                               ===========   ===========

Notes to Consolidated Financial Statements

ASSET ALLOCATION, CONTINUED

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

NOTE 14.  DEFERRED COMPENSATION AND LIFE INSURANCE

Deferred compensation plans have been adopted for certain executive officers and members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2,662 to $37,200 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $550,054 and $535,336 at December 31, 2005 and 2004, respectively. Expense charged against income was $47,636, $50,400 and $53,571 in 2005, 2004 and 2003,
respectively. Charges to income are based on changes in present value of future cash payments, discounted at 8%.

NOTE 15.  INCOME TAXES

CURRENT AND DEFERRED INCOME TAX COMPONENTS

The components of income tax expense (substantially all Federal) are as follows:

                                                2005        2004         2003
                                             ----------  ----------- -----------

Current                                      $1,120,846  $ 1,028,015 $ 1,346,115
Deferred                                         83,235      187,110    (40,580)
                                             ----------  ----------- -----------
                                             $1,204,081  $ 1,215,125 $ 1,305,535
                                             ==========  =========== ===========

RATE RECONCILIATION

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:
                                                2005        2004         2003
                                             ----------  ----------- -----------

Tax at statutory federal rate                $1,466,212  $ 1,515,242 $ 1,578,992
Tax exempt interest income                    (222,503)    (251,545)   (236,015)
State income tax, net of federal benefit          9,906        8,840      12,716
Other                                          (49,534)     (57,412)    (50,158)
                                             ----------  ----------- -----------
                                             $1,204,081  $ 1,215,125 $ 1,305,535
                                             ==========  =========== ===========

Notes to Consolidated Financial Statements

DEFERRED INCOME TAX ANALYSIS

The significant components of net deferred tax assets (substantially all Federal) at December 31, 2005 and 2004 are summarized as follows:

                                                            2005         2004
                                                         ----------- -----------
DEFERRED TAX ASSETS
  Allowance for loan losses                              $   809,841 $   806,836
  Unearned credit life insurance                              26,405      24,783
  Deferred compensation and
   accrued pension costs                                       7,602           -
  Net unrealized losses on
   securities available for sale                             336,749     154,384
  Other                                                       30,844      34,216
                                                         ----------- -----------
                                                           1,211,441   1,020,219
                                                         ----------- -----------

DEFERRED TAX LIABILITIES
  Deferred compensation and
   accrued pension costs                                           -       9,000
  Deferred loan origination
   costs                                                      70,293           -
  Depreciation                                               186,270     158,637
  Accretion of discount on investment securities              13,131       9,965
                                                         ----------- -----------
                                                             269,694     177,602
                                                         ----------- -----------
  Net deferred tax asset                                 $   941,747 $   842,617
                                                         =========== ===========

NOTE 16.  COMMITMENTS AND CONTINGENCIES

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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 2005 and 2004 is as follows:

                                                   2005           2004
                                                -----------   -----------

Commitments to extend credit                    $15,957,640   $12,352,870
Standby letters of credit                                 -             -
                                                -----------   -----------
                                                $15,957,640   $12,352,870
                                                ===========   ===========

Notes to Consolidated Financial Statements

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

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

INVESTMENT PURCHASE

During 2003, the Bank agreed to purchase an equity investment in a limited liability company totaling $500,000. The Bank has paid $250,000 as of December 31, 2005 and expects to fund the remaining $250,000 during 2006.

NOTE 17.  REGULATORY RESTRICTIONS

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

Notes to Consolidated Financial Statements

INTERCOMPANY TRANSACTIONS

The Bank's legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,664,000 at December 31, 2005. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2005.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2005 and 2004 that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

Notes to Consolidated Financial Statements

CAPITAL REQUIREMENTS, CONTINUED

The Company's and Bank's actual capital amounts (in thousands) and ratios are also presented in the table.

                                                                         MINIMUM
                                                                        TO BE WELL
                                                      MINIMUM       CAPITALIZED UNDER
                                                      CAPITAL       PROMPT CORRECTIVE
                                      ACTUAL          REQUIRED      ACTION PROVISIONS
                                ----------------   ---------------- ------------------
                                 AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                --------    ----   ---------    ---  ---------   ----
DECEMBER 31, 2005:
  Total Capital
   (to Risk-Weighted Assets)
     Consolidated               $ 30,408    14.7%  $  16,535    8.0% $  20,669   10.0%
     Grayson National Bank      $ 26,520    13.0%  $  16,372    8.0% $  20,465   10.0%
  Tier I Capital
   (to Risk-Weighted Assets)
     Consolidated               $ 27,823    13.5%  $   8,268    4.0% $  12,402    6.0%
     Grayson National Bank      $ 23,960    11.7%  $   8,186    4.0% $  12,279    6.0%
   Tier I Capital
   (to Average Assets)
     Consolidated               $ 27,823     9.3%  $  12,017    4.0% $  15,022    5.0%
     Grayson National Bank      $ 23,960     8.0%  $  11,966    4.0% $  14,957    5.0%

DECEMBER 31, 2005:
  Total Capital
   (to Risk-Weighted Assets)
     Consolidated               $ 28,739    15.8%  $  14,509    8.0% $  18,136   10.0%
     Grayson National Bank      $ 24,268    13.4%  $  14,463    8.0% $  18,078   10.0%
  Tier I Capital
   (to Risk-Weighted Assets)
     Consolidated               $ 26,468    14.6%  $   7,254    4.0% $  10,881    6.0%
     Grayson National Bank      $ 22,004    12.2%  $   7,231    4.0% $  10,847    6.0%
   Tier I Capital
   (to Average Assets)
     Consolidated               $ 26,468     9.9%  $  10,673    4.0% $  13,341    5.0%
     Grayson National Bank      $ 22,004     8.3%  $  10,633    4.0% $  13,291    5.0%

Notes to Consolidated Financial Statements


NOTE 18.  TRANSACTIONS WITH RELATED PARTIES

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

Aggregate 2005 and 2004 loan transactions with related parties were as follows:

                                                            2005         2004
                                                         ----------- -----------
BALANCE, BEGINNING                                       $ 2,744,420 $ 1,794,312

New loans                                                    175,125   1,674,816
Repayments                                                 (218,799)   (724,708)
Change in relationship                                   (1,462,719)           -
                                                         ----------- -----------
BALANCE, ENDING                                          $ 1,238,027 $ 2,744,420
                                                         =========== ===========

NOTE 19.  PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

                                 BALANCE SHEETS
                           DECEMBER 31, 2005 AND 2004

                                                            2005         2004
                                                         ----------- -----------
ASSETS
  Cash and due from banks                                $ 2,564,541 $ 2,855,513
  Securities available for sale                            1,233,505   1,056,900
  Investment in affiliate bank at equity                  23,901,903  22,239,543
  Other assets                                                53,393      25,090
                                                         ----------- -----------
      Total assets                                       $27,753,342 $26,177,046
                                                         =========== ===========

LIABILITIES
  Other liabilities                                      $         - $         -
                                                         ----------- -----------
STOCKHOLDERS' EQUITY
  Common stock                                             2,148,710   2,148,710
  Surplus                                                    521,625     521,625
  Retained earnings                                       25,736,698  23,797,289
  Accumulated other comprehensive income                   (653,691)   (290,578)
                                                         ----------- -----------
      Total stockholders' equity                          27,753,342  26,177,046
                                                         ----------- -----------
      Total liabilities and stockholders' equity         $27,753,342 $26,177,046
                                                         =========== ===========

Notes to Consolidated Financial Statements

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                2005        2004         2003
                                             ----------  ----------- -----------
INCOME:
  Dividends from affiliate bank              $1,168,898  $ 1,031,381 $   859,484
  Interest on taxable securities                 55,885       57,507      52,281
  Net realized gains on securities                    -       20,454           -
                                             ----------  ----------- -----------
                                              1,224,783    1,109,342     911,765
                                             ----------  ----------- -----------
EXPENSES:
  Management and professional fees              149,926      113,401      89,719
  Other expenses                                 12,964       13,224      11,150
                                             ----------  ----------- -----------
                                                162,890      126,625     100,869
                                             ----------  ----------- -----------
  Income before tax benefit and equity
   in undistributed income of affiliate       1,061,893      982,717     810,896

FEDERAL INCOME TAX BENEFIT                       36,382       15,866      16,180
                                             ----------  ----------- -----------
  Income before equity in undistributed
   income of affiliate                        1,098,275      998,583     827,076

EQUITY IN UNDISTRIBUTED INCOME OF AFFILIATE   2,010,032    2,242,885   2,511,483
                                             ----------  ----------- -----------
  Net income                                 $3,108,307  $ 3,241,468 $ 3,338,559
                                             ==========  =========== ===========

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                2005        2004         2003
                                             ----------  ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                 $3,108,307  $ 3,241,468 $ 3,338,559
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Equity in undistributed income of
         affiliate                          (2,010,032)  (2,242,885) (2,511,483)
     Net realized gains on securities                 -     (20,454)           -
     Net (increase) decrease in other assets   (20,349)     (12,336)        (89)
     Net increase (decrease) in other liabilities     -     (26,615)       (131)
                                             ----------  ----------- -----------
      Net cash provided by operating
         activities                           1,077,926      939,178     826,856

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities          (750,000)    (300,000)   (500,000)
  Sales of investment securities                250,000      320,454           -
  Maturities of investment securities           300,000            -     400,000
                                             ----------  ----------- -----------
      Net cash provided (used) by
         investing activities                 (200,000)       20,454   (100,000)
                                             ----------  ----------- -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid                             (1,168,898) (1,031,381) (1,718,968)
                                             ----------  ----------- -----------
      Net cash used by financing activities  (1,168,898) (1,031,381) (1,718,968)
                                             ----------  ----------- -----------
      Net increase (decrease) in cash and due
         from banks                            (290,972)    (71,749)   (992,112)

CASH AND CASH EQUIVALENTS, BEGINNING          2,855,513    2,927,262   3,919,374
                                             ----------  ----------- -----------
CASH AND CASH EQUIVALENTS, ENDING            $2,564,541  $ 2,855,513 $ 2,927,262

STAFF


LOAN DEPARTMENT AND MORTGAGE ORIGINATION
----------------------------------------

PAM NEILL             JUDY CARPENTER       PAT SAGE            ROBIN FINCHER
VALERIE COWDEN


TELLERS
-------

BRENDA BROWN          MARY JANE LEONARD    DONNA ANDERS        LEANGELA HAYNES
DONNA COLEMAN         ERIN COX             JEANNE' FUNK        KRISTI NICHOLS
DERANDA ROOP          SHARON ANDERSON      ANITA MCGRADY       MARY BLEVINS
ANN SHULER            TERESA EDWARDS       PHYLLIS FENDER      PEGGY SPENCER
NANCY BURKETT         CHRISTINE SALTZ      SHEILA TAYLOR       CANDEE HARRIS
DOROTHY GALYEAN       ANGELA LAWRENCE      LISA BUCHANAN       TAMMY HERRINGTON
BARBARA MCBRIDE       SHERITA SIZEMORE     PAT RICHARDSON      CINDY SELDON
TERRY DAVIS           LYNN COX             SHERRY KEY          JOYCE REAVIS
HILDA ANDERSON        MARY JANE PATTON     SUSAN ROBERTS       STACY HORTON
SUE BLEDSOE           DEBRA PICKETT        MELISSA SPENCER     BECKY HALL
TRACY BOWMAN          CHRISTINE BOLEN      PEGGY GRAVELY       KIM BANKS
JOYCE STAMPER         STACY SELLS


BOOKKEEPING & PROOF
-------------------

BECKY CALLAHAN        RHONDA LINEBERRY     DOROTHY HASH        NANCY HALE
RHONDA JAMES          JANNA BILLINGS       ELAINE ROBERTS      SPARKLE HOLDER
LORETTA PAINTER       LORIE CASINO         GAY CORNETT


SECRETARIES AND CUSTOMER SERVICE PERSONNEL
------------------------------------------

JUDY CUMMINGS         CAROL MOXLEY         ELISA BLEVINS       CINDY TEASTER
GLENDA WARD           SUE FADDIS           KAREN OVERSTREET    BEVERLY BURCHAM
REBECCA REEDY         JULIE HORTON         DONNA EDWARDS       BRENDA THOMPSON


RECEPTIONISTS AND OFFICE SERVICES
---------------------------------

KAYE COX              GREG REEDY           FAYE DOTSON

Board of Directors and Officers
-------------------------------



                               BOARD OF DIRECTORS
                               ------------------

JULIAN L. GIVENS.......................................................Physician

JACKY K. ANDERSON.............Grayson Bankshares, Inc. and Grayson National Bank

JACK E. GUYNN, JR........................................Guynn Enterprises, Inc.

JEAN W. LINDSEY..............................................Walter's Drug, Inc.

CHARLES T. STURGILL................................Grayson County Clerk of Court

DENNIS B. GAMBILL.............Grayson Bankshares, Inc. and Grayson National Bank

CARL J. RICHARDSON................................Retired, Grayson National Bank

J. DAVID VAUGHAN...............................................Vaughan Furniture

THOMAS E. JACKSON, JR............................................Attorney-at-Law

BRYAN L. EDWARDS.............................................Sparta Town Manager

                          GRAYSON BANKSHARES OFFICERS
                          ---------------------------

JULIAN L. GIVENS...........................................Chairman of the Board

JACKY K. ANDERSON..............................................President and CEO

DENNIS B. GAMBILL.................................................Vice President

BRENDA C. SMITH........................................................Secretary

BLAKE M. EDWARDS.........................................Chief Financial Officer

                         GRAYSON NATIONAL BANK OFFICERS
                         ------------------------------

JULIAN L. GIVENS...........................................Chairman of the Board

CHARLES T. STURGILL................................................Vice Chairman

JACKY K. ANDERSON..............................................President and CEO

DENNIS B. GAMBILL.......................................Executive Vice President

CURTIS A. JENNINGS.........................................Senior Vice President

BRENDA C. SMITH............................................Senior Vice President

BLAKE M. EDWARDS.........................................Chief Financial Officer

PEGGY H. HAGA................................Vice President-Customer Service Rep

ANN W. GRAHAM.................................................Operations Manager

DARLENE B. HENSDELL............................Assistant VP-Customer Service Rep

SARAH S. COX...................................Assistant VP-Customer Service Rep

JERRY D. WRIGHT...................................................Vice President

DELMA C. SMITH.................................Vice President-Branch Coordinator

KATHY T. WATSON......................................Information Systems Manager

LINDA B. ELLER......................Executive Secretary-Administrative Assistant

RODNEY R. HALSEY.................................Vice President-Loan Officer-EDP

TOM D. GENTRY.............................Vice President-Commercial Loan Officer

SANDIE BLEVINS.............................Loan Officer-Administrative Assistant

CAROLYN A. CORNETT.....................Vice President-Auditor-Compliance Officer

LORI C. VAUGHT..............................................Credit Administrator

ROBERT T. FENDER.............................................Loan Review Officer

DEBORAH J. MCCORMICK ........................................Collections Officer

MARCIA T. SUTHERLAND................................................Loan Officer

JENA REEVES............................Home Equity Loan Officer/Security Officer

LARRY D. OSBORNE.........Assistant VP-Branch Manager of East Independence Office

BRENDA C. PARKS...............................Branch Manager of Troutdale Office

CAROL LEE SUTHERLAND..........................Branch Manager of Elk Creek Office

RONALD P. PORTER...................Vice President-Branch Manager of Galax Office

SHARON D. CAUDILL..........Assistant Branch Manager of Galax Office-Loan Officer

GREG L. BARE.....................................Branch Manager of Sparta Office

SHEILA G. DOUGLAS.........Assistant Branch Manager of Sparta Office-Loan Officer

RUBY A. STUART.................Regional Manager/Branch Manager of Carroll Office

G. KEVIN WEATHERMAN......Assistant Branch Manager of Carroll Office-Loan Officer

LEANGELA HAYNES............................Loan Officer-Administrative Assistant

KAY B. CARTER................................Branch Manager of Hillsville Office

DOUG E. MORGAN........Assistant Branch Manager of Hillsville Office-Loan Officer

STOCKHOLDER INFORMATION


ANNUAL MEETING

The annual meeting of stockholders will be held at 1:00 p.m. on April 11,  2006,
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


                                BANKING OFFICES
                                ---------------

                                  MAIN OFFICE
                              113 West Main Street
                          Independence, Virginia 24348
                                 (276) 773-2811

                            EAST INDEPENDENCE OFFICE
                              802 East Main Street
                          Independence, Virginia 24348
                                 (276) 773-2811

                                  GALAX OFFICE
                            209 West Grayson Street
                                Galax, Virginia
                                 (276) 238-2411

                                 CARROLL OFFICE
                              8351 Carrollton Pike
                             Galax, Virginia 24333
                                 (276) 238-8112

                                ELK CREEK OFFICE
                              60 Comers Rock Road
                           Elk Creek, Virginia 24326
                                 (276) 655-4011

                                TROUTDALE OFFICE
                                101 Ripshin Road
                           Troutdale, Virginia 24378
                                 (276) 677-3722

                                 SPARTA OFFICE
                            98 South Grayson Street
                          Sparta, North Carolina 28675
                                 (336) 372-2811

                               HILLSVILLE OFFICE
                             419 South Main Street
                           Hillsville, Virginia 24343
                                 (276) 728-2810