Form 10-K, Exhibit 13
period 2006-12-31
GRAYSON BANKSHARES INC
filed 2007-04-02
CIK 883758

2006 Annual Report

Table of Contents

Financial Highlights	1

Letter to Stockholders	2

Report of Independent Registered Public Accounting Firm	3

Consolidated Balance Sheets	4

Consolidated Statements of Income	5

Consolidated Statements of Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8

Management’s Discussion and Analysis	32

Bank Staff	50

Board of Directors and Officers	51

Stock Performance	52

Stockholder Information	Inside Back Cover

Financial Highlights1

	2006	2005	2004	2003	2002
Summary of Operations

Interest income	$ 20,623	$ 17,148	$ 14,656	$13,842	$ 14,280
Interest expense	8,636	5,802	4,474	5,637	6,640
Net interest income	11,987	11,346	10,182	8,205	7,640
Provision for loan losses	520	504	390	410	441
Other income	1,673	1,415	1,607	2,662	1,021
Other expense	8,670	7,945	6,943	5,812	4,720
Income taxes	1,323	1,204	1,215	1,306	964
Net income	$ 3,147	$ 3,108	$ 3,241	$ 3,339	$ 2,536

Per Share Data

Net income	$1.83	$1.81	$1.89	$1.94	$1.48
Cash dividends declared	.90	.68	.60	1.00	.46
Book value	16.47	16.15	15.23	14.31	13.51
Estimated market value[2]	30.00	30.00	32.00	32.00	32.00

Year-end Balance Sheet Summary

Loans, net	$ 245,517	$ 217,091	$ 196,912	$ 176,155	$ 154,190
Investment securities	40,848	39,279	37,909	46,282	44,872
Total assets	333,604	304,165	270,215	263,865	241,283
Deposits	282,246	250,400	231,059	228,219	206,909
Stockholders’ equity	28,304	27,753	26,177	24,601	23,230

Selected Ratios

Return on average assets	1.01%	1.09%	1.23%	1.32%	1.13%
Return on average equity	10.85%	11.43%	12.56%	13.66%	11.40%
Average equity to average assets	9.33%	9.55%	9.76%	9.66%	9.88%

[1]	In thousands of dollars, except per share data.
[2]	Provided at the trade date nearest year end.

Dear Stockholder:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $333,604,275, resulting in an increase of $29,439,058 or 9.68% over the previous year. Our return on assets was 1.01% and the return on equity was 10.85% as compared to 1.09% and 11.43% for the previous year. Net earnings were $3,147,221, compared to 3,108,307 for the previous year. Loan and deposit growth were again strong in 2006. Our net loans increased $28,426,136 or 13.09% and deposits increased $31,846,512 or 12.72%. Please refer to our financial highlights page and accompanying statements for additional information.

The book value for our stock at year-end was $16.47 and stock trades nearest year-end were executed at $30.00 per share. Dividends for the year were $0.90 per share.

We are very pleased with the growth at all of our branches in 2006. We continued our ongoing efforts to better serve our customers through the introduction of investment services and a credit card program with rewards options. Our Whitetop Branch was opened on November 17 and construction is set to begin in April on our new operations center. Our overdraft protection program is scheduled to begin in April as well. It is truly satisfying for us to be able to continue to offer our customers all the products they need without having to sacrifice the personal service they deserve.

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

/s/ Jacky K. Anderson

Jacky K. Anderson

President & CEO

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Grayson Bankshares, Inc.

Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13, to the consolidated financial statements, the Company adopted SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans during the year.

Galax, Virginia

March 12, 2007

Consolidated Balance Sheets

December 31, 2006 and 2005

Assets	2006	2005

Cash and due from banks	$ 10,120,984	$ 8,394,366
Federal funds sold	17,785,525	21,914,513
Investment securities available for sale	35,719,431	33,795,911
Investment securities held to maturity
(fair value approximately $4,022,279
in 2006, and $3,955,524 in 2005)	3,991,393	3,963,847
Restricted equity securities	1,137,450	1,519,650
Loans, net of allowance for loan losses of $2,901,997
in 2006 and $2,678,055 in 2005	245,517,203	217,091,067
Cash value of life insurance	5,373,560	5,148,180
Foreclosed assets	60,000	400,000
Property and equipment, net	8,165,147	7,249,704
Accrued income	2,930,705	2,177,475
Other assets	2,802,877	2,510,504
	$333,604,275	$304,165,217

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Noninterest-bearing	$ 40,971,045	$ 36,242,161
Interest-bearing	241,274,986	214,157,358
Total deposits	282,246,031	250,399,519
Long-term debt	20,000,000	25,000,000
Accrued interest payable	553,446	467,686
Other liabilities	2,500,629	544,670
	305,300,106	276,411,875

Commitments and contingencies

Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none issued	-	-
Common stock, $1.25 par value; 5,000,000 shares
authorized; 1,718,968 shares issued
in 2006 and 2005, respectively	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	27,336,848	25,736,698
Accumulated other comprehensive income (loss)	(1,703,014)	(653,691)
	28,304,169	27,753,342
	$333,604,275	$304,165,217

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income:
Loans and fees on loans	$18,194,285	$15,131,275	$12,787,560
Federal funds sold	613,499	405,083	139,300
Investment securities:
Taxable	1,496,323	1,214,617	1,287,584
Exempt from federal income tax	318,771	397,213	441,532
	20,622,878	17,148,188	14,655,976
Interest expense:
Deposits	7,692,010	4,947,344	3,954,159
Interest on borrowings	944,081	854,658	519,247
	8,636,091	5,802,002	4,473,406
Net interest income	11,986,787	11,346,186	10,182,570

Provision for loan losses	520,000	504,468	390,000
Net interest income after
provision for loan losses	11,466,787	10,841,718	9,792,570

Noninterest income:
Service charges on deposit accounts	581,136	528,320	549,871
Other service charges and fees	958,913	606,416	506,513
Net realized gains on securities	45,887	4,094	63,004
Other income	86,965	276,373	487,874
	1,672,901	1,415,203	1,607,262

Noninterest expense:
Salaries and employee benefits	5,233,830	4,929,967	4,354,566
Occupancy expense	304,086	300,636	224,656
Equipment expense	811,429	750,603	638,069
Foreclosure expense	41,297	11,980	14,567
Other expense	2,279,382	1,951,347	1,711,381
	8,670,024	7,944,533	6,943,239
Income before income taxes	4,469,664	4,312,388	4,456,593

Income tax expense	1,322,443	1,204,081	1,215,125
Net income	$3,147,221	$3,108,307	$3,241,468

Basic earnings per share	$ 1.83	$ 1.81	$ 1.89
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2006, 2005 and 2004

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income (Loss)	Total
Balance, December 31, 2003	1,718,968	$2,148,710	$521,625	$21,587,202	$343,259	$24,600,796

Comprehensive income
Net income	-	-	-	3,241,468	-	3,241,468
Net change in unrealized
gain (loss) on investment
securities available for sale,
net of taxes of ($305,101)	-	-	-	-	(592,254)	(592,254)
Reclassification adjustment, net
of income taxes of ($21,421)	-	-	-	-	(41,583)	(41,583)
Total comprehensive income						2,607,631

Dividends paid
($.60 per share)	-	-	-	(1,031,381)	-	(1,031,381)
Balance, December 31, 2004	1,718,968	2,148,710	521,625	23,797,289	(290,578)	26,177,046

Comprehensive income
Net income	-	-	-	3,108,307	-	3,108,307
Net change in unrealized
gain (loss) on investment
securities available for sale,
net of taxes of ($185,666)	-	-	-	-	(360,411)	(360,411)
Reclassification adjustment, net
of income taxes of ($1,392)	-	-	-	-	(2,702)	(2,702)
Total comprehensive income						2,745,194

Dividends paid
($.68 per share)	-	-	-	(1,168,898)	-	(1,168,898)
Balance, December 31, 2005	1,718,968	2,148,710	521,625	25,736,698	(653,691)	27,753,342

Comprehensive income
Net income	-	-	-	3,147,221	-	3,147,221
Adjustment to initially
apply SFAS No. 158,
net of taxes of ($662,597)	-	-	-	-	(1,286,217)	(1,286,217)
Net change in unrealized
gain (loss) on investment
securities available for sale,
net of taxes of $137,638	-	-	-	-	267,179	267,179
Reclassification adjustment, net
of income taxes of ($15,602)	-	-	-	-	(30,285)	(30,285)
Total comprehensive income						2,097,898

Dividends paid
($.90 per share)	-	-	-	(1,547,071)	-	(1,547,071)
Balance, December 31, 2006	1,718,968	$2,148,710	$521,625	$27,336,848	$(1,703,014)	$28,304,169

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$ 3,147,221	$ 3,108,307	$ 3,241,468
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation and amortization	705,122	668,695	566,587
Provision for loan losses	520,000	504,468	390,000
Deferred income taxes	(41,822)	83,235	187,110
Net realized gains on securities	(45,887)	(4,094)	(63,004)
Accretion of discount on securities, net of
amortization of premiums	(67,279)	69,666	221,135
Deferred compensation	(614)	14,718	8,304
Net realized loss on foreclosed assets	153,370	-	(5,419)
Changes in assets and liabilities:
Cash value of life insurance	(225,380)	(222,458)	(247,991)
Accrued income	(753,230)	(343,747)	57,388
Other assets	290,010	(19,629)	(684,933)
Accrued interest payable	85,760	214,034	(10,988)
Other liabilities	7,759	(194,887)	(63,809)
Net cash provided by operating activities	3,775,030	3,878,308	3,595,848
Cash flows from investing activities
Net (increase) decrease in federal funds sold	4,128,988	(13,081,444)	6,472,475
Activity in available for sale securities:
Purchases	(15,837,562)	(11,515,250)	(16,552,392)
Sales	9,150,737	6,271,975	18,782,690
Maturities	5,207,855	4,622,174	4,083,990
Activity in held to maturity securities:
Purchases	-	(992,160)	-
Maturities	-	-	1,005,000
Purchases (sales) of restricted equity securities	382,200	(372,600)	(65,300)
Net increase in loans	(29,118,208)	(21,148,664)	(21,254,402)
Proceeds from the sale of foreclosed assets	358,702	130,000	62,680
Purchases of property and equipment, net of sales	(1,620,565)	(601,649)	(1,655,145)
Net cash used in investing activities	(27,347,853)	(36,687,618)	(9,120,404)
Cash flows from financing activities
Net increase in deposits	31,846,512	19,340,175	2,840,196
Dividends paid	(1,547,071)	(1,168,898)	(1,031,381)
Net increase (decrease) in short-term debt	-	(2,000,000)	2,000,000
Net increase (decrease) in long-term debt	(5,000,000)	15,000,000	-
Net cash provided by financing activities	25,299,441	31,171,277	3,808,815
Net increase (decrease) in cash and cash equivalents	1,726,618	(1,638,033)	(1,715,741)

Cash and cash equivalents, beginning	8,394,366	10,032,399	11,748,140
Cash and cash equivalents, ending	$ 10,120,984	$ 8,394,366	$ 10,032,399

Supplemental disclosure of cash flow information
Interest paid	$ 8,550,331	$ 5,587,968	$ 4,484,394
Taxes paid	$ 1,348,000	$ 1,273,000	$ 993,467
Effect on equity of change in unfunded pension liability	$ (1,286,217)	$ -	$ -
Supplemental disclosure of noncash investing activities
Effect on equity of change in net unrealized gain	$ 236,894	$ (363,113)	$ (633,837)
Transfers of loans to foreclosed properties	$ 172,072	$ 465,000	$ 107,261

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Grayson Bankshares, Inc. (the Company) was incorporated as a Virginia corporation on February 3, 1992 to acquire the stock of The Grayson National Bank (the Bank). The Bank was acquired by the Company on July 1, 1992.

The Grayson National Bank was organized under the laws of the United States in 1900 and currently serves Grayson County, Virginia and surrounding areas through nine banking offices. As an FDIC insured, National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical accounting policies

The notes to our audited consolidated financial statements for the year ended December 31, 2006 included herein, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Substantially all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

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

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company had no loans held for sale at December 31, 2006 or during the three year period then ended.

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans Receivable, continued

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance, or portion there of, is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

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

Note 1. Organization and Summary of Significant Accounting Policies, continued

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

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders’ equity rather than as income or expense.

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

Derivative Financial Instruments and Change in Accounting Principle

On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

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

Note 1. Organization and Summary of Significant Accounting Policies, continued

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

Note 1. Organization and Summary of Significant Accounting Policies, continued

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

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current presentation. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and / or disclosure of financial information by the Company.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest only-strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations and cash flows.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company had adopted and, as described in Note 13, SFAS No. 158 had had a significant impact on the consolidated financial statements of the Company.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.” This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, “Fair Value Measurement.” The Company is currently analyzing the fair value option provided under SFAS 159.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented is not material.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $2,124,000 and $2,162,000 for the periods including December 31, 2006 and 2005, respectively.

Note 3. Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 follow:

	Amortized	Unrealized	Unrealized	Fair
2006	Cost	Gains	Losses	Value
Available for sale:
U.S. Government agency securities	$ 1,155,503	$ 3,032	$ 22,934	$ 1,135,601
Government sponsored enterprises	25,454,853	1,969	559,979	24,896,843
Mortgage-backed securities	3,873,968	8	50,736	3,823,240
State and municipal securities	5,666,743	14,239	17,257	5,663,725
Corporate securities	199,874	148	-	200,022
	$ 36,350,941	$ 19,396	$ 650,906	$ 35,719,431
Held to maturity:
U.S. Government agency securities	$ 999,694	$ -	$ 634	$ 999,060
State and municipal securities	2,991,699	49,803	18,283	3,023,219
	$ 3,991,393	$ 49,803	$ 18,917	$ 4,022,279
2005
Available for sale:
U.S. Government agency securities	$ 1,301,135	$ 5,401	$ 29,514	$ 1,277,022
Government sponsored enterprises	25,858,789	10,000	959,460	24,909,329
Mortgage-backed securities	2,213,505	149	59,189	2,154,465
State and municipal securities	5,213,446	52,290	11,921	5,253,815
Corporate securities	199,475	1,805	-	201,280
	$ 34,786,350	$ 69,645	$ 1,060,084	$ 33,795,911
Held to maturity:
U.S. Government agency securities	$ 993,326	$ -	$ 3,326	$ 990,000
State and municipal securities	2,970,521	37,704	42,701	2,965,524
	$ 3,963,847	$ 37,704	$ 46,027	$ 3,955,524

There were no securities transferred between the available for sale and held to maturity portfolios during 2006, 2005 or 2004.

Restricted equity securities were $1,137,450 and $1,519,650 at December 31, 2006 and 2005, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Community Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank’s stock in Community Bankers Bank is restricted only in the fact that the stock may only be repurchased by Community Bankers Bank.

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

The following table details unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2006 and 2005.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
2006
Available for sale:
U.S. Government agency securities	$ -	$ -	$ 1,005,531	$ 22,934	$ 1,005,531	$ 22,934
Government sponsored enterprises	6,552,583	12,189	14,444,570	547,790	20,997,153	559,979
Mortgage-backed securities	2,490,971	10,169	1,327,928	40,567	3,818,899	50,736
State and municipal securities	1,381,496	10,388	861,665	6,869	2,243,161	17,257
Other securities	-	-	-	-	-	-
Total securities available for sale	$10,425,050	$ 32,746	$17,639,694	$ 618,160	$28,064,744	$ 650,906

Held to maturity:
U.S. Government agency securities	$ -	$ -	$ 999,060	$ 634	$ 999,060	$ 634
State and municipal securities	-	-	906,501	18,283	906,501	18,283
Total securities held to maturity	$ -	$ -	$ 1,905,561	$ 18,917	$ 1,905,561	$ 18,917

2005
Available for sale:
U.S. Government agency securities	$ 1,107,490	$ 29,514	$ -	$ -	$ 1,107,490	$ 29,514
Government sponsored enterprises	11,143,523	97,188	9,755,606	862,272	20,899,129	959,460
Mortgage-backed securities	1,238,169	27,350	894,722	31,839	2,132,891	59,189
State and municipal securities	1,110,642	10,683	402,972	1,238	1,513,614	11,921
Other securities	-	-	-	-	-	-
Total securities available for sale	$14,599,824	$ 164,735	$11,053,300	$ 895,349	$25,653,124	$1,060,084

Held to maturity:
U.S. Government agency securities	$ 990,000	$ 3,326	$ -	$ -	$ 990,000	$ 3,326
State and municipal securities	515,383	9,361	1,128,006	33,340	1,643,389	42,701
Total securities held to maturity	$ 1,505,383	$ 12,687	$ 1,128,006	$ 33,340	$ 2,633,389	$ 46,027

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

At December 31, 2006, two securities had unrealized losses with aggregate depreciation of approximately 19% from the Company’s amortized cost basis. These securities are issued by the Federal Home Loan Mortgage Corporation and have variable interest rates and perpetual maturities. In determining whether or not the impairment on these securities is other-than-temporary management placed greater significance on the financial condition of the issuer and the Company’s ability and intent to hold the securities for the foreseeable future. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies or sponsored enterprises, whether downgrades by bond rating agencies have occurred, and whether or not interest and principal payments are expected to continue to be received in accordance with the terms under which the security was purchased. The Company’s ability and intent to hold the securities for the foreseeable future are evaluated primarily on the Company’s current and projected liquidity position. Based upon these considerations management considers the impairment on these securities to be temporary in nature.

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

Investment securities with amortized cost of approximately $15,117,275 and $9,359,420 at December 31, 2006 and 2005, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004

Realized gains	$ 78,418	$ 26,864	$ 189,668
Realized losses	32,531	22,770	126,664
	$ 45,887	$ 4,094	$ 63,004

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2006, were as follows:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 7,226,206	$ 7,223,706	$ 999,694	$ 999,060
Due after one year through five years	3,827,525	3,800,324	-	-
Due after five years through ten years	11,476,746	11,360,793	1,350,277	1,361,199
Due after ten years	13,820,464	13,334,608	1,641,422	1,662,020
	$ 36,350,941	$ 35,719,431	$ 3,991,393	$ 4,022,279

Maturities of mortgage backed securities are based on contractual amounts. Actual maturity will vary as loans underlying the securities are prepaid.

Note 4. Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2006 and 2005 are as follows (in thousands):

	2006	2005

Commercial	$ 18,294	$ 18,745
Real estate:
Construction and land development	30,725	22,244
Residential, 1-4 families	111,089	102,614
Residential, 5 or more families	1,572	675
Farmland	27,979	21,695
Nonfarm, nonresidential	39,350	35,613
Agricultural	3,774	3,071
Consumer	14,106	14,112
Other	1,530	1,000
	248,419	219,769

Allowance for loan losses	(2,902)	(2,678)
	$ 245,517	$ 217,091

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

An analysis of the allowance for loan losses as of December 31 follows:

	2006	2005	2004

Balance, beginning	$ 2,678,055	$ 2,609,759	$ 2,395,387

Provision charged to expense	520,000	504,468	390,000
Recoveries of amounts charged off	97,615	29,390	100,861
Amounts charged off	(393,673)	(465,562)	(276,489)
Balance, ending	$ 2,901,997	$ 2,678,055	$ 2,609,759

The following is a summary of information pertaining to impaired loans at December 31:

	2006	2005

Impaired loans without a valuation allowance	$ 699,641	$ 470,997
Impaired loans with a valuation allowance	719,785	757,348
Total impaired loans	$ 1,419,426	$ 1,228,345
Valuation allowance related to impaired loans	$ 363,795	$ 318,203

Nonaccrual loans and loans past due 90 days or more at December 31, 2006 were approximately $867,000 and $733,000, respectively. At December 31, 2005, those amounts were approximately $992,000 and $550,000, respectively. Substantially all of these loans are included in impaired loans for both years.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2006, 2005 and 2004 (all approximate) are summarized below:

	2006	2005	2004

Average investment in impaired loans	$ 990,623	$ 1,266,206	$ 2,091,011
Interest income recognized on impaired loans	$ 69,921	$ 176,860	$ 55,157
Interest income recognized on a cash basis on impaired loans	$ 44,218	$ 162,299	$ 48,973

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2006 and 2005, are as follows:

	2006	2005

Land	$ 1,409,176	$ 1,409,176
Buildings and improvements	5,992,997	4,923,339
Furniture and equipment	5,337,213	4,786,306
	12,739,386	11,118,821

Less accumulated depreciation	(4,574,239)	(3,869,117)
	$ 8,165,147	$ 7,249,704

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $705,122, $668,695, and $566,587, respectively.

Notes to Consolidated Financial Statements

Note 7. Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors. Policy cash values totaled $5,373,560 and $5,148,180 at December 31, 2006 and 2005, respectively.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $71,646,612 and $50,749,271, respectively. At December 31, 2006, the scheduled maturities of time deposits are as follows:

Three months or less	$ 25,217,337
Over three months through twelve months	109,533,872
Over one year through three years	20,608,967
Over three years	30,854,639
$ 186,214,815

Note 9. Short-Term Debt

During the three year period ended December 31, 2006 short-term debt consisted of daily rate credit (DRC) advances from the Federal Home Loan Bank, which generally mature within one to four days from the transaction date. There was no short term debt during 2006. Additional information at December 31, 2005 and 2004 is summarized below:

	2005	2004

Outstanding balance at December 31	$ -	$ 2,000,000
Year-end weighted averaged rate	-	2.44%
Daily average outstanding during the year	$ 591,781	$ 2,718,579
Weighted average rate for the year	3.01%	2.33%
Maximum outstanding at any month-end during the year	$ 2,000,000	$ 5,000,000

At December 31, 2006, the Bank had established lines of credit of approximately $18,400,000 with correspondent banks to provide additional liquidity if, and as needed. In addition, the Bank has the ability to borrow up to $39,800,000 from the Federal Home Loan Bank, subject to the pledging of collateral.

Note 10. Long-Term Debt

The Bank’s long-term debt consists of two borrowings, one fixed-rate and one variable-rate. The fixed-rate borrowing is a $10,000,000 advance from the Federal Home Loan Bank of Atlanta. This loan matures on January 17, 2012 and is secured by substantially all first mortgage one-to-four family residential loans. Interest on the loan is fixed at 4.56% until January 17, 2007 at which time the rate is convertible, at the option of the Federal Home Loan Bank, to a variable rate equal to the three-month LIBOR rate. If converted, the Bank has the option to prepay the debt without penalty.

The variable-rate borrowing is a $10,000,000 structured term repurchase agreement with Deutsche Bank. This loan matures on August 10, 2016 and is secured by investment securities with an amortized cost of $11,519,620 at December 31, 2006. Interest on the loan varies at a rate equal to the three month LIBOR rate minus 0.50% until August 10, 2008. At that time, if not called, the borrowing converts to a fixed rate of 4.83% until maturity.

Notes to Consolidated Financial Statements

Note 11. Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$10,121	$10,121	$8,394	$8,394
Federal funds sold	17,786	17,786	21,915	21,915
Securities, available for sale	35,719	35,719	33,796	33,796
Securities, held to maturity	3,991	4,022	3,964	3,956
Restricted equity securities	1,137	1,137	1,520	1,520
Loans, net of allowance for loan losses	245,517	245,124	217,091	216,280
Interest rate floor	126,500	126,500	-	-

Financial liabilities
Deposits	282,246	282,999	250,400	250,216
Long-term debt	20,000	20,058	25,000	24,988

Off-balance-sheet assets (liabilities)
Commitments to extend credit and
standby letters of credit	-	-	-	-
Derivate financial instruments	-	-	-	-

Note 12. On-Balance Sheet Derivative Instruments and Hedging Activities

Derivative Financial Instruments

The Company has occasionally utilized stand-alone derivative financial instruments in the form of interest rate swap agreements and interest rate floors, which derive their value from underlying interest rates. These transactions involve both credit and market risk. The notional amounts are the amounts on which calculations, payments, and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.

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

Notes to Consolidated Financial Statements

Note 12. On-Balance Sheet Derivative Instruments and Hedging Activities, continued

Risk Management Policies – Hedging Instruments

The primary focus of the Company’s asset/liability management program is to monitor the sensitivity of the Company’s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks. On a quarterly basis, the Company simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels on interest-earning assets and interest-bearing liabilities during the measurement period. Based upon the outcome of the simulation analysis, the Company considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. The Company evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.

Interest Rate Risk Management – Cash Flow Hedging Instruments

The Company uses long-term variable rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges its variable-rate interest payments. To meet this objective, management enters into interest rate swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments during the contract period.

All interest rate swap agreements entered into by the Bank, to date, have had notional amounts ranging between $5,000,000 and $10,000,000. The terms of these agreements mirror the terms of the debt and are therefore highly effective and qualify for hedge accounting. As a result of long-term debt restructuring, changes in long-term interest rates or other circumstances, the interest rate swap agreements may be terminated early by the Bank. In the case of early termination of interest rate swap agreements, any gain is deferred until the hedged debt is repaid. There were no interest rate swap agreements outstanding at December 31, 2006 or 2005. Additional information (all approximate) related to the termination of interest rate swap agreements is as follows:

	2006	2005	2004
Gain from terminated agreements included in other income	$ 51,264	$ -	$ 204,000
Deferred gain from terminated agreements at year-end	-	66,000	-

Interest Rate Risk Management – Derivative Instruments Not Designated As Hedging Instruments

At December 31, 2006 the Bank was party to an interest rate floor agreement. The agreement is designed to offset a portion of the negative impact to the Bank’s net income that would result from a decrease in short-term interest rates. The agreement has a notional amount of $15,000,000 and pays the Bank based on the notional amount multiplied by the spread between the ten-year and two-year treasury swap curve rates when the spread between those rates exceeds 0.375%. The agreement matures on November 22, 2012. The agreement is carried in other assets at current fair market value. Changes in fair market value are recognized as adjustments to current income. The cost of the agreement at inception on November 22, 2006 was $141,000 and the fair market value at December 31, 2006 was $126,500. The decrease in value of $14,500 was recognized as an increase in interest expense.

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. On December 31, 2006 the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which was issued in September of 2006 and amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The adoption of SFAS 158 had a significant impact on the balance sheet of the Company. Prior to adoption, the Company had a prepaid pension benefit of $303,636, after the adoption, the Company had a liability of $1,645,178. This represents an increase in the net pension liability of $1,948,814. This increase in liability is recorded, net of tax, as a reduction of other comprehensive income of $1,286,217. This change is the cumulative effect of the adoption of this standard. Future adjustments to liabilities and other comprehensive income should reflect only one years change and are expected to be much less in amount.

The following is a summary of the plan’s funded status as of December 31, 2006, 2005 and 2004:

	2006	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	$ 5,693,642	$ 4,712,730	$ 3,708,775
Service cost	389,614	299,356	221,173
Interest cost	327,384	282,764	241,070
Actuarial (gain) loss	(237,789)	398,792	684,106
Benefits paid	(207,031)	-	(142,394)
Benefit obligation at end of year	5,965,820	5,693,642	4,712,730

Change in plan assets
Fair value of plan assets at beginning of year	3,957,770	3,204,557	2,086,716
Actual return on plan assets	311,450	381,532	241,484
Employer contribution	258,453	371,681	1,018,751
Benefits paid	(207,031)	-	(142,394)
Fair value of plan assets at end of year	4,320,642	3,957,770	3,204,557
Funded status at the end of the year	$(1,645,178)	$(1,735,872)	$(1,508,173)

Amounts recognized in the Balance Sheet
(Accrued) prepaid benefit cost	$ 303,636	$ 527,693	$ 561,805
Unfunded pension benefit obligation under SFAS 158	(1,948,814)	-	-
Amount recognized in other liabilities	$(1,645,178)	$ 527,693	$ 561,805

Amounts recognized in accumulated comprehensive income
Net gain (loss)	$(1,918,718)	$ -	$ -
Unrecognized prior service costs	(30,194)	-	-
Unrecognized net obligation at transition	98	-	-
Unfunded pension benefit obligation under SFAS 158	(1,948,814)	-	-
Deferred taxes	662,579	-	-
Amount recognized in accumulated comprehensive income	$(1,286,217)	$ -	$ -

(Accrued) Prepaid benefit detail
Benefit obligation	$(5,965,820)	$(5,693,642)	$(4,712,730)
Fair value of assets	4,320,642	3,957,770	3,204,557
Unrecognized net actuarial (gain) loss	1,918,718	2,223,440	2,019,824
Unrecognized net obligation at transition	(98)	(133)	(168)
Unrecognized prior service cost	30,194	40,258	50,322
(Accrued) prepaid benefit cost	$ 303,636	$ 527,693	$ 561,805

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan, continued

	2006	2005	2004

Components of net periodic benefit cost
Service cost	$ 389,614	$ 299,356	$ 221,173
Interest cost	327,384	282,764	241,070
Return on plan assets	(311,450)	(381,532)	(241,484)
Originating unrecognized asset gain (loss)	(24,960)	109,145	56,710
Recognized net actuarial (gain) loss	91,893	86,031	60,091
Amortization	10,029	10,029	10,029
Net periodic benefit expense	$ 482,510	$ 405,793	$ 347,589

Additional disclosure information
Accumulated benefit obligation	$ 3,397,075	$ 3,158,014	$ 2,521,489
Vested benefit obligation	$ 3,251,631	$ 3,036,333	$ 1,894,769
Discount rate used for net periodic pension cost	5.75%	5.75%	6.00%
Discount rate used for disclosure	6.00%	5.75%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%
Average remaining service (years)	17	18	18

Estimated Future Benefit Payments

Pension Benefits

2007	$ 3,969
2008	47,976
2009	56,853
2010	69,445
2011	98,701
2012-2016	1,188,306
$ 1,465,250

Funding Policy

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator. Based on current information, it is anticipated the 2007 contribution will be approximately $970,477 and pension cost will be approximately $466,200.

Long-Term Rate of Return

The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed – especially with respect to real rates of return (net of inflation) – for the major asset classes held, or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience – that may not continue over the measurement period – with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further – solely for this purpose the plan is assumed to continue in force and not terminate during the period during which the assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan, continued

Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2006 and 2005 (the latest dates available), by asset category are as follows:

	2006	2005

Mutual funds – fixed income	40%	40%
Mutual funds – equity	47%	56%
Other	13%	4%
Total	100%	100%

Asset Allocation, continued

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 50% fixed income and 50% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the Plan’s investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Trustee to administer the investments of the Trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust.

Note 14. Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain executive officers and members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2,662 to $37,200 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $549,440 and $550,054 at December 31, 2006 and 2005, respectively. Expense charged against income was $46,261, $47,636 and $50,400 in 2006, 2005 and 2004, respectively. Charges to income are based on changes in present value of future cash payments, discounted at 8%.

Note 15. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

	2006	2005	2004

Current	$ 1,364,265	$ 1,120,846	$ 1,028,015
Deferred	(41,822)	83,235	187,110
	$ 1,322,443	$ 1,204,081	$ 1,215,125

Notes to Consolidated Financial Statements

Note 15. Income Taxes, continued

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

	2006	2005	2004

Tax at statutory federal rate	$1,519,686	$1,466,212	$1,515,242
Tax exempt interest income	(161,387)	(222,503)	(251,545)
State income tax, net of federal benefit	11,505	9,906	8,840
Other	(47,361)	(49,534)	(57,412)
	$1,322,443	$1,204,081	$1,215,125

Deferred Income Tax Analysis

The significant components of net deferred tax assets (substantially all Federal) at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Deferred tax assets
Allowance for loan losses	$ 884,477	$ 809,841
Unearned credit life insurance	22,109	26,405
Deferred compensation and
accrued pension costs	746,171	7,602
Net unrealized losses on
securities available for sale	214,714	336,749
Other	26,418	30,844
	1,893,889	1,211,441

Deferred tax liabilities
Deferred loan origination costs	133,711	70,293
Depreciation	195,303	186,270
Accretion of discount on investment securities	40,744	13,131
	369,758	269,694
Net deferred tax asset	$ 1,524,131	$ 941,747

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

Notes to Consolidated Financial Statements

Note 16. Commitments and Contingencies, continued

Financial Instruments with Off-Balance-Sheet Risk, continued

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2006 and 2005 is as follows:

	2006	2005

Commitments to extend credit	$19,691,878	$15,957,640
Standby letters of credit	-	-
	$19,691,878	$15,957,640

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

Concentrations of Credit Risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Bank’s primary focus is toward small business and consumer transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,000,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally insured limits.

Note 17. Regulatory Restrictions

Dividends

The Company’s dividend payments are made from dividends received from the Bank. Under applicable federal law, the Comptroller of the Currency restricts national bank total dividend payments in any calendar year to net profits of that year, as defined, combined with retained net profits for the two preceding years. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. It is possible, under certain circumstances, the Comptroller could assert that dividends or other payments would be an unsafe or unsound practice.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,910,000 at December 31, 2006. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2006.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2006 and 2005 that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$32,885	14.2%	$18,481	8.0%	$23,101	10.0%
Grayson National Bank	$29,083	12.6%	$18,457	8.0%	$23,071	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$29,997	13.0%	$9,240	4.0%	$13,861	6.0%
Grayson National Bank	$26,199	11.4%	$9,229	4.0%	$13,843	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$29,997	9.2%	$13,077	4.0%	$16,347	5.0%
Grayson National Bank	$26,199	8.0%	$12,381	4.0%	$15,476	5.0%

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Capital Requirements, continued

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$30,408	14.7%	$16,535	8.0%	$20,669	10.0%
Grayson National Bank	$26,520	13.0%	$16,372	8.0%	$20,465	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$27,823	13.5%	$8,268	4.0%	$12,402	6.0%
Grayson National Bank	$23,960	11.7%	$8,186	4.0%	$12,279	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$27,823	9.3%	$12,017	4.0%	$15,022	5.0%
Grayson National Bank	$23,960	8.0%	$11,966	4.0%	$14,957	5.0%

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

Aggregate 2006 and 2005 loan transactions with related parties were as follows:

	2006	2005

Balance, beginning	$ 1,238,027	$ 2,744,420

New loans	616,311	175,125
Repayments	(370,009)	(218,799)
Change in relationship	-	(1,462,719)
Balance, ending	$ 1,484,329	$ 1,238,027

Notes to Consolidated Financial Statements

Note 19. Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$ 2,582,549	$ 2,564,541
Securities available for sale	1,234,379	1,233,505
Investment in affiliate bank at equity	24,505,693	23,901,903
Other assets	17,779	53,393
Total assets	$ 28,340,400	$ 27,753,342

Liabilities
Other liabilities	$ 36,231	$ -

Stockholders’ equity
Common stock	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	27,336,848	25,736,698
Accumulated other comprehensive income	(1,703,014)	(653,691)
Total stockholders’ equity	28,304,169	27,753,342
Total liabilities and stockholders’ equity	$ 28,340,400	$ 27,753,342

Statements of Income

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income:
Dividends from affiliate bank	$ 1,547,071	$ 1,168,898	$ 1,031,381
Interest on taxable securities	57,938	55,885	57,507
Net realized gains on securities	-	-	20,454
	1,605,009	1,224,783	1,109,342
Expenses:
Management and professional fees	125,294	149,926	113,401
Other expenses	13,769	12,964	13,224
	139,063	162,890	126,625
Income before tax benefit and equity
in undistributed income of affiliate	1,465,946	1,061,893	982,717

Federal income tax benefit	27,583	36,382	15,866
Income before equity in undistributed
income of affiliate	1,493,529	1,098,275	998,583

Equity in undistributed income of affiliate	1,653,692	2,010,032	2,242,885
Net income	$ 3,147,221	$ 3,108,307	$ 3,241,468

Notes to Consolidated Financial Statements

Note 19. Parent Company Financial Information, continued

Statements of Cash Flows

For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Cash flows from operating activities
Net income	$ 3,147,221	$ 3,108,307	$ 3,241,468
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed income of affiliate	(1,653,692)	(2,010,032)	(2,242,885)
Net realized gains on securities	-	-	(20,454)
Net (increase) decrease in other assets	35,319	(20,349)	(12,336)
Net increase (decrease) in other liabilities	36,231	-	(26,615)
Net cash provided by operating activities	1,565,079	1,077,926	939,178

Cash flows from investing activities
Purchases of investment securities	-	(750,000)	(300,000)
Sales of investment securities	-	250,000	320,454
Maturities of investment securities	-	300,000	-
Net cash provided (used) by investing activities	-	(200,000)	20,454

Cash flows from financing activities
Dividends paid	(1,547,071)	(1,168,898)	(1,031,381)
Net cash used by financing activities	(1,547,071)	(1,168,898)	(1,031,381)
Net increase (decrease) in cash and due from banks	18,008	(290,972)	(71,749)

Cash and cash equivalents, beginning	2,564,541	2,855,513	2,927,262
Cash and cash equivalents, ending	$ 2,582,549	$ 2,564,541	$ 2,855,513

Staff

Loan Department - Mortgage Origination - Investments

Pam Neill	Pat Sage	Robin Fincher	Doug Morgan
Judy Carpenter	Donna Anders

Tellers

Brenda Brown	Mary Jane Leonard	Sharon Walters	Vanessa Phillips
Donna Coleman	Erin Morton	Jeanne’ Funk	Kristi Nichols
Deranda Roop	Sharon Anderson	Anita McGrady	Mary Blevins
Ann Shuler	Teresa Edwards	Phyllis Fender	Peggy Spencer
Nancy Burkett	Christine Saltz	Sheila Taylor	Candee Akers
Kim Cullop	Angela Diamond	Lisa Buchanan	Kelly Poe
Barbara McBride	Sherita Sizemore	Pat Richardson	Cindy Seldon
Terry Davis	Dana Jones	Sherry Key	Joyce Reavis
Hilda Anderson	Mary Jane Patton	Susan Roberts	Stacy Horton
Sue Bledsoe	Debra Pickett	Linda Halsey	Becky Hall
Tracy Bowman	Christine Bolen	Penny Gravely	Shaye Davis
Joyce Stamper

Bookkeeping & Proof

Becky Callahan	Rhonda Lineberry	Dorothy Hash	Nancy Hale
Rhonda James	Janna Billings	Elaine Roberts	Sparkle Holder
Loretta Painter	Lori Casino	Gay Cornett

Secretaries and Customer Service Personnel

Glenda Ward	Sue Faddis	Beverly Burcham	Brenda Thompson
Rebecca Reedy	Donna Edwards	Karen Overstreet	Tammy Herrington
Carol Moxley	Cindy Hash

Receptionists and Office Services

Kaye Cox	Greg Reedy	Faye Dotson

Board of Directors and Officers

Board of Directors
Julian L. Givens	Physician

Jacky K. Anderson	Grayson Bankshares, Inc. and Grayson National Bank

Jack E. Guynn, Jr.	Guynn Enterprises, Inc.

Jean W. Lindsey	Walter's Drug, Inc.

Charles T. Sturgill	Grayson County Clerk of Court

Dennis B. Gambill	Grayson Bankshares, Inc. and Grayson National Bank

Carl J. Richardson	Retired, Grayson National Bank

J. David Vaughan	Vaughan Furniture

Thomas E. Jackson, Jr.	Attorney-at-Law

Bryan L. Edwards	Sparta Town Manager
Grayson Bankshares Officers
Julian L. Givens	Chairman of the Board

Jacky K. Anderson	President and CEO

Dennis B. Gambill	Vice President

Brenda C. Smith	Secretary

Blake M. Edwards	Chief Financial Officer
Grayson National Bank Officers
Julian L. Givens	Chairman of the Board

Charles T. Sturgill	Vice Chairman

Jacky K. Anderson	President and CEO

Dennis B. Gambill	Executive Vice President

Curtis A. Jennings	Senior Vice President

Brenda C. Smith	Senior Vice President

Blake M. Edwards	Chief Financial Officer

Peggy H. Haga	Vice President-Customer Service Rep

Ann W. Graham	Operations Manager

Darlene B. Hensdell	Assistant VP-Customer Service Rep

Sarah S. Cox	Assistant VP-Customer Service Rep

Jerry D. Wright	Vice President

Ronald P. Porter	Vice President

Dorothy Galyean	Branch Coordinator

Kathy T. Watson	Information Systems Manager

Linda B. Eller	Executive Secretary-Administrative Assistant

Rodney R. Halsey	Vice President-Loan Officer-EDP

Tom D. Gentry	Vice President-Commercial Loan Officer

Sandie Blevins	Loan Officer-Administrative Assistant

Carolyn A. Cornett	Vice President-Auditor-Compliance Officer

Lori C. Vaught	Credit Administrator

Robert T. Fender	Loan Review Officer

Deborah J. McCormick	Collections Officer

Marcia T. Sutherland	Loan Officer

Judy Commings	Loan Officer

Jena Reeves	Home Equity Loan Officer/Security Officer

Larry D. Osborne	Assistant VP-Branch Manager of East Independence Office

Brenda C. Parks	Branch Manager of Troutdale Office

Carol Lee Sutherland	Branch Manager of Elk Creek Office

Elisa Blevins	Branch Manager of Whitetop Office

Greg L. Bare	Branch Manager of Sparta Office

Sheila G. Douglas	Assistant Branch Manager of Sparta Office-Loan Officer

Ruby A. Stuart	Regional Manager/Branch Manager of Galax Office

Julie H. Paisley	Loan Officer

G. Kevin Weatherman	Branch Manager of Carroll Office

LeAngela Haynes	Assistant Branch Manager of Carroll Office-Loan Officer

Kay B. Carter	Branch Manager of Hillsville Office

Kim Banks	Assistant Branch Manager of Hillsville Office - Loan Officer

Stock Performance

The Common Stock of Grayson Bankshares, Inc. is not listed on any exchange or quoted on any market. Shares of Common Stock have periodically been sold in a limited number of privately negotiated transactions. The following graph compares the cumulative total return to the shareholders of the Company, based on transactions known to the Company, for the last five fiscal years with the total return on the NASDAQ Composite and the SNL <$500M Bank Index, as reported by SNL Financial LC, assuming an investment of $100 in the Company’s common stock on December 31, 2001, and the reinvestment of dividends.

		Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05	12/31/06
Grayson Bankshares, Inc.	100.00	108.67	93.98	123.15	121.06	122.35
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Bank < $500M	100.00	128.07	186.94	215.79	228.47	240.01

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 1:00 p.m. on April 10, 2007, at the Grayson National Bank Conference Center, 558 East Main Street, Independence, Virginia, located in the Guynn Shopping Center.

Requests for Information

Requests for information should be directed to Mrs. Brenda C. Smith, Corporate Secretary, at The Grayson National Bank, Post Office Box 186, Independence, Virginia, 24348; telephone (276) 773-2811.

Independent Auditors Elliott Davis, LLC Certified Public Accouantants Post Office Box 760 Galax, Virginia 24333	Stock Transfer Agent The Grayson National Bank Post Office Box 186 Independence, VA 24348

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

Main Office 113 West Main Street Independence, Virginia 24348 (276) 773-2811
East Independence Office 802 East Main Street Independence, Virginia 24348 (276) 773-2811	Elk Creek Office 60 Comers Rock Road Elk Creek, Virginia 24326 (276) 655-4011
Galax Office 209 West Grayson Street Galax, Virginia (276) 238-2411	Troutdale Office 101 Ripshin Road Troutdale, Virginia 24378 (276) 677-3722
Carroll Office 8351 Carrollton Pike Galax, Virginia 24333 (276) 238-8112	Sparta Office 98 South Grayson Street Sparta, North Carolina 28675 (336) 372-2811
Hillsville Office 419 South Main Street Hillsville, Virginia 24343 (276) 728-2810	Whitetop Office 16303 Highlands Parkway Whitetop, Virginia, 24292 (276) 388-3811