Form 10-K, Exhibit 13
period 2007-12-31
GRAYSON BANKSHARES INC
filed 2008-03-31
CIK 883758

Exhibit 13.1

2007 Annual Report

Table of Contents

Financial Highlights	1

Letter to Stockholders	2

Report of Independent Registered Public Accounting Firm	3

Consolidated Balance Sheets	4

Consolidated Statements of Income	5

Consolidated Statements of Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8

Management’s Discussion and Analysis	33

Bank Staff	50

Board of Directors and Officers	51

Stock Performance	52

Stockholder Information	Inside Back Cover

Financial Highlights1

	2007	2006	2005	2004	2003
Summary of Operations

Interest income	$ 22,884	$ 20,623	$ 17,148	$ 14,656	$ 13,842
Interest expense	10,834	8,636	5,802	4,474	5,637
Net interest income	12,050	11,987	11,346	10,182	8,205
Provision for loan losses	465	520	504	390	410
Other income	1,973	1,673	1,415	1,607	2,662
Other expense	9,095	8,670	7,945	6,943	5,812
Income taxes	1,296	1,323	1,204	1,215	1,306
Net income	$ 3,167	$ 3,147	$ 3,108	$ 3,241	$ 3,339

Per Share Data

Net income	$ 1.84	$ 1.83	$ 1.81	$ 1.89	$ 1.94
Cash dividends declared	.86	.90	.68	.60	1.00
Book value	17.62	16.47	16.15	15.23	14.31
Estimated market value[2]	29.00	30.00	30.00	32.00	32.00

Year-end Balance Sheet Summary

Loans, net	$263,729	$245,517	$217,091	$196,912	$176,155
Investment securities	42,573	40,848	39,279	37,909	46,282
Total assets	361,486	333,604	304,165	270,215	263,865
Deposits	309,174	282,246	250,400	231,059	228,219
Stockholders’ equity	30,291	28,304	27,753	26,177	24,601

Selected Ratios

Return on average assets	0.93%	1.01%	1.09%	1.23%	1.32%
Return on average equity	10.77%	10.85%	11.43%	12.56%	13.66%
Average equity to average assets	8.67%	9.33%	9.55%	9.76%	9.66%

1 In thousands of dollars, except per share data.
[2] Provided at the trade date nearest year end.

Dear Stockholder:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $361,486,399, resulting in an increase of $27,882,124 or 8.36% over the previous year. Our return on assets was 0.93% and the return on equity was 10.77% as compared to 1.01% and 10.85% for the previous year. Our net interest margin decreased in 2007 due to strong competition for deposits and the resulting increase in rates. Net earnings were $3,167,501, compared to 3,147,221 for the previous year. Loan and deposit growth were again strong in 2007. Our net loans increased $18,211,913 or 7.02% and deposits increased $26,927,663 or 9.54%. Please refer to our financial highlights page and accompanying statements for additional information.

The book value for our stock at year-end was $17.62 and stock trades nearest year-end were executed at $29.00 per share. Dividends for the year were $0.86 per share.

We are again pleased with the growth at all of our branches in 2007. While the banking industry has experienced some difficulties with the subprime mortgage crises and its impact on both the credit markets and bank stock values, Grayson Bankshares, Inc. and The Grayson National Bank remain strong and committed to our goals of creating long-term value for our stockholders and providing the best products and services to our valued customers.

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

/s/ Jacky K. Anderson

Jacky K. Anderson

President & CEO

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Grayson Bankshares, Inc.

Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary as of December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Grayson Bankshares’ internal control over financial reporting as of December 31, 2007 included in the accompanying Form 10-K, item 9A, and accordingly, we do not express an opinion thereon.

Galax, Virginia

March 25, 2008

Consolidated Balance Sheets

December 31, 2007 and 2006

Assets	2007	2006

Cash and due from banks	$ 10,746,139	$ 10,120,984
Federal funds sold	24,637,131	17,785,525
Investment securities available for sale	38,429,328	35,719,431
Investment securities held to maturity
(fair value approximately $3,064,241
in 2007, and $4,022,279 in 2006)	3,014,048	3,991,393
Restricted equity securities	1,129,850	1,137,450
Loans, net of allowance for loan losses of $2,757,745
in 2007 and $2,901,997 in 2006	263,729,116	245,517,203
Cash value of life insurance	5,598,853	5,373,560
Foreclosed assets	160,000	60,000
Property and equipment, net	8,485,058	8,165,147
Accrued income	2,996,261	2,930,705
Other assets	2,560,615	2,802,877
	$361,486,399	$333,604,275

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Noninterest-bearing	$ 44,630,854	$ 40,971,045
Interest-bearing	264,542,840	241,274,986
Total deposits	309,173,694	282,246,031

Long-term debt	20,000,000	20,000,000
Accrued interest payable	536,393	553,446
Other liabilities	1,485,439	2,500,629
	331,195,526	305,300,106

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none issued	-	-
Common stock, $1.25 par value; 2,000,000 shares
authorized; 1,718,968 shares issued
in 2007 and 2006, respectively	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	29,026,036	27,336,848
Accumulated other comprehensive income (loss)	(1,405,498)	(1,703,014)
	30,290,873	28,304,169
	$361,486,399	$333,604,275

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income:
Loans and fees on loans	$ 20,332,780	$ 18,194,285	$ 15,131,275
Federal funds sold	771,860	613,499	405,083
Investment securities:
Taxable	1,336,346	1,496,323	1,214,617
Exempt from federal income tax	443,314	318,771	397,213
	22,884,300	20,622,878	17,148,188

Interest expense:
Deposits	10,311,008	7,692,010	4,947,344
Interest on borrowings	522,766	944,081	854,658
	10,833,774	8,636,091	5,802,002
Net interest income	12,050,526	11,986,787	11,346,186

Provision for loan losses	465,143	520,000	504,468
Net interest income after
provision for loan losses	11,585,383	11,466,787	10,841,718

Noninterest income:
Service charges on deposit accounts	828,111	581,136	528,320
Other service charges and fees	424,042	357,794	486,190
Net realized gains (losses) on securities	(9,364)	45,887	4,094
Mortgage loan origination fees	206,733	177,292	181,915
Increase in cash value of life insurance	225,293	225,380	222,458
Other income (loss)	298,101	285,412	(7,774)
	1,972,916	1,672,901	1,415,203

Noninterest expense:
Salaries and employee benefits	5,642,484	5,233,830	4,929,967
Occupancy expense	345,378	304,086	300,636
Equipment expense	839,195	811,429	750,603
Foreclosure expense	(45,840)	41,297	11,980
Data processing expense	265,249	275,815	191,178
Other expense	2,048,301	2,003,567	1,760,169
	9,094,767	8,670,024	7,944,533
Income before income taxes	4,463,532	4,469,664	4,312,388

Income tax expense	1,296,031	1,322,443	1,204,081
Net income	$ 3,167,501	$ 3,147,221	$ 3,108,307

Basic earnings per share	$ 1.85	1.83	$ 1.81
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968
Dividends declared per share	$ 0.86	$ 0.90	$ 0.68

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2007, 2006 and 2005

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income (Loss)	Total

Balance, December 31, 2004	1,718,968	$ 2,148,710	$ 521,625	$ 23,797,289	$ (290,578)	$26,177,046

Comprehensive income
Net income	-	-	-	3,108,307	-	3,108,307
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of
($185,666)	-	-	-	-	(360,411)	(360,411)
Reclassification adjustment,
Net of income taxes of
($1,392)	-	-	-	-	(2,702)	(2,702)
Total comprehensive income						2,745,194

Dividends paid
($.68 per share)	-	-	-	(1,168,898)	-	(1,168,898)
Balance, December 31, 2005	1,718,968	2,148,710	521,625	25,736,698	(653,691)	27,753,342

Comprehensive income
Net income	-	-	-	3,147,221	-	3,147,221
Adjustment to initially
apply SFAS No. 158,
net of taxes of ($662,597)	-	-	-	-	(1,286,217)	(1,286,217)
Net change in unrealized
gain (loss) on investment
securities available for sale,
net of taxes of $137,638	-	-	-	-	267,179	267,179
Reclassification adjustment,
net of income taxes of
($15,602)	-		-	(30,285)	(30,285)
Total comprehensive income						2,097,898

Dividends paid
($.90 per share)	-	-	-	(1,547,071)	-	(1,547,071)
Balance, December 31, 2006	1,718,968	2,148,710	521,625	27,336,848	(1,703,014)	28,304,169

Comprehensive income
Net income	-	-	-	3,167,501	-	3,167,501
Net change in pension reserve
net of income taxes of
$156,273	-		-	303,354	303,354
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of ($6,191)	-	-	-	-	(12,018)	(12,018)
Reclassification adjustment,
net of income taxes of
$3,184	-	-	-	-	6,180	6,180
Total comprehensive income						3,465,017

Dividends paid
($.86 per share)	-	-	-	(1,478,313)	-	(1,478,313)
Balance, December 31, 2007	1,718,968	$ 2,148,710	$ 521,625	$ 29,026,036	$ (1,405,498)	$30,290,873

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$ 3,167,501	$ 3,147,221	$ 3,108,307
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation and amortization	724,534	705,122	668,695
Provision for loan losses	465,143	520,000	504,468
Deferred income taxes	166,560	(41,822)	83,235
Net realized gain (loss) on securities	9,364	(45,887)	(4,094)
Accretion of discount on securities, net of
amortization of premiums	(55,014)	(67,279)	69,666
Deferred compensation	(13,352)	(614)	14,718
Net realized (gain) loss on foreclosed assets	(48,722)	153,370	-
Changes in assets and liabilities:
Cash value of life insurance	(225,293)	(225,380)	(222,458)
Accrued income	(65,556)	(753,230)	(343,747)
Other assets	(77,564)	290,010	(19,629)
Accrued interest payable	(17,053)	85,760	214,034
Other liabilities	(542,211)	7,759	(194,887)
Net cash provided by operating activities	3,488,337	3,775,030	3,878,308

Cash flows from investing activities
Net (increase) decrease in federal funds sold	(6,851,606)	4,128,988	(13,081,444)
Activity in available for sale securities:
Purchases	(15,266,439)	(15,837,562)	(11,515,250)
Sales	1,982,500	9,150,737	6,271,975
Maturities	10,588,192	5,207,855	4,622,174
Activity in held to maturity securities:
Purchases	-	-	(992,160)
Maturities	1,000,000	-	-
(Purchases) sales of restricted equity securities	7,600	382,200	(372,600)
Net increase in loans	(18,837,056)	(29,118,208)	(21,148,664)
Proceeds from the sale of foreclosed assets	108,722	358,702	130,000
Purchases of property and equipment, net of sales	(1,044,445)	(1,620,565)	(601,649)
Net cash used in investing activities	(28,312,532)	(27,347,853)	(36,687,618)

Cash flows from financing activities
Net increase in deposits	26,927,663	31,846,512	19,340,175
Dividends paid	(1,478,313)	(1,547,071)	(1,168,898)
Net increase (decrease) in short-term debt	-	-	(2,000,000)
Proceeds from long-term debt	-	-	15,000,000
Principal repayments on long-term debt	-	(5,000,000)	-
Net cash provided by financing activities	25,449,350	25,299,441	31,171,277
Net increase (decrease) in cash and cash equivalents	625,155	1,726,618	(1,638,033)

Cash and cash equivalents, beginning	10,120,984	8,394,366	10,032,399
Cash and cash equivalents, ending	$ 10,746,139	$ 10,120,984	$ 8,394,366
Supplemental disclosure of cash flow information
Interest paid	$ 10,850,827	$ 8,550,331	$ 5,587,968
Taxes paid	$ 945,901	$ 1,348,000	$ 1,273,000
Effect on equity of change in unfunded pension liability	$ 303,354	$(1,286,217)	$ -
Supplemental disclosure of noncash investing activities
Effect on equity of change in net unrealized gain	$ (5,838)	$ 236,894	$ (363,113)
Transfers of loans to foreclosed properties	$ 160,000	$ 172,072	$ 465,000

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

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received are first applied to principal, and any remaining funds are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

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

In 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise’s tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have any impact on the Company’s financial position.

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Federal funds sold: Due to their short-term nature, the carrying value of federal funds sold approximate their fair value.

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

Bank owned life insurance: The carrying amount reported in the balance sheet approximates fair value as it represents the cash surrender value of the life insurance.

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

In September 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4, “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar life. EITF 06-4 covers the former and EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers' Accounting for Postretirement Benefits Other Than Pensions,” (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967” (if the arrangement is, in substance, an individual deferred compensation contract). Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF 06-10”). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee's retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented is not material.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $2,775,000 and $2,124,000 for the periods including December 31, 2007 and 2006, respectively.

Note 3. Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 follow:

	Amortized	Unrealized	Unrealized	Fair
2007	Cost	Gains	Losses	Value
Available for sale:
U.S. Government agency securities	$ 3,299,278	$ 37,658	$ 5,656	$ 3,331,280
Government sponsored enterprises	15,986,991	103,368	719,630	15,370,729
Mortgage-backed securities	10,315,770	41,094	20,017	10,336,847
State and municipal securities	9,467,644	24,157	101,329	9,390,472
	$ 39,069,683	$ 206,277	$ 846,632	$38,429,328
Held to maturity:
State and municipal securities	$ 3,014,048	$ 57,173	$ 6,980	$ 3,064,241
2006
Available for sale:
U.S. Government agency securities	$ 1,155,503	$ 3,032	$ 22,934	$ 1,135,601
Government sponsored enterprises	25,454,853	1,969	559,979	24,896,843
Mortgage-backed securities	3,873,968	8	50,736	3,823,240
State and municipal securities	5,666,743	14,239	17,257	5,663,725
Corporate securities	199,874	148	-	200,022
	$ 36,350,941	$ 19,396	$ 650,906	$35,719,431
Held to maturity:
U.S. Government agency securities	$ 999,694	-	$ 634	$ 999,060
State and municipal securities	2,991,699	49,803	18,283	3,023,219
	$ 3,991,393	$ 49,803	$ 18,917	$ 4,022,279

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

There were no securities transferred between the available for sale and held to maturity portfolios during 2007, 2006 or 2005.

Restricted equity securities were $1,129,850 and $1,137,450 at December 31, 2007 and 2006, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Community Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank’s stock in Community Bankers Bank is restricted only in the fact that the stock may only be repurchased by Community Bankers Bank.

The following table details unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2007 and 2006.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
2007
Available for sale:
U.S. Government agency securities	$ 859,244	$ 1,909	$ 911,711	$ 3,747	$ 1,770,955	$ 5,656
Government sponsored enterprises	-	-	3,922,550	720,337	3,922,550	720,337
Mortgage-backed securities	-	-	1,907,989	19,310	1,907,989	19,310
State and municipal securities	3,981,454	86,475	1,879,353	14,854	5,860,807	101,329
Total securities available for sale	$ 4,840,698	$ 88,384	$ 8,621,603	$ 758,248	$13,462,301	$ 846,632

Held to maturity:
State and municipal securities	$ 227,208	$ 38	$ 907,911	$ 6,942	$ 1,135,119	$ 6,980

2006
Available for sale:
U.S. Government agency securities	$ -	$ -	$ 1,005,531	$ 22,934	$ 1,005,531	$ 22,934
Government sponsored enterprises	6,552,583	12,189	14,444,570	547,790	20,997,153	559,979
Mortgage-backed securities	2,490,971	10,169	1,327,928	40,567	3,818,899	50,736
State and municipal securities	1,381,496	10,388	861,665	6,869	2,243,161	17,257
Other securities	-	-	-	-	-	-
Total securities available for sale	$10,425,050	$ 32,746	$17,639,694	$ 618,160	$28,064,744	$ 650,906

Held to maturity:
U.S. Government agency securities	$ -	$ -	$ 999,060	$ 634	$ 999,060	$ 634
State and municipal securities	-	-	906,501	18,283	906,501	18,283
Total securities held to maturity	$ -	$ -	$ 1,905,561	$ 18,917	$ 1,905,561	$ 18,917

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

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

At December 31, 2007, two securities had unrealized losses with aggregate depreciation of approximately 19% from the Company’s amortized cost basis. These securities are issued by the Federal Home Loan Mortgage Corporation and have variable interest rates and perpetual maturities. In determining whether or not the impairment on these securities is other-than-temporary management placed greater significance on the financial condition of the issuer and the Company’s ability and intent to hold the securities for the foreseeable future. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies or sponsored enterprises, whether downgrades by bond rating agencies have occurred, and whether or not interest and principal payments are expected to continue to be received in accordance with the terms under which the security was purchased. The Company’s ability and intent to hold the securities for the foreseeable future are evaluated primarily on the Company’s current and projected liquidity position. Based upon these considerations management considers the impairment on these securities to be temporary in nature.

Investment securities with amortized cost of approximately $14,768,812 and $15,117,275 at December 31, 2007 and 2006, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005

Realized gains	$ 2,806	$ 78,418	$ 26,864
Realized losses	(12,170)	(32,531)	(22,770)
	$ (9,364)	$ 45,887	$ 4,094

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2007, were as follows:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 716,475	$ 713,842	$ -	$ -
Due after one year through five years	3,912,070	3,935,529	500,000	498,653
Due after five years through ten years	7,566,090	7,629,973	887,979	916,084
Due after ten years	26,875,048	26,149,984	1,626,069	1,649,504
	$39,069,683	$38,429,328	$3,014,048	$3,064,241

Maturities of mortgage backed securities are based on contractual amounts. Actual maturity will vary as loans underlying the securities are prepaid.

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2007 and 2006 are as follows (in thousands):

	2007	2006

Commercial	$ 19,950	$ 18,294
Real estate:
Construction and land development	33,017	30,725
Residential, 1-4 families	121,074	111,089
Residential, 5 or more families	1,638	1,572
Farmland	29,134	27,979
Nonfarm, nonresidential	42,237	39,350
Agricultural	3,445	3,774
Consumer	14,330	14,106
Other	1,662	1,530
	266,487	248,419

Allowance for loan losses	(2,758)	(2,902)
	$ 263,729	$ 245,517

Note 5. Allowance for Loan Losses

An analysis of the allowance for loan losses as of December 31 follows:

	2007	2006	2005

Balance, beginning	$ 2,901,997	$ 2,678,055	$ 2,609,759

Provision charged to expense	465,143	520,000	504,468
Recoveries of amounts charged off	90,670	97,615	29,390
Amounts charged off	(700,065)	(393,673)	(465,562)
Balance, ending	$ 2,757,745	$ 2,901,997	$ 2,678,055

The following is a summary of information pertaining to impaired loans at December 31:

	2007	2006

Impaired loans without a valuation allowance	$ 3,054,884	$ 699,641
Impaired loans with a valuation allowance	590,994	719,785
Total impaired loans	$ 3,645,878	$ 1,419,426
Valuation allowance related to impaired loans	$ 212,902	$ 363,795

Nonaccrual loans and loans past due 90 days or more at December 31, 2007 were approximately $4,107,857 and $518,244, respectively. At December 31, 2006, those amounts were approximately $866,925 and $732,576, respectively. Substantially all of these loans are included in impaired loans for both years.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2007, 2006 and 2005 (all approximate) are summarized below:

	2007	2006	2005

Average investment in impaired loans	$ 3,279,069	$ 990,623	$ 1,266,206
Interest income recognized on impaired loans	90,449	69,921	176,860
Interest income recognized on a cash basis on impaired loans	$ 85,198	$ 44,218	$ 162,299

No additional funds are committed to be advanced in connection with impaired loans.

As of December 31, 2007 and 2006, substantially all of the Bank’s residential 1-4 family loans were pledged as collateral toward borrowings with the Federal Home Loan Bank.

Note 6. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2007 and 2006, are as follows:

	2007	2006

Land	$ 1,409,176	$ 1,409,176
Buildings and improvements	6,722,623	5,992,997
Furniture and equipment	5,652,032	5,337,213
	13,783,831	12,739,386

Less accumulated depreciation	(5,298,773)	(4,574,239)
	$ 8,485,058	$ 8,165,147

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 amounted to $724,534, $705,122, and $668,695, respectively.

Note 7. Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors. Policy cash values totaled $5,598,853 and $5,373,560 at December 31, 2007 and 2006, respectively.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $83,382,176 and $71,646,612, respectively. At December 31, 2007, the scheduled maturities of time deposits are as follows:

Three months or less	$ 17,987,957
Over three months through twelve months	45,701,363
Over one year through three years	11,616,050
Over three years	8,076,806
$ 83,382,176

Notes to Consolidated Financial Statements

Note 9. Short-Term Debt

At December 31, 2007 and 2006 the Bank had no debt classified as short-term.

At December 31, 2007, the Bank had established lines of credit of approximately $18,400,000 with correspondent banks to provide additional liquidity if, and as needed. In addition, the Bank has the ability to borrow up to $44,000,000 from the Federal Home Loan Bank, subject to the pledging of collateral.

Note 10. Long-Term Debt

The Bank’s long-term debt consists of two fixed-rate borrowings. One is a $10,000,000 advance from the Federal Home Loan Bank of Atlanta. This loan matures on October 24, 2017 and is secured by substantially all first mortgage one-to-four family residential loans. Interest on the loan is fixed at 3.802% until October 24, 2009 at which time the rate is convertible, at the option of the Federal Home Loan Bank, to a variable rate equal to the three-month LIBOR rate. If converted, the Bank has the option to prepay the debt without penalty.

The other borrowing is a $10,000,000 structured term repurchase agreement with Deutsche Bank. This loan matures on February 10, 2017 and is secured by investment securities with an amortized cost of $11,694,212 at December 31, 2007. Interest on the loan is fixed at a rate of 4.00% until February 10, 2008. At that time, if not called, the borrowing converts to a fixed rate of 4.82% until maturity.

Note 11. Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2007		December 31, 2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$ 10,746	$ 10,746	$ 10,121	$ 10,121
Federal funds sold	24,637	24,637	17,786	17,786
Securities, available for sale	38,429	38,429	35,719	35,719
Securities, held to maturity	3,014	3,064	3,991	4,022
Restricted equity securities	1,130	1,130	1,137	1,137
Loans, net of allowance for loan losses	263,729	264,548	245,517	245,124
Bank owned life insurance	5,599	5,599	5,374	5,374
Interest rate floor	-	-	126,500	126,500

Financial liabilities
Deposits	309,174	307,396	282,246	282,999
Long-term debt	20,000	20,936	20,000	20,058

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

Notes to Consolidated Financial Statements

Note 12. On-Balance Sheet Derivative Instruments and Hedging Activities, continued

Derivative instruments are generally either negotiated (over-the-counter) OTC contracts or standardized contracts executed on a recognized exchange. Negotiated OTC derivative contracts are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise prices and maturity.

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

Interest Rate Risk Management – Cash Flow Hedging Instruments

The Company uses long-term variable rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges its variable-rate interest payments. To meet this objective, management enters into interest rate swap agreements whereby the Company receives variable interest rate payments and makes fixed int     erest rate payments during the contract period.

All interest rate swap agreements entered into by the Bank, to date, have had notional amounts ranging between $5,000,000 and $10,000,000. The terms of these agreements mirror the terms of the debt and are therefore highly effective and qualify for hedge accounting. As a result of long-term debt restructuring, changes in long-term interest rates or other circumstances, the interest rate swap agreements may be terminated early by the Bank. In the case of early termination of interest rate swap agreements, any gain is deferred until the hedged debt is repaid. There were no interest rate swap agreements outstanding at December 31, 2007 or 2006. Additional information (all approximate) related to the termination of interest rate swap agreements is as follows:

	2007	2006	2005

Gain from terminated agreements included in other income	$ -	$ 51,264	$ -
Deferred gain from terminated agreements at year-end	-	-	66,000

Interest Rate Risk Management – Derivative Instruments Not Designated As Hedging Instruments

At December 31, 2006 the Bank was party to an interest rate floor agreement. The agreement was designed to offset a portion of the negative impact to the Bank’s net income that would result from a decrease in short-term interest rates. The agreement had a notional amount of $15,000,000 and paid the Bank based on the notional amount multiplied by the spread between the ten-year and two-year treasury swap curve rates when the spread between those rates exceeded 0.375%. The agreement was scheduled to mature on November 22, 2012. The agreement was carried in other assets at current fair market value. Changes in fair market value were recognized as adjustments to current income through interest expense. The cost of the agreement at inception on November 22, 2006 was $141,000. The agreement was terminated on September 11, 2007 at a value of $210,000. Prior to termination the agreement was being carried at a value of $110,500. The resulting termination gain of $99,500 was recognized as other income.

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. On December 31, 2006 the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which was issued in September of 2006 and amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The adoption of SFAS 158 had a significant impact on the balance sheet of the Company. Prior to adoption, the Company had a prepaid pension benefit of $303,636, after the adoption, the Company had a liability of $1,645,178. This represented an increase in the net pension liability of $1,948,814. This increase in liability was recorded, net of tax, as a reduction of other comprehensive income of $1,286,217. This change reflected the cumulative effect of the adoption of this standard as of December 31, 2006. As indicated in the following summary, the adjustments for 2007 reflect only one year’s change and are less in amount.

The following is a summary of the plan’s funded status as of December 31, 2007, 2006 and 2005:

	2007	2006	2005
Change in benefit obligation
Benefit obligation at beginning of year	$ 5,965,820	$ 5,693,642	$ 4,712,730
Service cost	387,655	389,614	299,356
Interest cost	357,832	327,384	282,764
Actuarial (gain) loss	(295,660)	(237,789)	398,792
Benefits paid	(518,171)	(207,031)	-
Benefit obligation at end of year	5,897,476	5,965,820	5,693,642

Change in plan assets
Fair value of plan assets at beginning of year	4,320,642	3,957,770	3,204,557
Actual return on plan assets	443,254	311,450	381,532
Employer contribution	970,477	258,453	371,681
Benefits paid	(518,171)	(207,031)	-
Fair value of plan assets at end of year	5,216,202	4,320,642	3,957,770
Funded status at the end of the year	$ (681,274)	$ (1,645,178)	$ (1,735,872)

Amounts recognized in the Balance Sheet
(Accrued) prepaid benefit cost	$ 807,913	$ 303,636	$ 527,693
Unfunded pension benefit obligation under SFAS 158	(1,489,187)	(1,948,814)	-
Amount recognized in other liabilities	$ (681,274)	$ (1,645,178)	$ 527,693

Amounts recognized in accumulated comprehensive income
Net gain (loss)	$ (1,469,120)	$ (1,918,718)	$ -
Unrecognized prior service costs	(20,130)	(30,194)	-
Unrecognized net obligation at transition	63	98	-
Unfunded pension benefit obligation under SFAS 158	(1,489,187)	(1,948,814)	-
Deferred taxes	506,324	662,597	-
Amount recognized in accumulated comprehensive income	$ (982,863)	$ (1,286,217)	$ -

(Accrued) Prepaid benefit detail
Benefit obligation	$ (5,897,476)	$ (5,965,820)	$ (5,693,642)
Fair value of assets	5,216,202	4,320,642	3,957,770
Unrecognized net actuarial (gain) loss	1,469,120	1,918,718	2,223,440
Unrecognized net obligation at transition	(63)	(98)	(133)
Unrecognized prior service cost	20,130	30,194	40,258
(Accrued) prepaid benefit cost	$ 807,913	$ 303,636	$ 527,693

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan, continued

	2007	2006	2005

Components of net periodic benefit cost
Service cost	$ 387,655	$ 389,614	$ 299,356
Interest cost	357,832	327,384	282,764
Return on plan assets	(443,254)	(311,450)	(381,532)
Originating unrecognized asset gain (loss)	76,165	(24,960)	109,145
Recognized net actuarial (gain) loss	77,773	91,893	86,031
Amortization	10,029	10,029	10,029
Net periodic benefit expense	$ 466,200	$ 482,510	$ 405,793

Additional disclosure information
Accumulated benefit obligation	$ 3,387,102	$ 3,397,075	$ 3,158,014
Vested benefit obligation	$ 3,243,610	$ 3,251,631	$ 3,036,333
Discount rate used for net periodic pension cost	6.00%	5.75%	5.75%
Discount rate used for disclosure	6.25%	6.00%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%
Average remaining service (years)	17	17	18

Estimated Future Benefit Payments

Pension Benefits
2008	$ 22,605
2009	30,773
2010	41,474
2011	57,260
2012	97,328
2013– 2017	1,141,960
$ 1,391,400

Funding Policy

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator. Based on current information, it is anticipated the 2008 contribution will be approximately $949,743 and pension cost will be approximately $378,796.

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

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan, continued

Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2007 and 2006 (the latest dates available), by asset category are as follows:

	2007	2006

Mutual funds – fixed income	45%	40%
Mutual funds – equity	50%	47%
Other	5%	13%
Total	100%	100%

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

Note 14. Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain executive officers and members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2,662 to $37,200 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $536,088 and $549,440 at December 31, 2007 and 2006, respectively. Expense charged against income was $44,821, $46,261 and $47,636 in 2007, 2006 and 2005, respectively. Charges to income are based on changes in present value of future cash payments, discounted at 8%.

Note 15. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

	2007	2006	2005

Current	$ 1,129,471	$ 1,364,265	$ 1,120,846
Deferred	166,560	(41,822)	83,235
	$ 1,296,031	$ 1,322,443	$ 1,204,081

Notes to Consolidated Financial Statements

Note 15. Income Taxes, continued

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

	2007	2006	2005
Tax at statutory federal rate	$1,517,602	$1,519,686	$1,466,212
Tax exempt interest income	(195,291)	(161,387)	(222,503)
State income tax, net of federal benefit	11,879	11,505	9,906
Other	(38,159)	(47,361)	(49,534)
	$1,296,031	$1,322,443	$1,204,081

Deferred Income Tax Analysis

The significant components of net deferred tax assets (substantially all Federal) at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Deferred tax assets
Allowance for loan losses	$ 801,993	$ 884,477
Unearned credit life insurance	22,518	22,109
Deferred compensation	182,270	186,810
Recorded directly to stockholders’ equity as a
component of other comprehensive income
Minimum pension liability	506,324	662,597
Net unrealized losses on
securities available for sale	217,721	214,714
Non-accrual interest income	129,544	-
Other	20,856	26,418
	1,881,226	1,997,125

Deferred tax liabilities
Deferred loan origination costs	170,969	133,711
Accrued pension costs	274,690	103,236
Depreciation	191,573	195,303
Accretion of discount on investment securities, net	39,690	40,744
	676,922	472,994
Net deferred tax asset	$ 1,204,304	$ 1,524,131

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2007 and 2006 is as follows:

	2007	2006
Commitments to extend credit	$20,296,854	$19,691,878
Standby letters of credit	-	-
	$20,296,854	$19,691,878

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,074,000 at December 31, 2007. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2007.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2007 and 2006 that the Bank meets all capital adequacy requirements to which it is subject.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Capital Requirements, continued

As of December 31, 2007, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Required		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$ 34,454	13.9%	$ 19,816	8.0%	$ 24,771	10.0%
Grayson National Bank	$ 30,735	12.4%	$ 19,793	8.0%	$ 24,741	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$ 31,696	12.8%	$ 9,908	4.0%	$ 14,862	6.0%
Grayson National Bank	$ 27,977	11.3%	$ 9,897	4.0%	$ 14,844	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$ 31,696	8.9%	$ 14,221	4.0%	$ 17,776	5.0%
Grayson National Bank	$ 27,977	7.9%	$ 14,165	4.0%	$ 17,706	5.0%

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Required		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$ 32,885	14.2%	$ 18,481	8.0%	$ 23,101	10.0%
Grayson National Bank	$ 29,083	12.6%	$ 18,457	8.0%	$ 23,071	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$ 29,997	13.0%	$ 9,240	4.0%	$ 13,861	6.0%
Grayson National Bank	$ 26,199	11.4%	$ 9,229	4.0%	$ 13,843	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$ 29,997	9.2%	$ 13,077	4.0%	$ 16,347	5.0%
Grayson National Bank	$ 26,199	8.0%	$ 13,022	4.0%	$ 16,278	5.0%

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

Aggregate 2007 and 2006 loan transactions with related parties were as follows:

	2007	2006

Balance, beginning	$ 1,484,329	$ 1,238,027

New loans	738,796	616,311
Repayments	(301,935)	(370,009)
Change in relationship	-	-
Balance, ending	$ 1,921,190	$ 1,484,329

Note 19. Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

Balance Sheets December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$ 2,423,205	$ 2,582,549
Securities available for sale	1,259,450	1,234,379
Investment in affiliate bank	26,565,087	24,505,693
Other assets	43,131	17,779
Total assets	$ 30,290,873	$ 28,340,400

Liabilities
Other liabilities	$ -	$ 36,231

Stockholders’ equity
Common stock	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	29,026,036	27,336,848
Accumulated other comprehensive income (loss)	(1,405,498)	(1,703,014)
Total stockholders’ equity	30,290,873	28,304,169
Total liabilities and stockholders’ equity	$ 30,290,873	$ 28,340,400

Notes to Consolidated Financial Statements

Note 19. Parent Company Financial Information, continued

Statements of Income For the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income:
Dividends from affiliate bank	$ 1,478,312	$ 1,547,071	$ 1,168,898
Interest on taxable securities	60,367	57,938	55,885
Net realized gains on securities	-	-	-
	1,538,679	1,605,009	1,224,783
Expenses:
Management and professional fees	174,003	125,294	149,926
Other expenses	20,539	13,769	12,964
	194,542	139,063	162,890
Income before tax benefit and equity
in undistributed income of affiliate	1,344,137	1,465,946	1,061,893

Federal income tax benefit	44,939	27,583	36,382
Income before equity in undistributed
income of affiliate	1,389,076	1,493,529	1,098,275

Equity in undistributed income of affiliate	1,778,425	1,653,692	2,010,032
Net income	$ 3,167,501	$ 3,147,221	$ 3,108,307

Notes to Consolidated Financial Statements

Note 19. Parent Company Financial Information, continued

Statements of Cash Flows For the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$ 3,167,501	$ 3,147,221	$ 3,108,307
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed income of affiliate	(1,778,425)	(1,653,692)	(2,010,032)
Net realized gains on securities	-	-	-
Net (increase) decrease in other assets	(33,876)	35,319	(20,349)
Net increase (decrease) in other liabilities	(36,231)	36,231	-
Net cash provided by operating activities	1,318,969	1,565,079	1,077,926

Cash flows from investing activities
Purchases of investment securities	(250,000)	-	(750,000)
Sales of investment securities	-	-	250,000
Maturities of investment securities	250,000	-	300,000
Net cash provided (used) by investing activities	-	-	(200,000)

Cash flows from financing activities
Dividends paid	(1,478,313)	(1,547,071)	(1,168,898)
Net cash used by financing activities	(1,478,313)	(1,547,071)	(1,168,898)
Net increase (decrease) in cash and due from banks	(159,344)	18,008	(290,9720

Cash and cash equivalents, beginning	2,582,549	2,565,541	2,855,513
Cash and cash equivalents, ending	$ 2,423,205	$ 2,582,549	$ 2,564,541

Management Discussion and Analysis

Overview

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of Grayson Bankshares, Inc.’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s consolidated financial statements.

Grayson Bankshares, Inc. (the Company) was incorporated as a Virginia corporation on February 3, 1992 to acquire the stock of The Grayson National Bank (the Bank). The Bank was acquired by the Company on July 1, 1992. The Grayson National Bank was founded in 1900 and currently serves Grayson County, Virginia and surrounding areas through nine banking offices located in the towns of Independence and Hillsville, the localities of Elk Creek, Troutdale, and Whitetop, the City of Galax and Carroll County, Virginia, and the town of Sparta, North Carolina.

The Bank operates for the primary purpose of meeting the banking needs of individuals and small to medium sized businesses in the Bank’s service area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage and personal loans; safe deposit boxes; and other associated services. The Bank’s primary sources of revenue are interest income from its lending activities, and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

The earnings position of the Company remains strong. Grayson Bankshares, Inc. experienced net earnings of $3,167,501 for 2007 compared to $3,147,221 for 2006, and $3,108,307 for 2005. Dividends paid to stockholders amounted to $0.86 per share for 2007 compared to $0.90 per share for 2006.

The total assets of Grayson Bankshares, Inc. grew to $361,486,399 from $333,604,275, an 8.36% increase, continuing our strategy to grow the Company. Average equity to average assets indicates that the Company has a strong capital position with a ratio of 8.67% during 2007.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets and other-than-temporary impairment of investment securities, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Statements of Financial Accounting Standards (“SFAS”) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

Management Discussion and Analysis

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

Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

•	the expected use of the asset;
•	the expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate;
•	any legal, regulatory, or contractual provision that may limit the useful life;
•	any legal, regulatory, or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost;
•	the effects of obsolescence, demand, competition, and other economic factors; and
•	the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Straight-line amortization is used to expense recognized amortizable intangible assets since a method that more closely reflects the pattern in which the economic benefits of the intangible assets are consumed cannot reliably be determined. Intangible assets are not written off in the period of acquisition unless they become impaired during that period.

The Company evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively of that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment. That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment in accordance with SFAS 144 and tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible assets becomes its new accounting basis. Subsequent reversal of a previously recognized impairment loss is not allowed.

Management Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	2007			2006			2005
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

Interest earning assets:
Federal funds sold	$ 15,583	$ 772	4.95%	$ 12,402	$ 614	4.95%	$ 12,575	$ 405	3.22%
Investment securities	38,727	1,779	4.60%	41,271	1,815	4.40%	38,208	1,612	4.22%
Loans	259,009	20,333	7.85%	235,046	18,194	7.74%	212,513	15,131	7.12%
Total	313,319	22,884		288,719	20,623		263,296	17,148
Yield on average
interest-earning assets			7.30%			7.14%			6.51%
Non interest-earning assets:
Cash and due from banks	9,660			8,089			8,494
Premises and equipment	8,338			7,357			7,217
Interest receivable and other	11,507			10,420			9,113
Allowance for loan losses	(2,874)			(2,737)			(2,685)
Unrealized gain/(loss) on securities	(732)			(981)			(539)
Total	25,899			22,148			21,600
Total assets	$339,218			$310,867			$284,896

Interest-bearing liabilities:
Demand deposits	$ 19,366	172	0.89%	$ 20,605	184	0.89%	$ 21,923	193	0.88%
Savings deposits	36,162	490	1.35%	41,384	563	1.36%	47,932	628	1.31%
Time deposits	197,779	9,649	4.88%	162,804	6,945	4.27%	135,517	4,126	3.04%
Borrowings	12,438	523	4.20%	18,918	944	4.99%	18,493	855	4.62%
Total	265,745	10,834		243,711	8,636		223,865	5,802
Cost on average
interest-bearing liabilities			4.08%			3.54%			2.59%

Non interest-bearing
liabilities:
Demand deposits	40,892			37,250			33,150
Interest payable and other	3,162			891			679
Total	44,054			38,141			33,829
Total liabilities	309,799			281,852			257,694

Stockholder's equity:	29,419			29,015			27,202
Total liabilities and
stockholder's equity	$339,218			$310,867			$284,896

Net interest income		$ 12,050			$ 11,987			$ 11,346

Net yield on
interest-earning assets			3.85%			4.15%			4.31%

Management Discussion and Analysis

Table 2. Rate/Volume Variance Analysis (thousands)

	2007 Compared to 2006			2006 Compared to 2005
	Interest	Variance		Interest	Variance
	Income/	Attributable To		Income/	Attributable To
	Expense			Expense
	Variance	Rate	Volume	Variance	Rate	Volume

Interest-earning assets:
Federal funds sold	$ 158	$ -	$ 158	$ 209	$ 215	$ (6)
Investment securities	(36)	80	(116)	203	71	132
Loans	2,139	261	1,878	3,063	1,381	1,682
Total	2,261	341	1,920	3,475	1,667	1,808

Interest-bearing liabilities:
Demand deposits	(12)	-	(12)	(9)	-	(9)
Savings deposits	(73)	(4)	(69)	(65)	23	(88)
Time deposits	2,704	1,080	1,624	2,819	1,882	937
Borrowings	(421)	(133)	(288)	89	69	20
Total	2,198	943	1,255	2,834	1,974	860
Net interest income	$ 63	$ (602)	$ 665	$ 641	$ (307)	$ 948

Net Interest Income

Net interest income, the principal source of Company earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Table 1 summarizes the major components of net interest income for the past three years and also provides yields and average balances.

Total interest income in 2007 increased by 10.97% to $22.89 million from $20.62 million in 2006 after an increase from $17.15 million in 2005. The increase in total interest income in 2007 was due primarily to an increase in average loans outstanding of 10.20%. The growth in loans, as will as the increase in loans as a percentage of total interest-earning assets led to an overall increase in yield on average interest-earning assets of 16 basis points from 2006 to 2007. The increase in total interest income in 2006, as compared to 2005, was due to an increase in average loans outstanding of as well as to overall increases in interest rates for all categories of interest earning assets. Total interest expense increased by approximately $2.20 million in 2007 after an increase of $2.83 million in 2006. The increases in 2007 and 2006 were due primarily to increases in interest rates on time deposits coupled with a significant increase in the average balance of time deposits outstanding. The higher short-term interest rates on certificates of deposit in 2006 and 2007 led not only to new growth in certificates of deposit, but also to the migration of funds from savings and money market accounts into the higher yielding certificates. The effects of changes in volumes and rates on net interest income in 2007 compared to 2006, and 2006 compared to 2005 are shown in Table 2.

The increase in interest income was offset by the increase in interest expense resulting in a decrease in net yield on interest-earning assets of 30 basis points to 3.85% in 2007 compared to 4.15% in 2006.

Management Discussion and Analysis

Provision for Credit Losses

The allowance for credit losses is established to provide for expected losses in the Bank’s loan portfolio. Management determines the provision for credit losses required to maintain an allowance adequate to provide for probable losses. Some of the factors considered in making this decision are the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

At the end of 2007, the loan loss reserve was $2,757,745 compared to $2,901,997 in 2006 and $2,678,055 in 2005. The Bank’s allowance for loan losses, as a percentage of total loans, at the end of 2007 was 1.03%, compared to 1.17% in 2006, and 1.22% in 2005. The decrease in the loan loss reserve from 2006 to 2007 was due to an increased level of loan charge-offs in 2007.

Additional information is contained in Tables 12 and 13, and is discussed in Nonperforming and Problem Assets.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is traditionally a result of service charges on deposit accounts including charges for insufficient funds checks and fees charged for nondeposit services. Noninterest income increased by $300,015, or 17.93%, to $1,972,916 in 2007 from $1,672,901 in 2006. Noninterest income in 2005 totaled $1,415,203. The increase from 2006 to 2007 was due to primarily to the implementation of an overdraft privilege plan in April of 2007 that led to an increase in service charges on deposit accounts. The increase from 2005 to 2006 was primarily due to non-recurring gains from investment repurchase agreements and the termination of an interest-rate swap. These gains are generally non-recurring in nature, and as such, management does not anticipate similar gains in the future. The primary sources of noninterest income for the past three years are summarized in Table 3.

Table 3. Sources of Noninterest Income (thousands)

	2007	2006	2005

Service charges on deposit accounts	$ 828	$ 581	$ 528
Increase in cash value of life insurance	225	225	222
Mortgage origination fees	207	177	182
Insurance commissions	14	23	22
Safe deposit box rental	39	38	34
Gain on the sale of securities	(9)	46	4
Gain on interest rate swaps/contracts	99	51	-
Other income	570	532	423
Total noninterest income	$ 1,973	$ 1,673	$ 1,415

Management Discussion and Analysis

Other Expense

The major components of noninterest expense for the past three years are illustrated at Table 4.

Total noninterest expense increased by $424,743 in 2007 and $725,491 in 2006, which represents increases of 4.90% and 9.13% respectively. The majority of the increase from 2006 to 2007 was the result of ordinary annual increases in employee salaries and benefits. The increase from 2005 to 2006 was due to salary and benefit increases, as well as to branching activity and losses in the disposal of foreclosed properties.

Table 4. Sources of Noninterest Expense (thousands)

	2007	2006	2005

Salaries & wages	$ 3,884	$ 3,540	$ 3,334
Employee benefits	1,759	1,694	1,596
Total personnel expense	5,643	5,234	4,930

Director fees	167	162	149
Occupancy expense	345	304	300
Computer charges	265	276	191
Other equipment expense	839	811	751
FDIC/OCC assessments	140	122	114
Insurance	88	75	82
Professional fees	134	116	114
Advertising	194	204	220
Postage and freight	219	178	156
Supplies	160	155	178
Franchise tax	183	195	183
Telephone	156	144	137
Travel, dues & meetings	126	124	111
Other expense	436	570	329
Total noninterest expense	$ 9,095	$ 8,670	$ 7,945

The overhead efficiency ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) was 64.8% in 2007, 63.5% in 2006 and 62.3% in 2005.

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

Management Discussion and Analysis

Income tax expense (substantially all Federal) was $1,296,031 in 2007, $1,322,443 in 2006 and $1,204,081 in 2005 resulting in effective tax rates of 29.0%, 29.6% and 27.9% respectively. The increase in the effective tax rate for 2006 was due to a decrease in the percentage of tax-exempt income.

The Company’s deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in the provisions for credit losses, valuation reserves, non-accrual interest income, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred tax benefits of $1,073,317 and $1,524,131 are included in other assets at December 31, 2007 and 2006 respectively. At December 31, 2007, net deferred tax benefits included $217,721 of deferred tax assets applicable to unrealized losses on investment securities available for sale, and $506,324 of deferred tax assets applicable to unfunded projected pension benefit obligations. Accordingly, these amounts were not charged to income but recorded directly to the related stockholders’ equity account.

Analysis of Financial Condition

Average earning assets increased 8.52% from December 31, 2006 to December 31, 2007. Total earning assets represented 92.37% of total average assets in 2007 and 92.88% in 2006. The mix of average earning assets changed only slightly from 2006 to 2007 as loan growth remained strong.

Table 5. Average Asset Mix (dollars in thousands)

	2007		2006

	Average		Average
	Balance	%	Balance	%
Earning assets:
Loans	$ 259,009	76.36%	$ 235,046	75.61%
Investment securities	38,727	11.42%	41,271	13.28%
Federal funds sold	15,583	4.59%	12,402	3.99%
Deposits in other banks	-	0.00%	-	0.00%
Total earning assets	313,319	92.37%	288,719	92.88%

Nonearning assets:
Cash and due from banks	9,660	2.85%	8,089	2.60%
Premises and equipment	8,338	2.46%	7,357	2.37%
Other assets	11,507	3.39%	10,420	3.35%
Allowance for loan losses	(2,874)	-0.85%	(2,737)	-0.88%
Unrealized gain/(loss) on securities	$ (732)	-0.22%	$ (981)	-0.32%
Total nonearning assets	$ 25,899	7.63%	$ 22,148	7.12%
Total assets	$ 339,218	100.00%	$ 310,867	100.00%

Average loans for 2007 represented 76.36% of total average assets compared to 75.61% in 2006. Average federal funds sold increased from 3.99% to 4.59% of total average assets while average investment securities decreased from 13.28% to 11.42% of total average assets over the same time period. The balances of nonearning assets increased from 7.12% in 2006 to 7.63% in 2007.

Management Discussion and Analysis

Loans

Average loans totaled $259.0 million over the year ended December 31, 2007. This represents an increase of 10.20% over the average of $235.0 million for 2006. Average loans increased by 10.60% from 2005 to 2006.

The loan portfolio consists primarily of real estate and commercial loans. These loans accounted for 92.71% of the total loan portfolio at December 31, 2007. This is up from the 92.18% that the two categories maintained at December 31, 2006. The amount of loans outstanding by type at December 31, 2007 and December 31, 2006 and the maturity distribution for variable and fixed rate loans as of December 31, 2007 are presented in Tables 6 & 7 respectively.

Table 6. Loan Portfolio Summary (dollars in thousands)

	December 31, 2007		December 31, 2006		December 31, 2005

	Amount	%	Amount	%	Amount	%

Construction and development	$ 33,017	12.39%	$ 30,725	12.37%	$ 22,244	10.12%
Residential, 1-4 families	121,074	45.44%	111,089	44.72%	102,614	46.69%
Residential, 5 or more families	1,638	0.61%	1,572	0.63%	675	0.31%
Farmland	29,134	10.93%	27,979	11.26%	21,695	9.87%
Nonfarm, nonresidential	42,237	15.85%	39,350	15.84%	35,613	16.20%
Total real estate	$ 227,100	85.22%	$ 210,715	84.82%	$ 182,841	83.19%

Agricultural	3,445	1.29%	3,774	1.52%	3,071	1.40%
Commercial	19,950	7.49%	18,294	7.36%	18,745	8.53%
Consumer	14,330	5.38%	14,106	5.68%	14,112	6.42%
Other	1,662	0.62%	1,530	0.62%	1,000	0.46%
Total	$ 266,487	100.00%	$ 248,419	100.00%	$ 219,769	100.00%

	December 31, 2004		December 31, 2003

	Amount	%	Amount	%

Construction and development	$ 19,454	9.75%	$ 14,530	8.14%
Residential, 1-4 families	94,655	47.44%	83,824	46.95%
Residential, 5 or more families	692	0.35%	321	0.18%
Farmland	18,387	9.21%	15,640	8.76%
Nonfarm, nonresidential	31,485	15.78%	31,902	17.86%
Total real estate	$ 164,673	82.53%	146,217	81.89%

Agricultural	2,891	1.45%	3,152	1.77%
Commercial	17,603	8.82%	15,093	8.45%
Consumer	13,657	6.85%	13,040	7.30%
Other	698	0.35%	1,048	0.59%
Total	$ 199,522	100.00%	$ 178,550	100.00%

Management Discussion and Analysis

Table 7. Maturity Schedule of Loans (dollars in thousands), as of December 31, 2007

	Real	Agricultural	Consumer	Total
	Estate	and Commercial	and Other	Amount	%
Fixed rate loans:
Three months or less	$ 11,960	$ 3,900	$ 2,050	$ 17,910	6.72%
Over three to twelve months	31,849	2,269	2,887	37,005	13.88%
Over one year to five years	15,930	3,588	9,873	29,391	11.03%
Over five years	34,306	446	684	35,436	13.30%
Total fixed rate loans	$ 94,045	$ 10,203	$ 15,494	$ 119,742	44.93%

Variable rate loans:
Three months or less	$ 27,454	$ 6,383	$ 332	$ 34,169	12.83%
Over three to twelve months	16,919	4,950	98	21,967	8.24%
Over one year to five years	41,469	1,751	68	43,288	16.24%
Over five years	47,213	108	-	47,321	17.76%
Total variable rate loans	$ 133,055	$ 13,192	$ 498	$ 146,745	55.07%

Total loans:
Three months or less	$ 39,414	$ 10,283	$ 2,382	$ 52,079	19.55%
Over three to twelve months	48,768	7,219	2,985	58,972	22.12%
Over one year to five years	57,399	5,339	9,941	72,679	27.27%
Over five years	81,519	554	684	82,757	31.06%
Total loans	$ 227,100	$ 23,395	$ 15,992	$ 266,487	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates. On average, loans yielded 7.85% in 2007 compared to an average yield of 7.74% in 2006.

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or loan generation, to meet the Bank’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with the majority of investments taking the form of purchases of U.S. Treasury, U.S. Government Agencies and State and Municipal bonds, as well as investment grade corporate bond issues. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 2007 by major types of investments and contractual maturity ranges. Investment securities in Table 8 may have repricing or call options that are earlier than the contractual maturity date.

Total investment securities increased by approximately $1.7 million from December 31, 2006 to December 31, 2007. Most of the investment growth came late in 2007 and therefore the average balance of investment securities was lower in 2007 than in 2006. The average yield of the investment portfolio increased to 4.60% for the year ended December 31, 2007 compared to 4.40% for 2006.

Management Discussion and Analysis

Table 8. Investment Securities - Maturity/Yield Schedule (dollars in thousands)

	In One	After One	After Five	After	Book	Market	Book	Book
	Year or	Through	Through	Ten	Value	Value	Value	Value
	Less	Five Years	Ten Years	Years	12/31/07	12/31/07	12/31/06	12/31/05
Investment Securities:
U.S. Government agencies	$ 716	$ 3,247	$ 3,798	$ 8,227	$ 15,988	$ 15,371	$ 26,455	$ 26,852
Mortgage-backed securities	1	85	2,625	10,903	13,614	13,668	5,029	3,515
State and municipal securities	-	1,080	2,031	9,371	12,482	12,455	8,658	8,184
Corporate securities	-	-	-	-	-	-	200	199

Total	$ 717	$ 4,412	$ 8,454	$ 28,501	$ 42,084	$ 41,494	$ 40,342	$ 38,750

Weighted average yields:
U.S. Government agencies	3.71%	5.13%	5.17%	4.35%	4.66%
Mortgage-backed securities	7.00%	5.09%	4.95%	5.27%	5.21%
State and municipal securities	0.00%	5.04%	6.02%	5.78%	5.76%

Total	3.71%	5.11%	5.31%	5.17%	5.18%

(Yields are stated on a tax-equivalent basis)

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continuously monitor market pricing, competitor’s rates, and the internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing overall profitability of the Bank.

Average total deposits for the year ended December 31, 2007 amounted to $294.2 million, which was an increase of $32.2 million, or 12.3% over 2006. Average core deposits totaled $225.2 million in 2007 representing a 7.5% increase over the $209.4 million in 2006. The percentage of the Bank’s average deposits that are interest-bearing increased from 85.8% in 2006 to 86.1% in 2007. Average demand deposits, which earn no interest, increased 9.8% from $37.3 million in 2006 to $40.9 million in 2007. Average deposits for the periods ended December 31, 2007 and December 31, 2006 are summarized in Table 9.

Management Discussion and Analysis

Table 9. Deposit Mix (dollars in thousands)

	2007			2006
	Average	% of Total	Average	Average	% of Total	Average
	Balance	Deposits	Rate Paid	Balance	Deposits	Rate Paid
Interest-bearing deposits:
NOW accounts	$ 19,366	6.6%	0.89%	$ 20,605	7.9%	0.89%
Money Market	7,633	2.6%	1.75%	9,293	3.5%	1.75%
Savings	28,529	9.7%	1.25%	32,091	12.2%	1.25%
Individual retirement accounts	32,375	11.0%	4.78%	28,315	10.8%	4.42%
Small denomination certificates	96,454	32.8%	4.80%	81,894	31.3%	4.16%
Large denomination certificates	68,950	23.4%	5.03%	52,595	20.1%	4.35%
Total interest-bearing deposits	253,307	86.1%	4.07%	224,793	85.8%	3.42%
Noninterest-bearing deposits	40,892	13.9%	0.00%	37,250	14.2%	0.00%
Total deposits	$ 294,199	100.0%	3.50%	$ 262,043	100.0%	2.94%

		2005
	Average	% of Total	Average
	Balance	Deposits	Rate Paid
Interest-bearing deposits:
NOW accounts	$ 21,923	9.2%	0.88%
Money Market	10,900	4.6%	1.51%
Savings	37,032	15.5%	1.25%
Individual retirement accounts	23,796	10.0%	3.58%
Small denomination certificates	70,115	29.4%	2.84%
Large denomination certificates	41,606	17.4%	3.08%
Total interest-bearing deposits	205,372	86.1%	2.41%
Noninterest-bearing deposits	33,150	13.9%	0.00%
Total deposits	$ 238,522	100.0%	2.07%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $16.4 million, or 31.10%, for the year ended December 31, 2007. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit, however, recent market increases in short-term certificate rates prompted many customers to move money from savings and money market accounts to certificates of deposit. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2007.

Management Discussion and Analysis

Table 10. Large Denomination Certificate of Deposit Maturities (thousands)

Analysis of certificates of deposit of $100,000 or more at December 31, 2007:

Remaining maturity of three months or less	$ 17,988
Remaining maturity over three months through six months	22,654
Remaining maturity over six months through twelve months	22,833
Remaining maturity over twelve months	10,991
Total time deposits of $100,000 or more	$ 74,466

Equity

Stockholders’ equity amounted to $30.3 million at December 31, 2007, a 7.02% increase over the 2006 year-end total of $28.3 million. The increase resulted from earnings of $3,167,501, less dividends paid and changes in pension reserves and unrealized depreciation of investment securities classified as available for sale. The Company paid dividends of $0.86, $0.90 and $0.68 per share in 2007, 2006 and 2005, respectively.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2007 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 11.3% and a ratio of total capital to risk-weighted assets of 12.4%.

Table 11. Bank’s Year-end Risk-Based Capital (dollars in thousands)

	2007	2006

Tier 1 capital	$ 27,977	$ 26,199
Qualifying allowance for loan losses
(limited to 1.25% of risk-weighted assets)	2,758	2,884
Total regulatory capital	$ 30,735	$ 29,083
Total risk-weighted assets	$ 247,413	$ 230,718

Tier 1 capital as a percentage of
risk-weighted assets	11.3%	11.4%
Total regulatory capital as a percentage of
risk-weighted assets	12.4%	12.6%
Leverage ratio*	7.9%	8.0%

*Tier 1 capital divided by average total assets for
the quarter ended December 31 of each year.

Management Discussion and Analysis

In addition, a minimum leverage ratio of Tier 1 capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness. As of December 31, 2007, the Bank had a ratio of year-end Tier 1 capital to average total assets for the fourth quarter of 2007 of 7.9%. Table 11 sets forth summary information with respect to the Bank’s capital ratios at December 31, 2007. All capital ratio levels indicate that the Bank is well capitalized.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank attempts to use shorter-term loans and, although a portion of the loans have been made based upon the value of collateral, the underwriting decision is generally based on the cash flow of the borrower as the source of repayment rather than the value of the collateral.

The Bank also attempts to reduce repayment risk by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Nonperforming assets at December 31, 2007 and 2006 are analyzed in Table 12.

Table 12. Nonperforming Assets (dollars in thousands)

	December 31, 2007		December 31, 2006		December 31, 2005
		% of		% of		% of
	Amount	Loans	Amount	Loans	Amount	Loans

Nonaccrual loans	$ 4,108	1.5%	$ 867	0.3%	$ 992	0.4%
Restructured loans	469	0.2%	480	0.2%	1,114	0.5%
Loans past due 90 days or more	518	0.2%	733	0.3%	550	0.3%
Total nonperforming assets	$ 5,095	1.9%	$ 2,080	0.8%	$ 2,656	1.2%

	December 31, 2004		December 31, 2003
		% of		% of
	Amount	Loans	Amount	Loans

Nonaccrual loans	$ 690	0.3%	$ 1,435	0.8%
Restructured loans	1,802	0.9%	484	0.3%
Loans past due 90 days or more	635	0.3%	2,119	1.2%
Total nonperforming assets	$ 3,127	1.5%	$ 4,038	2.3%

Total nonperforming assets were 1.9% and 0.8% of total outstanding loans as of December 31, 2007 and 2006, respectively. The increase is due primarily to one commercial real estate loan that was placed in nonaccrual status in 2007 with a principal balance of approximately $2.4 million. The loan is secured by a first deed of trust on real estate with an appraised value of $4.0 million, therefore management anticipates eventual receipt of all principal owed on this loan. More information on nonperforming assets can be found in Note 5of the “Notes to Consolidated Financial Statements” found in the company’s 2007 Annual Report on Form 10-K.

Management Discussion and Analysis

The allowance for loan losses is maintained at a level adequate to absorb potential losses. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. The accrual of interest on a loan is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

To quantify the specific elements of the allowance for loan losses, the Bank begins by establishing a specific reserve for loans that have been identified as being impaired. This reserve is determined by comparing the principal balance of the loan with the net present value of the future anticipated cash flows or the fair market value of the related collateral. The bank then reviews certain loans in the portfolio and assigns grades to loans which have been reviewed. Loans which are adversely classified are given a specific allowance based on the historical loss experience of similar type loans in each adverse grade. The remaining portfolio is segregated into loan pools consistent with regulatory guidelines. An allocation is then made to the reserve for these loan pools based on the bank’s historical loss experience with further adjustments for external factors such as current loan volume and general economic conditions. The allowance is allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the respective categories of loans, although the entire allowance is available to absorb any actual charge-offs that may occur.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13. The allocation of the reserve for loan losses is detailed in Table 14.

Table 13. Loan Losses

	2007	2006	2005	2004	2003

Allowance for loan losses, beginning	$ 2,901,997	$ 2,678,055	$ 2,609,759	$ 2,395,387	$ 2,189,028
Provision for loan losses, added	465,143	520,000	504,468	390,000	410,000
Charge-offs:
Real estate	(283,658)	(45,330)	(100,340)	(42,827)	(26,195)
Commercial and agricultural	(236,571)	(199,372)	(202,760)	(78,959)	(86,627)
Consumer and other	(179,836)	(148,971)	(162,462)	(154,703)	(194,601)
Recoveries:
Real estate	19,515	6,000	143	1,456	5,308
Commercial and agricultural	22,515	35,426	4,975	69,042	52,056
Consumer and other	48,640	56,189	24,272	30,363	46,418
Net charge-offs	(609,395)	(296,058)	(436,172)	(175,628)	(203,641)
Allowance for loan losses, ending	$ 2,757,745	$ 2,901,997	$ 2,678,055	$ 2,609,759	$ 2,395,387

Ratio of net charge-offs during the period
to average loans outstanding during the period:	0.023%	0.013%	0.020%	0.009%	0.012%

Management Discussion and Analysis

Table 14. Allocation of the Reserve for Loan Losses (thousands)

	2007		2006		2005
		% of		% of		% of
		Loans to		Loans to		Loans to
Balance at the end of the period applicable to:	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$ 594	8.78%	$ 1,193	8.88%	$ 842	9.93%
Real estate - construction	253	12.39%	-	12.37%	-	10.12%
Real estate - mortgage	1,665	72.83%	791	72.45%	734	73.07%
Consumer and other	246	6.00%	918	6.30%	1,102	6.88%
Total	$ 2,758	100.00%	$ 2,902	100.00%	$ 2,678	100.00%

	2004		2003
		% of		% of
		Loans to		Loans to
Balance at the end of the period applicable to:	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$ 569	10.27%	$ 773	10.22%
Real estate - construction	-	9.75%	-	8.14%
Real estate - mortgage	663	72.78%	559	73.75%
Consumer and other	1,378	7.20%	1,063	7.89%
Total	$ 2,610	100.00%	$ 2,395	100.00%

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2007 and 2006 is as follows:

	2007	2006

Commitments to extend credit	$20,296,854	$19,691,878
Standby letters of credit	-	-
	$20,296,854	$19,691,878

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

Management Discussion and Analysis

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

Impact of Inflation and Changing Prices

The consolidated financial statements and the accompanying notes presented elsewhere in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all Company assets and liabilities are monetary in nature, therefore the impact of inflation is reflected primarily in the increased cost of operations. As a result, interest rates have a greater impact on performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Table 15. Key Financial Ratios

	2007	2006	2005

Return on average assets	0.93%	1.01%	1.09%
Return on average equity	10.77%	10.85%	11.43%
Dividend payout ratio	46.67%	49.16%	37.61%
Average equity to average assets	8.67%	9.33%	9.55%

Management Discussion and Analysis

Table 16. Quarterly Data (unaudited) (dollars in thousands, except per share data)

	Years Ended December 31,
	2007				2006
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$ 5,937	$ 5,673	$ 5,777	$ 5,497	$ 5,478	$ 5,300	$ 5,081	$ 4,763
Interest expense	2,796	2,719	2,698	2,621	2,606	2,223	1,969	1,837

Net interest income	3,141	2,954	3,079	2,876	2,872	3,077	3,112	2,926
Provision for loan losses	192	139	75	60	120	150	137	113

Net interest income, after
provision for loan losses	2,949	2,815	3,004	2,816	2,752	2,927	2,975	2,813
Noninterest income	471	556	434	574	376	495	408	405
Noninterest expenses	2,387	2,267	2,318	2,183	2,231	2,295	2,139	2,016

Income before income taxes	1,033	1,104	1,120	1,207	897	1,127	1,244	1,202
Provision for income taxes	293	307	333	363	265	322	372	364

Net income	$ 740	$ 797	$ 787	$ 844	$ 632	$ 805	$ 872	$ 838

Net income per share	$ 0.43	$ 0.46	$ 0.46	$ 0.49	$ 0.37	$ 0.47	$ 0.51	$ 0.49

Staff

Loan Department - Mortgage Origination – Investments - Audit

Pam Neill	Pat Sage	Robin Fincher	Doug Morgan
Nancy Burkett	Donna Anders	Jeannie Coulson

Tellers

Brenda Brown	Mary Jane Leonard	Sharon Walters	Vanessa Phillips
Donna Coleman	Erin Morton	Jeanne Funk	Kristi Nichols
Deranda Roop	Sharon Anderson	Vedena Farmer	Mary Blevins
Ann Shuler	Teresa Edwards	Phyllis Fender	Peggy Spencer
Karen Willard	Christine Saltz	Sheila Taylor	Denise Evans
Carla Williams	Angela Eller	Lisa Buchanan	Kelly Poe
Barbara McBride	Yvonne Rogers	Lesa Mabe	Cindy Selden
Terry Davis	Dana Jones	Sherry Key	Joyce Reavis
Hilda Anderson	Mary Jane Patton	Donna Eastridge	Stacy Horton
Jessica Biggins	Debra Pickett	Linda Halsey	Becky Hall
Tracy Bowman	Christine Bolen	Penny Gravely	Shaye Ivey
Joyce Stamper	Linda Anders

Bookkeeping & Proof

Becky Callahan	Rhonda Lineberry	Dorothy Hash	Nancy Hale
Rhonda James	Janna Billings	Elaine Roberts	Sparkle Holder
Loretta Painter	Lori Casino	Gay Cornett	Dustin Roop
Kelsie Ayers

Secretaries and Customer Service Personnel

Glenda Ward	Sue Faddis	Beverly Burcham	Brenda Thompson
Rebecca Reedy	Donna Edwards	Karen Overstreet	Tammy Herrington
Carol Moxley	Cindy Hash

Receptionists and Office Services

Kaye Cox	Matt West	Faye Dotson

Board of Directors and Officers

Board of Directors

Julian L. Givens	Physician

Jacky K. Anderson	Grayson Bankshares, Inc. and Grayson National Bank

Jack E. Guynn, Jr.	Guynn Enterprises, Inc.

Jean W. Lindsey	Walter's Drug, Inc.

Charles T. Sturgill	Grayson County Clerk of Court

Dennis B. Gambill	Grayson Bankshares, Inc. and Grayson National Bank

Carl J. Richardson	Retired, Grayson National Bank

J. David Vaughan	Vaughan Furniture

Thomas E. Jackson, Jr.	Attorney-at-Law

Bryan L. Edwards	Sparta Town Manager

Grayson Bankshares Officers

Julian L. Givens	Chairman of the Board

Jacky K. Anderson	President and CEO

Dennis B. Gambill	Vice President

Brenda C. Smith	Secretary

Blake M. Edwards	Chief Financial Officer

Grayson National Bank Officers

Julian L. Givens	Chairman of the Board

Charles T. Sturgill	Vice Chairman

Jacky K. Anderson	President and CEO

Dennis B. Gambill	Executive Vice President

Curtis A. Jennings	Senior Vice President

Brenda C. Smith	Senior Vice President

Blake M. Edwards	Chief Financial Officer

Ann W. Graham	Operations Manager

Darlene B. Hensdell	Assistant VP-Customer Service Rep

Sarah S. Cox	Assistant VP-Customer Service Rep

Jerry D. Wright	Vice President

Ronald P. Porter	Vice President

Dorothy Galyean	Branch Coordinator

Kathy T. Watson	Information Systems Manager

Linda B. Eller	Executive Secretary-Administrative Assistant

Rodney R. Halsey	Vice President-Loan Officer-EDP

Tom D. Gentry	Vice President-Commercial Loan Officer

Sandie Blevins	Loan Officer-Administrative Assistant

Sandra Spence	Commercial Loan Officer

Carolyn A. Cornett	Vice President-Auditor-Compliance Officer

Lori C. Vaught	Credit Administrator

Robert T. Fender	Loan Review Officer

Deborah J. McCormick	Collections Officer

Marcia T. Sutherland	Loan Officer

Judy Commings	Loan Officer

Jena Reeves	Home Equity Loan Officer/Security Officer

Larry D. Osborne	Assistant VP-Branch Manager of East Independence Office

Brenda C. Parks	Branch Manager of Troutdale Office

Kim Cullop	Assistant Branch Manager of Troutdale Office

Carol Lee Sutherland	Branch Manager of Elk Creek Office

Elisa Blevins	Branch Manager of Whitetop Office

Greg L. Bare	Branch Manager of Sparta Office

Sheila G. Douglas	Assistant Branch Manager of Sparta Office-Loan Officer

Ruby A. Stuart	Regional Manager/Branch Manager of Galax Office

Julie H. Paisley	Loan Officer

G. Kevin Weatherman	Branch Manager of Carroll Office

LeAngela Haynes	Assistant Branch Manager of Carroll Office-Loan Officer

Kay B. Carter	Branch Manager of Hillsville Office

Kim Banks	Assistant Branch Manager of Hillsville Office-Loan Officer

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

Grayson Bankshares, Inc.

		Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Grayson Bankshares, Inc.	100.00	86.48	113.32	112.24	113.71	108.35
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Bank < $500M Index	100.00	145.97	168.49	178.39	187.41	152.17

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 1:00 p.m. on May 13, 2008, at the Grayson National Bank Conference Center, 558 East Main Street, Independence, Virginia, located in the Guynn Shopping Center.

Requests for Information

Requests for information should be directed to Mrs. Brenda C. Smith, Corporate Secretary, at The Grayson National Bank, Post Office Box 186, Independence, Virginia, 24348; telephone (276) 773-2811.

Independent Registered Public Accounting Firm	Stock Transfer Agent

Elliott Davis, LLC	Registrar and Transfer Company
Post Office Box 760	10 Commerce Drive
Galax, Virginia 24333	Cranford, NJ 07016

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

Main Office 113 West Main Street Independence, Virginia 24348 (276) 773-2811

East Independence Office 802 East Main Street Independence, Virginia 24348 (276) 773-2811	Elk Creek Office 60 Comers Rock Road Elk Creek, Virginia 24326 (276) 655-4011
Galax Office 209 West Grayson Street Galax, Virginia (276) 238-2411	Troutdale Office 101 Ripshin Road Troutdale, Virginia 24378 (276) 677-3722
Carroll Office 8351 Carrollton Pike Galax, Virginia 24333 (276) 238-8112	Sparta Office 98 South Grayson Street Sparta, North Carolina 28675 (336) 372-2811
Hillsville Office 419 South Main Street Hillsville, Virginia 24343 (276) 728-2810	Whitetop Office 16303 Highlands Parkway Whitetop, Virginia, 24292 (336) 372-2811