Form 10-K, Exhibit 13
period 2008-12-31
GRAYSON BANKSHARES INC
filed 2009-03-31
CIK 883758

Exhibit 13.1

2008 Annual Report

Table of Contents

Stockholder Information	1

Financial Highlights	2

Letter to Stockholders	3

Report of Independent Registered Public Accounting Firm	4

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9

Management’s Discussion and Analysis	35

Stock Performance	55

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 1:00 p.m. on May 12, 2009, at the Grayson National Bank Conference Center, 558 East Main Street, Independence, Virginia, located in the Guynn Shopping Center.

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

Banking Offices

Main Office
113 West Main Street
Independence, Virginia 24348
(276) 773-2811

East Independence Office		Elk Creek Office
802 East Main Street		60 Comers Rock Road
Independence, Virginia 24348		Elk Creek, Virginia 24326
(276) 773-2811		(276) 655-4011

Galax Office		Troutdale Office
209 West Grayson Street		101 Ripshin Road
Galax, Virginia		Troutdale, Virginia 24378
(276) 238-2411		(276) 677-3722

Carroll Office		Sparta Office
8351 Carrollton Pike		98 South Grayson Street
Galax, Virginia 24333		Sparta, North Carolina 28675
(276) 238-8112		(336) 372-2811

Hillsville Office		Whitetop Office
419 South Main Street		16303 Highlands Parkway
Hillsville, Virginia 24343		Whitetop, Virginia, 24292
(276) 728-2810		(336) 372-2811

Financial Highlights1

	2008	2007	2006	2005	2004
Summary of Operations

Interest income	$21,950	$22,884	$20,623	$17,148	$14,656
Interest expense	10,433	10,834	8,636	5,802	4,474
Net interest income	11,517	12,050	11,987	11,346	10,182
Provision for loan losses	1,200	465	520	504	390
Other income	459	1,973	1,673	1,415	1,607
Other expense	10,074	9,095	8,670	7,945	6,943
Income taxes	(52)	1,296	1,323	1,204	1,215
Net income	$754	$3,167	$3,147	$3,108	$3,241

Per Share Data

Net income	$.44	$1.84	$1.83	$1.81	$1.89
Cash dividends declared	.86	.86	.90	.68	.60
Book value	16.88	17.62	16.47	16.15	15.23
Estimated market value[2]	24.00	29.00	30.00	30.00	32.00

Year-end Balance Sheet Summary

Loans, net	$267,889	$263,729	$245,517	$217,091	$196,912
Investment securities	49,451	42,573	40,848	39,279	37,909
Total assets	368,197	361,486	333,604	304,165	270,215
Deposits	305,730	309,174	282,246	250,400	231,059
Stockholders’ equity	29,017	30,291	28,304	27,753	26,177

Selected Ratios

Return on average assets	0.21%	0.93%	1.01%	1.09%	1.23%
Return on average equity	2.46%	10.77%	10.85%	11.43%	12.56%
Average equity to average assets	8.40%	8.67%	9.33%	9.55%	9.76%

[1]	In thousands of dollars, except per share data.
[2]	Provided at the trade date nearest year end.

Dear Stockholder:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $368,196,924, resulting in an increase of $6,710,525 or 1.86% over the previous year. Our return on average assets was 0.21% and the return on average equity was 2.49% as compared to 0.93% and 10.77% for the previous year. Our net interest margin decreased in 2008 due primarily to falling interest rates. Net earnings were $754,359, compared to $3,167,501 for the previous year. Loans and deposits were relatively flat in 2008 as loan demand slowed and competition for deposits was strong. Our net loans increased $4,159,971 or 1.58% while deposits decreased $3,443,520 or 1.11%. Please refer to our financial highlights page and accompanying statements for additional information.

The book value for our stock at year-end was $16.88 and stock trades nearest year-end were executed at $24.00 per share. Dividends for the year were $0.86 per share.

In 2008 we felt continued pressure in the banking industry. A worsening economy and turmoil in the financial markets led to unprecedented actions on the part of our government to address the financial crisis. Many of these actions had a negative impact on earnings. Historically low interest rates, with federal funds rates near zero percent, have led to decreased net interest margins while placing Fannie Mae and Freddie Mac into government conservatorship led to investment write-downs for many community banks as well. The increased number of bank failures has also led to significant increases in the FDIC insurance premiums that are charged to all banks. In light of these circumstances we are pleased to report positive earnings in 2008 and we remain optimistic about the future of your bank as we believe we remain positioned well for future growth and prosperity.

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

/s/ Jacky K. Anderson

Jacky K. Anderson

President & CEO

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Grayson Bankshares, Inc.

Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary as of December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the three years then ended, in conformity with U.S. generally accepted accounting principles.

Galax, Virginia

March 26, 2009

Consolidated Balance Sheets

December 31, 2008 and 2007

Assets	2008	2007

Cash and due from banks	$9,536,772	$10,746,139
Federal funds sold	11,149,718	24,637,131
Investment securities available for sale	46,413,054	38,429,328
Investment securities held to maturity
(fair value approximately $3,044,781
in 2008, and $3,064,241 in 2007)	3,037,608	3,014,048
Restricted equity securities	1,731,750	1,129,850
Loans, net of allowance for loan losses of $3,359,946
in 2008 and $2,757,745 in 2007	267,889,087	263,729,116
Cash value of life insurance	7,774,892	5,598,853
Foreclosed assets	2,659,266	160,000
Property and equipment, net	11,115,033	8,485,058
Accrued income	3,124,540	2,996,261
Other assets	3,765,204	2,560,615
	$368,196,924	$361,486,399

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Noninterest-bearing	$41,883,404	$44,630,854
Interest-bearing	263,846,770	264,542,840
Total deposits	305,730,174	309,173,694

Long-term debt	30,000,000	20,000,000
Accrued interest payable	492,105	536,393
Other liabilities	2,957,950	1,485,439
	339,180,229	331,195,526
Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none issued	-	-
Common stock, $1.25 par value; 2,000,000 shares
authorized; 1,718,968 shares issued
in 2008 and 2007, respectively	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,302,082	29,026,036
Accumulated other comprehensive income (loss)	(1,955,722)	(1,405,498)
	29,016,695	$30,290,873
	$368,196,924	$361,486,399

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Interest income:
Loans and fees on loans	$19,312,389	$20,332,780	$18,194,285
Federal funds sold	329,750	771,860	613,499
Investment securities:
Taxable	1,826,384	1,336,346	1,496,323
Exempt from federal income tax	481,031	443,314	318,771
	21,949,554	22,884,300	20,622,878

Interest expense:
Deposits	9,381,827	10,311,008	7,692,010
Interest on borrowings	1,050,649	522,766	944,081
	10,432,476	10,833,774	8,636,091
Net interest income	11,517,078	12,050,526	11,986,787

Provision for loan losses	1,200,385	465,143	520,000
Net interest income after
provision for loan losses	10,316,693	11,585,383	11,466,787

Noninterest income:
Service charges on deposit accounts	956,049	828,111	581,136
Other service charges and fees	489,264	424,042	357,794
Net realized gains (losses) on securities	(1,643,046)	(9,364)	45,887
Mortgage loan origination fees	154,906	206,733	177,292
Increase in cash value of life insurance	346,940	225,293	225,380
Other income (loss)	155,396	298,101	285,412
	459,509	1,972,916	1,672,901

Noninterest expense:
Salaries and employee benefits	6,084,825	5,642,484	5,233,830
Occupancy expense	376,815	345,378	304,086
Equipment expense	858,919	839,195	811,429
Foreclosure expense	56,083	(45,840)	41,297
Data processing expense	307,091	265,249	275,815
Other expense	2,389,812	2,048,301	2,003,567
	10,073,545	9,094,767	8,670,024
Income before income taxes	702,657	4,463,532	4,469,664

Income tax expense	(51,702)	1,296,031	1,322,443
Net income	$754,359	$3,167,501	$3,147,221

Basic earnings per share	$.44	$1.84	$1.83
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968
Dividends declared per share	$0.86	$0.86	$0.90

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

Years ended December 31, 2008, 2007 and 2006

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income (Loss)	Total

Balance, December 31, 2005	1,718,968	$2,148,710	$521,625	$25,736,698	$(653,691)	$27,753,342

Comprehensive income
Net income	-	-	-	3,147,221	-	3,147,221
Adjustment to initially
apply SFAS No. 158,
net of taxes of ($662,597)	-	-	-	-	(1,286,217)	(1,286,217)
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $137,638	-	-	-	-	267,179	267,179
Reclassification adjustment,
net of income taxes of ($15,602)	-	-	-	-	(30,285)	(30,285)
Total comprehensive income						2,097,898

Dividends paid
($.90 per share)	-	-	-	(1,547,071)	-	(1,547,071)
Balance, December 31, 2006	1,718,968	2,148,710	521,625	27,336,848	(1,703,014)	28,304,169

Comprehensive income
Net income	-	-	-	3,167,501	-	3,167,501
Net change in pension reserve,
net of income taxes of $156,273	-	-	-	-	303,354	303,354
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of ($6,191)	-	-	-	-	(12,018)	(12,018)
Reclassification adjustment,
net of income taxes of $3,184	-	-	-	-	6,180	6,180
Total comprehensive income						3,465,017

Dividends paid
($.86 per share)	-	-	-	(1,478,313)	-	(1,478,313)
Balance, December 31, 2007	1,718,968	2,148,710	521,625	29,026,036	(1,405,498)	30,290,873

Comprehensive income
Net income	-	-	-	754,359	-	754,359
Net change in pension reserve,
net of income taxes of ($569,949)	-	-	-	-	(1,106,372)	(1,106,372)
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $845,135	-	-	-	-	1,640,558	1,640,558
Reclassification adjustment, net
of income taxes of ($558,636)	-	-	-	-	(1,084,410)	(1,084,410)
Total comprehensive income						204,135

Dividends paid
($.86 per share)	-	-	-	(1,478,313)	-	(1,478,313)
Balance, December 31, 2008	1,718,968	$2,148,710	$521,625	$28,302,082	$(1,955,722)	$29,016,695

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$754,359	$3,167,501	$3,147,221
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation and amortization	732,592	724,534	705,122
Provision for loan losses	1,200,385	465,143	520,000
Deferred income taxes	(827,301)	166,560	(41,822)
Net realized (gain) loss on securities	1,643,046	9,364	(45,887)
Accretion of discount on securities, net of
amortization of premiums	4,513	(55,014)	(67,279)
Deferred compensation	21,960	(13,352)	(614)
Net realized (gain) loss on foreclosed assets	(21,926)	(48,722)	153,370
Life insurance proceeds	(119,902)	-	-
Changes in assets and liabilities:
Cash value of life insurance	(346,940)	(225,293)	(225,380)
Accrued income	(128,279)	(65,556)	(753,230)
Other assets	(93,839)	(77,564)	290,010
Accrued interest payable	(44,288)	(17,053)	85,760
Other liabilities	(225,770)	(542,211)	7,759
Net cash provided by operating activities	2,548,610	3,488,337	3,775,030

Cash flows from investing activities
Net (increase) decrease in federal funds sold	13,487,413	(6,851,606)	4,128,988
Activity in available for sale securities:
Purchases	(30,787,874)	(15,266,439)	(15,837,562)
Sales	700,000	1,982,500	9,150,737
Maturities	21,275,677	10,588,192	5,207,855
Activity in held to maturity securities:
Maturities	-	1,000,000	-
(Purchases) sales of restricted equity securities	(601,900)	7,600	382,200
Net increase in loans	(8,094,622)	(18,837,056)	(29,118,208)
Purchases of bank-owned life insurance	(2,000,000)	-	-
Proceeds from life insurance contracts	290,803	-	-
Proceeds from the sale of foreclosed assets	256,926	108,722	358,702
Purchases of property and equipment, net of sales	(3,362,567)	(1,044,445)	(1,620,565)
Net cash used in investing activities	(8,836,144)	(28,312,532)	(27,347,853)

Cash flows from financing activities
Net increase (decrease) in deposits	(3,443,520)	26,927,663	31,846,512
Dividends paid	(1,478,313)	(1,478,313)	(1,547,071)
Proceeds from long-term debt	10,000,000	-	-
Principal repayments on long-term debt	-	-	(5,000,000)
Net cash provided by financing activities	5,078,167	25,449,350	25,299,441
Net increase (decrease) in cash and cash equivalents	(1,209,367)	625,155	1,726,618

Cash and cash equivalents, beginning	10,746,139	10,120,984	8,394,366
Cash and cash equivalents, ending	$9,536,772	$10,746,139	$10,120,984

Supplemental disclosure of cash flow information
Interest paid	$10,476,764	$10,850,827	$8,550,331
Taxes paid	$643,880	$945,901	$1,348,000

Supplemental disclosure of noncash investing activities
Effect on equity of change in net unrealized gain	$556,148	$(5,838)	$236,894
Effect on equity of change in unfunded pension liability	$(1,106,372)	$303,354	$(1,286,217)
Transfers of loans to foreclosed properties	$2,734,266	$160,000	$172,072

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

Critical Accounting Policies

Management believes the policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

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

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

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

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

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

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivative Financial Instruments

The Company accounts and reports for derivative instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

Interest Rate Swap Agreements

For asset/liability management purposes, the Company uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.

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

Fair Value of Financial Instruments

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

Cash value of life insurance: The carrying amount reported in the balance sheet approximates fair value as it represents the cash surrender value of the life insurance.

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

In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 , and FAS 157-2, Effective Date of FASB Statement No. 157.” SFAS 157-1 removes fair value measurements that are used in lease accounting from the scope of SFAS 157, “Fair Value Measurements.” SFAS 157-2 defers, for one year, the requirement to apply SFAS 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are not remeasured at least annually. The Company is currently evaluating the effects that SFAS 157-1 will have on the financial condition, results of operations and the disclosures that will be presented in the consolidated financial statements. Under SFAS 157-2, the Company defers, for one year, the requirement for nonfinancial assets and nonfinancial liabilities.

In October 2008, the Financial Accounting Standards Board ("FASB") issued a FASB Staff Position ("FSP") No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active . FAS 157-3 clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Also, in December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009. SFAS 160 had no impact on the Company’s financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, thereby improving the transparency of financial reporting. It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure is intended to convey the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 was effective for the Company on January 1, 2009 and will result in additional disclosures if the Company enters into any material derivative or hedging activities.

In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”).  This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset.  This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140.  FSP 140-3 was effective for the Company on January 1, 2009.  The adoption of FSP 140-3 had no impact on the Company’s financial position, results of operations or cash flows.

In May, 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 is effective November 15, 2008. The FASB has stated that it does not expect SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company’s financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (“FSP EITF 03-6-1”). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company’s financial position, results of operations, earnings per share or cash flows.

FSP SFAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161,” (“FSP SFAS 133-1 and FIN 45-4”) was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

The Staff Position also amends FASB Interpretation No. (“FIN”) 45 to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed.

The Staff Position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The adoption of this Staff Position had no material effect on the Company’s financial position, results of operations or cash flows.

The SEC’s Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 (“Press Release”) to provide clarifications on fair value accounting. The Press Release includes guidance on the use of management’s internal assumptions and the use of “market” quotes. It also reiterates the factors in SEC Staff Accounting Bulletin (“SAB”) Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” (“FSP SFAS 132(R)-1”) issued in December 2008, provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan to provide the users of financial statements with an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $2,413,000 and $2,775,000 for the periods including December 31, 2008 and 2007, respectively.

Note 3. Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 follow:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2008
Available for sale:
U.S. Government agency securities	$2,385,806	$56,252	$-	$2,442,058
Government sponsored enterprises	14,107,529	317,158	61,320	14,363,367
Mortgage-backed securities	20,738,936	258,666	60,281	20,937,321
State and municipal securities	8,978,491	15,410	323,593	8,670,308
	$46,210,762	$647,486	$445,194	$46,413,054
Held to maturity:
State and municipal securities	$3,037,608	$40,794	$33,621	$3,044,781

2007
Available for sale:
U.S. Government agency securities	$3,299,278	$37,658	$5,656	$3,331,280
Government sponsored enterprises	15,986,991	103,368	719,630	15,370,729
Mortgage-backed securities	10,315,770	41,094	20,017	10,336,847
State and municipal securities	9,467,644	24,157	101,329	9,390,472
	$39,069,683	$206,277	$846,632	$38,429,328
Held to maturity:
State and municipal securities	$3,014,048	$57,173	$6,980	$3,064,241

There were no securities transferred between the available for sale and held to maturity portfolios during 2008, 2007 or 2006.

Restricted equity securities were $1,731,750 and $1,129,850 at December 31, 2008 and 2007, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Community Bankers Bank, Pacific Coast Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank’s stock in Community Bankers Bank and Pacific Coast Bankers Bank is restricted only in the fact that the stock may only be repurchased by the respective banks.

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

The following table details unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2008 and 2007.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
2008
Available for sale:
U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Government sponsored enterprises	497,500	2,500	10,380	58,820	507,880	61,320
Mortgage-backed securities	9,678,440	60,281	-	-	9,678,440	60,281
State and municipal securities	5,347,720	245,323	806,730	78,270	6,154,450	323,593
Total securities available for sale	$15,523,660	$308,104	$817,110	$137,090	$16,340,770	$445,194

Held to maturity:
State and municipal securities	$820,575	$33,621	$-	$-	$820,575	33,621

2007
Available for sale:
U.S. Government agency securities	$859,244	$1,909	$911,711	$3,747	$1,770,955	$5,656
Government sponsored enterprises	-	-	3,922,550	720,337	3,922,550	720,337
Mortgage-backed securities	-	-	1,907,989	19,310	1,907,989	19,310
State and municipal securities	3,981,454	86,475	1,879,353	14,854	5,860,807	101,329
Total securities available for sale	$4,840,698	$88,384	$8,621,603	$758,248	$13,462,301	$846,632

Held to maturity:
State and municipal securities	$227,208	$38	$907,911	$6,942	$1,135,119	$6,980

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

At December 31, 2008, debt securities with unrealized losses had depreciated 2.71% from their amortized cost basis. The unrealized losses in 2008 relate principally to state and municipal obligations whose spreads have widened to U.S. Treasury securities in the midst of the current economic and liquidity environments. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, the results of reviews of the issuer's financial condition and the issuer's anticipated ability to pay the contractual cash flows of the investments. The Company has the ability and intent to hold all securities within the portfolio until the maturity or until the value recovers, therefore, management does not consider these investments to be other-than-temporarily impaired at December 31, 2008. Management continues to monitor all of these securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of these securities are other than temporarily impaired, which would require a charge to earnings in such periods.

Investment securities with amortized cost of approximately $15,152,446 and $14,768,812 at December 31, 2008 and 2007, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Realized gains	$18,000	$2,806	$78,418
Realized losses	(1,661,046)	(12,170)	(32,531)
	$(1,643,046)	$(9,364)	$45,887

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2008, were as follows:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in one year or less	$-	$-	$-	$-
Due after one year through five years	1,849,715	1,969,921	834,262	838,618
Due after five years through ten years	16,490,494	16,522,824	593,102	593,296
Due after ten years	27,870,553	27,920,309	1,610,244	1,612,867
	$46,210,762	$46,413,054	$3,037,608	$3,044,781

Maturities of mortgage backed securities are based on contractual amounts. Actual maturity will vary as loans underlying the securities are prepaid.

Note 4. Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Commercial	$14,924	$19,950
Real estate:
Construction and land development	30,398	33,017
Residential, 1-4 families	131,191	121,074
Residential, 5 or more families	2,132	1,638
Farmland	31,024	29,134
Nonfarm, nonresidential	41,323	42,237
Agricultural	3,758	3,445
Consumer	14,357	14,330
Other	2,142	1,662
	271,249	266,487

Allowance for loan losses	(3,360)	(2,758)
	$267,889	$263,729

As of December 31, 2008 and 2007, substantially all of the Bank’s residential 1-4 family loans were pledged as collateral toward borrowings with the Federal Home Loan Bank.

Note 5. Allowance for Loan Losses

An analysis of the allowance for loan losses as of December 31 follows:

	2008	2007	2006

Balance, beginning	$2,757,745	$2,901,997	$2,678,055

Provision charged to expense	1,200,385	465,143	520,000
Recoveries of amounts charged off	239,857	90,670	97,615
Amounts charged off	(838,041)	(700,065)	(393,673)
Balance, ending	$3,359,946	$2,757,745	$2,901,997

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The following is a summary of information pertaining to impaired loans at December 31:

	2008	2007

Impaired loans without a valuation allowance	$8,766,030	$3,054,884
Impaired loans with a valuation allowance	739,546	590,994
Total impaired loans	$9,505,576	$3,645,878
Valuation allowance related to impaired loans	$245,522	$212,902

Nonaccrual loans and loans past due 90 days or more and still accruing interest at December 31, 2008 were approximately $9,214,664 and $1,593,331, respectively. At December 31, 2007, those amounts were approximately $4,107,857 and $518,244, respectively. Substantially all of these loans are included in impaired loans for both years.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2008, 2007 and 2006 (all approximate) are summarized below:

	2008	2007	2006

Average investment in impaired loans	$6,170,150	$3,279,069	$990,623
Interest income recognized on impaired loans	$398,537	$90,449	$69,921
Interest income recognized on a cash basis on impaired loans	$399,794	$85,198	$44,218

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2008 and 2007, are as follows:

	2008	2007

Land	$2,261,922	$1,409,176
Buildings and improvements	8,454,903	6,722,623
Furniture and equipment	5,295,397	5,652,032
	16,012,222	13,783,831

Less accumulated depreciation	(4,897,189)	(5,298,773)
	$11,115,033	$8,485,058

Depreciation expense for the years ended December 31, 2008, 2007, and 2006 amounted to $732,592, $724,534, and $705,122, respectively.

Note 7. Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors. Policy cash values totaled $7,774,892 and $5,598,853 at December 31, 2008 and 2007, respectively.

Notes to Consolidated Financial Statements

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2008 and 2007 was $79,954,092 and $83,382,176, respectively. At December 31, 2008, the scheduled maturities of time deposits are as follows:

Three months or less	$14,283,377
Over three months through twelve months	43,643,988
Over one year through three years	17,364,216
Over three years	4,662,511
$79,954,092

Note 9. Short-Term Debt

At December 31, 2008 and 2007 the Bank had no debt classified as short-term.

At December 31, 2008, the Bank had established unsecured lines of credit of approximately $18,400,000 with correspondent banks to provide additional liquidity if, and as needed. In addition, the Bank has the ability to borrow up to $35,000,000 from the Federal Home Loan Bank, subject to the pledging of collateral.

Note 10. Long-Term Debt

The Bank’s long-term debt consists of borrowings from the Federal Home Loan Bank of Atlanta (FHLB) and Deutsche Bank. The Bank had three outstanding advances from the FHLB at December 31, 2008, which are secured by substantially all the Bank’s first mortgage one-to-four family residential loans. The first is a $10,000,000 advance that matures on October 24, 2017. Interest on the loan is fixed at 3.802% until October 24, 2009 at which time the rate is convertible, at the option of the FHLB, to a variable rate equal to the three-month LIBOR rate. If converted, the Bank has the option to prepay the debt without penalty. The second is a $5,000,000 advance that matures on April 23, 2012. Interest on the loan is fixed at 3.593% until maturity. The third is a $5,000,000 advance that matures on September 18, 2018. Interest on the loan is fixed at 4.035% until maturity.

The borrowing from Deutsche Bank is a $10,000,000 structured term repurchase agreement. This loan matures on February 10, 2017 and is secured by investment securities with an amortized cost of $12,085,761 at December 31, 2008. Interest on the loan is fixed at a rate of 4.82%.

Note 11. Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and due from banks	$9,537	$9,537	$10,746	$10,746
Federal funds sold	11,150	11,150	24,637	24,637
Securities, available for sale	46,413	46,413	38,429	38,429
Securities, held to maturity	3,038	3,045	3,014	3,064
Restricted equity securities	1,732	1,732	1,130	1,130
Loans, net of allowance for loan losses	267,889	274,105	263,729	264,548
Cash value of life insurance	7,775	7,775	5,599	5,599

Financial liabilities
Deposits	305,730	308,638	309,174	307,396
Long-term debt	30,000	34,067	20,000	20,936

Notes to Consolidated Financial Statements

Note 11. Financial Instruments, continued

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale and derivatives are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans and foreclosed assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under SFAS 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan,“ (SFAS 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Notes to Consolidated Financial Statements

Note 11. Financial Instruments, continued

Derivative Assets and Liabilities

Derivative instruments held or issued by the Company for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. Management engages third-party intermediaries to determine the fair market value of these derivative instruments and classifies these instruments as Level 2. Examples of Level 2 derivatives are interest rate swaps, caps and floors. No derivative instruments were held as of December 31, 2008, or December 31, 2007.

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

December 31, 2008	Total	Level 1	Level 2	Level 3

Investment securities available for sale	$46,413,054	$-	$46,413,054	$-
Derivative assets	-	-	-	-
Total assets at fair value	$46,413,054	$-	$46,413,054	$-

Derivative liabilities	-	-	-	-
Total liabilities at fair value	$-	$-	$-	$-

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principals. These include assets and liabilities that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities measured at fair value on a nonrecurring basis are included in the table below.

December 31, 2008	Total	Level 1	Level 2	Level 3

Loans	$494,024	$-	$494,024	$-
Foreclosed assets	2,659,266	-	2,659,266	-
Total assets at fair value	$3,153,290	$-	$3,153,290	$-

Total liabilities at fair value	$-	$-	$-	$-

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

Interest Rate Risk Management – Cash Flow Hedging Instruments

The Company occasionally uses long-term variable rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges its variable-rate interest payments. To meet this objective, management enters into interest rate swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments during the contract period.

All interest rate swap agreements entered into by the Bank, to date, have had notional amounts ranging between $5,000,000 and $10,000,000. The terms of these agreements mirror the terms of the debt and are therefore highly effective and qualify for hedge accounting. As a result of long-term debt restructuring, changes in long-term interest rates or other circumstances, the interest rate swap agreements may be terminated early by the Bank. In the case of early termination of interest rate swap agreements, any gain is deferred until the hedged debt is repaid. There were no interest rate swap agreements outstanding at December 31, 2008 or 2007. Additional information (all approximate) related to the termination of interest rate swap agreements is as follows:

	2008	2007	2006

Gain from terminated agreements included in other income	$-	$-	$51,264
Deferred gain from terminated agreements at year-end	-	-	-

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

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. On December 31, 2006 the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which was issued in September of 2006 and amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The adoption of SFAS 158 had a significant impact on the balance sheet of the Company. Prior to adoption, the Company had a prepaid pension benefit of $303,636, after the adoption, the Company had a liability of $1,645,178. This represented an increase in the net pension liability of $1,948,814. This increase in liability was recorded, net of tax, as a reduction of other comprehensive income of $1,286,217. This change reflected the cumulative effect of the adoption of this standard as of December 31, 2006. As indicated in the following summary, the adjustments for 2008 and 2007 reflect only one year’s change.

The following is a summary of the plan’s funded status as of December 31, 2008, September 30, 2007, and 2006:

	2008	2007	2006
Change in benefit obligation
Benefit obligation at beginning of year	$5,897,476	$5,965,820	$5,693,642
Service cost	489,473	387,655	389,614
Interest cost	459,871	357,832	327,384
Actuarial (gain) loss	(516,495)	(295,660)	(237,789)
Benefits paid	(4,240)	(518,171)	(207,031)
Prior service cost due to amendment	54,916	-	-
Benefit obligation at end of year	6,381,001	5,897,476	5,965,820

Change in plan assets
Fair value of plan assets at beginning of year	5,216,202	4,320,642	3,957,770
Actual return on plan assets	(1,662,051)	443,254	311,450
Employer contribution	949,743	970,477	258,453
Benefits paid	(4,240)	(518,171)	(207,031)
Fair value of plan assets at end of year	4,499,654	5,216,202	4,320,642
Funded status at the end of the year	$(1,881,347)	$(681,274)	$(1,645,178)

Amounts recognized in the Balance Sheet
(Accrued) prepaid benefit cost	$1,284,161	$807,913	$303,636
Unfunded pension benefit obligation under SFAS 158	(3,165,508)	(1,489,187)	(1,948,814)
Amount recognized in other liabilities	$(1,881,347)	$(681,274)	$(1,645,178)

Amounts recognized in accumulated comprehensive income
Net gain (loss)	$(3,103,061)	$(1,469,120)	$(1,918,718)
Unrecognized prior service costs	(62,466)	(20,130)	(30,194)
Unrecognized net obligation at transition	19	63	98
Unfunded pension benefit obligation under SFAS 158	(3,165,508)	(1,489,187)	(1,948,814)
Deferred taxes	1,076,273	506,324	662,597
Amount recognized in accumulated comprehensive income	$(2,089,235)	$(982,863)	$(1,286,217)

(Accrued) Prepaid benefit detail
Benefit obligation	$(6,381,001)	$(5,897,476)	$(5,965,820)
Fair value of assets	4,499,654	5,216,202	4,320,642
Unrecognized net actuarial (gain) loss	3,103,061	1,469,120	1,918,718
Unrecognized net obligation at transition	(19)	(63)	(98)
Unrecognized prior service cost	62,466	20,130	30,194
(Accrued) prepaid benefit cost	$1,284,161	$807,913	$303,636

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan, continued

	2008	2007	2006
Components of net periodic benefit cost
Service cost	$489,473	$387,655	$389,614
Interest cost	459,871	357,832	327,384
Expected return on plan assets	(553,045)	(367,089)	(336,410)
Recognized net actuarial (gain) loss	64,660	77,773	91,893
Amortization	12,536	10,029	10,029
Net periodic benefit expense	$473,495	$466,200	$482,510

Additional disclosure information
Accumulated benefit obligation	$4,227,710	$3,387,102	$3,397,075
Vested benefit obligation	$4,094,817	$3,243,610	$3,251,631
Discount rate used for net periodic pension cost	6.25%	6.00%	5.75%
Discount rate used for disclosure	6.00%	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	5.00%	5.00%
Average remaining service (years)	17	17	17

Estimated Future Benefit Payments

Pension
Benefits

2009	$46,782
2010	76,068
2011	109,734
2012	111,731
2013	187,561
2014– 2018	1,757,264
$2,289,140

Funding Policy

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator. Based on current information, it is anticipated the 2009 contribution will be approximately $2,000,000 and pension cost will be approximately $569,580.

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

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plan, continued

Asset Allocation

The pension plan’s weighted-average asset allocations at December 31, 2008 and September 30, 2007, by asset category are as follows:

	2008	2007

Mutual funds – fixed income	42%	45%
Mutual funds – equity	52%	50%
Other	6%	5%
Total	100%	100%

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

Note 14. Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain executive officers and members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2,662 to $37,200 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $558,048 and $536,088 at December 31, 2008 and 2007 respectively. Expense charged against income was $80,132, $44,821 and $46,261 in 2008, 2007, and 2006, respectively. Charges to income are based on changes in present value of future cash payments, discounted at 8%.

Note 15. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

	2008	2007	2006

Current	$777,174	$1,129,471	$1,364,265
Deferred	(828,876)	166,560	(41,822)
	$(51,702)	$1,296,031	$1,322,443

Notes to Consolidated Financial Statements

Note 15. Income Taxes, continued

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

	2008	2007	2006

Tax at statutory federal rate	$238,903	$1,517,602	$1,519,686
Tax exempt interest income	(179,725)	(195,291)	(161,387)
Tax exempt insurance income	(117,960)	(76,600)	(76,629)
State income tax, net of federal benefit	14,799	11,879	11,505
Other	(7,719)	38,441	29,268
	$(51,702)	$1,296,031	$1,322,443

Deferred Income Tax Analysis

The significant components of net deferred tax assets (all Federal) at December 31, 2008 and 2007 are summarized as follows:

	2008	2007

Deferred tax assets
Allowance for loan losses	$1,049,390	$801,993
Unearned credit life insurance	21,156	22,518
Deferred compensation	189,736	182,270
Investment impairment charge	564,672	-
Recorded directly to stockholders’ equity as a
component of other comprehensive income
Minimum pension liability	1,076,273	506,324
Net unrealized losses on securities available for sale	-	217,721
Non-accrual interest income	335,449	129,544
Other	12,038	20,856
	3,248,714	1,881,226

Deferred tax liabilities
Deferred loan origination costs	194,249	170,969
Accrued pension costs	436,615	274,690
Depreciation	180,786	191,573
Recorded directly to stockholders’ equity as a
component of other comprehensive income
Net unrealized gains on securities available for sale	68,779	-
Accretion of discount on investment securities, net	22,415	39,690
	902,844	676,922
Net deferred tax asset	$2,345,870	$1,204,304

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48. Tax returns for the years of 2005, 2006, and 2007 remain subject to examination by both federal and state tax authorities.

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2008 and 2007 is as follows:

	2008	2007

Commitments to extend credit	$18,837,575	$20,296,854
Standby letters of credit	-	-
	$18,837,575	$20,296,854

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

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions

Dividends

The Company’s dividend payments are generally made from dividends received from the Bank. Under applicable federal law, the Comptroller of the Currency restricts national bank total dividend payments in any calendar year to net profits of that year, as defined, combined with retained net profits for the two preceding years. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. It is possible, under certain circumstances, the Comptroller could assert that dividends or other payments would be an unsafe or unsound practice.

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,272,000 at December 31, 2008. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2008.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2008 and 2007 that the Bank meets all capital adequacy requirements to which it is subject.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Capital Requirements, continued

As of December 31, 2008, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2008:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$34,092	13.4%	$20,349	8.0%	$25,463	10.0%
Grayson National Bank	$32,532	12.8%	$20,319	8.0%	$25,399	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$30,915	12.2%	$10,174	4.0%	$15,262	6.0%
Grayson National Bank	$29,355	11.6%	$10,160	4.0%	$15,240	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$30,915	8.4%	$14,693	4.0%	$18,367	5.0%
Grayson National Bank	$29,355	8.0%	$14,640	4.0%	$18,300	5.0%

December 31, 2007:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$34,454	13.9%	$19,816	8.0%	$24,771	10.0%
Grayson National Bank	$30,735	12.4%	$19,793	8.0%	$24,741	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$31,696	12.8%	$9,908	4.0%	$14,862	6.0%
Grayson National Bank	$27,977	11.3%	$9,897	4.0%	$14,844	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$31,696	8.9%	$14,221	4.0%	$17,776	5.0%
Grayson National Bank	$27,977	7.9%	$14,165	4.0%	$17,706	5.0%

Notes to Consolidated Financial Statements

Note 18. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant stockholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate 2008 and 2007 loan transactions with related parties were as follows:

	2008	2007

Balance, beginning	$1,921,190	$1,484,329

New loans	794,506	738,796
Repayments	(752,817)	(301,935)
Balance, ending	$1,962,879	$1,921,190

Note 19. Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

Balance Sheets

December 31, 2008 and 2007

	2008	2007

Assets
Cash and due from banks	$797,134	$2,423,205
Securities available for sale	497,500	1,259,450
Investment in affiliate bank	27,459,642	26,565,087
Other assets	262,419	43,131
Total assets	$29,016,695	$30,290,873

Liabilities
Other liabilities	$-	$-

Stockholders’ equity
Common stock	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,302,082	29,026,036
Accumulated other comprehensive income (loss)	(1,955,722)	(1,405,498)
Total stockholders’ equity	29,016,695	30,290,873
Total liabilities and stockholders’ equity	$29,016,695	$30,290,873

Notes to Consolidated Financial Statements

Note 19. Parent Company Financial Information, continued

Statements of Income

For the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Income:
Dividends from affiliate bank	$721,967	$1,478,312	$1,547,071
Interest on taxable securities	49,600	60,367	57,938
Other income	14,450	-	-
	786,017	1,538,679	1,605,009
Expenses:
Management and professional fees	190,375	174,003	125,294
Other expenses	31,493	20,539	13,769
	221,868	194,542	139,063
Income before tax benefit and equity
in undistributed income of affiliate	564,149	1,344,137	1,465,946

Federal income tax benefit	53,318	44,939	27,583
Income before equity in undistributed
income of affiliate	617,467	1,389,076	1,493,529

Equity in undistributed income of affiliate	136,892	1,778,425	1,653,692
Net income	$754,359	$3,167,501	$3,147,221

Statements of Cash Flows

For the years ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$754,359	$3,167,501	$3,147,221
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed income of affiliate	(136,892)	(1,778,425)	(1,653,692)
Net realized gains on securities	-	-	-
Net (increase) decrease in other assets	(215,225)	(33,876)	35,319
Net increase (decrease) in other liabilities	-	(36,231)	36,231
Net cash provided by operating activities	402,242	1,318,969	1,565,079

Cash flows from investing activities
Investment in affiliate bank	(1,300,000)	-	-
Purchases of investment securities	(1,000,000)	(250,000)	-
Sales of investment securities	700,000	-	-
Maturities of investment securities	1,050,000	250,000	-
Net cash provided (used) by investing activities	(550,000)	-	-

Cash flows from financing activities
Dividends paid	(1,478,313)	(1,478,313)	(1,547,071)
Net cash used by financing activities	(1,478,313)	(1,478,313)	(1,547,071)
Net increase (decrease) in cash and due from banks	(1,626,071)	(159,344)	18,008

Cash and cash equivalents, beginning	2,423,205	2,582,549	2,564,541
Cash and cash equivalents, ending	$797,134	$2,423,205	$2,582,549

Management Discussion and Analysis

Management’s Discussion and Analysis of Operations

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

Grayson Bankshares, Inc. experienced net earnings of $754,359 for 2008 compared to $3,167,501 for 2007, and $3,147,221 for 2006. The decrease in 2008 was due to impairment charges related to investments in the Federal Home Loan Mortgage Corporation as well as a decrease in net interest income due to falling interest rates and to increased loan loss provisions. Dividends paid to stockholders amounted to $0.86 per share for 2008 and 2007.

The total assets of Grayson Bankshares, Inc. grew to $368,196,924 from $361,486,399, a 1.86% increase, continuing our strategy to grow the Company. Average equity to average assets indicates that the Company has a strong capital position with a ratio of 8.40% during 2008.

Forwarding Looking Statements

From time to time, the Company and its senior managers have made and will make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be contained in this report and in other documents that the Company files with the Securities and Exchange Commission. Such statements may also be made by The Company and its senior managers in oral or written presentations to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Also, forward-looking statements can generally be identified by words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “seek,” “expect,” “intend,” “plan” and similar expressions.

Forward-looking statements provide management’s expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond the Company’s control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors, some of which are discussed elsewhere in this report, include:

Management Discussion and Analysis

•	the inflation, interest rate levels and market and monetary fluctuations;

•	trade, monetary and fiscal policies and laws, including interest rate policies of the federal government;

•	applicable laws and regulations and legislative or regulatory changes;

•	the timely development and acceptance of new products and services of the Company;

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services;

•	the financial condition of the Company’s borrowers and lenders;

•	the Company’s success in gaining regulatory approvals, when required;

•	technological and management changes;

•	growth and acquisition strategies;

•	the Company’s critical accounting policies and the implementation of such policies;

•	lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions;

•	changes in consumer spending and saving habits;

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; and

•	The Company’s success at managing the risks involved in the foregoing.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets and other-than-temporary impairment of investment securities, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

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

Management Discussion and Analysis

______________________________________________________________________________

Table 1. Net Interest Income and Average Balances (dollars in thousands)

______________________________________________________________________________

	2008			2007			2006

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

Interest earning assets:
Federal funds sold	$ 15,013	$ 330	2.20%	$ 15,583	$ 772	4.95%	$ 12,402	$ 614	4.95%
Investment securities	49,686	2,308	4.64%	38,727	1,779	4.60%	41,271	1,815	4.40%
Loans	270,741	19,312	7.13%	259,009	20,333	7.85%	235,046	18,194	7.74%
Total	335,440	21,950		313,319	22,884		288,719	20,623
Yield on average
interest-earning assets			6.54%			7.30%			7.14%
Non interest-earning assets:
Cash and due from banks	9,764			9,660			8,089
Premises and equipment	9,730			8,338			7,357
Interest receivable and other	13,573			11,507			10,420
Allowance for loan losses	(2,770)			(2,874)			(2,737)
Unrealized gain/(loss) on securities	(742)			(732)			(981)
Total	29,555			25,899			22,148
Total assets	$364,995			$339,218			$310,867

Interest-bearing liabilities:
Demand deposits	$ 20,058	178	0.89%	$ 19,366	172	0.89%	$ 20,605	184	0.89%
Savings deposits	36,723	501	1.36%	36,162	490	1.35%	41,384	563	1.36%
Time deposits	208,369	8,703	4.18%	197,779	9,649	4.88%	162,804	6,945	4.27%
Borrowings	24,833	1,051	4.23%	12,438	523	4.20%	18,918	944	4.99%
Total	289,983	10,433		265,745	10,834		243,711	8,636
Cost on average
interest-bearing liabilities			3.60%			4.08%			3.54%

Non interest-bearing
liabilities:
Demand deposits	42,769			40,892			37,250
Interest payable and other	1,579			3,162			891
Total	44,348			44,054			38,141
Total liabilities	334,331			309,799			281,852

Stockholder's equity:	30,664			29,419			29,015
Total liabilities and
stockholder's equity	$364,995			$339,218			$310,867

Net interest income		$ 11,517			$ 12,050			$ 11,987

Net yield on
interest-earning assets			3.43%			3.85%			4.15%

Management Discussion and Analysis

______________________________________________________________________________

Table 2. Rate/Volume Variance Analysis (thousands)

_____________________________________________________________________________

	2008 Compared to 2007			2007 Compared to 2006
	Interest	Variance		Interest	Variance
	Income/	Attributable To		Income/	Attributable To
	Expense			Expense
	Variance	Rate	Volume	Variance	Rate	Volume

Interest-earning assets:
Federal funds sold	$ (442)	$ (415)	$ (27)	$ 158	$ -	$ 158
Investment securities	529	16	513	(36)	80	(116)
Loans	(1,021)	(2,024)	1,003	2,139	261	1,878
Total	(934)	(2,423)	1,489	2,261	341	1,920

Interest-bearing liabilities:
Demand deposits	6	-	6	(12)	-	(12)
Savings deposits	11	4	7	(73)	(4)	(69)
Time deposits	(946)	(1,507)	561	2,704	1,080	1,624
Borrowings	528	4	524	(421)	(133)	(288)
Total	(401)	(1,499)	1,098	2,198	943	1,255
Net interest income	$ (533)	$ (924)	$ 391	$ 63	$ (602)	$ 665

______________________________________________________________________________

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

Total interest income in 2008 decreased by 4.08% to $21.95 million from $22.89 million in 2007 after an increase from $20.62 million in 2006. The decrease in total interest income in 2008 was due lower interest rates as both the federal funds target rate and the related prime lending rate fell by approximately 4.00% during the year. The increase in total interest income from 2006 to 2007 was due primarily to an increase in average loans outstanding of 10.20%. The rate decreases in 2008 led to a decrease in yield on average interest-earning assets of 76 basis points. The growth in loans, as well as the increase in loans as a percentage of total interest-earning assets led to an overall increase in yield on average interest-earning assets of 16 basis points from 2006 to 2007. Total interest expense decreased by approximately $400 thousand in 2008 after an increase of $2.20 million in 2007. Interest expense in 2008 attributable to growth in time deposits and other borrowings was offset by the overall decreases in rates on time deposits. The increase in 2007 was due primarily to increases in interest rates on time deposits coupled with a significant increase in the average balance of time deposits outstanding. The higher short-term interest rates on certificates of deposit in 2007 led not only to new growth in certificates of deposit, but also to the migration of funds from savings and money market accounts into the higher yielding certificates. The effects of changes in volumes and rates on net interest income in 2008 compared to 2007, and 2007 compared to 2006 are shown in Table 2.

Management Discussion and Analysis

The declining rates led to a greater decrease in interest income than interest expense as prime-based loans and federal funds sold reprice immediately with changes in the federal funds target rate, while time deposits reprice at maturity. The result was a decrease in net yield on interest-earning assets of 42 basis points to 3.43% in 2008 compared to 3.85% in 2007.

Provision for Credit Losses

The allowance for credit losses is established to provide for expected losses in the Bank’s loan portfolio. Management determines the provision for credit losses required to maintain an allowance adequate to provide for probable losses. Some of the factors considered in making this decision are the levels and collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

At the end of 2008, the loan loss reserve was $3,359,946 compared to $2,757,745 in 2007 and $2,901,997 in 2006. The Bank’s allowance for loan losses, as a percentage of total loans, at the end of 2008 was 1.24%, compared to 1.03% in 2007, and 1.17% in 2006. The increase in the loan loss reserve from 2007 to 2008 was due to current economic conditions and increases in past due, and non-performing loans.

Additional information is contained in Tables 12 and 13, and is discussed in Nonperforming and Problem Assets.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is traditionally a result of service charges on deposit accounts including charges for insufficient funds checks and fees charged for nondeposit services. Noninterest income decreased by $1,513,407, or 76.71%, to $459,509 in 2008 from $1,972,916 in 2007. Noninterest income in 2006 totaled $1,672,901. The decrease in 2008 was due to a loss on investment securities. During the quarter ended September 30, 2008, the Bank recorded an other-than-temporary impairment charge on FHLMC (Freddie Mac) preferred stock of $1,660,800. The preferred stock, which was originally valued at $1,730,000, is now carried at a value of $69,200. Neither the Company nor the Bank owns any other preferred or common equity investments in Fannie Mae or Freddie Mac. The increase from 2006 to 2007 was due to primarily to the implementation of an overdraft privilege plan in April of 2007 that led to an increase in service charges on deposit accounts. The primary sources of noninterest income for the past three years are summarized in Table 3.

______________________________________________________________________________

Table 3. Sources of Noninterest Income (thousands)

	2008	2007	2006

Service charges on deposit accounts	$ 956	$ 828	$ 581
Increase in cash value of life insurance	347	225	225
Mortgage origination fees	155	207	177
Insurance commissions	18	14	23
Safe deposit box rental	40	39	38
Gain (loss) on the sale of securities	(1,643)	(9)	46
Gain on interest rate swaps/contracts	-	99	51
Other income	587	570	532
Total noninterest income	$ 460	$ 1,973	$ 1,673

______________________________________________________________________________

Management Discussion and Analysis

Other Expense

The major components of noninterest expense for the past three years are illustrated at Table 4.

Total noninterest expense increased by $978,778 in 2008 and $424,743 in 2007, which represents increases of 10.76% and 4.90% respectively. The majority of the increase from 2007 to 2008 was the result of ordinary annual increases in employee salaries and benefits. FDIC assessments also increased significantly in 2008 and, based upon changes to the assessment formula and reductions to the insurance fund due to increased bank failures, management anticipates further increases in 2009. The increase from 2006 to 2007 was due to salary and benefit increases, as well as to branching activity and losses in the disposal of foreclosed properties.

______________________________________________________________________________

Table 4. Sources of Noninterest Expense (thousands)

______________________________________________________________________________

	2008	2007	2006

Salaries & wages	$ 4,147	$ 3,884	$ 3,540
Employee benefits	1,938	1,759	1,694
Total personnel expense	6,085	5,643	5,234

Director fees	190	167	162
Occupancy expense	377	345	304
Computer charges	307	265	276
Other equipment expense	859	839	811
FDIC/OCC assessments	314	140	122
Insurance	84	88	75
Professional fees	144	134	116
Advertising	203	194	204
Postage and freight	199	219	178
Supplies	181	160	155
Franchise tax	207	183	195
Telephone	157	156	144
Travel, dues & meetings	151	126	124
Other expense	616	436	570
Total noninterest expense	$ 10,074	$ 9,095	$ 8,670

______________________________________________________________________________

The overhead efficiency ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) was 84.11% in 2008, 64.8% in 2007 and 63.5% in 2006.

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

Management Discussion and Analysis

Income tax expense (substantially all Federal) was $(51,702) in 2008, $1,296,031 in 2007 and $1,322,443 in 2006 resulting in effective tax rates of (7.4)%, 29.0% and 29.6% respectively. The decrease in the effective tax rate for 2008 was due to the decrease in taxable income.

The Company’s deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in the provisions for credit losses, valuation reserves, non-accrual interest income, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred tax benefits of $2,347,446 and $1,204,304 are included in other assets at December 31, 2008 and 2007 respectively. At December 31, 2008, net deferred tax benefits included $68,779 of deferred tax liabilities applicable to unrealized gains on investment securities available for sale, and $1,076,273 of deferred tax assets applicable to unfunded projected pension benefit obligations. Accordingly, these amounts were not charged to income but recorded directly to the related stockholders’ equity account.

Analysis of Financial Condition

Average earning assets increased 7.06% from December 31, 2007 to December 31, 2008. Total earning assets represented 91.90% of total average assets in 2008 and 92.37% in 2007. The mix of average earning assets changed only slightly from 2007 to 2008 as loan growth remained strong.

______________________________________________________________________________

Table 5. Average Asset Mix (dollars in thousands)

	2008		2007

	Average		Average
	Balance	%	Balance	%
Earning assets:
Loans	$ 270,741	74.18%	$ 259,009	76.36%
Investment securities	49,686	13.61%	38,727	11.42%
Federal funds sold	15,013	4.11%	15,583	4.59%
Deposits in other banks	-	0.00%	-	0.00%
Total earning assets	335,440	91.90%	313,319	92.37%

Nonearning assets:
Cash and due from banks	9,764	2.68%	9,660	2.85%
Premises and equipment	9,730	2.66%	8,338	2.46%
Other assets	13,573	3.72%	11,507	3.39%
Allowance for loan losses	(2,770)	-0.76%	(2,874)	-0.85%
Unrealized gain/(loss) on securities	$ (742)	-0.20%	$ (732)	-0.22%
Total nonearning assets	$ 29,555	8.10%	$ 25,899	7.63%
Total assets	$ 364,995	100.00%	$ 339,218	100.00%

______________________________________________________________________________

Average loans for 2008 represented 74.18% of total average assets compared to 76.36% in 2007. Average federal funds sold decreased from 4.59% to 4.11% of total average assets while average investment securities increased from 11.42% to 13.61% of total average assets over the same time period. The balances of nonearning assets increased from 7.63% in 2007 to 8.10% in 2008.

Management Discussion and Analysis

Loans

Average loans totaled $270.7 million over the year ended December 31, 2008. This represents an increase of 4.53% over the average of $259.0 million for 2007. Average loans increased by 10.20% from 2006 to 2007.

The loan portfolio consists primarily of real estate and commercial loans. These loans accounted for 92.53% of the total loan portfolio at December 31, 2008. This is down from the 92.71% that the two categories maintained at December 31, 2007. The amount of loans outstanding by type at December 31, 2008 and December 31, 2007 and the maturity distribution for variable and fixed rate loans as of December 31, 2008 are presented in Tables 6 & 7 respectively.

______________________________________________________________________________

Table 6. Loan Portfolio Summary (dollars in thousands)

______________________________________________________________________________

	December 31, 2008		December 31, 2007		December 31, 2006
	Amount	%	Amount	%	Amount	%
Construction and development	$30,398	11.21%	$33,017	12.39%	$30,725	12.37%
Residential, 1-4 families	131,191	48.37%	121,074	45.44%	111,089	44.72%
Residential, 5 or more families	2,132	0.78%	1,638	0.61%	1,572	0.63%
Farm land	31,024	11.44%	29,134	10.93%	27,979	11.26%
Nonfarm, nonresidential	41,323	15.23%	42,237	15.85%	39,350	15.84%
Total real estate	$236,068	87.03%	$227,100	85.22%	$210,715	84.82%

Agricultural	3,758	1.39%	3,445	1.29%	3,774	1.52%
Commercial	14,924	5.50%	19,950	7.49%	18,294	7.36%
Consumer	14,357	5.29%	14,330	5.38%	14,106	5.68%
Other	2,142	0.79%	1,662	0.62%	1,530	0.62%
Total	$271,249	100.00%	$266,487	100.00%	$248,419	100.00%

			December 31, 2005		December 31, 2004
			Amount	%	Amount	%
Construction and development			$22,244	10.12%	$19,454	9.75%
Residential, 1-4 families			102,614	46.69%	94,655	47.44%
Residential, 5 or more families			675	0.31%	692	0.35%
Farm land			21,695	9.87%	18,387	9.21%
Nonfarm, nonresidential			35,613	16.20%	31,485	15.78%
Total real estate			$182,841	83.19%	$164,673	82.53%

Agricultural			3,071	1.40%	2,891	1.45%
Commercial			18,745	8.53%	17,603	8.82%
Consumer			14,112	6.42%	13,657	6.85%
Other			1,000	0.46%	698	0.35%
Total			$219,769	100.0%	$199,522	100.00%

Management Discussion and Analysis

___________________________________________________________________________

Table 7. Maturity Schedule of Loans (dollars in thousands), as of December 31, 2008

		Agricultural
	Real	and	Consumer	Total
	Estate	Commercial	and Other	Amount	%
Fixed rate loans:
Three months or less	$ 14,951	$ 2,334	$ 3,466	$ 20,751	7.65%
Over three to twelve months	27,326	2,019	2,151	31,496	11.61%
Over one year to five years	16,469	4,354	9,716	30,539	11.26%
Over five years	33,776	337	595	34,708	12.80%
Total fixed rate loans	$ 92,522	$ 9,044	$ 15,928	$ 117,494	43.32%

Variable rate loans:
Three months or less	$ 12,355	$ 1,974	$ 138	$ 14,467	5.33%
Over three to twelve months	17,740	3,980	344	22,064	8.13%
Over one year to five years	1,660	3,384	89	5,133	1.89%
Over five years	111,791	300	-	112,091	41.33%
Total variable rate loans	$ 143,546	$ 9,638	$ 571	$ 153,755	56.68%

Total loans:
Three months or less	$ 27,306	$ 4,308	$ 3,604	$ 35,218	12.98%
Over three to twelve months	45,066	5,999	2,495	53,560	19.74%
Over one year to five years	18,129	7,738	9,805	35,672	13.15%
Over five years	145,567	637	595	146,799	54.13%
Total loans	$ 236,068	$ 18,682	$ 16,499	$ 271,249	100.00%

______________________________________________________________________________

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates. On average, loans yielded 7.13% in 2008 compared to an average yield of 7.85% in 2007.

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or loan generation, to meet the Bank’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with the majority of investments taking the form of purchases of U.S. Treasury, U.S. Government Agencies, U.S. Government Sponsored Enterprises and State and Municipal bonds, as well as investment grade corporate bond issues. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 2008 by major types of investments and contractual maturity ranges. Investment securities in Table 8 may have repricing or call options that are earlier than the contractual maturity date. Yields on tax exempt obligations are not computed on a tax-equivalent basis in Table 8.

Total investment securities increased by approximately $8.0 million from December 31, 2007 to December 31, 2008. The investment growth came as management sought to move assets away from lower-yielding federal funds sold. The average yield of the investment portfolio increased to 4.64% for the year ended December 31, 2008 compared to 4.60% for 2007.

Management Discussion and Analysis

______________________________________________________________________________

Table 8. Investment Securities - Maturity/Yield Schedule (dollars in thousands)

______________________________________________________________________________

	In One	After One	After Five	After	Book		Market		Book	Book
	Year or	Through	Through	Ten	Value		Value		Value	Value
	Less	Five Years	Ten Years	Years	12/31/08		12/31/08		12/31/07	12/31/06
Investment Securities:
U.S. Government agencies	$-	$1,453	$2,500	$10,154	$14,107	S	14,364		$15,371	$26,455
Mortgage-backed securities	-	71	12,805	10,249	23,125		23,379		13,668	5,029
State and municipal securities	908	1,509	1,778	7,821	12,016		11,715		12,455	8,658
Corporate securities	-	-	-	-	-		-		-	200

Total	$908	$3,033	$17,083	$28,224	$49,248		$49,458	S	41,494	$40,342

Weighted average yields:
U.S. Government agencies	0.00%	4.74%	4.38%	4.94%	4.82%
Mortgage-backed securities	0.00%	5.09%	5.14%	5.33%	5.22%
State and municipal securities	3.43%	3.94%	3.95%	4.00%	3.94%

Total	3.43%	4.35%	4.90%	4.82%	4.79%

(Yields are stated on a tax-equivalent basis)

______________________________________________________________________________

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

Average total deposits for the year ended December 31, 2008 amounted to $307.9 million, which was an increase of $13.7 million, or 4.66% over 2007. Average core deposits totaled $236.3 million in 2008 representing a 4.91% increase over the $225.2 million in 2007. The percentage of the Bank’s average deposits that are interest-bearing remained unchanged at 86.1% in 2008. Average demand deposits, which earn no interest, increased 4.59% from $40.9 million in 2007 to $42.8 million in 2008. Average deposits for the periods ended December 31, 2008 and December 31, 2007 are summarized in Table 9.

Management Discussion and Analysis

______________________________________________________________________________

Table 9. Deposit Mix (dollars in thousands)

______________________________________________________________________________

December 31, 2008				December 31, 2007
	Average	% of Total	Average	Average	% of Total	Average
	Balance	Deposits	Rate Paid	Balance	Deposits	Rate Paid
Interest-bearing deposits:
NOW Accounts	$20,058	6.5%	0.89%	$19,366	6.6%	0.89%
Money Market	8,096	2.6%	1.75%	7,633	2.6%	1.75%
Savings	28,627	9.3%	1.25%	28,529	9.7%	1.25%
Individual retirement accounts	35,463	11.5%	4.75%	32,375	11.0%	4.78%
Small denomination certificates	101,301	32.9%	3.98%	96,454	32.8%	4.80%
Large denomination certificates	71,605	23.3%	4.17%	68,950	23.4%	5.03%
Total interest-bearing deposits	265,150	86.1%	3.54%	253,307	86.1%	4.07%
Noninterest-bearing deposits	42,769	13.9%	0.00%	40,892	13.9%	0.00%
Total deposits	$307,919	100.0%	3.05%	$294,199	100.0%	3.50%

				December 31, 2006
				Average	% of Total	Average
				Balance	Deposits	Rate Paid
Interest-bearing deposits:
NOW Accounts				$20,605	7.9%	0.89%
Money Market				9,293	3.5%	1.75%
Savings				32,091	12.2%	1.25%
Individual retirement accounts				28,315	10.8%	4.42%
Small denomination certificates				81,894	31.3%	4.16%
Large denomination certificates				52,595	20.1%	4.35%
Total interest-bearing deposits				224,793	85.8%	3.42%
Noninterest-bearing deposits				37,250	14.2%	0.00%
Total deposits				$262,043	100.0%	2.94%

______________________________________________________________________________

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $2.7 million, or 3.9%, for the year ended December 31, 2008. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit, however, recent market increases in short-term certificate rates prompted many customers to move money from savings and money market accounts to certificates of deposit. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2008.

______________________________________________________________________________

Table 10. Large Denomination Certificate of Deposit Maturities (thousands)

______________________________________________________________________________

Analysis of certificates of deposit of $100,000 or more at December 31, 2008:

Remaining maturity of three months or less	$ 14,283
Remaining maturity over three months through six months	17,859
Remaining maturity over six months through twelve months	25,676
Remaining maturity over twelve months	11,042
Total time deposits of $100,000 or more	$ 68,860

______________________________________________________________________________

Management Discussion and Analysis

Equity

Stockholders’ equity amounted to $29.0 million at December 31, 2008, a 4.2% decrease from the 2007 year-end total of $30.3 million. The decrease resulted from earnings of $754,359, less dividends paid and changes in pension reserves and unrealized depreciation of investment securities classified as available for sale. The Company paid dividends of $0.86, $0.86 and $0.90 per share in 2008, 2007, and 2006, respectively.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2008 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 11.6% and a ratio of total capital to risk-weighted assets of 12.8%.

______________________________________________________________________________

Table 11. Bank’s Year-end Risk-Based Capital (dollars in thousands)

	2008	2007

Tier 1 capital	$ 29,355	$ 27,977
Qualifying allowance for loan losses
(limited to 1.25% of risk-weighted assets)	3,177	2,758
Total regulatory capital	$ 32,532	$ 30,735
Total risk-weighted assets	$ 253,992	$ 247,413

Tier 1 capital as a percentage of
risk-weighted assets	11.6%	11.3%
Total regulatory capital as a percentage of
risk-weighted assets	12.8%	12.4%
Leverage ratio*	8.0%	7.9%

*Tier 1 capital divided by average total assets for
the quarter ended December 31 of each year.

______________________________________________________________________________

In addition, a minimum leverage ratio of Tier 1 capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness. As of December 31, 2008, the Bank had a ratio of year-end Tier 1 capital to average total assets for the fourth quarter of 2008 of 8.0%. Table 11 sets forth summary information with respect to the Bank’s capital ratios at December 31, 2008. All capital ratio levels indicate that the Bank is well capitalized.

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

Management Discussion and Analysis

Nonperforming assets at December 31, 2008, 2007, 2006, 2005 and 2004 are analyzed in Table 12.

______________________________________________________________________________

Table 12. Nonperforming Assets (dollars in thousands)

______________________________________________________________________________

	December 31, 2008		December 31, 2007		December 31, 2006
		%		%		%
	Amount	of Loans	Amount	of Loans	Amount	of Loans
Nonaccrual loans	$9,215	3.4%	$4,108	1.5%	$867	0.3%
Restructured loans	1,497	0.5%	469	0.2%	480	0.2%
Loans past due 90 days or more	1,593	0.6%	518	0.2%	733	0.3%
Total nonperforming assets	$12,305	4.5%	5,095	1.9%	$2,080	0.8%

			December 31, 2005		December 31, 2004
				%		%
			Amount	of Loans	Amount	of Loans
Nonaccrual loans			$992	0.4%	$690	0.3%
Restructured loans			1,114	0.5%	1,802	0.9%
Loans past due 90 days or more			550	0.3%	635	0.3%
Total nonperforming assets			$2,656	1.2%	$3,127	1.5%

______________________________________________________________________________

Total nonperforming assets were 4.5% and 1.9% of total outstanding loans as of December 31, 2008 and 2007, respectively. The majority of the increase came as a result of placing approximately $3.7 million of commercial real estate/land development loans in nonaccrual status in the fourth quarter of 2008. While current economic conditions and the slowing real estate market have impacted our customers’ ability to service these real estate loans in accordance with the original terms, management believes the majority of these loans will ultimately be satisfactorily resolved. Management continues to closely monitor these loans and based upon current collateral values, management does not anticipate significant losses resulting these loans. More information on nonperforming assets can be found in Note 5 of the “Notes to Consolidated Financial Statements” found in the company’s 2008 Annual Report on Form 10-K.

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

Management Discussion and Analysis

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13. The allocation of the reserve for loan losses is detailed in Table 14.

______________________________________________________________________________

Table 13. Loan Losses

______________________________________________________________________________

	2008	2007	2006	2005	2004
Allowance for loan losses, beginning	$2,757,745	$2,901,997	$2,678,055	$2,609,759	$2,395,387
Provision for loan losses, added	1,200,385	465,143	520,000	504,468	390,000
Charge-offs:
Real estate	(124,503)	(283,658)	(45,330)	(100,340)	(42,827)
Commercial and agricultural	(446,271)	(236,571)	(199,372)	(202,760)	(78,959)
Consumer and other	(267,267)	(179,836)	(148,971)	(162,462)	(154,703)
Recoveries:
Real estate	35,949	19,515	6,000	143	1,456
Commercial and agricultural	63,934	22,515	35,426	4,975	69,042
Consumer and other	139,974	48,640	56,189	24,272	30,363
Net charge-offs	(598,184)	(609,395)	(296,058)	(436,172)	(175,628)
Allowance for loan losses, ending	$3,359,946	$2,757,745	$2,901,997	$2,678,055	$2,395,387

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.22%	0.23%	0.13%	0.21%	0.09%

______________________________________________________________________________

Table 14. Allocation of the Reserve for Loan Losses (thousands)

______________________________________________________________________________

	December 31, 2008		December 31, 2007		December 31, 2006
		% of		% of		% of
Balance at the end of the period		Loans to		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$565	6.89%	$594	8.78%	$1,193	8.88%
Real estate - construction	119	11.21%	253	12.39%	-	12.37%
Real estate - mortgage	2,450	75.82%	1,665	72.83%	791	72.45%
Consumer and other	226	6.08%	246	6.00%	918	6.30%
Total	$3,360	100.00%	$2,758	100.00%	$2,902	100.00%

	December 31, 2005		December 31, 2004
		% of		% of
Balance at the end of the period		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$842	9.93%	$569	10.27%
Real estate - construction	-	10.12%	-	9.75%
Real estate - mortgage	734	73.07%	663	72.78%
Consumer and other	1,102	6.88%	1,378	7.20%
Total	$2,678	100.00%	$2,610	100.00%

______________________________________________________________________________

Management Discussion and Analysis

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2008 and 2007 is as follows:

	2008	2007

Commitments to extend credit	$18,837,575	$20,296,854
Standby letters of credit	-	-
	$18,837,575	$20,296,854

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

Quantitative and Qualitative Disclosure about Market Risk

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 17.0% at December 31, 2008 compared to 19.3% at December 31, 2007. The decrease came as federal funds balances were used to fund loan growth in 2008. These ratios are considered to be adequate by management.

Management Discussion and Analysis

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

The primary goals of the investment portfolio are liquidity management and maturity gap management. As investment securities mature the proceeds are reinvested in federal funds sold if the federal funds level needs to be increased, otherwise the proceeds are reinvested in similar investment securities. The majority of investment security transactions consist of replacing securities that have been called or matured. The Bank keeps a significant portion of its investment portfolio in unpledged assets that are less than 60 months to maturity or next repricing date. These investments are a preferred source of funds in that they can be disposed of in any interest rate environment without causing significant damage to that quarter’s profits.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank’s balance sheet on December 31, 2008. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2008, the Bank appeared to be cumulatively asset-sensitive (interest-earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one year window liabilities subject to change in interest rates exceed assets subject to interest rate changes (non asset-sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management Discussion and Analysis

______________________________________________________________________________

Table 15. Interest Rate Sensitivity (dollars in thousands)

______________________________________________________________________________

	December 31, 2008
	Maturities/Repricing

	1 to 3	4 to 12	13 to 60	Over 60
	Months	Months	Months	Months	Total
Interest-Earning Assets:
Federal funds sold	$ 11,150	$ -	$ -	$ -	$ 11,150
Investments	10,819	1,887	21,027	15,515	49,248
Loans	78,334	49,864	89,577	53,474	271,249
Total	$ 100,303	$ 51,751	$ 110,604	$ 68,989	$ 331,647

Interest-Bearing Liabilities:
NOW accounts	$ 20,059	$ -	$ -	$ -	$ 20,059
Money market	8,733	-	-	-	8,733
Savings	28,359	-	-	-	28,359
Time Deposits	39,601	108,289	58,806	-	206,696
Borrowings	-	10,000	5,000	15,000	30,000
Total	$ 96,752	$ 118,289	$ 63,806	$ 15,000	$ 293,847

Interest sensitivity gap	$ 3,551	$ (66,538)	$ 46,798	$ 53,989	$ 37,800
Cumulative interest
sensitivity gap	$ 3,551	$ (62,987)	$ (16,189)	$ 37,800	$ 37,800
Ratio of sensitivity gap to
total earning assets	1.1%	-20.1%	14.1%	16.3%	11.4%
Cumulative ratio of sensitivity
gap to total earning assets	1.1%	-19.0%	-4.9%	11.4%	11.4%

______________________________________________________________________________

The Company uses a number of tools to monitor its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods (as displayed in Table 15).

The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve, and changes in interest rate relationships. Management evaluates the effect on net interest income and present value equity from gradual changes in rates of up to 300 basis points up or down over a 12-month period. Table 16 presents the Bank’s forecasts for changes in net income and market value of equity as of December 31, 2008.

Management Discussion and Analysis

______________________________________________________________________________

Table 16. Interest Rate Risk (dollars in thousands)

Rate Shocked Net Interest Income and Market Value of Equity

Rate Change	-300bp	-200bp	-100bp	0bp	+100bp	+200bp	+300bp

Net Interest Income:

Net interest income	$ 10,947	$ 11,158	$ 11,266	$ 11,251	$ 11,650	$ 11,820	$ 12,004
Change	$ (304)	$ (93)	$ 15	$ -	$ 399	$ 568	$ 753
Change percentage	-3%	-1%	0%		4%	5%	7%

Market Value of Equity	$ 37,580	$ 35,162	$ 32,985	$ 31,625	$ 30,673	$ 29,427	$ 28,409

______________________________________________________________________________

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

______________________________________________________________________________

Table 17. Key Financial Ratios

	2008	2007	2006

Return on average assets	0.21%	0.93%	1.01%
Return on average equity	2.46%	10.77%	10.85%
Dividend payout ratio	195.97%	46.67%	49.16%
Average equity to average assets	8.40%	8.67%	9.33%

______________________________________________________________________________

Management Discussion and Analysis

______________________________________________________________________________

Table 18. Quarterly Data (unaudited) (dollars in thousands, except per share data)

______________________________________________________________________________

	Years Ended December 31,
	2008				2007
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$ 5,139	$ 5,593	$ 5,478	$ 5,739	$ 5,937	$ 5,673	$ 5,777	$ 5,497
Interest expense	2,429	2,494	2,662	2,847	2,796	2,719	2,698	2,621

Net interest income	2,710	3,099	2,816	2,892	3,141	2,954	3,079	2,876
Provision for loan losses	907	93	125	75	192	139	75	60

Net interest income, after
provision for loan losses	1,803	3,006	2,691	2,817	2,949	2,815	3,004	2,816
Noninterest income	562	(1,173)	600	482	471	556	434	574
Noninterest expenses	2,846	2,460	2,443	2,337	2,387	2,267	2,318	2,183

Income before income taxes	(481)	(627)	848	962	1,033	1,104	1,120	1,207
Provision for income taxes	(262)	(257)	196	271	293	307	333	363

Net income	$ (219)	$ (370)	$ 652	$ 691	$ 740	$ 797	$ 787	$ 844

Net income per share	$ (0.13)	$ (0.22)	$ 0.38	$ 0.40	$ 0.43	$ 0.46	$ 0.46	$ 0.49

______________________________________________________________________________

Management Discussion and Analysis

The Common Stock of Grayson Bankshares, Inc. is not listed on any exchange or quoted on any market. Shares of Common Stock have periodically been sold in a limited number of privately negotiated transactions. The following graph compares the cumulative total return to the shareholders of the Company, based on transactions known to the Company, for the last five fiscal years with the total return on the NASDAQ Composite and the SNL <$500M Bank Index, as reported by SNL Financial LC, assuming an investment of $100 in the Company’s common stock on December 31, 2003, and the reinvestment of dividends.

Grayson Bankshares, Inc.

		Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Grayson Bankshares, Inc.	100.00	131.04	129.79	131.49	126.46	101.88
NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72
SNL Bank < $500M	100.00	115.43	122.21	128.39	104.24	60.51