Form 10-K, Exhibit 13
period 2009-12-31
GRAYSON BANKSHARES INC
filed 2010-03-30
CIK 883758

Exhibit 13.1

2009 Annual Report

Table of Contents

Stockholder Information	1

Financial Highlights	2

Letter to Stockholders	3

Report of Independent Registered Public Accounting Firm	4

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9

Management’s Discussion and Analysis	33

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 1:00 p.m. on May 11, 2010, at the Grayson National Bank Conference Center, 558 East Main Street, Independence, Virginia, located in the Guynn Shopping Center.

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

Banking Offices
Main Office 113 West Main Street Independence, Virginia 24348 (276) 773-2811	Elk Creek Office 60 Comers Rock Road Elk Creek, Virginia 24326 (276) 655-4011
East Independence Office 802 East Main Street Independence, Virginia 24348 (276) 773-2811	Troutdale Office 101 Ripshin Road Troutdale, Virginia 24378 (276) 677-3722
Galax Office 209 West Grayson Street Galax, Virginia (276) 238-2411	Sparta Office 98 South Grayson Street Sparta, North Carolina 28675 (336) 372-2811
Carroll Office 8351 Carrollton Pike Galax, Virginia 24333 (276) 238-8112	Whitetop Office 16303 Highlands Parkway Whitetop, Virginia, 24292 (336) 372-2811
Hillsville Office 419 South Main Street Hillsville, Virginia 24343 (276) 728-2810	Wytheville Office 150 West Main Street Wytheville, Virginia 24382 (276) 228-6050

Financial Highlights1

	2009	2008	2007	2006	2005
Summary of Operations

Interest income	$19,917	$21,950	$22,884	$20,623	$17,148
Interest expense	8,417	10,433	10,834	8,636	5,802
Net interest income	11,500	11,517	12,050	11,987	11,346
Provision for loan losses	1,491	1,200	465	520	504
Other income	2,243	459	1,973	1,673	1,415
Other expense	11,269	10,074	9,095	8,670	7,945
Income taxes	100	(52)	1,296	1,323	1,204
Net income	$883	$754	$3,167	$3,147	$3,108

Per Share Data

Net income	$.51	$.44	$1.84	$1.83	$1.81
Cash dividends declared	.40	.86	.86	.90	.68
Book value	17.77	16.88	17.62	16.47	16.15
Estimated market value2	17.00	24.00	29.00	30.00	30.00

Year-end Balance Sheet Summary

Loans, net	$266,628	$267,889	$263,729	$245,517	$217,091
Investment securities	42,034	49,451	42,573	40,848	39,279
Total assets	369,602	368,197	361,486	333,604	304,165
Deposits	313,483	305,730	309,174	282,246	250,400
Stockholders’ equity	30,540	29,017	30,291	28,304	27,753

Selected Ratios

Return on average assets	0.24%	0.21%	0.93%	1.01%	1.09%
Return on average equity	2.99%	2.46%	10.77%	10.85%	11.43%
Average equity to average assets	8.01%	8.40%	8.67%	9.33%	9.55%

1	In thousands of dollars, except per share data.
2	Provided at the trade date nearest year end.

Dear Stockholder:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $369,601,921, resulting in an increase of $1,404,997 or 0.38% over the previous year.  Our return on average assets was 0.24% and the return on average equity was 2.99% as compared to 0.21% and 2.46% for the previous year.  Net earnings were $882,719, compared to $754,359 for the previous year.  Loan demand was slow in 2009 driven by continued deterioration in general economic conditions.  Our net loans decreased by $1,261,037 or 0.47% while deposits increased by $7,753,042 or 2.54%.  The book value for our stock at year-end was $17.77 per share and dividends for the year totaled $0.40 per share.  Please refer to our financial highlights page and accompanying statements for additional information.

2009 was another challenging year for the banking industry.  Increases in past-due and nonperforming loans, driven by weak economic conditions, led to significant increases in loan loss provisions over the past two years.    Historically low interest rates continue to put negative pressure on net interest margins.  This is particularly evident in interest earned on federal funds sold, (the interest we earn on excess cash reserves that are loaned to other financial institutions on an overnight basis).  Our average yield on federal funds sold in 2007 was 4.95%, while in 2009 our yield was reduced to an average of 0.22%.  Variable rate loans that are tied to the national prime lending rate are also yielding considerably less than they were in previous years.   FDIC insurance premiums continued to rise in response to the increased level of bank failures.  Our FDIC premiums increased by more than $665 thousand in 2009.  Despite the continued pressure on our industry and our local economy, we are pleased to again report positive earnings and strong capital which position us well for growth and success in the future.

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
Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary as of December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years then ended, in conformity with U.S. generally accepted accounting principles.

We were not required to be engaged to examine management’s assertion about the effectiveness of Grayson Bankshares, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2009 included in the accompanying Form 10-K and, accordingly, we do not express an opinion thereon.

Galax, Virginia
March 29, 2010

Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008
Assets

Cash and due from banks	$8,637,123	$9,536,772
Interest-bearing deposits with banks	300,000	-
Federal funds sold	19,356,999	11,149,718
Investment securities available for sale	39,859,119	46,413,054
Investment securities held to maturity
(fair value approximately $2,254,196
in 2009, and $3,044,781 in 2008)	2,174,882	3,037,608
Restricted equity securities	1,783,700	1,731,750
Loans, net of allowance for loan losses of $3,555,273
in 2009 and $3,359,946 in 2008	266,628,050	267,889,087
Cash value of life insurance	8,098,134	7,774,892
Foreclosed assets	2,808,885	2,659,266
Property and equipment, net	11,133,834	11,115,033
Accrued interest receivable	2,626,164	3,124,540
Other assets	6,195,031	3,765,204
	$369,601,921	$368,196,924

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Noninterest-bearing	$44,924,699	$41,883,404
Interest-bearing	268,558,517	263,846,770
Total deposits	313,483,216	305,730,174

Long-term debt	25,000,000	30,000,000
Accrued interest payable	382,653	492,105
Other liabilities	196,107	2,957,950
	339,061,976	339,180,229

Commitments and contingencies

Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none issued	-	-
Common stock, $1.25 par value; 2,000,000 shares
authorized; 1,718,968 shares issued
in 2009 and 2008, respectively	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,497,214	28,302,082
Accumulated other comprehensive income (loss)	(627,604)	(1,955,722)
	30,539,945	29,016,695
	$369,601,921	$368,196,924

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Interest income
Loans and fees on loans	$17,813,275	$19,312,389	$20,332,780
Federal funds sold	37,187	329,750	771,860
Investment securities:
Taxable	1,659,813	1,826,384	1,336,346
Exempt from federal income tax	406,745	481,031	443,314
	19,917,020	21,949,554	22,884,300

Interest expense
Deposits	7,271,248	9,381,827	10,311,008
Interest on borrowings	1,146,197	1,050,649	522,766
	8,417,445	10,432,476	10,833,774
Net interest income	11,499,575	11,517,078	12,050,526

Provision for loan losses	1,490,848	1,200,385	465,143
Net interest income after
provision for loan losses	10,008,727	10,316,693	11,585,383

Noninterest income
Service charges on deposit accounts	1,031,306	956,049	828,111
Other service charges and fees	537,972	489,264	424,042
Net realized gains (losses) on securities	220,089	(1,643,046)	(9,364)
Mortgage loan origination fees	127,961	154,906	206,733
Increase in cash value of life insurance	323,242	346,940	225,293
Other income (loss)	2,275	155,396	298,101
	2,242,845	459,509	1,972,916

Noninterest expense
Salaries and employee benefits	6,553,441	6,084,825	5,642,484
Occupancy expense	494,863	376,815	345,378
Equipment expense	830,877	858,919	839,195
Foreclosure expense	175,408	56,083	(45,840)
Data processing expense	361,138	307,091	265,249
FDIC assessments	879,903	214,275	41,920
Other expense	1,972,922	2,175,537	2,006,381
	11,268,552	10,073,545	9,094,767
Income before income taxes	983,020	702,657	4,463,532

Income tax expense	100,301	(51,702)	1,296,031
Net income	$882,719	$754,359	$3,167,501

Basic earnings per share	$0.51	$0.44	$1.84
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968
Dividends declared per share	$0.40	$0.86	$0.86

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity
Years ended December 31, 2009, 2008 and 2007

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income (Loss)	Total

Balance, December 31, 2006	1,718,968	$2,148,710	$521,625	$27,336,848	$(1,703,014)	$28,304,169

Comprehensive income
Net income	-	-	-	3,167,501	-	3,167,501
Net change in pension reserve,
net of income taxes of $156,273	-	-	-	-	303,354	303,354
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of ($6,191)	-	-	-	-	(12,018)	(12,018)
Reclassification adjustment,
net of income taxes of $3,184	-	-	-	-	6,180	6,180
Total comprehensive income						3,465,017

Dividends paid
($.86 per share)	-	-	-	(1,478,313)	-	(1,478,313)
Balance, December 31, 2007	1,718,968	2,148,710	521,625	29,026,036	(1,405,498)	30,290,873

Comprehensive income
Net income	-	-	-	754,359	-	754,359
Net change in pension reserve,
net of income taxes of ($569,949)	-	-	-	-	(1,106,372)	(1,106,372)
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $(272,135)	-	-	-	-	(528,262)	(528,262)
Reclassification adjustment, net
of income taxes of $558,636	-	-	-	-	1,084,410	1,084,410
Total comprehensive income						204,135

Dividends paid
($.86 per share)	-	-	-	(1,478,313)	-	(1,478,313)
Balance, December 31, 2008	1,718,968	$2,148,710	$521,625	$28,302,082	$(1,955,722)	$29,016,695

Comprehensive income
Net income	-	-	-	882,719	-	882,719
Net change in pension reserve,
net of income taxes of $555,893	-	-	-	-	1,079,087	1,079,087
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $203,119	-	-	-	-	394,290	394,290
Reclassification adjustment, net
of income taxes of ($74,830)	-	-	-	-	(145,259)	(145,259)
Total comprehensive income						2,210,837

Dividends paid
($.40 per share)	-	-	-	(687,587)	-	(687,587)
Balance, December 31, 2009	1,718,968	$2,148,710	$521,625	$28,497,214	$(627,604)	$30,539,945

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Cash flows from operating activities
Net income	$882,719	$754,359	$3,167,501
Adjustments to reconcile net income
to net cash (used by) provided by operations:
Depreciation and amortization	765,609	732,592	724,534
Provision for loan losses	1,490,848	1,200,385	465,143
Deferred income taxes	527,516	(827,301)	166,560
Net realized (gain) loss on securities	(220,089)	1,643,046	9,364
Accretion of discount on securities, net of
amortization of premiums	100,616	4,513	(55,014)
Deferred compensation	23,245	21,960	(13,352)
Net realized (gain) loss on foreclosed assets	46,602	(21,926)	(48,722)
Life insurance proceeds	-	(119,902)	-
Changes in assets and liabilities:
Cash value of life insurance	(323,242)	(346,940)	(225,293)
Accrued income	498,376	(128,279)	(65,556)
Other assets	(3,641,525)	(93,839)	(77,564)
Accrued interest payable	(109,452)	(44,288)	(17,053)
Other liabilities	(1,150,108)	(225,770)	(542,211)
Net cash (used by) provided by operating activities	(1,108,885)	2,548,610	3,488,337

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits	(300,000)	-	-
Net (increase) decrease in federal funds sold	(8,207,281)	13,487,413	(6,851,606)
Activity in available for sale securities:
Purchases	(14,703,042)	(30,787,874)	(15,266,439)
Sales	7,104,836	700,000	1,982,500
Maturities/Calls	15,116,660	21,275,677	10,588,192
Activity in held to maturity securities:
Maturities/Calls	395,000	-	1,000,000
(Purchases) sales of restricted equity securities	(51,950)	(601,900)	7,600
Net increase in loans	(862,200)	(8,094,622)	(18,837,056)
Purchases of bank-owned life insurance	-	(2,000,000)	-
Proceeds from life insurance contracts	-	290,803	-
Proceeds from the sale of foreclosed assets	436,168	256,926	108,722
Purchases of property and equipment, net of sales	(784,410)	(3,362,567)	(1,044,445)
Net cash used in investing activities	(1,856,219)	(8,836,144)	(28,312,532)

Cash flows from financing activities
Net increase (decrease) in deposits	7,753,042	(3,443,520)	26,927,663
Dividends paid	(687,587)	(1,478,313)	(1,478,313)
Proceeds from long-term debt	-	10,000,000	-
Principal repayments on long-term debt	(5,000,000)	-	-
Net cash provided by financing activities	2,065,455	5,078,167	25,449,350
Net increase (decrease) in cash and cash equivalents	(899,649)	(1,209,367)	625,155

Cash and cash equivalents, beginning	9,536,772	10,746,139	10,120,984
Cash and cash equivalents, ending	$8,637,123	$9,536,772	$10,746,139

Supplemental disclosure of cash flow information
Interest paid	$8,526,897	$10,476,764	$10,850,827
Taxes paid	$212,422	$643,880	$945,901

Supplemental disclosure of noncash investing activities
Effect on equity of change in net unrealized gain	$249,031	$556,148	$(5,838)
Effect on equity of change in unfunded pension liability	$1,079,087	$(1,106,372)	$303,354
Transfers of loans to foreclosed properties	$632,389	$2,734,266	$160,000

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies

Organization

Grayson Bankshares, Inc. (the Company) was incorporated as a Virginia corporation on February 3, 1992 to acquire the stock of The Grayson National Bank (the Bank).  The Bank was acquired by the Company on July 1, 1992.

The Grayson National Bank was organized under the laws of the United States in 1900 and currently serves Grayson County, Virginia and surrounding areas through ten banking offices.  As an FDIC insured, National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency.  The Company is regulated by the Federal Reserve.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Derivative Financial Instruments

The Company accounts, and reports for derivative instruments in accordance with applicable accounting standards.  These standards require that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.  The Company had no derivative instruments at December 31, 2009 and 2008.

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

In accordance with accounting guidance, the gain or loss on all derivatives designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period.  The effective portion of the gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.  The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings.

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

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Interest Rate Swap Agreements, continued

Beginning January 1, 2001, in accordance with accounting standards, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income.  The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt.  Hedges of fixed-rate loans are accounted for as fair value hedges, with changes in fair value recorded in derivative assets or liabilities and loan interest income.  The net settlement (upon close out or termination) that offsets changes in the value of the loans adjusts the basis of the loans and is deferred and amortized to loan interest income over the life of the loans.  The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.

Cash flow resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Fair Value of Financial Instruments

Accounting standards require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  These accounting standards exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current presentation. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which restructured generally accepted accounting principles (“GAAP”) and simplified access to all authoritative literature by providing a single source of authoritative nongovernmental GAAP.  The guidance is presented in a topically organized structure referred to as the FASB Accounting Standards Codification (“ASC”).  The new structure is effective for interim or annual periods ending after September 15, 2009.  All existing accounting standards have been superseded and all other accounting literature not included is considered nonauthoritative.

The FASB issued new accounting guidance on accounting for transfers of financial assets in June 2009.  The guidance limits the circumstances in which a financial asset should be derecognized when the transferor has not transferred the entire financial asset by taking into consideration the transferor’s continuing involvement.  The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale.  The concept of a qualifying special-purpose entity is no longer applicable.  The standard is effective for the first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The Company does not expect the guidance to have any impact on the Company’s financial statements.  The ASC was amended in December, 2009, to include this guidance.

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In October, 2009, updated guidance was issued to provide for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance.  At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with prior guidance and recognized as an issuance cost, with an offset to additional paid-in capital.  Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs.  The amendment also requires several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement.  The effective dates of the amendment are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.   The Company has no plans to issue convertible debt and, therefore, does not expect the update to have an impact on its financial statements.

In January, 2010, guidance was issued to alleviate diversity in the accounting for distributions to shareholders that allow the shareholder to elect to receive their entire distribution in cash or shares but with a limit on the aggregate amount of cash to be paid.  The amendment states that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance.  The amendment is effective for interim and annual periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.

Also in January, 2010, an amendment was issued to clarify the scope of subsidiaries for consolidation purposes.  The amendment provides that the decrease in ownership guidance should apply to (1) a subsidiary or group of assets that is a business or nonprofit activity, (2) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (3) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity.  The guidance does not apply to a decrease in ownership in transactions related to sales of in substance real estate or conveyances of oil and gas mineral rights.  The update is effective for the interim or annual reporting periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2.  Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances.  The daily average cash reserve requirement was approximately $1,612,000 and $2,413,000 for the periods including December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

Note 3.  Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent.  The carrying amount of securities and their approximate fair values at December 31 follow:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2009
Available for sale:
U.S. Government agency securities	$1,629,026	$81,689	$-	$1,710,715
Government sponsored enterprises	13,067,890	38,375	204,195	12,902,070
Mortgage-backed securities	17,295,436	560,310	-	17,855,746
State and municipal securities	7,287,155	162,768	59,335	7,390,588
	$39,279,507	$843,142	$263,530	$39,859,119
Held to maturity:
State and municipal securities	$2,174,882	$86,889	$7,575	$2,254,196

2008
Available for sale:
U.S. Government agency securities	$2,385,806	$56,252	$-	$2,442,058
Government sponsored enterprises	14,107,529	317,158	61,320	14,363,367
Mortgage-backed securities	20,738,936	258,666	60,281	20,937,321
State and municipal securities	8,978,491	15,410	323,593	8,670,308
	$46,210,762	$647,486	$445,194	$46,413,054
Held to maturity:
State and municipal securities	$3,037,608	$40,794	$33,621	$3,044,781

There were no securities transferred between the available for sale and held to maturity portfolios during 2009, 2008 or 2007.

Restricted equity securities were $1,783,700 and $1,731,750 at December 31, 2009 and 2008, respectively.  Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Community Bankers Bank, Pacific Coast Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost.  All of these entities are upstream correspondents of the Bank.  The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money.  The Bank is required to hold that stock so long as it borrows from the FHLB.  The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system.  The Bank’s stock in Community Bankers Bank and Pacific Coast Bankers Bank is restricted only in the fact that the stock may only be repurchased by the respective banks.

Notes to Consolidated Financial Statements

Note 3.  Investment Securities, continued

The following table details unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios.  This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2009 and 2008.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

2009
Available for sale:
U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Government sponsored enterprises	5,454,054	204,195	-	-	5,454,054	204,195
Mortgage-backed securities	-	-	-	-	-	-
State and municipal securities	1,006,692	8,439	708,900	50,896	1,715,592	59,335
Total securities available for sale	$6,460,746	$212,634	$708,900	$50,896	$7,169,646	$263,530

Held to maturity:
State and municipal securities	$-	$-	$220,031	$7,575	$220,031	$7,575

2008
Available for sale:
U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Government sponsored enterprises	497,500	2,500	10,380	58,820	507,880	61,320
Mortgage-backed securities	9,678,440	60,281	-	-	9,678,440	60,281
State and municipal securities	5,347,720	245,323	806,730	78,270	6,154,450	323,593
Total securities available for sale	$15,523,660	$308,104	$817,110	$137,090	$16,340,770	$445,194

Held to maturity:
State and municipal securities	$820,575	$33,621	$-	$-	$820,575	$33,621

At December 31, 2009, debt securities with unrealized losses had depreciated 3.54% from their amortized cost basis.  Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the financial condition and near-term prospects of the issuer.  The relative significance of these and other factors will vary on a case by case basis.  In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, the results of reviews of the issuer's financial condition and the issuer's anticipated ability to pay the contractual cash flows of the investments. Since the Company intends to hold all of its investment securities until maturity, and it is more likely than not that the Company will not have to sell any of its investment securities before unrealized losses have been recovered, and the Company expects to recover the entire amount of the amortized cost basis of all its securities, none of the securities are deemed other than temporarily impaired at December 31, 2009. Management continues to monitor all of these securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of these securities are other than temporarily impaired, which could require a charge to earnings in such periods.

Investment securities with amortized cost of approximately $15,278,151 and $15,152,446 at December 31, 2009 and 2008, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.  Gross realized gains and losses for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007

Realized gains	$277,614	$18,000	$2,806
Realized losses	(57,525)	(1,661,046)	(12,170)
	$220,089	$(1,643,046)	$(9,364)

Notes to Consolidated Financial Statements

Note 3.  Investment Securities, continued

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2009, were as follows:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$322,437	$326,674	$-	$-
Due after one year through five years	2,075,501	2,164,144	1,468,508	1,528,775
Due after five years through ten years	17,490,619	17,857,426	-	-
Due after ten years	19,390,950	19,510,875	706,374	725,421
	$39,279,507	$39,859,119	$2,174,882	$2,254,196

Maturities of mortgage backed securities are based on contractual amounts.  Actual maturity will vary as loans underlying the securities are prepaid.

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008

Commercial	$16,696	$14,924
Real estate:
Construction and land development	29,171	30,398
Residential, 1-4 families	126,511	131,191
Residential, 5 or more families	2,317	2,132
Farmland	34,346	31,024
Nonfarm, nonresidential	40,545	41,323
Agricultural	3,841	3,758
Consumer	13,547	14,357
Other	3,209	2,142
	270,183	271,249

Allowance for loan losses	(3,555)	(3,360)
	$266,628	$267,889

As of December 31, 2009 and 2008, substantially all of the Bank’s residential 1-4 family loans were pledged as collateral toward borrowings with the Federal Home Loan Bank.

Notes to Consolidated Financial Statements

Note 5.  Allowance for Loan Losses

An analysis of the allowance for loan losses as of December 31 follows:

	2009	2008	2007

Balance, beginning	$3,359,946	$2,757,745	$2,901,997

Provision charged to expense	1,490,848	1,200,385	465,143
Recoveries of amounts charged off	32,952	239,857	90,670
Amounts charged off	(1,328,473)	(838,041)	(700,065)
Balance, ending	$3,555,273	$3,359,946	$2,757,745

The following is a summary of information pertaining to impaired loans at December 31:

	2009	2008

Impaired loans without a valuation allowance	$13,815,462	$8,766,030
Impaired loans with a valuation allowance	585,471	739,546
Total impaired loans	$14,400,933	$9,505,576
Valuation allowance related to impaired loans	$74,888	$245,522

Nonaccrual loans and loans past due 90 days or more and still accruing interest at December 31, 2009 were approximately $14,158,743 and $1,163,076, respectively.  At December 31, 2008, those amounts were approximately $9,214,664 and $1,593,331, respectively.  Substantially all of these loans are included in impaired loans for both years.

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2009, 2008 and 2007 (all approximate) are summarized below:

	2009	2008	2007

Average investment in impaired loans	$10,356,198	$6,170,150	$3,279,069
Interest income recognized on impaired loans	$424,635	$398,537	$90,449
Interest income recognized on a cash basis on impaired loans	$430,623	$399,794	$85,198

No additional funds are committed to be advanced in connection with impaired loans.

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2009 and 2008, are as follows:

	2009	2008

Land	$2,267,922	$2,261,922
Buildings and improvements	8,871,986	8,454,903
Furniture and equipment	5,656,724	5,295,397
	16,796,632	16,012,222

Less accumulated depreciation	(5,662,798)	(4,897,189)
	$11,133,834	$11,115,033

Depreciation expense for the years ended December 31, 2009, 2008, and 2007 amounted to $765,609, $732,592, and $724,534, respectively.

Notes to Consolidated Financial Statements

Note 7.  Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors.  Policy cash values totaled $8,098,134 and $7,774,892 at December 31, 2009 and 2008, respectively.

Note 8.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2009 and 2008 was $81,007,742 and $79,954,092, respectively.  At December 31, 2009, the scheduled maturities of all time deposits are as follows:

Three months or less	$43,265,105
Over three months through twelve months	106,843,005
Over one year through three years	36,044,109
Over three years	16,815,522
$202,967,741

Note 9.  Short-Term Debt

At December 31, 2009 and 2008 the Bank had no debt classified as short-term.

At December 31, 2009, the Bank had established unsecured lines of credit of approximately $9,000,000 with correspondent banks to provide additional liquidity if, and as needed.  In addition, the Bank has the ability to borrow up to $40,000,000 from the Federal Home Loan Bank, subject to the pledging of collateral.

Note 10.  Long-Term Debt

The Bank’s long-term debt consists of borrowings from the Federal Home Loan Bank of Atlanta (FHLB) and Deutsche Bank.  The Bank had two outstanding advances from the FHLB at December 31, 2009, which are secured by substantially all the Bank’s first mortgage one-to-four family residential loans.  The first is a $10,000,000 advance that matures on October 24, 2017.  Interest on the loan is fixed at 3.802% and the loan is callable quarterly by the FHLB.  The second is a $5,000,000 advance that matures on April 23, 2012.  Interest on the loan is fixed at 3.593% until maturity and the loan is non-callable by the FHLB.

The borrowing from Deutsche Bank is a $10,000,000 structured term repurchase agreement.  This loan matures on February 10, 2017 and is secured by investment securities with an amortized cost of $12,111,052 at December 31, 2009.  Interest on the loan is fixed at a rate of 4.82%.

Note 11.  Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks and interest-bearing deposits with banks:  The carrying amounts reported in the balance sheet for cash and due from banks and interest-bearing deposits with banks approximate their fair values.

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

Note 11.  Financial Instruments, continued

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

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and due from banks	$8,637	$8,637	$9,537	$9,537
Interest bearing deposits with banks	300	300	-	-
Federal funds sold	19,357	19,357	11,150	11,150
Securities, available for sale	39,859	39,859	46,413	46,413
Securities, held to maturity	2,175	2,254	3,038	3,045
Restricted equity securities	1,784	1,784	1,732	1,732
Loans, net of allowance for loan losses	266,628	269,442	267,889	274,105
Cash value of life insurance	8,098	8,098	7,775	7,775
Accrued interest receivable	2,626	2,626	3,125	3,125

Financial liabilities
Deposits	313,483	315,789	305,730	308,638
Long-term debt	25,000	27,511	30,000	34,067
Accrued interest payable	383	383	492	492

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

Notes to Consolidated Financial Statements

Note 11.  Financial Instruments, continued

Fair Value Hierarchy

In accordance with applicable accounting guidance, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are:

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

Loans

The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and an allowance for loan losses is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  If a loan is identified as individually impaired, management measures impairment in accordance with applicable accounting guidance.  The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral.  In accordance with accounting standards, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

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

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

December 31, 2009	Total	Level 1	Level 2	Level 3

Investment securities available for sale	$39,859,119	$-	$39,859,119	$-
Total assets at fair value	$39,859,119	$-	$39,859,119	$-

Total liabilities at fair value	$-	$-	$-	$-

December 31, 2008	Total	Level 1	Level 2	Level 3

Investment securities available for sale	$46,413,054	$-	$46,413,054	$-
Total assets at fair value	$46,413,054	$-	$46,413,054	$-

Total liabilities at fair value	$-	$-	$-	$-

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

December 31, 2009	Total	Level 1	Level 2	Level 3

Loans	$1,365,896	$-	$637,004	$728,892
Foreclosed assets	331,159	-	67,159	264,000
Total assets at fair value	$1,697,055	$-	$704,163	$992,892

Total liabilities at fair value	$-	$-	$-	$-

December 31, 2008	Total	Level 1	Level 2	Level 3

Loans	$494,024	$-	$494,024	$-
Foreclosed assets	202,000	-	152,000	50,000
Total assets at fair value	$696,024	$-	$646,024	$50,000

Total liabilities at fair value	$-	$-	$-	$-

Notes to Consolidated Financial Statements

Note 12.  Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees.  The benefits are primarily based on years of service and earnings.

The following is a summary of the plan’s funded status as of December 31, 2009 and 2008, and September 30, 2007:

	2009	2008	2007

Change in benefit obligation
Benefit obligation at beginning of year	$6,381,001	$5,897,476	$5,965,820
Service cost	391,075	489,473	387,655
Interest cost	381,477	459,871	357,832
Actuarial (gain) loss	(100,579)	(516,495)	(295,660)
Benefits paid	(77,403)	(4,240)	(518,171)
Prior service cost due to amendment	-	54,916	-
Benefit obligation at end of year	6,975,571	6,381,001	5,897,476

Change in plan assets
Fair value of plan assets at beginning of year	4,499,654	5,216,202	4,320,642
Actual return on plan assets	1,856,212	(1,662,051)	443,254
Employer contribution	2,000,000	949,743	970,477
Benefits paid	(77,403)	(4,240)	(518,171)
Fair value of plan assets at end of year	8,278,463	4,499,654	5,216,202
Funded status at the end of the year	$1,302,892	$(1,881,347)	$(681,274)

Amounts recognized in the Balance Sheet
(Accrued) prepaid benefit cost	$2,833,420	$1,284,161	$807,913
Unfunded pension benefit obligation	(1,530,528)	(3,165,508)	(1,489,187)
Amount recognized in other liabilities	$1,302,892	$(1,881,347)	$(681,274)

Amounts recognized in accumulated comprehensive income
Net gain (loss)	$(1,478,842)	$(3,103,061)	$(1,469,120)
Unrecognized prior service costs	(51,686)	(62,466)	(20,130)
Unrecognized net obligation at transition	-	19	63
Unfunded pension benefit obligation	(1,530,528)	(3,165,508)	(1,489,187)
Deferred taxes	520,380	1,076,273	506,324
Amount recognized in accumulated comprehensive income	$(1,010,148)	$(2,089,235)	$(982,863)

(Accrued) Prepaid benefit detail
Benefit obligation	$(6,975,571)	$(6,381,001)	$(5,897,476)
Fair value of assets	8,278,463	4,499,654	5,216,202
Unrecognized net actuarial (gain) loss	1,478,842	3,103,061	1,469,120
Unrecognized net obligation at transition	-	(19)	(63)
Unrecognized prior service cost	51,686	62,466	20,130
(Accrued) prepaid benefit cost	$2,833,420	$1,284,161	$807,913

Notes to Consolidated Financial Statements

Note 12.  Employee Benefit Plan, continued

	2009	2008	2007

Components of net periodic benefit cost
Service cost	$391,075	$489,473	$387,655
Interest cost	381,477	459,871	357,832
Expected return on plan assets	(476,975)	(553,045)	(367,089)
Recognized net actuarial (gain) loss	144,403	64,660	77,773
Amortization	10,761	12,536	10,029
Net periodic benefit expense	$450,741	$473,495	$466,200

Additional disclosure information
Accumulated benefit obligation	$4,845,345	$4,227,710	$3,387,102
Vested benefit obligation	$4,740,299	$4,094,817	$3,243,610
Discount rate used for net periodic pension cost	6.0%	6.25%	6.00%
Discount rate used for disclosure	6.0%	6.00%	6.25%
Expected return on plan assets	8.0%	8.50%	8.50%
Rate of compensation increase	4.0%	4.00%	5.00%
Average remaining service (years)	17	17	17

Using the same fair value hierarchy described in Note 11, the fair values of the Company’s pension plan assets, by asset category, are as follows:

December 31, 2009	Total	Level 1	Level 2	Level 3

Cash equivalents and short term investments	$116,686	$116,686	$-	$-
Mutual funds – equities	4,230,412	4,230,412	-	-
Mutual funds – fixed income	3,931,365	3,931,365	-	-
Total assets at fair value	$8,278,463	$8,278,463	$-	$-

December 31, 2008	Total	Level 1	Level 2	Level 3

Cash equivalents and short term investments	$279,737	$279,737	$-	$-
Mutual funds – equities	2,350,191	2,350,191	-	-
Mutual funds – fixed income	1,869,726	1,869,726	-	-
Total assets at fair value	$4,499,654	$4,499,654	$-	$-

Estimated Future Benefit Payments

Pension
Benefits

2010	$50,779
2011	80,386
2012	107,999
2013	110,375
2014	186,594
2015– 2018	1,757,231
$2,293,364

Notes to Consolidated Financial Statements

Note 12.  Employee Benefit Plan, continued

Funding Policy

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator.  Based on current information, it is anticipated the 2010 contribution will be approximately $772,933 and pension cost will be approximately $210,616.

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

Asset Allocation

The pension plan’s weighted-average asset allocations at December 31, 2009 and 2008, by asset category are as follows:
	2009	2008

Mutual funds – fixed income	48%	42%
Mutual funds – equity	51%	52%
Cash and equivalents	1%	6%
Total	100%	100%

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

Note 13.  Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain executive officers and members of the Board of Directors for future compensation upon retirement.  Under plan provisions aggregate annual payments ranging from $2,662 to $37,200 are payable for ten years certain, generally beginning at age 65.  Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined.  Liability accrued for compensation deferred under the plan amounts to $534,803 and $558,048 at December 31, 2009 and 2008 respectively.  Expense charged against income was $43,489, $80,132 and $44,821 in 2009, 2008, and 2007, respectively.  Charges to income are based on changes in present value of future cash payments, discounted at 8%.

Notes to Consolidated Financial Statements

Note 14.  Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

	2009	2008	2007

Current	$(487,480)	$777,174	$1,129,471
Deferred	587,781	(828,876)	166,560
	$100,301	$(51,702)	$1,296,031

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

	2009	2008	2007

Tax at statutory federal rate	$334,227	$238,903	$1,517,602
Tax exempt interest income	(164,588)	(179,725)	(195,291)
Tax exempt insurance income	(109,902)	(117,960)	(76,600)
State income tax, net of federal benefit	-	14,799	11,879
Other	40,564	(7,719)	38,441
	$100,301	$(51,702)	$1,296,031

Deferred Income Tax Analysis

The significant components of net deferred tax assets (all Federal) at December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Deferred tax assets
Allowance for loan losses	$1,000,919	$1,049,390
Unearned credit life insurance	15,477	21,156
Deferred compensation	181,833	189,736
Investment impairment charge recorded directly to stockholders’
equity as a component of other comprehensive income	564,672	564,672
Minimum pension liability	520,380	1,076,273
Non-accrual interest income	416,247	335,449
Other	35,019	12,038
	2,734,547	3,248,714

Deferred tax liabilities
Deferred loan origination costs	208,876	194,249
Accrued pension costs	963,363	436,615
Depreciation recorded directly to stockholders’ equity
as a component of other comprehensive income	278,186	180,786
Net unrealized gains on securities available for sale	197,068	68,779
Accretion of discount on investment securities, net	13,147	22,415
	1,660,640	902,844
Net deferred tax asset	$1,073,907	$2,345,870

Notes to Consolidated Financial Statements

Note 14.  Income Taxes, continued

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with applicable regulations.  Tax returns for the years of 2006, 2007, and 2008 remain subject to examination by both federal and state tax authorities.

Deferred tax assets or liabilities are initially recognized for differences between the financial statement carrying amount and the tax basis of asset and liabilities which will result in future deductible or taxable amounts and operating loss and tax credit carry-forwards.  A valuation allowance is then established, as applicable, to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax benefits will be realized.  Realization of tax benefits of deductible temporary differences and operating loss or credit carry-forward periods.  Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the  current year or prior years that is available through carry-back, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) taxable income generated by future operations.  There is no valuation allowance for deferred tax assets as of December 31, 2009 and 2008.  It is management’s belief that realization of the deferred tax asset is more likely than not.

Note 15.  Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings.  After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the consolidated financial statements.

Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments.  A summary of the Bank’s commitments at December 31, 2009 and 2008 is as follows:

	2009	2008

Commitments to extend credit	$20,117,133	$18,837,575
Standby letters of credit		-
	$20,117,133	$18,837,575

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

Notes to Consolidated Financial Statements

Note 15.  Commitments and Contingencies, continued

Financial Instruments with Off-Balance Sheet Risk, continued

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

Note 16.  Regulatory Restrictions

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers.  Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured.  If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan.  If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply.  Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,362,000 at December 31, 2009. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2009.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations.  Management believes, as of December 31, 2009 and 2008 that the Bank meets all capital adequacy requirements to which it is subject.

Notes to Consolidated Financial Statements

Note 16.  Regulatory Restrictions, continued

Capital Requirements

As of December 31, 2009, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the institution’s category.  The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.
					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Required		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2009:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$34,391	13.2%	$20,840	8.0%	$26,050	10.0%
Grayson National Bank	$33,317	12.8%	$20,811	8.0%	$26,014	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$31,136	12.0%	$10,420	4.0%	$15,630	6.0%
Grayson National Bank	$30,062	11.6%	$10,405	4.0%	$15,608	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$31,136	8.4%	$14,765	4.0%	$18,456	5.0%
Grayson National Bank	$30,062	8.2%	$14,724	4.0%	$18,405	5.0%

December 31, 2008:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$34,092	13.4%	$20,349	8.0%	$25,463	10.0%
Grayson National Bank	$32,532	12.8%	$20,319	8.0%	$25,399	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$30,915	12.2%	$10,174	4.0%	$15,262	6.0%
Grayson National Bank	$29,355	11.6%	$10,160	4.0%	$15,240	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$30,915	8.4%	$14,693	4.0%	$18,367	5.0%
Grayson National Bank	$29,355	8.0%	$14,640	4.0%	$18,300	5.0%

Notes to Consolidated Financial Statements

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

Aggregate 2009 and 2008 loan transactions with related parties were as follows:

	2009	2008

Balance, beginning	$1,962,879	$1,921,190

New loans	335,505	794,506
Repayments	(445,305)	(752,817)
Balance, ending	$1,853,079	$1,962,879

Note 18.  Subsequent Events

Management has evaluated events occurring subsequent to the balance sheet date through the date these financial statements were issued, determining no events require additional disclosure in these consolidated financial statements.

Note 19.  Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

Balance Sheets
December 31, 2009 and 2008

	2009	2008

Assets
Cash and due from banks	$371,076	$797,134
Securities available for sale	496,250	497,500
Investment in affiliate bank	29,468,094	27,459,642
Other assets	204,525	262,419
Total assets	$30,539,945	$29,016,695

Liabilities
Other liabilities	$-	$-

Stockholders’ equity
Common stock	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,497,214	28,302,082
Accumulated other comprehensive income (loss)	(627,604)	(1,955,722)
Total stockholders’ equity	30,539,945	29,016,695
Total liabilities and stockholders’ equity	$30,539,945	$29,016,695

Notes to Consolidated Financial Statements

Note 19.  Parent Company Financial Information, continued

Statements of Income
For the years ended December 31, 2009, 2008 and 2007
	2009	2008	2007

Income
Dividends from affiliate bank	$343,794	$721,967	$1,478,312
Interest on taxable securities	22,850	49,600	60,367
Other income	-	14,450	-
	366,644	786,017	1,538,679

Expenses
Management and professional fees	202,361	190,375	174,003
Other expenses	33,494	31,493	20,539
	235,855	221,868	194,542
Income before tax benefit and equity
in undistributed income of affiliate	130,789	564,149	1,344,137

Federal income tax benefit	72,422	53,318	44,939
Income before equity in undistributed
income of affiliate	203,211	617,467	1,389,076

Equity in undistributed income of affiliate	679,508	136,892	1,778,425
Net income	$882,719	$754,359	$3,167,501

Statements of Cash Flows
For the years ended December 31, 2009, 2008, and 2007

	2009	2008	2007

Cash flows from operating activities
Net income	$882,719	$754,359	$3,167,501
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed income of affiliate	(679,508)	(136,892)	(1,778,425)
Net realized gains on securities	-	-	-
Net (increase) decrease in other assets	58,318	(215,225)	(33,876)
Net increase (decrease) in other liabilities	-	-	(36,231)
Net cash provided by operating activities	261,529	402,242	1,318,969

Cash flows from investing activities
Investment in affiliate bank	-	(1,300,000)	-
Purchases of investment securities	(500,000)	(1,000,000)	(250,000)
Sales of investment securities	-	700,000	-
Maturities of investment securities	500,000	1,050,000	250,000
Net cash provided (used) by investing activities	-	(550,000)	-

Cash flows from financing activities
Dividends paid	(687,587)	(1,478,313)	(1,478,313)
Net cash used by financing activities	(687,587)	(1,478,313)	(1,478,313)
Net increase (decrease) in cash and due from banks	(426,058)	(1,626,071)	(159,344)

Cash and cash equivalents, beginning	797,134	2,423,205	2,582,549
Cash and cash equivalents, ending	$371,076	$797,134	$2,423,205

Management Discussion and Analysis

Management’s Discussion and Analysis of Operations

Overview

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of Grayson Bankshares, Inc.’s financial condition and its results of operations.  The following discussion should be read in conjunction with the Company’s consolidated financial statements.

Grayson Bankshares, Inc. (the Company) was incorporated as a Virginia corporation on February 3, 1992 to acquire the stock of The Grayson National Bank (the Bank).  The Bank was acquired by the Company on July 1, 1992.  The Grayson National Bank was founded in 1900 and currently serves Grayson County, Virginia and surrounding areas through ten banking offices located in the towns of Independence, Hillsville, and Wytheville, the localities of Elk Creek, Troutdale, and Whitetop, the City of Galax and Carroll County, Virginia, and the town of Sparta, North Carolina.

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

Grayson Bankshares, Inc. experienced net earnings of $882,719 for 2009 compared to $754,359 for 2008, and $3,167,501 for 2007.  Earnings in 2009 continued to be impacted by falling interest rates, increases in regulatory assessments, and increased loan loss provisions.  Dividends paid to stockholders amounted to $0.40 per share in 2009 and $0.86 per share in 2008.

The total assets of Grayson Bankshares, Inc. grew to $369,601,921 from $368,196,924, representing an increase of 0.38% for 2009.  Management did not seek to aggressively grow the Bank during 2009 due to slowing loan demand combined with federal funds rates near zero percent.  Average equity to average assets indicates that the Company has a strong capital position with a ratio of 8.01% during 2009.

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

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 contain a summary of its significant accounting policies.  Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets and other-than-temporary impairment of investment securities, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters.  Accordingly, management considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio.  The allowance is based on two basic principles of accounting: the first of which requires that losses be accrued when they are probable of occurring and estimable, and the second, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

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

Management Discussion and Analysis

Table 1.  Net Interest Income and Average Balances (dollars in thousands)
	2009			2008			2007
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

Interest earning assets:
Interest bearing deposits	$ 38	$ -	0.21%	$ -	$ -	0.00%	$ -	$ -	0.00%
Federal funds sold	17,205	37	0.22%	15,013	330	2.20%	15,583	772	4.95%
Investment securities	47,174	2,067	4.38%	49,686	2,308	4.64%	38,727	1,779	4.60%
Loans 1, 2	270,114	17,813	6.59%	270,741	19,312	7.13%	259,009	20,333	7.85%
Total	334,531	19,917		335,440	21,950		313,319	22,884
Yield on average
interest-earning assets			5.95%			6.54%			7.30%
Non interest-earning assets:
Cash and due from banks	9,342			9,764			9,660
Premises and equipment	11,259			9,730			8,338
Interest receivable and other	16,850			13,573			11,507
Allowance for loan losses	(3,317)			(2,770)			(2,874)
Unrealized gain/(loss) on securities	379			(742)			(732)
Total	34,513			29,555			25,899
Total assets	$369,044			$364,995			$339,218

Interest-bearing liabilities:
Demand deposits	$21,292	190	0.89%	$20,058	178	0.89%	$19,366	172	0.89%
Savings deposits	40,925	543	1.33%	36,723	501	1.36%	36,162	490	1.35%
Time deposits	204,150	6,538	3.20%	208,369	8,703	4.18%	197,779	9,649	4.88%
Borrowings	27,164	1,146	4.22%	24,833	1,051	4.23%	12,438	523	4.20%
Total	293,531	8,417		289,983	10,433		265,745	10,834
Cost on average
interest-bearing liabilities			2.87%			3.60%			4.08%

Non interest-bearing
liabilities:
Demand deposits	43,813			42,769			40,892
Interest payable and other	2,139			1,579			3,162
Total	45,952			44,348			44,054
Total liabilities	339,483			334,331			309,799

Stockholder's equity:	29,561			30,664			29,419
Total liabilities and
stockholder's equity	$369,044			$364,995			$339,218

Net interest income		$11,500			$11,517			$12,050

Net yield on
interest-earning assets			3.44%			3.43%			3.85%

1 Includes nonaccural loans
2 Interest income includes loan fees

Table 2.  Rate/Volume Variance Analysis (thousands)

	2009 Compared to 2008			2008 Compared to 2007
	Interest	Variance		Interest	Variance
	Income/	Attributable To		Income/	Attributable To
	Expense			Expense
	Variance	Rate	Volume	Variance	Rate	Volume

Interest-earning assets:
Federal funds sold	$(293)	$(349)	$56	$(442)	$(415)	$(27)
Investment securities	(241)	(126)	(115)	529	16	513
Loans	(1,499)	(1,454)	(45)	(1,021)	(2,024)	1,003
Total	(2,033)	(1,929)	(104)	(934)	(2,423)	1,489

Interest-bearing liabilities:
Demand deposits	12	-	12	6	-	6
Savings deposits	42	(11)	53	11	4	7
Time deposits	(2,165)	(1,993)	(172)	(946)	(1,507)	561
Borrowings	95	(2)	97	528	4	524
Total	(2,016)	(2,006)	(10)	(401)	(1,499)	1,098
Net interest income	$(17)	$77	$(94)	$(533)	$(924)	$391
______________________________________________________________________________

(1)
The variance in interest attributed to both volume and rate has been allocated to variance attributed to volume and variance attributed to rate in proportion to the absolute value of the change in each.

(2)	Balances of nonaccrual loans have been included in average loan balances.

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

Total interest income in 2009 decreased by 9.26% to $19.92 million from $21.95 million in 2008 after a decrease from $22.89 million in 2007.  The decrease in total interest income in 2009 was due to lower interest rates as both the federal funds target rate and the related prime lending rate remained low during the year.  The fed funds target rate of 0 to 25 basis points and national prime lending rate of 3.25% led to a decrease in yield on average interest-earning assets of 59 basis points in 2009.  Interest rate decreases in 2008 led to an even greater decrease in yield on average interest-earning assets of 76 basis points.  Growth in average loans outstanding in 2008 offset a portion of the decrease in rates, while average loans outstanding fell in 2009.  Total interest expense decreased by $2.02 million in 2009 and $0.40 million in 2008.  The decrease in 2009 came as a result of lower interest rates combined with a decrease in average time deposits outstanding during the year.  Interest expense in 2008 attributable to growth in time deposits and other borrowings was offset by the overall decreases in rates on time deposits.  The effects of changes in volumes and rates on net interest income in 2009 compared to 2008, and 2008 compared to 2007 are shown in Table 2.

Management Discussion and Analysis

The declining rates led to similar decreases in interest income and interest expense in 2009 as management was able to reprice deposits more aggressively in 2009 than in 2008.  The result was an increase in net yield on interest-earning assets of 1 basis point to 3.44% in 2009 compared to 3.43% in 2008.

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

At the end of 2009, the loan loss reserve was $3,555,273 compared to $3,359,946 in 2008 and $2,757,745 in 2007.  The Bank’s allowance for loan losses, as a percentage of total loans, at the end of 2009 was 1.32%, compared to 1.24% in 2008, and 1.03% in 2007.  The increase in the loan loss reserve from 2008 to 2009 was due to current economic conditions and increases in past-due, and non-performing loans.

Additional information is contained in Tables 12 and 13, and is discussed in Nonperforming and Problem Assets.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities.  The majority of noninterest income is traditionally a result of service charges on deposit accounts including charges for insufficient funds checks and fees charged for nondeposit services.  Noninterest income increased by $1,783,336, or 388.10%, to $2,242,845 in 2009 from $459,509 in 2008.  Noninterest income in 2007 totaled $1,972,916.  The increase in 2009 compared to 2008 was due to a loss on investment securities recorded in 2008.  During the quarter ended September 30, 2008, the Bank recorded an other-than-temporary impairment charge on FHLMC (Freddie Mac) preferred stock of $1,660,800.  The preferred stock, which was originally valued at $1,730,000, is now carried at a value of $69,200.  Neither the Company nor the Bank owns any other preferred or common equity investments in Fannie Mae or Freddie Mac.  The primary sources of noninterest income for the past three years are summarized in Table 3.

Table 3.  Sources of Noninterest Income (thousands)
	2009	2008	2007

Service charges on deposit accounts	$1,031	$956	$828
Increase in cash value of life insurance	323	347	225
Mortgage origination fees	128	155	207
Insurance commissions	27	18	14
Safe deposit box rental	41	40	39
Gain (loss) on securities	220	(1,643)	(9)
Gain on interest rate swaps/contracts	-	-	99
Other income	473	587	570
Total noninterest income	$2,243	$460	$1,973

Management Discussion and Analysis

Other Expense

The major components of noninterest expense for the past three years are illustrated at Table 4.

Total noninterest expense increased by $1,195,007 in 2009 and $978,778 in 2008, which represents increases of 11.86% and 10.76% respectively.  The majority of the increase in 2009 was the result of FDIC/OCC assessments which increased by $693,365 in 2009.  Based upon recent changes to the assessment formula and reductions to the insurance fund due to increased bank failures, management expects the increased assessment levels to continue.   In December 2009 banks were required to prepay estimated FDIC assessments for 2010, 2011, and 2012.  The Bank’s prepayment amount totaled approximately $2.4 million, which will be expensed over the three-year period.  Additional “special assessments” may be levied at the discretion of the FDIC.  The increase in personnel expense in 2009 was due primarily to the hiring of a chief commercial lender as well as additional staff for our Wytheville branch.  The increase from 2007 to 2008 was due to salary and benefit increases, as well as to branching activity and normal operating increases.

Table 4.  Sources of Noninterest Expense (thousands)

	2009	2008	2007

Salaries & wages	$4,504	$4,147	$3,884
Employee benefits	2,049	1,938	1,759
Total personnel expense	6,553	6,085	5,643

Director fees	195	190	167
Occupancy expense	495	377	345
Computer charges	361	307	265
Other equipment expense	831	859	839
FDIC/OCC assessments	1,007	314	140
Insurance	84	84	88
Professional fees	162	144	134
Advertising	189	203	194
Postage and freight	158	199	219
Supplies	131	181	160
Franchise tax	225	207	183
Telephone	174	157	156
Travel, dues & meetings	119	151	126
Other expense	585	616	436
Total noninterest expense	$11,269	$10,074	$9,095
______________________________________________________________________________

The overhead efficiency ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) was 82.00% in 2009, 84.11% in 2008 and 64.8% in 2007.

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
Income tax expense (substantially all Federal) was $100,301 in 2009, $(51,702) in 2008 and $1,296,031 in 2007 resulting in effective tax rates of 10.2%, (7.4)% and 29.0% respectively.  The decrease in the effective tax rate for 2008 was due to the decrease in taxable income.

The Company’s deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in the provisions for credit losses, valuation reserves, non-accrual interest income, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred tax benefits of $1,073,907 and $2,345,870 are included in other assets at December 31, 2009 and 2008 respectively.  At December 31, 2009, net deferred tax benefits included $197,068 of deferred tax liabilities applicable to unrealized gains on investment securities available for sale, and $520,380 of deferred tax assets applicable to unfunded projected pension benefit obligations.  Accordingly, these amounts were not charged to income but recorded directly to the related stockholders’ equity account.

Analysis of Financial Condition

Average earning assets decreased 0.27% from December 31, 2008 to December 31, 2009.  Total earning assets represented 90.65% of total average assets in 2009 and 91.90% in 2008.  The mix of average earning assets changed only slightly from 2008 to 2009 as loan demand was flat for the year.

Table 5.  Average Asset Mix (dollars in thousands)

	2009		2008

	Average		Average
	Balance	%	Balance	%
Earning assets:
Loans	$270,114	73.20%	$270,741	74.18%
Investment securities	47,174	12.78%	49,686	13.61%
Federal funds sold	17,205	4.66%	15,013	4.11%
Deposits in other banks	38	0.01%	-	0.00%
Total earning assets	334,531	90.65%	335,440	91.90%

Nonearning assets:
Cash and due from banks	9,342	2.53%	9,764	2.68%
Premises and equipment	11,259	3.05%	9,730	2.66%
Other assets	16,850	4.57%	13,573	3.72%
Allowance for loan losses	(3,317)	-0.90%	(2,770)	-0.76%
Unrealized gain/(loss) on securities	$379	0.10%	$(742)	-0.20%
Total nonearning assets	$34,513	9.35%	$29,555	8.10%
Total assets	$369,044	100.00%	$364,995	100.00%

Average loans for 2009 represented 73.20% of total average assets compared to 74.18% in 2008.  Average federal funds sold increased from 4.11% to 4.66% of total average assets while average investment securities decreased from 13.61% to 12.78% of total average assets over the same time period.   The balances of nonearning assets increased from 8.10% in 2008 to 9.35% in 2009.  The increase in nonearning assets was due in part to the prepayment of FDIC assessments totaling approximately $2.4 million in December of 2009.

Management Discussion and Analysis

Loans

Average loans totaled $270.1 million over the year ended December 31, 2009.  This represents a decrease of 0.22% from the average of $270.7 million for 2008.  Average loans increased by 4.53% from 2007 to 2008.

The loan portfolio consists primarily of real estate and commercial loans.  These loans accounted for 92.38% of the total loan portfolio at December 31, 2009.  This is down from the 92.53% that the two categories maintained at December 31, 2008.  The amount of loans outstanding by type at December 31 of each of the past five years and the maturity distribution for variable and fixed rate loans as of December 31, 2009 are presented in Tables 6 & 7 respectively.

Table 6.  Loan Portfolio Summary (dollars in thousands)

	December 31, 2009		December 31, 2008		December 31, 2007
	Amount	%	Amount	%	Amount	%

Construction and development	$29,171	10.80%	$30,398	11.21%	$33,017	12.39%
Residential, 1-4 families	126,511	46.82%	131,191	48.37%	121,074	45.44%
Residential, 5 or more families	2,317	0.86%	2,132	0.78%	1,638	0.61%
Farm land	34,346	12.71%	31,024	11.44%	29,134	10.93%
Nonfarm, nonresidential	40,545	15.01%	41,323	15.23%	42,237	15.85%
Total real estate	232,890	86.20%	236,068	87.03%	227,100	85.22%

Agricultural	3,841	1.42%	3,758	1.39%	3,445	1.29%
Commercial	16,696	6.18%	14,924	5.50%	19,950	7.49%
Consumer	13,547	5.01%	14,357	5.29%	14,330	5.38%
Other	3,209	1.19%	2,142	0.79%	1,662	0.62%
Total	$270,183	100.00%	$271,249	100.00%	$266,487	100.00%

	December 31, 2006		December 31, 2005
	Amount	%	Amount	%

Construction and development	$30,725	12.37%	$22,244	10.12%
Residential, 1-4 families	111,089	44.72%	102,614	46.69%
Residential, 5 or more families	1,572	0.63%	675	0.31%
Farm land	27,979	11.26%	21,695	9.87%
Nonfarm, nonresidential	39,350	15.84%	35,613	16.20%
Total real estate	210,715	84.82%	182,841	83.19%

Agricultural	3,774	1.52%	3,071	1.40%
Commercial	18,294	7.36%	18,745	8.53%
Consumer	14,106	5.68%	14,112	6.42%
Other	1,530	0.62%	1,000	0.46%
Total	$248,419	100.00%	$219,769	100.0

Management Discussion and Analysis

Table 7.  Maturity Schedule of Loans (dollars in thousands), as of December 31, 2009

	Real	Agricultural	Consumer	Total
	Estate	and Commercial	and Other	Amount	%
Fixed rate loans:
Three months or less	$10,796	$2,647	$2,838	$16,281	6.02%
Over three to twelve months	15,172	1,864	3,225	20,261	7.50%
Over one year to five years	14,006	3,198	8,624	25,828	9.56%
Over five years	30,916	1,299	981	33,196	12.29%
Total fixed rate loans	$70,890	$9,008	$15,668	$95,566	35.37%

Variable rate loans:
Three months or less	$10,873	$2,368	$275	$13,516	5.00%
Over three to twelve months	20,938	6,089	289	27,316	10.11%
Over one year to five years	9,259	2,674	132	12,065	4.47%
Over five years	120,930	398	392	121,720	45.05%
Total variable rate loans	$162,000	$11,529	$1,088	$174,617	64.63%

Total loans:
Three months or less	$21,669	$5,015	$3,113	$29,797	11.02%
Over three to twelve months	36,110	7,953	3,514	47,577	17.61%
Over one year to five years	23,265	5,872	8,756	37,893	14.03%
Over five years	151,846	1,697	1,373	154,916	57.34%
Total loans	$232,890	$20,537	$16,756	$270,183	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan.  Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates.  On average, loans yielded 6.59% in 2009 compared to an average yield of 7.13% in 2008.

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or loan generation, to meet the Bank’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with the majority of investments taking the form of purchases of U.S. Treasury, U.S. Government Agencies, U.S. Government Sponsored Enterprises and State and Municipal bonds, as well as investment grade corporate bond issues.  Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity.  However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk.  Therefore, from time to time, management may sell certain securities prior to their maturity.  Table 8 presents the investment portfolio at the end of 2009 by major types of investments and contractual maturity ranges.  Investment securities in Table 8 may have repricing or call options that are earlier than the contractual maturity date.  Yields on tax exempt obligations are not computed on a tax-equivalent basis in Table 8.

Total investment securities decreased by approximately $7.8 million from December 31, 2008 to December 31, 2009.  The decrease came as proceeds were used to reduce borrowings from the Federal Home Loan Bank.  The average yield of the investment portfolio decreased to 4.38% for the year ended December 31, 2009 compared to 4.64% for 2008.

Management Discussion and Analysis

Table 8.  Investment Securities - Maturity/Yield Schedule (dollars in thousands)

		After One	After Five
	In One	Through	Through	After	Book	Market	Book	Book
	Year or	Five	Ten	Ten	Value	Value	Value	Value
	Less	Years	Years	Years	12/31/09	12/31/09	12/31/08	12/31/07
Investment Securities:
U.S. Government agencies	$-	$674	$34	$921	$1,629	$1,711	$2,386	$3,299
Govt. sponsored enterprises	-	388	6,500	6,180	13,068	12,902	14,107	15,987
Mortgage-backed securities	-	1,014	9,484	6,797	17,295	17,856	20,739	10,316
State and municipal securities	322	1,814	1,473	5,853	9,462	9,644	12,016	12,482

Total	$322	$3,890	$17,491	$19,751	$41,454	$42,113	$49,248	$42,084

Weighted average yields:
U.S. Government agencies	0.00%	4.67%	6.48%	5.21%	5.01%
Govt. sponsored enterprises	0.00%	4.35%	4.04%	4.53%	4.28%
Mortgage-backed securities	0.00%	4.44%	5.28%	4.41%	4.89%
State and municipal securities	3.17%	4.13%	4.00%	3.96%	3.97%

Total	3.17%	4.33%	4.71%	4.35%	4.49%

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

Average total deposits for the year ended December 31, 2009 amounted to $310.2 million, which was an increase of $2.3 million, or 0.73 % over 2008.  Average core deposits totaled $243.0 million in 2009 representing a 2.84% increase over the $236.3 million in 2008.  The percentage of the Bank’s average deposits that are interest-bearing decreased from 86.1% in 2008 to 85.9% in 2009.  Average demand deposits, which earn no interest, increased 2.44% from $42.8 million in 2008 to $43.8 million in 2009.  Average deposits for the periods ended December 31, 2009, 2008, and 2007 are summarized in Table 9.

Management Discussion and Analysis

Table 9.  Deposit Mix (dollars in thousands)

	December 31, 2009			December 31, 2008
	Average	% of Total	Average	Average	% of Total	Average
	Balance	Deposits	Rate Paid	Balance	Deposits	Rate Paid
Interest-bearing deposits:
NOW Accounts	$21,292	6.9%	0.89%	$20,058	6.5%	0.89%
Money Market	11,202	3.6%	1.53%	8,096	2.6%	1.75%
Savings	29,723	9.6%	1.25%	28,627	9.3%	1.25%
Individual retirement accounts	40,068	12.9%	4.44%	35,463	11.5%	4.75%
Small denomination certificates	96,923	31.2%	2.80%	101,301	32.9%	3.98%
Large denomination certificates	67,159	21.7%	3.05%	71,605	23.3%	4.17%
Total interest-bearing deposits	266,367	85.9%	2.73%	265,150	86.1%	3.54%
Noninterest-bearing deposits	43,813	14.1%	0.00%	42,769	13.9%	0.00%
Total deposits	$310,180	100.0%	2.34%	$307,919	100.0%	3.05%

	December 31, 2007
	Average Balance	% of Total Deposits	Average Rate Paid
Interest-bearing deposits:
NOW Accounts	$19,366	6.6%	0.89%
Money Market	7,633	2.6%	1.75%
Savings	28,529	9.7%	1.25%
Individual retirement accounts	32,375	11.0%	4.78%
Small denomination certificates	96,454	32.8%	4.80%
Large denomination certificates	68,950	23.4%	5.03%
Total interest-bearing deposits	253,307	86.1%	4.07%
Noninterest-bearing deposits	40,892	13.9%	0.00%
Total deposits	$294,199	100.0%	3.50%

The average balance of certificates of deposit issued in denominations of $100,000 or more decreased by $4.4 million, or 6.2%, for the year ended December 31, 2009.  The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit.  Slowing loan demand in 2009 prompted management to further reduce balances in certificates of deposit.  Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2009.

Table 10.  Large Denomination Certificate of Deposit Maturities (thousands)

Analysis of certificates of deposit of $100,000 or more at December 31, 2009:

Remaining maturity of three months or less	$15,271
Remaining maturity over three months through six months	40,654
Remaining maturity over six months through twelve months	8,366
Remaining maturity over twelve months	3,004
Total certificates of deposit of $100,000 or more	$67,295

Management Discussion and Analysis

Equity

Stockholders’ equity amounted to $30.5 million at December 31, 2009, a 5.2% increase from the 2008 year-end total of $29.0 million.  The increase resulted from earnings of $882,719, less dividends paid of $687,587, plus changes in pension reserves and unrealized depreciation of investment securities classified as available for sale totaling $1,328,118.  The Company paid dividends of $0.40, $0.86 and $0.86 per share in 2009, 2008, and 2007, respectively.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities.  Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets.  The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%.  As of December 31, 2009 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 11.6% and a ratio of total capital to risk-weighted assets of 12.8%.

In addition, a minimum leverage ratio of Tier 1 capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness.  As of December 31, 2009, the Bank had a ratio of year-end Tier 1 capital to average total assets for the fourth quarter of 2009 of 8.2%.  Table 11 sets forth summary information with respect to the Bank’s capital ratios at December 31, 2009.  All capital ratio levels indicate that the Bank is well capitalized.

Table 11.  Bank’s Year-end Risk-Based Capital (dollars in thousands)
	2009	2008

Tier 1 capital	$30,062	$29,355
Qualifying allowance for loan losses
(limited to 1.25% of risk-weighted assets)	3,255	3,177
Total regulatory capital	$33,317	$32,532
Total risk-weighted assets	$260,135	$253,992

Tier 1 capital as a percentage of
risk-weighted assets	11.6%	11.6%
Total regulatory capital as a percentage of
risk-weighted assets	12.8%	12.8%
Leverage ratio*	8.2%	8.0%

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

Management Discussion and Analysis

Nonperforming assets at December 31, 2009, 2008, 2007, 2006 and 2005 are analyzed in Table 12.

Table 12.  Nonperforming Assets (dollars in thousands)

	At December 31,
	2009	2008	2007	2006	2005
Nonperforming loans:
Nonaccrual loans	$14,159	$9,215	$4,108	$867	$992
Restructured loans	-	1,497	469	480	1,114
Loans past due 90 days or more	1,163	1,593	518	733	550
Total nonperforming loans	15,322	12,305	5,095	2,080	2,656
Foreclosed assets	2,809	2,659	160	60	400
Total nonperforming assets	$18,131	$14,964	$5,255	$2,140	$3,056
Total nonperforming loans as a
percentage to total loans	5.8%	4.5%	1.9%	0.8%	1.2%
Total nonperforming assets as a
percentage to total assets	4.9%	4.1%	1.5%	0.6%	1.0%

Total nonperforming loans were 5.8% and 4.5% of total outstanding loans as of December 31, 2009 and 2008, respectively.  The majority of the increase in nonaccrual loans from 2008 to 2009 came in the residential real estate category.  Residential real estate loans in nonaccrual status increased from $1.8 million at December 31, 2008, to $4.8 million at December 31, 2009, representing an increase of $3.0 million.  The increase in nonaccrual loans from 2007 to 2008 came as a result of placing approximately $3.7 million of commercial real estate/land development loans in nonaccrual status in the fourth quarter of 2008.  While current economic conditions and the slowing real estate market have impacted our customers’ ability to service these residential and commercial real estate loans in accordance with the original terms, management believes the majority of these loans will ultimately be satisfactorily resolved without significant loss.   Loans are removed from nonaccrual status when they are deemed a loss and charged to the allowance, transferred to foreclosed assets, or returned to accrual status based upon performance consistent with the original terms of the loan or a subsequent restructuring thereof.

The increase in foreclosed assets from 2007 to 2008 resulted primarily from the addition of one commercial real estate property which was still held by the Bank at December 31, 2009.  Based upon the most recent independent appraisal management believes this property will ultimately be disposed of without significant loss.  During 2009, thirteen loans totaling approximately $632 thousand were transferred to foreclosed assets while sales of nine foreclosed assets totaled approximately $436 thousand.  Valuation adjustments and sales of foreclosed assets in 2009 resulted in losses of $46,602.  More information on nonperforming assets can be found in Note 5 of the “Notes to Consolidated Financial Statements” found in the company’s 2009 Annual Report on Form 10-K.

Certain types of loans, such as option ARM products, interest-only loans, subprime loans and loans with initial teaser rates, can have a greater risk of non-collection than other loans.  The Bank has not offered these types of loans in the past and does not offer them currently.  Junior-lien mortgages can also be considered higher risk loans.  Our junior-lien portfolio at December 31, 2009 totaled $7.2 million, or 2.66% of total loans.  Historical charge-off rates in this category have not varied significantly from other real estate secured loans.

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

To quantify the specific elements of the allowance for loan losses, the Bank begins by establishing a specific reserve for loans that have been identified as being impaired.  This reserve is determined by comparing the principal balance of the loan with the net present value of the future anticipated cash flows or the fair market value of the related collateral.  If the value of the impaired loan is collateral dependent, then any access in the recorded investment in the loan over the fair value of the collateral that is identified as uncollectible in the near term is charged off against the allowance for loan losses at that time.  The bank then reviews certain loans in the portfolio and assigns grades to loans which have been reviewed.  Loans which are adversely classified are given a specific allowance based on the historical loss experience of similar type loans in each adverse grade.  The remaining portfolio is segregated into loan pools consistent with regulatory guidelines.  An allocation is then made to the reserve for these loan pools based on the bank’s historical loss experience with further adjustments for external factors such as current loan volume and general economic conditions.  The allowance is allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the respective categories of loans, although the entire allowance is available to absorb any actual charge-offs that may occur.

The provision for loan losses, net charge-offs, and the resulting allowance for loan losses, are detailed in Table 13.  The allocation of the reserve for loan losses is detailed in Table 14.

Table 13.  Loan Losses

	2009	2008	2007	2006	2005

Allowance for loan losses, beginning	$3,359,946	$2,757,745	$2,901,997	$2,678,055	$2,609,759
Provision for loan losses, added	1,490,848	1,200,385	465,143	520,000	504,468
Charge-offs:
Real estate	(340,180)	(124,503)	(283,658)	(45,330)	(100,340)
Commercial and agricultural	(670,331)	(446,271)	(236,571)	(199,372)	(202,760)
Consumer and other	(317,962)	(267,267)	(179,836)	(148,971)	(162,462)
Recoveries:
Real estate	14,167	35,949	19,515	6,000	143
Commercial and agricultural	2,587	63,934	22,515	35,426	4,975
Consumer and other	16,198	139,974	48,640	56,189	24,272
Net charge-offs	(1,295,521)	(598,184)	(609,395)	(296,058)	(436,172)
Allowance for loan losses, ending	$3,555,273	$3,359,946	$2,757,745	$2,901,997	$2,678,055

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.48%	0.22%	0.23%	0.13%	0.21%

Management Discussion and Analysis

Table 14.  Allocation of the Reserve for Loan Losses (thousands)

	December 31, 2009		December 31, 2008		December 31, 2007
		% of		% of		% of
Balance at the end of the period		Loans to		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$614	7.60%	$565	6.89%		$594
Real estate - construction	96	10.80%	119	11.21%		253
Real estate - mortgage	2,626	75.40%	2,450	75.82%		1,665
Consumer and other	219	6.20%	226	6.08%		246
Total	$3,555	100.00%	$3,360	100.00%	$2,758	100.00%

	December 31, 2006		December 31, 2005
		% of		% of
Balance at the end of the period		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$1,193	8.88%	$842	9.93%
Real estate - construction	-	12.37%	-	10.12%
Real estate - mortgage	791	72.45%	734	73.07%
Consumer and other	918	6.30%	1,102	6.88%
Total	$2,902	100.00%	$2,678	100.00%

Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments.  A summary of the Bank’s commitments at December 31, 2009 and 2008 is as follows:

	2009	2008

Commitments to extend credit	$20,117,133	$18,837,575
Standby letters of credit	-	-
	$20,117,133	$18,837,575

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

Management Discussion and Analysis

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 16.7% at December 31, 2009 compared to 17.0% at December 31, 2008.  The decrease came as total deposits increased while the level of liquid assets was relatively unchanged.  These ratios are considered to be adequate by management.

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

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature.  Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.  Table 15 shows the sensitivity of the Bank’s balance sheet on December 31, 2009.  This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates.  At December 31, 2009, the Bank appeared to be cumulatively asset-sensitive (interest-earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates).  However, in the one year window liabilities subject to change in interest rates exceed assets subject to interest rate changes (non asset-sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk.  The repricing characteristics of assets are different from the repricing characteristics of funding sources.  Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management Discussion and Analysis

Table 15.  Interest Rate Sensitivity (dollars in thousands)
	December 31, 2009
	Maturities/Repricing

	1 to 3	4 to 12	13 to 60	Over 60
	Months	Months	Months	Months	Total
Interest-Earning Assets:
Interest bearing deposits	$300	$-	$-	$-	$300
Federal funds sold	19,357	-	-	-	19,357
Investments	6,851	835	20,422	13,346	41,454
Loans	91,675	36,544	91,521	50,443	270,183
Total	$118,183	$37,379	$111,943	$63,789	$331,294

Interest-Bearing Liabilities:
NOW accounts	$21,998	$-	$-	$-	$21,998
Money market	13,525	-	-	-	13,525
Savings	30,067	-	-	-	30,067
Time Deposits	43,265	106,843	52,860	-	202,968
Borrowings	10,000	-	5,000	10,000	25,000
Total	$118,855	$106,843	$57,860	$10,000	$293,558

Interest sensitivity gap	$(672)	$(69,464)	$54,083	$53,789	$37,736
Cumulative interest
sensitivity gap	$(672)	$(70,136)	$(16,053)	$37,736	$37,736
Ratio of sensitivity gap to
total earning assets	-0.2%	-21.0%	16.4%	16.2%	11.4%
Cumulative ratio of sensitivity
gap to total earning assets	-0.2%	-21.2%	-4.8%	11.4%	11.4%

The Company uses a number of tools to monitor its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods (as displayed in Table 15).

The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve, and changes in interest rate relationships.  Management evaluates the effect on net interest income and present value equity from gradual changes in rates of up to 300 basis points up or down over a 12-month period.  Table 16 presents the Bank’s forecasts for changes in net income and market value of equity as of December 31, 2009.

Management Discussion and Analysis

Table 16.  Interest Rate Risk (dollars in thousands)

Rate Shocked Net Interest Income and Market Value of Equity

Rate Change	-300	bp	-200	bp	-100	bp	0	bp	+100	bp	+200	bp	+300	bp

Net Interest Income:

Net interest income	$12,216		$12,179		$12,149		$12,194		$12,364		$12,619		$12,921
Change	$23		$(15)		$(45)		$-		$170		$425		$727
Change percentage	0.02%		-0.01%		-0.04%				1.37%		3.37%		5.63%

Market Value of Equity	$39,580		$38,058		$35,063		$33,555		$32,088		$30,632		$29,561

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

Table 17.  Key Financial Ratios
	2009	2008	2007

Return on average assets	0.24%	0.21%	0.93%
Return on average equity	2.98%	2.46%	10.77%
Dividend payout ratio	77.89%	195.97%	46.67%
Average equity to average assets	8.01%	8.40%	8.67%

Management Discussion and Analysis

Table 18.  Quarterly Data (unaudited) (dollars in thousands, except per share data)
	Years Ended December 31,
	2009				2008
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$4,886	$4,995	$4,905	$5,131	$5,139	$5,593	$5,478	$5,739
Interest expense	1,883	2,022	2,175	2,338	2,429	2,494	2,662	2,847

Net interest income	3,003	2,973	2,730	2,793	2,710	3,099	2,816	2,892
Provision for loan losses	629	281	447	135	907	93	125	75

Net interest income, after
provision for loan losses	2,374	2,692	2,283	2,658	1,803	3,006	2,691	2,817
Noninterest income	646	495	629	473	562	(1,173)	600	482
Noninterest expenses	3,029	2,754	2,984	2,501	2,846	2,460	2,443	2,337

Income before income taxes	(9)	433	(72)	630	(481)	(627)	848	962
Provision for income taxes	(60)	87	(94)	167	(262)	(257)	196	271

Net income	$51	$346	$22	$463	$(219)	$(370)	$652	$691

Net income per share	$0.03	$0.20	$0.01	$0.28	$(0.13)	$(0.22)	$0.38	$0.40