Form 10-K, Exhibit 13
period 2010-12-31
GRAYSON BANKSHARES INC
filed 2011-03-31
CIK 883758

  Exhibit 13.1

2010 Annual Report

Table of Contents

Stockholder Information	1

Financial Highlights	2

Letter to Stockholders	3

Report of Independent Registered Public Accounting Firm	4

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9

Management’s Discussion and Analysis	37

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 1:00 p.m. on May 10, 2011, at The Grayson National Bank Conference Center, 558 East Main Street, Independence, Virginia, located in the Guynn Shopping Center.

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

Banking Offices

Main Office 113 West Main Street Independence, Virginia 24348 (276) 773-2811	Elk Creek Office 60 Comers Rock Road Elk Creek, Virginia 24326 (276) 655-4011

East Independence Office 802 East Main Street Independence, Virginia 24348 (276) 773-2811	Troutdale Office 101 Ripshin Road Troutdale, Virginia 24378 (276) 677-3722

Galax Office 209 West Grayson Street Galax, Virginia (276) 238-2411	Sparta Office 98 South Grayson Street Sparta, North Carolina 28675 (336) 372-2811

Carroll Office 8351 Carrollton Pike Galax, Virginia 24333 (276) 238-8112	Whitetop Office 16303 Highlands Parkway Whitetop, Virginia, 24292 (336) 372-2811

Hillsville Office 419 South Main Street Hillsville, Virginia 24343 (276) 728-2810	Wytheville Office 150 West Main Street Wytheville, Virginia 24382 (276) 228-6050

Financial Highlights1

	2010	2009	2008	2007	2006
Summary of Operations

Interest income	$18,359	$19,917	$21,950	$22,884	$20,623
Interest expense	6,508	8,417	10,433	10,834	8,636
Net interest income	11,851	11,500	11,517	12,050	11,987
Provision for loan losses	2,510	1,491	1,200	465	520
Other income	2,962	2,243	459	1,973	1,673
Other expense	10,871	11,269	10,074	9,095	8,670
Income taxes	266	100	(52)	1,296	1,323
Net income	1,166	$883	$754	$3,167	$3,147

Per Share Data

Net income	$.68	$.51	$.44	$1.84	$1.83
Cash dividends declared	.40	.40	.86	.86	.90
Book value	17.69	17.77	16.88	17.62	16.47
Estimated market value2	14.50	17.00	24.00	29.00	30.00

Year-end Balance Sheet Summary

Loans, net	$248,513	$266,628	$267,889	$263,729	$245,517
Investment securities	47,692	42,034	49,451	42,573	40,848
Total assets	368,217	369,602	368,197	361,486	333,604
Deposits	311,817	313,483	305,730	309,174	282,246
Stockholders’ equity	30,410	30,540	29,017	30,291	28,304

Selected Ratios

Return on average assets	0.32%	0.24%	0.21%	0.93%	1.01%
Return on average equity	3.71%	2.99%	2.46%	10.77%	10.85%
Average equity to average assets	8.52%	8.01%	8.40%	8.67%	9.33%

1In thousands of dollars, except per share data.
2 Provided at the trade date nearest year end.

Dear Stockholder:

It is our pleasure to present our Annual Financial Report to you.

We ended the year with total assets of $368,217,088, resulting in a decrease of $1,384,833 or 0.37% from the previous year.  Our return on average assets was 0.32% and the return on average equity was 3.71% as compared to 0.24% and 2.99% for the previous year.  Net earnings were $1,165,861, compared to $882,719 for the previous year.  Our net loans decreased by $18,115,092 or 6.79% while deposits decreased by $1,666,358 or 0.53%.  The book value for our stock at year-end was $17.69 per share and dividends for the year totaled $0.40 per share.  Please refer to our financial highlights page and accompanying statements for additional information.

The banking industry continues to be challenged on many fronts.  While economic indicators are beginning to suggest improvement in certain parts of the nation, the same cannot be said for our immediate market area.  Our real estate market remains subdued and the unemployment rate in Grayson and Carroll Counties, as well as the city of Galax continued to increase in 2010.  The impact of this continued weakness in our local economy can be seen in the increasing levels of past due and nonperforming loans and foreclosed properties.  Demand for new loans is also negatively impacted as evidenced by the net decrease in loans mentioned above.  We expect this will continue to place negative pressure on earnings until conditions begin to improve in our direct market area.

Banks are also facing significant challenges on the regulatory front.  Last year, in response to the financial crisis, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank).  This landmark legislation contains many provisions that will have a direct impact on our business including the creation of a new “Consumer Financial Protection Bureau” to write consumer-protection rules for banks and nonbank financial firms to ensure that consumers are protected from unfair, deceptive, or abusive practices.  While banks with less than $10 billion in assets will be exempt from direct examination by the CFPB, they will still have to comply with many of the regulations established by the CFPB.  I have seen one estimate from a banking trade organization suggesting that the various regulatory agencies may have to write as many as 5,000 pages of new regulations to implement all the provisions of Dodd-Frank.  As is typically the case, we anticipate compliance with these new regulations will be disproportionately burdensome on smaller institutions.  This increase in compliance costs will be in addition to the increased FDIC insurance premiums that have already been in place for the past two years.

Despite the challenges of a deep recession we are pleased by the fact that your bank has continued to generate positive earnings throughout the downturn.  Our capital position remains strong and our core earnings remain solid.  Our employees continue to work tirelessly to rise to the challenges at hand and I thank them again for their dedicated service to the bank, our shareholders, and most of all, our customers.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson
President & CEO

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Grayson Bankshares, Inc.
Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the three years then ended, in conformity with U.S. generally accepted accounting principles.

Galax, Virginia
March 30, 2011

Consolidated Balance Sheets
December 31, 2010 and 2009

	2010	2009
Assets

Cash and due from banks	$9,200,552	$8,637,123
Interest-bearing deposits with banks	3,305,724	300,000
Federal funds sold	27,745,592	19,356,999
Investment securities available for sale	46,841,247	39,859,119
Investment securities held to maturity
(fair value approximately $888,013
in 2010, and $2,254,196 in 2009)	850,590	2,174,882
Restricted equity securities	1,617,300	1,783,700
Loans, net of allowance for loan losses of $4,542,420
in 2010 and $3,555,273 in 2009	248,512,958	266,628,050
Cash value of life insurance	8,433,596	8,098,134
Foreclosed assets	3,256,725	2,808,885
Property and equipment, net	10,575,133	11,133,834
Accrued interest receivable	2,131,943	2,626,164
Other assets	5,745,728	6,195,031
	$368,217,088	$369,601,921

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Noninterest-bearing	$42,487,778	$44,924,699
Interest-bearing	269,329,080	268,558,517
Total deposits	311,816,858	313,483,216

Long-term debt	25,000,000	25,000,000
Accrued interest payable	311,647	382,653
Other liabilities	678,813	196,107
	337,807,318	339,061,976

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none issued	-	-
Common stock, $1.25 par value; 2,000,000 shares
authorized; 1,718,968 shares issued
in 2010 and 2009, respectively	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,975,488	28,497,214
Accumulated other comprehensive income (loss)	(1,236,053)	(627,604)
	30,409,770	30,539,945
	$368,217,088	$369,601,921

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Interest income
Loans and fees on loans	$16,648,016	$17,813,275	$19,312,389
Interest-bearing deposits on banks	6,826	-	-
Federal funds sold	49,383	37,187	329,750
Investment securities:
Taxable	1,278,064	1,659,813	1,826,384
Exempt from federal income tax	376,613	406,745	481,031
	18,358,902	19,917,020	21,949,554

Interest expense
Deposits	5,450,236	7,271,248	9,381,827
Interest on borrowings	1,057,600	1,146,197	1,050,649
	6,507,836	8,417,445	10,432,476
Net interest income	11,851,066	11,499,575	11,517,078

Provision for loan losses	2,509,569	1,490,848	1,200,385
Net interest income after
provision for loan losses	9,341,497	10,008,727	10,316,693

Noninterest income
Service charges on deposit accounts	1,098,135	1,031,306	956,049
Other service charges and fees	586,739	537,972	489,264
Net realized gains (losses) on securities	574,231	220,089	(1,643,046)
Mortgage loan origination fees	153,389	127,961	154,906
Increase in cash value of life insurance	335,461	323,242	346,940
Other income	213,657	2,275	155,396
	2,961,612	2,242,845	459,509

Noninterest expense
Salaries and employee benefits	6,280,437	6,553,441	6,084,825
Occupancy expense	485,097	494,863	376,815
Equipment expense	760,313	830,877	858,919
Foreclosure expense	104,413	175,408	56,083
Data processing expense	406,839	361,138	307,091
FDIC assessments	727,008	879,903	214,275
Other expense	2,106,621	1,972,922	2,175,537
	10,870,728	11,268,552	10,073,545
Income before income taxes	1,432,381	983,020	702,657

Income tax expense	266,520	100,301	(51,702)
Net income	$1,165,861	$882,719	$754,359

Basic earnings per share	$0.68	$0.51	$0.44
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968
Dividends declared per share	$0.40	$0.40	$0.86

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity
Years ended December 31, 2010, 2009 and 2008

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income (Loss)	Total

Balance, December 31, 2007	1,718,968	$2,148,710	$521,625	$29,026,036	$(1,405,498)	$30,290,873

Comprehensive income
Net income	-	-	-	754,359	-	754,359
Net change in pension reserve,
net of income taxes of ($569,949)	-	-	-	-	(1,106,372)	(1,106,372)
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $(272,135)	-	-	-	-	(528,262)	(528,262)
Reclassification adjustment, net
of income taxes of $558,636	-	-	-	-	1,084,410	1,084,410
Total comprehensive income						204,135

Dividends paid
($.86 per share)	-	-	-	(1,478,313)	-	(1,478,313)
Balance, December 31, 2008	1,718,968	$2,148,710	$521,625	$28,302,082	$(1,955,722)	$29,016,695

Comprehensive income
Net income	-	-	-	882,719	-	882,719
Net change in pension reserve,
net of income taxes of $555,893	-	-	-	-	1,079,087	1,079,087
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $203,119	-	-	-	-	394,290	394,290
Reclassification adjustment, net
of income taxes of ($74,830)	-	-	-	-	(145,259)	(145,259)
Total comprehensive income						2,210,837

Dividends paid
($.40 per share)	-	-	-	(687,587)	-	(687,587)
Balance, December 31, 2009	1,718,968	$2,148,710	$521,625	$28,497,214	$(627,604)	$30,539,945

Comprehensive income
Net income	-	-	-	1,165,861	-	1,165,861
Net change in pension reserve,
net of income taxes of $(60,010)	-	-	-	-	(116,490)	(116,490)
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $(58,196)	-	-	-	-	(112,967)	(112,967)
Reclassification adjustment, net
of income taxes of ($195,239)	-	-	-	-	(378,992)	(378,992)
Total comprehensive income						557,412

Dividends paid
($.40 per share)	-	-	-	(687,587)	-	(687,587)
Balance, December 31, 2010	1,718,968	$2,148,710	$521,625	$28,975,488	$(1,236,053)	$30,409,770

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Cash flows from operating activities
Net income	$1,165,861	$882,719	$754,359
Adjustments to reconcile net income
to net cash (used in) provided by operations:
Depreciation and amortization	746,010	765,609	732,592
Provision for loan losses	2,509,569	1,490,848	1,200,385
Deferred income taxes	(294,356)	527,516	(827,301)
Net realized (gain) loss on securities	(574,231)	(220,089)	1,643,046
Accretion of discount on securities, net of
amortization of premiums	271,646	100,616	4,513
Deferred compensation	(28,643)	23,245	21,960
Net realized (gain) loss on foreclosed assets	(1,733)	46,602	(21,926)
Life insurance proceeds	-	-	(119,902)
Changes in assets and liabilities:
Cash value of life insurance	(335,462)	(323,242)	(346,940)
Accrued income	494,221	498,376	(128,279)
Other assets	880,602	(3,641,525)	(93,839)
Accrued interest payable	(71,006)	(109,452)	(44,288)
Other liabilities	511,349	(1,150,108)	(225,770)
Net cash (used in) provided by operating activities	5,273,827	(1,108,885)	2,548,610

Cash flows from investing activities
Net increase in interest-bearing deposits	(3,005,724)	(300,000)	-
Net (increase) decrease in federal funds sold	(8,388,593)	(8,207,281)	13,487,413
Activity in available for sale securities:
Purchases	(42,282,312)	(14,703,042)	(30,787,874)
Sales	9,609,736	7,104,836	700,000
Maturities/Calls/Paydowns	25,205,298	15,116,660	21,275,677
Activity in held to maturity securities:
Sales	1,366,635	-	-
Maturities/Calls	-	395,000	-
(Purchases) sales of restricted equity securities	166,400	(51,950)	(601,900)
Net (increase) decrease in loans	14,947,523	(862,200)	(8,094,622)
Purchases of bank-owned life insurance	-	-	(2,000,000)
Proceeds from life insurance contracts	-	-	290,803
Proceeds from the sale of foreclosed assets	211,893	436,168	256,926
Purchases of property and equipment, net of sales	(187,309)	(784,410)	(3,362,567)
Net cash used in investing activities	(2,356,453)	(1,856,219)	(8,836,144)

Cash flows from financing activities
Net increase (decrease) in deposits	(1,666,358)	7,753,042	(3,443,520)
Dividends paid	(687,587)	(687,587)	(1,478,313)
Proceeds from long-term debt	-	-	10,000,000
Principal repayments on long-term debt	-	(5,000,000)	-
Net cash (used in) provided by financing activities	(2,353,945)	2,065,455	5,078,167
Net increase in cash and cash equivalents	563,429	(899,649)	(1,209,367)

Cash and due from banks, beginning	8,637,123	9,536,772	10,746,139
Cash and due from banks, ending	$9,200,552	$8,637,123	$9,536,772

Supplemental disclosure of cash flow information
Interest paid	$6,578,842	$8,526,897	$10,476,764
Taxes paid	$450,000	$212,422	$643,880

Supplemental disclosure of noncash investing activities
Effect on equity of change in net unrealized gain	$(491,959)	$249,031	$556,148
Effect on equity of change in unfunded pension liability	$(116,490)	$1,079,087	$(1,106,372)
Transfers of loans to foreclosed properties	$658,000	$632,389	$2,734,266

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

Cash and Due from Banks

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

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Foreclosed Assets

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure, establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclose expense.

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

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

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

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.  The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.  For the years presented, the Company had no potentially dilutive securities outstanding and therefore, diluted earnings per share would be the same as basic earnings per share.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income.  Other comprehensive income includes unrealized gains on securities available for sale, and unrealized losses related to factors other than credit on debt securities, unrealized gains and losses on cash flows hedges, and changes in the funded status of the pension plan which are also recognized as separate components of equity.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit.  Such financial instruments are recorded when they are funded.

Derivative Financial Instruments

The Company accounts, and reports for derivative instruments in accordance with applicable accounting standards.  These standards require that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.  The Company had no derivative instruments at December 31, 2010 and 2009.

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

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 11.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current presentation. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

In March 2010, guidance related to derivatives and hedging was amended to exempt embedded credit derivative features related to the transfer of credit risk from potential bifurcation and separate accounting.  Embedded features related to other types of risk and other embedded credit derivative features are not exempt from potential bifurcation and separate accounting.  The amendments were effective for the Company on July 1, 2010.  These amendments will have no impact on the financial statements.

In July 2010, the Receivables topic of the ASC was amended to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments will require the allowance disclosures to be provided on a disaggregated basis.  The Company is required to begin to comply with the disclosures in its financial statements for the year ended December 31, 2010.  Disclosures about Troubled Debt Restructurings (TDRs) required by the Update have been deferred by the Financial Accounting Standards Board (FASB) in an update issued in early 2011. The TDR disclosures are anticipated to be effective for periods ending after June 15, 2011.  See Note 5.

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which significantly changes the regulation of financial institutions and the financial services industry.  The Dodd-Frank Act includes several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future.  Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of federal deposit insurance coverage, and impose new capital requirements on bank and thrift holding companies.  The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks.  Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting originator compensation, minimum repayment standards, and pre-payments.  Management is actively reviewing the provisions of the Dodd-Frank Act and assessing its probable impact on our business, financial condition, and results of operations.

In August 2010, two updates were issued to amend various SEC rules and schedules pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and based on the issuance of SEC Staff Accounting Bulletin 112.  The amendments related primarily to business combinations and removed references to “minority interest” and added references to “controlling” and “noncontrolling interests(s)”.  The updates were effective upon issuance but had no impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2.  Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances.  The daily average cash reserve requirement was approximately $1,943,000 and $1,612,000 for the periods including December 31, 2010 and 2009, respectively.

Note 3.  Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent.  The carrying amount of securities and their approximate fair values at December 31 follow:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2010
Available for sale:
U.S. Government agency securities	$1,231,318	$60,277	$--	$1,291,595
Government sponsored enterprises	23,848,397	151,337	530,368	23,469,366
Mortgage-backed securities	10,254,088	394,732	18,126	10,630,694
State and municipal securities	11,673,223	81,369	305,000	11,449,592
	$47,007,026	$687,715	$853,494	$46,841,247
Held to maturity:
State and municipal securities	$850,590	$37,423	$-	$888,013

Notes to Consolidated Financial Statements

Note 3.  Investment Securities, continued

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

During 2010, three municipal securities classified as held to maturity were sold.  The amortized cost of the securities totaled $1,366,635 and sales proceeds totaled $1,386,012, resulting in a net gain of $19,377.  The securities were sold based upon evidence of deterioration in the issuer’s creditworthiness. Each of these securities had lost underlying insurance protection resulting in a reduction in credit rating for one issue and loss of credit ratings on two issues.  There were no securities transferred between the available for sale and held to maturity portfolios or other sales of held to maturity securities during the periods presented.

Restricted equity securities were $1,617,300 and $1,783,700 at December 31, 2010 and 2009, respectively.  Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Community Bankers Bank, Pacific Coast Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost.  All of these entities are upstream correspondents of the Bank.  The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money.  The Bank is required to hold that stock so long as it borrows from the FHLB.  The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system.  The Bank’s stock in Community Bankers Bank and Pacific Coast Bankers Bank is restricted only in the fact that the stock may only be repurchased by the respective banks.

The following table details unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios.  This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2010 and 2009.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

2010
Available for sale:
U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Government sponsored enterprises	13,870,450	493,346	32,178	37,022	13,902,628	530,368
Mortgage-backed securities	2,801,081	18,126	-	-	2,801,081	18,126
State and municipal securities	5,902,003	305,000	-	-	5,902,003	305,000
Total securities available for sale	$22,573,534	$816,472	$32,178	$37,022	$22,605,712	$853,494

Held to maturity:
State and municipal securities	$-	$-	$-	$-	$-	$-

2009
Available for sale:
U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Government sponsored enterprises	5,454,054	204,195	-	-	5,454,054	204,195
Mortgage-backed securities	-	-	-	-	-	-
State and municipal securities	1,006,692	8,439	708,900	50,896	1,715,592	59,335
Total securities available for sale	$6,460,746	$212,634	$708,900	$50,896	$7,169,646	$263,530

Held to maturity:
State and municipal securities	$-	$-	$220,031	$7,575	$220,031	$7,575

Notes to Consolidated Financial Statements

Note 3.  Investment Securities, continued

At December 31, 2010, debt securities with unrealized losses had depreciated 3.64% from their amortized cost basis.  Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the financial condition and near-term prospects of the issuer.  The relative significance of these and other factors will vary on a case by case basis.  In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, the results of reviews of the issuer's financial condition and the issuer's anticipated ability to pay the contractual cash flows of the investments. Since the Company intends to hold all of its investment securities until maturity, and it is more likely than not that the Company will not have to sell any of its investment securities before unrealized losses have been recovered, and the Company expects to recover the entire amount of the amortized cost basis of all its securities, none of the securities are deemed other than temporarily impaired at December 31, 2010. Management continues to monitor all of these securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of these securities are other than temporarily impaired, which could require a charge to earnings in such periods.

Investment securities with amortized cost of approximately $17,636,109 and $15,278,151 at December 31, 2010 and 2009, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.  Gross realized gains and losses for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Realized gains	$629,558	$277,614	$18,000
Realized losses	(55,327)	(57,525)	(1,661,046)
	$574,231	$220,089	$(1,643,046)

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2010, were as follows:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$11,227	$11,340	$-	$-
Due after one year through five years	3,452,391	3,648,641	367,935	388,247
Due after five years through ten years	13,138,348	12,995,661	-	-
Due after ten years	30,405,060	30,185,605	482,655	499,766
	$47,007,026	$46,841,247	$850,590	$888,013

Maturities of mortgage backed securities are based on contractual amounts.  Actual maturity will vary as loans underlying the securities are prepaid.

Notes to Consolidated Financial Statements

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009

Commercial	$14,001	$16,696
Real estate:
Construction and land development	21,308	29,171
Residential, 1-4 families	124,749	126,511
Residential, 5 or more families	2,864	2,317
Farmland	33,225	34,346
Nonfarm, nonresidential	40,342	40,545
Agricultural	2,924	3,841
Consumer	11,942	13,547
Other	1,700	3,209
	253,055	270,183

Allowance for loan losses	(4,542)	(3,555)
	$248,513	$266,628

As of December 31, 2010 and 2009, substantially all of the Bank’s residential 1-4 family loans were pledged as collateral toward borrowings with the Federal Home Loan Bank.

Note 5.  Allowance for Loan Losses and Impaired Loans

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed to be sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The allowance is provided based upon management's comprehensive analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the amount and composition of the loan portfolio, delinquency levels, actual loss experience, current economic conditions, and detailed analysis of individual loans for which the full collectability may not be assured. The detailed analysis includes methods to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The allowance consists of specific and general components. The specific component relates to loans that are deemed impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the recorded value of that loan. The general component covers the remaining loan portfolio not evaluated individually for impairment, and is based on historical loss experience adjusted for qualitative factors. The appropriateness of the allowance for loan losses on loans is estimated based upon these factors and trends identified by management at the time financial statements are prepared.

A provision for loan losses is charged against operations and is added to the allowance for loan losses based on quarterly comprehensive analyses of the loan portfolio. The allowance for loan losses is allocated to certain loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio. While management has allocated the allowance for loan losses to various loan portfolio segments, the allowance is general in nature and is available for the loan portfolio in its entirety.

Notes to Consolidated Financial Statements

Note 5.  Allowance for Loan Losses and Impaired Loans, continued

An analysis of the allowance for loan losses as of December 31 follows:

	2010	2009	2008

Balance, beginning	$3,555,273	$3,359,946	2,757,745

Provision charged to expense	2,509,569	1,490,848	1,200,385
Recoveries of amounts charged off	180,898	32,952	239,857
Amounts charged off	(1,703,320)	(1,328,473)	(838,041)
Balance, ending	$4,542,420	$3,555,273	3,359,946

The following table presents information on the loans evaluated individually for impairment and collectively evaluated for impairment in the allowance for loan losses as of December 31, 2010:

Allowance for Loan Losses and Recorded Investment in Loans
As of December 31, 2010

	Commercial & Agricultural	Commercial Mortgage	Construction & Development	Farmland	Residential	Consumer & Other	Total

Allowance for loan losses:
Ending balance	$436,872	$777,515	$526,231	$710,368	$1,861,953	$229,481	$4,542,420
Ending balance: individually
evaluated for impairment	$-	$28,082	$-	$32,410	$55,185	$-	$115,677
Ending balance: collectively
evaluated for impairment	$436,872	$749,433	$526,231	$677,958	$1,806,768	$229,481	$4,426,743

Loans outstanding:
Ending balance	$16,925,908	$40,342,235	$21,308,301	$33,224,917	$127,613,043	$13,640,974	$253,055,378
Ending balance: individually
evaluated for impairment	$-	$2,020,678	$2,718,524	$2,913,440	$5,052,920	$-	$12,705,562
Ending balance: collectively
evaluated for impairment	$16,925,908	$38,321,557	$18,589,777	$30,311,477	$122,560,123	$13,640,974	$240,349,816

Management closely monitors the quality of the loan portfolio and has established a loan review process designed to help grade the quality of the Bank’s loan portfolio.  The Bank’s loan ratings coincide with the "Substandard," "Doubtful" and "Loss" classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. Substandard assets include those characterized by the distinct possibility that the insured financial institution will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in assets classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as Loss are those considered uncollectible, and of such little value that its continuance on the books is not warranted.   Assets that do not currently expose the insured financial institutions to sufficient risk to warrant classification in one of the aforementioned categories but otherwise possess weaknesses are designated "Special Mention."   Management also maintains a listing of loans designated “Watch”. These loans represent borrowers with declining earnings, strained cash flow, increasing leverage and/or weakening market fundamentals that indicate above average risk.  As of December 31, 2010, the Bank had no loans graded “Doubtful” or “Loss” included in the balance of total loans outstanding.

Notes to Consolidated Financial Statements

Note 5.  Allowance for Loan Losses and Impaired Loans, continued

The following table lists the loan grades utilized by the Bank and the corresponding total of outstanding loans in each category as of December 31, 2010:

Credit Risk Profile by Internally Assigned Grades
As of December 31, 2010

	Loan Grades
			Special
	Pass	Watch	Mention	Substandard	Total
Real Estate Secured:
1-4 residential construction	$694,877	$-	$-	$115,238	$810,115
Commercial construction	218,345	-	-	-	218,345
Loan development &
other land	13,090,447	1,734,074	545,952	4,909,368	20,279,841
Farmland	23,512,660	1,558,170	1,703,049	6,451,038	33,224,917
1-4 residential mortgage	102,301,105	1,049,301	200,489	8,715,499	112,266,394
Multifamily	2,863,816	-	-	-	2,863,816
Home equity and second
mortgage	12,111,438	121,792	-	249,603	12,482,833
Commercial mortgage	30,756,084	3,578,944	721,327	5,285,881	40,342,236
Non-Real Estate Secured:
Commercial & agricultural	15,444,342	301,909	-	856,636	16,602,887
Financial institutions	-	-	323,021	-	323,021
Civic organizations	471,939	-	-	-	471,939
Consumer-auto	4,447,086	-	-	86,576	4,533,662
Consumer-Other	8,536,033	2,123	-	97,216	8,635,372
Total	$214,448,172	$8,346,313	$3,493,838	$26,767,055	$253,055,378

Loans may be placed in nonaccrual status when, in management’s opinion, the borrower may be unable to meet payments as they become due.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Interest income is subsequently recognized only to the extent cash payments are received.  Payments received are first applied to principal, and any remaining funds are then applied to interest.  Loans are removed from nonaccrual status when they are deemed a loss and charged to the allowance, transferred to foreclosed assets, or returned to accrual status based upon performance consistent with the original terms of the loan or a subsequent restructuring thereof.

Notes to Consolidated Financial Statements

Note 5.  Allowance for Loan Losses and Impaired Loans, continued

The following table presents an age analysis of nonaccrual and past due loans by category as of December 31, 2010:

Analysis of Past Due and Nonaccrual Loans
As of December 31, 2010
							90+ Days
			90 Days or				Past Due
	30-59 Days	60-89 Days	More Past	Total Past		Total	and Still	Nonaccrual
	Past Due	Past Due	Due	Due	Current	loans	Accruing	Loans
Real Estate Secured:
1-4 residential construction	$-	$115,238	$-	$115,238	$694,877	$810,115	$-	$-
Commercial construction	-	-	-	-	218,345	218,345	-	-
Loan development &
other land	431,277	27,641	2,841,698	3,300,616	16,979,225	20,279,841	51,809	2,901,203
Farmland	509,005	1,003,879	2,936,006	4,448,890	28,776,027	33,224,917	-	3,507,668
1-4 residential mortgage	4,632,469	2,300,063	2,936,006	12,861,512	99,404,882	112,266,394	724,270	6,047,300
Multifamily	-	-	-	-	2,863,816	2,863,816	-	-
Home equity and second
mortgage	165,669	63,459	244,616	473,744	12,009,089	12,482,833	56,704	188,900
Commercial mortgage	487,226	319,431	2,493,535	3,300,192	37,042,044	40,342,236	-	2,579,645
Non-Real Estate Secured:
Commercial & agricultural	249,260	272,044	432,584	953,888	15,648,999	16,602,887	-	432,584
Financial institutions	-	-	-	-	323,021	323,021	-	-
Civic organizations	-	-	-	-	471,939	471,939	-	-
Consumer-auto	150,589	44,017	78,536	273,142	4,260,520	4,533,662	65,413	13,124
Consumer-Other	223,490	23,340	72,216	319,046	8,316,326	8,635,372	37,779	39,437
Total	$6,848,985	$4,169,112	$15,028,171	$26,046,268	$227,009,110	$253,055,378	$935,975	$15,709,861

Impaired Loans

A loan is considered impaired when it is probable that the Bank will be unable to collect all contractual principal and interest payments due in accordance with the original or modified terms of the loan agreement. Smaller balance homogenous loans may be collectively evaluated for impairment. Impaired loans are measured based on the estimated fair value of the collateral less estimated cost to sell if the loan is considered collateral dependent.  Impaired loans not considered to be collateral dependent are measured based on the present value of expected future cash flows.  The valuation of real estate collateral is subjective in nature and may be adjusted in future periods because of changes in economic conditions. Management considers third-party appraisals, as well as independent fair market value assessments in determining the estimated fair value of particular properties. In addition, as certain of these third-party appraisals and independent fair market value assessments are only updated periodically, changes in the values of specific properties may have occurred subsequent to the most recent appraisals. Accordingly, the amounts of any such potential changes and any related adjustments are generally recorded at the time such information is received. When the measurement of the impaired loan is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an allocation of the allowance for loan losses and uncollected accrued interest is reversed against interest income. If ultimate collection of principal is in doubt, all cash receipts on impaired loans are applied to reduce the principal balance.

As of December 31, 2010, the recorded investment in impaired loans totaled $12,896,777.  The average age of the third-party appraisal or independent assessment used to measure impairment on our collateral-dependent loans was 11 months.  The Bank’s current practice is to consider an appraisal or assessment to be current if it is less than 18 months old.  The total amount of collateral-dependent impaired loans at December 31, 2010 was $12,049,301, of these $7,153,100 were measured for impairment using appraisals aged less than 18 months.  The remaining $4,896,201 of collateral-dependent impaired loans was measured for impairment using existing appraisals discounted 15-20% for age and other pertinent factors.  As of December 31, 2010, $2,690,866 of the recorded investment in impaired loans did not require specific reserves because they had been written down to the fair value of collateral through a direct charge-off.

Notes to Consolidated Financial Statements

Note 5.  Allowance for Loan Losses and Impaired Loans, continued

Impaired Loans, continued

The categories of non-accrual loans and impaired loans overlap, although they are not coextensive. The Bank considers all circumstances regarding the loan and borrower on an individual basis when determining whether an impaired loan should be placed on non-accrual status, such as the financial strength of the borrower, the estimated collateral value, reasons for the delay, payment record, the amount past due and the number of days past due.

The following table is a summary of information related to impaired loans as of December 31, 2010:

Impaired Loans
As of December 31, 2010

		Unpaid
	Recorded	Principal	Related	Interest Income
	Investment (1)	Balance	Allowance	Recognized
With no related allowance recorded:
Land development & other land	$2,786,092	$2,718,524	$-	$93,528
Farmland	2,513,148	2,492,274	-	6,962
1-4 residential mortgage	3,836,798	3,770,194	-	650
Commercial mortgage	1,902,880	1,896,597	-	-
Subtotal	11,038,918	10,877,589	-	101,140

With an allowance recorded:
Farmland	424,224	421,166	32,410	-
1-4 residential mortgage	1,306,962	1,282,727	55,185	8,391
Commercial mortgage	126,673	124,082	28,082	-
Subtotal	1,857,859	1,827,975	115,677	8,391

Totals:
Land development & other land	2,786,092	2,718,524	-	93,528
Farmland	2,937,372	2,913,440	32,410	6,962
1-4 residential mortgage	5,143,760	5,052,921	55,185	9,041
Commercial mortgage	2,029,553	2,020,679	28,082	-
Total	$12,896,777	$12,705,564	$115,677	$109,531
(1)	Recorded investment includes unpaid active principal outstanding, accrued interest, late charges and unearned deferred cost

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2010, 2009 and 2008 (all approximate) are summarized below:

	2010	2009	2008

Average investment in impaired loans	$11,875,155	$10,356,198	$6,170,150
Interest income recognized on impaired loans	$203,843	$424,635	$398,537
Interest income recognized on a cash basis on impaired loans	$204,468	$430,623	$399,794

No additional funds are committed to be advanced in connection with impaired loans.

Notes to Consolidated Financial Statements

Note 5.  Allowance for Loan Losses and Impaired Loans, continued

The following table is a summary of information related to loan modifications as of December 31, 2010:

Modifications
As of December 31, 2010
	2010
			Post-
		Pre-Modification	Modification
		Outstanding	Outstanding
	Number	Recorded	Recorded
	of Contracts	Investment (1)	Investment (1)

Troubled Debt Restructurings
1-4 residential mortgage	3	$506,882	$505,359
Commercial mortgage	1	1,450,551	1,262,787
Land development & other land	1	112,103	112,103
Farmland	1	350,000	350,000

	Number	Recorded
	of Contracts	Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Troubled debt restructurings:
1-4 residential mortgage	1	$100,054
Commercial mortgage	1	$1,262,787

(1)      Recorded investment includes unpaid active principal outstanding, accrued interest, late charges and unearned deferred cost

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2010 and 2009, are as follows:
	2010	2009

Land	$2,287,922	$2,267,922
Buildings and improvements	8,889,692	8,871,986
Furniture and equipment	5,806,327	5,656,724
	16,983,941	16,796,632

Less accumulated depreciation	(6,408,808)	(5,662,798)
	$10,575,133	$11,133,834

Depreciation expense for the years ended December 31, 2010, 2009, and 2008 amounted to $746,010, $765,609, and $732,592, respectively.

Notes to Consolidated Financial Statements

Note 7.  Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors.  Policy cash values totaled $8,433,596 and $8,098,134 at December 31, 2010 and 2009, respectively.

Note 8.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2010 and 2009 was $72,604,243 and $81,007,742, respectively.  At December 31, 2010, the scheduled maturities of all time deposits are as follows:

Three months or less	$38,675,818
Over three months through twelve months	88,083,039
Over one year through three years	30,873,935
Over three years	27,560,992
$185,193,784

Note 9.  Short-Term Debt

At December 31, 2010 and 2009 the Bank had no debt classified as short-term.

At December 31, 2010, the Bank had established unsecured lines of credit of approximately $4,000,000 with correspondent banks to provide additional liquidity if, and as needed.  In addition, the Bank has the ability to borrow up to $41,170,000 from the Federal Home Loan Bank, subject to the pledging of collateral.

Note 10.  Long-Term Debt

The Bank’s long-term debt consists of borrowings from the Federal Home Loan Bank of Atlanta (FHLB) and Deutsche Bank.  The Bank had two outstanding advances from the FHLB at December 31, 2010, which are secured by substantially all the Bank’s first mortgage one-to-four family residential loans.  The first is a $10,000,000 advance that matures on October 24, 2017.  Interest on the loan is fixed at 3.802% and the loan is callable quarterly by the FHLB.  The second is a $5,000,000 advance that matures on April 23, 2012.  Interest on the loan is fixed at 3.593% until maturity and the loan is non-callable by the FHLB.

The borrowing from Deutsche Bank is a $10,000,000 structured term repurchase agreement.  This loan matures on February 10, 2017 and is secured by investment securities with an amortized cost of $14,463,913 at December 31, 2010.  Interest on the loan is fixed at a rate of 4.82%.

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

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and due from banks	$9,201	$9,201	$8,637	$8,637
Interest bearing deposits with banks	3,306	3,306	300	300
Federal funds sold	27,746	27,746	19,357	19,357
Securities, available for sale	46,841	46,841	39,859	39,859
Securities, held to maturity	851	888	2,175	2,254
Restricted equity securities	1,617	1,617	1,784	1,784
Loans, net of allowance for loan losses	248,513	250,800	266,628	269,442
Cash value of life insurance	8,434	8,434	8,098	8,098
Accrued interest receivable	2,132	2,132	2,626	2,626

Financial liabilities
Deposits	311,817	314,484	313,483	315,789
Long-term debt	25,000	27,672	25,000	27,511
Accrued interest payable	312	312	383	383

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

Loans

The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and an allowance for loan losses is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  If a loan is identified as individually impaired, management measures impairment in accordance with applicable accounting guidance.  The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  At December 31, 2010, substantially all of the total impaired loans were evaluated based on the fair value of the collateral.  In accordance with accounting standards, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

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

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

December 31, 2010	Total	Level 1	Level 2	Level 3

Investment securities available for sale	$1,291,595	$-	$1,291,595	$-
U.S. Government agency securities	23,469,366	-	23,469,366	-
Government sponsored enterprises	10,630,694	-	10,630,694	-
Mortgage-backed securities	11,449,592	-	11,449,592	-
State and municipal securities
Total investment securities
available for sale	$46,841,247	$-	$46,841,247	$-
Total assets at fair value	$46,841,247	$-	$46,841,247	$-

Total liabilities at fair value	$-	$-	$-	$-

December 31, 2009	Total	Level 1	Level 2	Level 3

Investment securities available for sale	$1,710,715	$-	$1,710,715	$-
U.S. Government agency securities	12,902,070	-	$12,902,070	-
Government sponsored enterprises	17,855,746	-	17,855,746	-
Mortgage-backed securities	7,390,588	-	7,390,588	-
State and municipal securities
Total investment securities
available for sale	39,859,119	-	39,859,119	-
Total assets at fair value	39,859,119	-	39,859,119	-

Total liabilities at fair value	$-	$-	$-	$-

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

December 31, 2010	Total	Level 1	Level 2	Level 3

Loans	$4,344,737	$-	$3,009,982	$1,334,755
Foreclosed assets	834,000	-	108,000	726,000
Total assets at fair value	$5,178,737	$-	$3,117,982	$2,060,755

Total liabilities at fair value	$-	$-	$-	$-
-

Notes to Consolidated Financial Statements

Note 11.  Financial Instruments, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis, continued

December 31, 2009	Total	Level 1	Level 2	Level 3

Loans	$1,365,89	$-	$637,004	$728,892
Foreclosed assets	331,159	-	67,159	264,000
Total assets at fair value	$1,697,055	$-	$704,163	$992,892

Total liabilities at fair value	$-	$-	$-	$-

Note 12.  Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees.  The benefits are primarily based on years of service and earnings.

The following is a summary of the plan’s funded status as of December 31, 2010 and 2009, and September 30, 2008:

	2010	2009	2008

Change in benefit obligation
Benefit obligation at beginning of year	$6,975,571	$6,381,001	$5,897,476
Service cost	411,842	391,075	489,473
Interest cost	417,033	381,477	459,871
Actuarial (gain) loss	519,072	(100,579)	(516,495)
Benefits paid	(296,061)	(77,403)	(4,240)
Prior service cost due to amendment	-	-	54,916
Benefit obligation at end of year	8,027,457	6,975,571	6,381,001

Change in plan assets
Fair value of plan assets at beginning of year	8,278,463	4,499,654	5,216,202
Actual return on plan assets	960,831	1,856,212	(1,662,051)
Employer contribution	772,933	2,000,000	949,743
Benefits paid	(296,061)	(77,403)	(4,240)
Fair value of plan assets at end of year	9,716,166	8,278,463	4,499,654
Funded status at the end of the year	$1,688,709	$1,302,892	$(1,881,347)

Amounts recognized in the Balance Sheet
(Accrued) prepaid benefit cost	$3,395,737	$2,833,420	$1,284,161
Unfunded pension benefit obligation	(1,707,028)	(1,530,528)	(3,165,508)
Amount recognized in other liabilities	$1,688,709	$1,302,892	$(1,881,347)

Amounts recognized in accumulated comprehensive income
Net gain (loss)	$(1,658,572)	$(1,478,842)	$(3,103,061)
Unrecognized prior service costs	(48,456)	(51,686)	(62,466)
Unrecognized net obligation at transition	-	-	19
Unfunded pension benefit obligation	(1,707,028)	(1,530,528)	(3,165,508)
Deferred taxes	580,390	520,380	1,076,273
Amount recognized in accumulated comprehensive income	$(1,126,638)	$(1,010,148)	$(2,089,235)

(Accrued) Prepaid benefit detail
Benefit obligation	$(8,027,457)	$(6,975,571)	$(6,381,001)
Fair value of assets	9,716,166	8,278,463	4,499,654
Unrecognized net actuarial (gain) loss	1,658,572	1,478,842	3,103,061
Unrecognized net obligation at transition		-	(19)
Unrecognized prior service cost	48,456	51,686	62,466
(Accrued) prepaid benefit cost	$3,395,737	$2,833,420	$1,284,161

Notes to Consolidated Financial Statements

Note 12.  Employee Benefit Plan, continued

	2010	2009	2008

Components of net periodic benefit cost
Service cost	$411,842	$391,075	$489,473
Interest cost	417,033	381,477	459,871
Expected return on plan assets	(660,285)	(476,975)	(553,045)
Recognized net actuarial (gain) loss	38,796	144,403	64,660
Amortization	3,230	10,761	12,536
Net periodic benefit expense	$210,616	$450,741	$473,495

Additional disclosure information
Accumulated benefit obligation	$5,750,508	$4,845,345	$4,227,710
Vested benefit obligation	$5,638,819	$4,740,299	$4,094,817
Discount rate used for net periodic pension cost	6.00%	6.0%	6.25%
Discount rate used for disclosure	5.50%	6.0%	6.00%
Expected return on plan assets	8.00%	8.0%	8.50%
Rate of compensation increase	4.00%	4.0%	4.00%
Average remaining service (years)	15	17	17

Using the same fair value hierarchy described in Note 11, the fair values of the Company’s pension plan assets, by asset category, are as follows:

December 31, 2009	Total	Level 1	Level 2	Level 3

Cash equivalents and short term investments	$(3,489)	$(3,489)	$-	$-
Mutual funds – equities	5,170,173	5,170,173	-	-
Mutual funds – fixed income	4,549,482	4,549,482	-	-
Total assets at fair value	$9,716,166	$9,716,166	$-	$-

December 31, 2009	Total	Level 1	Level 2	Level 3

Cash equivalents and short term investments	$116,686	$116,686	$-	$-
Mutual funds – equities	4,230,412	4,230,412	-	-
Mutual funds – fixed income	3,931,365	3,931,365	-	-
Total assets at fair value	$8,278,463	$8,278,463	$-	$-

Estimated Future Benefit Payments

Pension
Benefits

2011	$65,442
2012	95,328
2013	99,075
2014	176,962
2015	199,382
2016-2020	2,121,031
$2,757,220

Notes to Consolidated Financial Statements

Note 12.  Employee Benefit Plan, continued

Funding Policy

It is Bank policy to contribute the maximum tax-deductible amount each year as determined by the plan administrator.  Based on current information, it is anticipated the 2011 contribution will be approximately $1,021,577 and pension cost will be approximately $171,252.

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

Asset Allocation

The pension plan’s weighted-average asset allocations at December 31, 2010 and 2009, by asset category are as follows:

	2010	2009

Mutual funds – fixed income	47%	48%
Mutual funds – equity	53%	51%
Cash and equivalents	0%	1%
Total	100%	100%

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

Note 13.  Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain executive officers and members of the Board of Directors for future compensation upon retirement.  Under plan provisions aggregate annual payments ranging from $2,662 to $37,200 are payable for ten years certain, generally beginning at age 65.  Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined.  Liability accrued for compensation deferred under the plan amounts to $506,160 and $534,803 at December 31, 2010 and 2009 respectively.  Expense charged against income was $41,343, $43,489 and $80,132 in 2010, 2009, and 2008, respectively.  Charges to income are based on changes in present value of future cash payments, discounted at 8%.

Notes to Consolidated Financial Statements

Note 14.  Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

	2010	2009	2008

Current	$560,876	$(487,480)	$777,174
Deferred	(294,356)	587,781	(828,876)
	$266,520	$100,301	$(51,702)

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

	2010	2009	2008

Tax at statutory federal rate	$487,010	$334,227	$238,903
Tax exempt interest income	(155,902)	(164,588)	(179,725)
Tax exempt insurance income	(114,057)	(109,902)	(117,960
State income tax, net of federal benefit	15,711	-	14,799
Other	33,758	40,564	(7,719)
	$266,520	$100,301	$(51,702)

Deferred Income Tax Analysis

The significant components of net deferred tax assets (all Federal) at December 31, 2010 and 2009 are summarized as follows:

	2010	2009

Deferred tax assets
Allowance for loan losses	1,270,511	1,000,919
Unearned credit life insurance	12,820	15,477
Deferred compensation	172,094	181,833
Investment impairment charge recorded directly to stockholders’
equity as a component of other comprehensive income	564,672	564,672
Minimum pension liability	580,390	520,380
Non-accrual interest income	629,810	416,247
Net unrealized losses on securities available for sale	56,365	-
Other	12,779	35,019
	3,299,441	2,734,547

Deferred tax liabilities
Deferred loan origination costs	213,588	208,876
Accrued pension costs	1,154,551	963,363
Depreciation recorded directly to stockholders’ equity	246,420	278,186
Net unrealized gains on securities available for sale	-	197,068
Accretion of discount on investment securities, net	3,176	13,147
	1,617,735	1,660,640
Net deferred tax asset	$1,681,706	$1,073,907

Notes to Consolidated Financial Statements

Note 14.  Income Taxes, continued

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with applicable regulations.  Tax returns for the years of 2007, 2008, and 2009 remain subject to examination by both federal and state tax authorities.

Deferred tax assets or liabilities are initially recognized for differences between the financial statement carrying amount and the tax basis of asset and liabilities which will result in future deductible or taxable amounts and operating loss and tax credit carry-forwards.  A valuation allowance is then established, as applicable, to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax benefits will be realized.  Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carry-back, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) taxable income generated by future operations.  There is no valuation allowance for deferred tax assets as of December 31, 2010 and 2009.  It is management’s belief that realization of the deferred tax asset is more likely than not.

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments.  A summary of the Bank’s commitments at December 31, 2010 and 2009 is as follows:

	2010	2009

Commitments to extend credit	$13,652,036	$20,117,133
Standby letters of credit	-	-
	$13,652,036	$20,117,133

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers.  Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured.  If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan.  If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply.  Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,523,000 at December 31, 2010. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2010.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations.  Management believes, as of December 31, 2010 and 2009 that the Bank meets all capital adequacy requirements to which it is subject.

Notes to Consolidated Financial Statements

Note 16.  Regulatory Restrictions, continued

Capital Requirements

As of December 31, 2010, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the institution’s category.  The Company’s and Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Required		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2010:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$34,727	14.0%	$19,863	8.0%	$24,828	10.0%
Grayson National Bank	$33,806	13.6%	$19,841	8.0%	$24,801	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$31,609	12.7%	$9,931	4.0%	$14,897	6.0%
Grayson National Bank	$30,688	12.4%	$9,920	4.0%	$14,881	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$31,609	8.5%	$14,823	4.0%	$18,529	5.0%
Grayson National Bank	$30,688	8.3%	$14,800	4.0%	$18,500	5.0%

December 31, 2009:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$34,391	13.2%	$20,840	8.0%	$26,050	10.0%
Grayson National Bank	$33,317	12.8%	$20,811	8.0%	$26,014	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$31,136	12.0%	$10,420	4.0%	$15,630	6.0%
Grayson National Bank	$30,062	11.6%	$10,405	4.0%	$15,608	6.0%
Tier I Capital
(to Average Assets)
Consolidated	$31,136	8.4%	$14,765	4.0%	$18,456	5.0%
Grayson National Bank	$30,062	8.2%	$14,724	4.0%	$18,405	5.0%

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

Aggregate 2010 and 2009 loan transactions with related parties were as follows:

	2010	2009

Balance, beginning	$1,853,079	$1,962,879

New loans	87,000	335,505
Repayments	(469,295)	(445,305)
Balance, ending	$1,470,784	$1,853,079

Note 18.  Subsequent Events

Management has evaluated events occurring subsequent to the balance sheet date through the date these financial statements were issued, determining no events require additional disclosure in these consolidated financial statements.

Note 19.  Parent Company Financial Information

Condensed financial information of Grayson Bankshares, Inc. is presented as follows:

Balance Sheets
December 31, 2010 and 2009
	2009	2008

Assets
Cash and due from banks	$643,365	$371,076
Securities available for sale	-	496,250
Investment in affiliate bank	29,489,198	29,468,094
Other assets	277,207	204,525
Total assets	$30,409,770	$30,539,945

Liabilities
Other liabilities	$-	$-

Stockholders’ equity
Common stock	2,148,710	2,148,710
Surplus	521,625	521,62525
Retained earnings	28,975,488	28,497,214
Accumulated other comprehensive income (loss)	(1,236,053)	(627,604)
Total stockholders’ equity	30,409,770	30,539,945
Total liabilities and stockholders’ equity	$30,409,770	$30,539,945

Notes to Consolidated Financial Statements

Note 19.  Parent Company Financial Information, continued

Statements of Income
for the years ended December 31, 2010, 2009 and 2008

	2009	2008	2008

Income
Dividends from affiliate bank	$687,587	$343,794	$721,967
Interest on taxable securities	7,171	22,850	49,600
Other income	-	-	14,450
	694,758	366,644	786,017

Expenses
Management and professional fees	206,701	202,361	190,375
Other expenses	33,431	33,494	31,493
	240,132	235,855	221,868
Income before tax benefit and equity
in undistributed income of affiliate	454,626	130,789	564,149

Federal income tax benefit	79,207	72,422	53,318
Income before equity in undistributed
income of affiliate	533,833	203,211	617,467

Equity in undistributed income of affiliate	632,028	679,508	136,892
Net income	$1,165,861	$882,719	$754,359

Statements of Cash Flows
For the years ended December 31, 2010, 2009, and 2008

	2009	2009	2008

Cash flows from operating activities
Net income	$1,165,861	$882,719	$754,359
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed income of affiliate	(632,028)	(679,508)	(136,892)
Net realized gains on securities	-	-	-
Net (increase) decrease in other assets	(73,957)	58,318	(215,225)
Net increase (decrease) in other liabilities	-	-	-
Net cash provided by operating activities	459,876	261,529	402,242

Cash flows from investing activities
Investment in affiliate bank	-	-	(1,300,000)
Purchases of investment securities	-	(500,000)	(1,000,000)
Sales of investment securities	-	-	700,000
Maturities/calls of investment securities	500,000	500,000	1,050,000
Net cash provided (used) by investing activities	500,000		(550,000)

Cash flows from financing activities
Dividends paid	(687,587)	(687,587)	(1,478,313)
Net cash used by financing activities	(687,587)	(687,587)	(1,478,313)
Net increase (decrease) in cash and due from banks	(272,289)	(426,058)	(1,626,071)

Cash and cash equivalents, beginning	371,076	797,134	2,423,205
Cash and cash equivalents, ending	$643,365	$371,076	$797,134

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

Grayson Bankshares, Inc. experienced net earnings of $1,165,861 for 2010 compared to $882,719 for 2009 and $754,359 for 2008.  Earnings in 2010 continued to be negatively impacted by increases in nonperforming assets and related loan loss provisions as well as the high level of regulatory assessments.  Dividends paid to stockholders amounted to $0.40 per share in 2010 and 2009.

The total assets of Grayson Bankshares, Inc. decreased to $368,217,088 from $369,601,921, representing a decrease of 0.37% for 2010.  Management did not seek to grow the Bank during 2010 due to continued weakness in loan demand combined with federal funds rates near zero percent.  Average equity to average assets indicates that the Company has a strong capital position with a ratio of 8.52% during 2010.

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

Management Discussion and Analysis

•	inflation, interest rate levels and market and monetary fluctuations;
•	trade, monetary and fiscal policies and laws, including interest rate policies of the federal government;
•	applicable laws and regulations and legislative or regulatory changes;
•	the timely development and acceptance of new products and services of the Company;
•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services;
•	the financial condition of the Company’s borrowers and lenders;
•	the Company’s success in gaining regulatory approvals, when required;
•	technological and management changes;
•	growth and acquisition strategies;
•	the Company’s critical accounting policies and the implementation of such policies;
•	lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions;
•	changes in consumer spending and saving habits;
•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; and
•	the Company’s success at managing the risks involved in the foregoing.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 contain a summary of its significant accounting policies.  Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets and other-than-temporary impairment of investment securities, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters.  Accordingly, management considers the policies related to those areas as critical.

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

Management Discussion and Analysis

Table 1.  Net Interest Income and Average Balances (dollars in thousands)

	2010			2009			2008

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

Interest earning assets:
Interest bearing deposits	$1,814	$7	0.38%	$38	$-	0.21%	$-	$-	0.00%
Federal funds sold	23,011	49	0.22%	17,205	37	0.22%	15,013	330	2.20%
Investment securities	44,459	1,655	3.72%	47,174	2,067	4.38%	49,686	2,308	4.64%
Loans 1, 2	263,963	16,648	6.31%	270,114	17,813	6.59%	270,741	19,312	7.13%
Total	333,247	18,359		334,531	19,917		335,440	21,950
Yield on average
interest-earning assets			5.51%			5.95%			6.54%
Non interest-earning assets:
Cash and due from banks	9,560			9,342			9,764
Premises and equipment	10,896			11,259			9,730
Interest receivable and other	19,223			16,850			13,573
Allowance for loan losses	(3,865)			(3,317)			(2,770)
Unrealized gain/(loss) on securities	1,002			379			(742)
Total	36,816			34,513			29,555
Total assets	$370,063			$369,044			$364,995

Interest-bearing liabilities:
Demand deposits	$22,119	125	0.57%	$21,292	190	0.89%	$20,058	178	0.89%
Savings deposits	49,453	565	1.14%	40,925	543	1.33%	36,723	501	1.36%
Time deposits	196,530	4,760	2.42%	204,150	6,538	3.20%	208,369	8,703	4.18%
Borrowings	25,000	1,058	4.23%	27,164	1,146	4.22%	24,833	1,051	4.23%
Total	293,102	6,508		293,531	8,417		289,983	10,433
Cost on average
interest-bearing liabilities			2.22%			2.87%			3.60%

Non interest-bearing
liabilities:
Demand deposits	44,492			43,813			42,769
Interest payable and other	1,076			2,139			1,579
Total	45,568			45,952			44,348
Total liabilities	338,670			339,483			334,331

Stockholder's equity:	31,393			29,561			30,664
Total liabilities and
stockholder's equity	$370,063			$369,044			$364,995

Net interest income		$11,851			$11,500			$11,517

Net yield on
interest-earning assets			3.56%			3.44%			3.43%

1 Includes nonaccural loans
2 Interest income includes loan fees

Table 2.  Rate/Volume Variance Analysis (thousands)

	2010 Compared to 2009			2009 Compared to 2008
	Interest	Variance		Interest	Variance
	Income/	Attributable To		Income/	Attributable To
	Expense			Expense
	Variance	Rate	Volume	Variance	Rate	Volume

Interest-earning assets:
Interest bearing deposits	$7	$1	$6	$-	$-	$-
Federal funds sold	12	-	12	(293)	(349)	56
Investment securities	(412)	(298)	(114)	(241)	(126)	(115)
Loans	(1,165)	(759)	(406)	(1,499)	(1,454)	(45)
Total	(1,558)	(1,056)	(502)	(2,033)	(1,929)	(104)

Interest-bearing liabilities:
Demand deposits	(65)	(72)	7	12	-	12
Savings deposits	22	(84)	106	42	(11)	53
Time deposits	(1,778)	(1,542)	(236)	(2,165)	(1,993)	(172)
Borrowings	(88)	3	(91)	95	(2)	97
Total	(1,909)	(1,695)	(214)	(2,016)	(2,006)	(10)
Net interest income	$351	$639	$(288)	$(17)	$77	$(94)

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

Total interest income in 2010 decreased by 7.83% to $18.36 million from $19.92 million in 2009 after a decrease from $21.95 million in 2008.  The decrease in total interest income in 2010 was due primarily to lower interest yields on loans and investment securities.  Loan yields decreased due to the increase in loans placed in nonaccrual status and to customers’ continued ability to refinance performing loans at lower rate levels.  Average yields on investment securities fell as declining treasury rates triggered increased levels of bond calls and principal prepayments.  Interest income was also negatively impacted by the decrease in average loans outstanding during 2010 as compared to 2009.  Declining interest rates led to a decrease in yield on average interest-earning assets of 59 basis points in 2009 as compared to 2008.  Total interest expense decreased by $1.91 million in 2010 and $2.02 million in 2009.  The decreases in 2010 and 2009 came as a result of lower interest rates combined with a decrease in average time deposits outstanding during the year.   The effects of changes in volumes and rates on net interest income in 2010 compared to 2009, and 2009 compared to 2008 are shown in Table 2.

Management Discussion and Analysis

The aforementioned factors led to similar decreases in interest income and interest expense in 2010.  The result was an increase in net interest income of $351,491 or 3.06% for 2010 as compared to 2009.  The net yield on interest-earning assets increased by 12 basis points to 3.56% in 2010 compared to 3.44% in 2009.

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

At the end of 2010, the loan loss reserve was $4,542,420 compared to $3,555,273 in 2009 and $3,359,946 in 2008.  The Bank’s allowance for loan losses, as a percentage of total loans, at the end of 2010 was 1.80%, compared to 1.32% in 2009, and 1.24% in 2008.  The increase in the loan loss reserve from 2009 to 2010 was due to current economic conditions,  recent increases in the level of charge-offs, and increases in past-due and non-performing loans.

Additional information is contained in Tables 12 and 13, and is discussed in Nonperforming and Problem Assets.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities.  The majority of noninterest income is traditionally a result of service charges on deposit accounts including charges for insufficient funds checks and fees charged for nondeposit services.  Noninterest income increased by $718,767, or 32.05%, to $2,961,612 in 2010 from $2,242,845 in 2009.  The increase was due primarily to gains on the sale of investment securities as well as a gain on the sale of the Bank’s investment in Triangle Capital Corporation, a small business investment company, which resulted in a nonrecurring gain of $213,499.  The increase in 2009 compared to 2008 was due to a loss on investment securities recorded in 2008.  During the quarter ended September 30, 2008, the Bank recorded an other-than-temporary impairment charge on FHLMC (Freddie Mac) preferred stock of $1,660,800.  The preferred stock, which was originally valued at $1,730,000, is now carried at a value of $69,200.  Neither the Company nor the Bank owns any other preferred or common equity investments in Fannie Mae or Freddie Mac.  The primary sources of noninterest income for the past three years are summarized in Table 3.

Table 3.  Sources of Noninterest Income (thousands)

	2010	2009	2008

Service charges on deposit accounts	$1,098	$1,031	$956
Increase in cash value of life insurance	335	323	347
Mortgage origination fees	153	128	155
Insurance commissions	12	27	18
Safe deposit box rental	41	41	40
Gain (loss) on securities	574	220	(1,643)
ATM income	381	318	281
Other income	368	155	306
Total noninterest income	$2,962	$2,243	$460

Management Discussion and Analysis

Other Expense

The major components of noninterest expense for the past three years are illustrated at Table 4.

Total noninterest expense decreased by $397,824 or 3.53% in 2010 after increasing by $1,195,007 or 11.86% in 2009.  The decrease in 2010 was due mainly to decreases in personnel expense and FDIC/OCC assessments.  The decrease in personnel expense resulted primarily from a decrease in expense related to the Bank’s defined benefit pension plan of approximately $240 thousand.  The decrease in assessments was due to a “special assessment” of approximately $165 thousand that was levied in 2009 that did not recur in 2010.  The majority of the increase in noninterest expense in 2009 was the result of FDIC/OCC assessments which increased by $693,365 in 2009.  Based upon recent changes to the assessment formula and reductions to the insurance fund due to increased bank failures, management expects the increased assessment levels to continue.    Additional “special assessments” may be levied at the discretion of the FDIC.  The increase in personnel expense in 2009 was due primarily to the hiring of a chief commercial lender as well as additional staff for our Wytheville branch.

Table 4.  Sources of Noninterest Expense (thousands)

	2010	2009	2008

Salaries & wages	$4,492	$4,504	$4,147
Employee benefits	1,788	2,049	1,938
Total personnel expense	6,280	6,553	6,085

Director fees	193	195	190
Occupancy expense	485	495	377
Computer charges	407	361	307
Other equipment expense	760	831	859
FDIC/OCC assessments	883	1,007	314
Insurance	85	84	84
Professional fees	195	162	144
Advertising	161	189	203
Postage and freight	140	158	199
Supplies	141	131	181
Franchise tax	193	225	207
Telephone	175	174	157
Travel, dues & meetings	104	119	151
ATM expense	202	162	160
Other expense	467	423	456
Total noninterest expense	$10,871	$11,269	$10,074

The overhead efficiency ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) was 73.39% in 2010, 82.00% in 2009, and 84.11% in 2008.

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

Income Taxes, continued

Income tax expense (substantially all Federal) was $266,520 in 2010, $100,301 in 2009, and $(51,702) in 2008 resulting in effective tax rates of 18.6%, 10.2% and (7.4)% respectively.  The decrease in the effective tax rate for 2008 was due to the decrease in taxable income.

The Company’s deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in the provisions for credit losses, valuation reserves, non-accrual interest income, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred tax benefits of $1,681,706 and $1,073,907 are included in other assets at December 31, 2010 and 2009 respectively.  At December 31, 2010, net deferred tax benefits included $56,365 of deferred tax assets applicable to unrealized gains on investment securities available for sale, and $580,390 of deferred tax assets applicable to unfunded projected pension benefit obligations.  Accordingly, these amounts were not charged to income but recorded directly to the related stockholders’ equity account.

Analysis of Financial Condition

Average earning assets decreased 0.38% from 2009 to 2010.  Total earning assets represented 90.05% of total average assets in 2010 and 90.65% in 2009.  The mix of average earning assets changed only slightly from 2009 to 2010 as loan demand remained weak for the year.

Table 5.  Average Asset Mix (dollars in thousands)

	2010		2009

	Average		Average
	Balance	%	Balance	%
Earning assets:
Loans	$263,963	71.33%	$270,114	73.20%
Investment securities	44,459	12.01%	47,174	12.78%
Federal funds sold	23,011	6.22%	17,205	4.66%
Deposits in other banks	1,814	0.49%	38	0.01%
Total earning assets	333,247	90.05%	334,531	90.65%

Nonearning assets:
Cash and due from banks	9,560	2.58%	9,342	2.53%
Premises and equipment	10,896	2.94%	11,259	3.05%
Other assets	19,223	5.20%	16,850	4.57%
Allowance for loan losses	(3,865)	-1.04%	(3,317)	-0.90%
Unrealized gain/(loss) on securities	$1,002	0.27%	$379	0.10%
Total nonearning assets	$36,816	9.95%	$34,513	9.35%
Total assets	$370,063	100.00%	$369,044	100.00%

Average loans for 2010 represented 71.33% of total average assets compared to 73.20% in 2009.  Average federal funds sold increased from 4.66% to 6.22% of total average assets while average investment securities decreased from 12.78% to 12.01% of total average assets over the same time period.   The balances of nonearning assets increased from 9.35% in 2009 to 9.95% in 2010.

Management Discussion and Analysis

Loans

Average loans totaled $264.0 million over the year ended December 31, 2010.  This represents a decrease of 2.28% from the average of $270.1 million for 2009.  Average loans decreased by 0.22% from 2008 to 2009.

The loan portfolio consists primarily of real estate and commercial loans.  These loans accounted for 93.45% of the total loan portfolio at December 31, 2010.  This is up from the 92.38% that the two categories maintained at December 31, 2009.  The amount of loans outstanding by type at December 31 of each of the past five years and the maturity distribution for variable and fixed rate loans as of December 31, 2010 are presented in Tables 6 & 7 respectively.

Table 6.  Loan Portfolio Summary (dollars in thousands)

	December 31, 2009		December 31, 2008		December 31, 2008
	Amount	%	Amount	%	Amount	%

Construction and development	$21,308	8.42%	$29,171	10.80%	$30,398	11.21%
Residential, 1-4 families	124,749	49.30%	126,511	46.82%	131,191	48.37%
Residential, 5 or more families	2,864	1.13%	2,317	0.86%	2,132	0.78%
Farm land	33,225	13.13%	34,346	12.71%	31,024	11.44%
Nonfarm, nonresidential	40,342	15.94%	40,545	15.01%	41,323	15.23%
Total real estate	222,488	87.92%	232,890	86.20%	236,068	87.03%

Agricultural	2,924	1.16%	3,841	1.42%	3,758	1.39%
Commercial	14,001	5.53%	16,696	6.18%	14,924	5.50%
Consumer	11,942	4.72%	13,547	5.01%	14,357	5.29%
Other	1,700	0.67%	3,209	1.19%	2,142	0.79%
Total	$253,055	100.00%	$270,183	100.00%	$271,249	100.00%

	December 31, 2007		December 31, 2006
	Amount	%	Amount	%

Construction and development	$33,017	12.39%	$30,725	12.37%
Residential, 1-4 families	121,074	45.44%	111,089	44.72%
Residential, 5 or more families	1,638	0.61%	1,572	0.63%
Farm land	29,134	10.93%	27,979	11.26%
Nonfarm, nonresidential	42,237	15.85%	39,350	15.84%
Total real estate	227,100	85.22%	210,715	84.82%

Agricultural	3,445	1.29%	3,774	1.52%
Commercial	19,950	7.49%	18,294	7.36%
Consumer	14,330	5.38%	14,106	5.68%
Other	1,662	0.62%	1,530	0.62%
Total	$266,487	100.00%	$248,419	100.00%

Management Discussion and Analysis

Table 7.  Maturity Schedule of Loans (dollars in thousands), as of December 31, 2010

	Real	Agricultural	Consumer	Total
	Estate	and Commercial	and Other	Amount	%
Fixed rate loans:
Three months or less	$9,603	$1,005	$2,237	$12,845	5.07%
Over three to twelve months	11,772	1,375	1,264	14,411	5.69%
Over one year to five years	12,959	2,066	7,767	22,792	9.01%
Over five years	28,638	1,138	913	30,689	12.13%
Total fixed rate loans	$62,972	$5,584	$12,181	$80,737	31.90%

Variable rate loans:
Three months or less	$14,747	$3,165	$120	$18,032	7.13%
Over three to twelve months	18,926	4,805	270	24,001	9.48%
Over one year to five years	5,422	3,068	334	8,824	3.49%
Over five years	120,421	303	737	121,461	48.00%
Total variable rate loans	$159,516	$11,341	$1,461	$172,318	68.10%

Total loans:
Three months or less	$24,350	$4,170	$2,357	$30,877	12.20%
Over three to twelve months	30,698	6,180	1,534	38,412	15.17%
Over one year to five years	18,381	5,134	8,101	31,616	12.50%
Over five years	149,059	1,441	1,650	152,150	60.13%
Total loans	$222,488	$16,925	$13,642	$253,055	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan.  Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates.  On average, loans yielded 6.31% in 2010 compared to an average yield of 6.59% in 2009.

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or loan generation, to meet the Bank’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with the majority of investments taking the form of purchases of U.S. Treasury, U.S. Government Agencies, U.S. Government Sponsored Enterprises and State and Municipal bonds, as well as investment grade corporate bond issues.  Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity.  However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk.  Therefore, from time to time, management may sell certain securities prior to their maturity.  Table 8 presents the investment portfolio at the end of 2010 by major types of investments and contractual maturity ranges.  Investment securities in Table 8 may have repricing or call options that are earlier than the contractual maturity date.  Yields on tax exempt obligations are not computed on a tax-equivalent basis in Table 8.

Total amortized cost of investment securities increased by approximately $6.4 million from December 31, 2009 to December 31, 2010.  The increase came as cash, generated from decreasing loan balances, was reinvested in investment securities and federal funds sold.  The average yield of the investment portfolio decreased to 3.72% for the year ended December 31, 2010 compared to 4.38% for 2009.

Management Discussion and Analysis

Table 8.  Investment Securities - Maturity/Yield Schedule (dollars in thousands)

	In One	After One	After Five	After	Book	Market	Book	Book
	Year or	Through	Through	Ten	Value	Value	Value	Value
	Less	Five Years	Ten Years	Years	12/31/10	12/31/10	12/31/09	12/31/08
Investment Securities:
U.S. Government agencies	$-	$568	$-	$663	$1,231	$1,291	$1,629	$2,386
Govt. sponsored enterprises	-	299	9,016	14,533	23,848	23,469	13,068	14,107
Mortgage-backed securities	11	2,585	2,019	5,639	10,254	10,631	17,295	20,739
State and municipal securities	343	368	2,103	9,710	12,524	12,338	9,462	12,016

Total	$354	$3,820	$13,138	$30,545	$47,857	$47,729	$41,454	$49,248

Weighted average yields:
U.S. Government agencies	0.00%	3.81%	0.00%	4.68%	4.28%
Govt. sponsored enterprises	0.00%	4.40%	1.61%	3.95%	3.07%
Mortgage-backed securities	5.14%	4.78%	3.44%	4.11%	4.15%
State and municipal securities	4.59%	4.86%	3.71%	3.64%	3.71%

Total	4.61%	4.61%	2.23%	3.90%	3.50%

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

Average total deposits for the year ended December 31, 2010 amounted to $312.6 million, which was an increase of $2.4 million, or 0.78% over 2009.  Average core deposits totaled $250.0 million in 2010 representing a 2.88% increase over the $243.0 million in 2009.  The percentage of the Bank’s average deposits that are interest-bearing decreased from 85.9% in 2009 to 85.8% in 2010.  Average demand deposits, which earn no interest, increased 1.60% from $43.8 million in 2009 to $44.5 million in 2010.  Average deposits for the periods ended December 31, 20010, 2009, and 2008 are summarized in Table 9.

Management Discussion and Analysis

Table 9.  Deposit Mix (dollars in thousands)

	December 31, 2010			December 31, 2009
	Average	% of Total	Average	Average	% of Total	Average
	Balance	Deposits	Rate Paid	Balance	Deposits	Rate Paid
Interest-bearing deposits:
NOW Accounts	$22,119	7.1%	0.89%	$21,292	6.9%	0.89%
Money Market	15,934	5.1%	1.53%	11,202	3.6%	1.53%
Savings	33,519	10.7%	1.25%	29,723	9.6%	1.25%
Individual retirement accounts	43,470	13.9%	4.44%	40,068	12.9%	4.44%
Small denomination certificates	90,123	28.9%	2.80%	96,923	31.2%	2.80%
Large denomination certificates	62,937	20.1%	3.05%	67,159	21.7%	3.05%
Total interest-bearing deposits	268,102	85.8%	2.73%	266,367	85.9%	2.73%
Noninterest-bearing deposits	44,492	14.2%	0.00%	43,813	14.1%	0.00%
Total deposits	$312,594	100.0%	2.34%	$310,180	100.0%	2.34%

	December 31, 2008
	Average Balance	% of Total Deposits	Average Rate Paid
Interest-bearing deposits:
NOW Accounts	$20,058	6.5%	0.89%
Money Market	8,096	2.6%	1.75%
Savings	28,627	9.3%	1.25%
Individual retirement accounts	35,463	11.5%	4.75%
Small denomination certificates	101,301	32.9%	3.98%
Large denomination certificates	71,605	23.3%	4.17%
Total interest-bearing deposits	265,150	86.1%	3.54%
Noninterest-bearing deposits	42,769	13.9%	0.00%
Total deposits	$307,919	100.0%	3.05%

The average balance of certificates of deposit issued in denominations of $100,000 or more decreased by $4.2 million, or 6.3%, for the year ended December 31, 2010.  The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit.  Continued weakness in loan demand in 2010 prompted management to further reduce balances in certificates of deposit.  Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2010.

Table 10.  Large Denomination Certificate of Deposit Maturities (thousands)

Analysis of certificates of deposit of $100,000 or more at December 31, 2010:

Remaining maturity of three months or less	$13,567
Remaining maturity over three months through six months	13,992
Remaining maturity over six months through twelve months	17,402
Remaining maturity over twelve months	12,723
Total certificates of deposit of $100,000 or more	$57,684

Management Discussion and Analysis

Equity

Stockholders’ equity amounted to $30.4 million at December 31, 2010, a 0.4% decrease from the 2009 year-end total of $30.5 million.  The decrease resulted from earnings of $1,165,861, less dividends paid of $687,587, and changes in pension reserves and unrealized depreciation of investment securities classified as available for sale totaling $608,449.  The Company paid dividends of $0.40, $0.40 and $0.86 per share in 2010, 2009, and 2008, respectively.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities.  Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets.  The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%.  As of December 31, 2010 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 12.4% and a ratio of total capital to risk-weighted assets of 13.6%.

In addition, a minimum leverage ratio of Tier 1 capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness.  As of December 31, 2010, the Bank had a ratio of year-end Tier 1 capital to average total assets for the fourth quarter of 2010 of 8.3%.  Table 11 sets forth summary information with respect to the Bank’s capital ratios at December 31, 2010 and 2009.  All capital ratio levels indicate that the Bank is well capitalized.

Table 11.  Bank’s Year-end Risk-Based Capital (dollars in thousands)

	2010	2009

Tier 1 capital	$30,688	$30,062
Qualifying allowance for loan losses
(limited to 1.25% of risk-weighted assets)	3,118	3,255
Total regulatory capital	$33,806	$33,317
Total risk-weighted assets	$248,009	$260,135

Tier 1 capital as a percentage of
risk-weighted assets	12.4%	11.6%
Total regulatory capital as a percentage of
risk-weighted assets	13.6%	12.8%
Leverage ratio*	8.3%	8.2%

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

Management Discussion and Analysis

Nonperforming assets at December 31, 2010, 2009, 2008, 2007 and 2006 are analyzed in Table 12.

Table 12.  Nonperforming Assets (dollars in thousands)

	At December 31,
	2010	2009	2008	2007	2006
Nonperforming loans:
Nonaccrual loans	$15,710	$14,159	$9,215	$4,108	$867
Restructured loans	505	-	1,497	469	480
Loans past due 90 days or more	936	1,163	1,593	518	733
Total nonperforming loans	17,151	15,322	12,305	5,095	2,080
Foreclosed assets	3,257	2,809	2,659	160	60
Total nonperforming assets	$20,408	$18,131	$14,964	$5,255	$2,140
Total nonperforming loans as a
percentage to total loans	6.8%	5.8%	4.5%	1.9%	0.8%
Total nonperforming assets as a
percentage to total assets	5.5%	4.9%	4.1%	1.5%	0.6%

Total nonperforming loans were 6.8% and 5.8% of total outstanding loans as of December 31, 2010 and 2009, respectively.  The majority of the increase in nonaccrual loans from 2009 to 2010 came in the residential real estate category.  Residential real estate loans in nonaccrual status increased from $4.8 million at December 31, 2009 to $6.2 million at December 31, 2010, representing an increase of $1.4 million.  This follows a $3.0 million increase in this category from $1.8 million at December 31, 2008, to $4.8 million at December 31, 2009.  The increase in nonaccrual loans from 2007 to 2008 came as a result of placing approximately $3.7 million of commercial real estate/land development loans in nonaccrual status in the fourth quarter of 2008.  Loans are placed in nonaccrual status when, in management’s opinion, the borrower may be unable to meet payments as they become due.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Loans are removed from nonaccrual status when they are deemed a loss and charged to the allowance, transferred to foreclosed assets, or returned to accrual status based upon performance consistent with the original terms of the loan or a subsequent restructuring thereof.  Management’s ability to ultimately resolve these loans either with or without significant loss will be determined, to a great extent, by general economic and real estate market conditions.

The increase in foreclosed assets from 2007 to 2008 resulted primarily from the addition of one commercial real estate property which was still held by the Bank at December 31, 2010.  Based upon the most recent independent appraisal management believes this property will ultimately be disposed of without significant loss.  During 2010, eleven properties valued at approximately $658 thousand were transferred to foreclosed assets while sales of six foreclosed assets totaled approximately $210 thousand.  Sales of foreclosed assets in 2010 resulted in a net gain of $1,733.  More information on nonperforming assets can be found in Note 5 of the “Notes to Consolidated Financial Statements” found in the company’s 2010 Annual Report on Form 10-K.

As of December 31, 2010 we had loans with a current principal balance of $8.3 million on the watch list.  The watch list is a classification utilized by us when we have an initial concern about the financial health of a borrower.  We then gather current financial information about the borrower and evaluate our current risk in the credit.  After this review we will either move the loan to “substandard” status or move it back to its original risk rating.  Loans may be left on the “watch list” for a longer period of time if, in management’s opinion, there are risks that cannot be fully evaluated without the passage of time, and we want to review it on a more regular basis.  Loans on the watch list are not considered “potential problem loans” until they are determined by management to be classified as substandard.   Past due loans are often regarded as a precursor to further credit problems which would lead to future increases in nonaccrual loans or other real estate owned.  As of December 31, 2010 loans past due 30-89 days totaled $11.0 million compared to $5.8 million at December 31, 2009.

Management Discussion and Analysis

Certain types of loans, such as option ARM products, interest-only loans, subprime loans and loans with initial teaser rates, can have a greater risk of non-collection than other loans.  The Bank has not offered these types of loans in the past and does not offer them currently.  Junior-lien mortgages can also be considered higher risk loans.  Our junior-lien portfolio at December 31, 2010 totaled $6.4 million, or 2.52% of total loans.  Historical charge-off rates in this category have not varied significantly from other real estate secured loans.

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

To quantify the specific elements of the allowance for loan losses, the Bank begins by establishing a specific reserve for loans that have been identified as being impaired.  This reserve is determined by comparing the principal balance of the loan with the net present value of the future anticipated cash flows or the fair market value of the related collateral.  If the value of the impaired loan is collateral dependent, then any excess in the recorded investment in the loan over the fair value of the collateral that is identified as uncollectible in the near term is charged off against the allowance for loan losses at that time.  The bank then reviews certain loans in the portfolio and assigns grades to loans which have been reviewed.  Loans which are adversely classified are given a specific allowance based on the historical loss experience of similar type loans in each adverse grade.  The remaining portfolio is segregated into loan pools consistent with regulatory guidelines.  An allocation is then made to the reserve for these loan pools based on the bank’s historical loss experience with further adjustments for external factors such as current loan volume and general economic conditions.  The allowance is allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the respective categories of loans, although the entire allowance is available to absorb any actual charge-offs that may occur.

The provision for loan losses, net charge-offs, and the resulting allowance for loan losses, are detailed in Table 13.  The allocation of the reserve for loan losses is detailed in Table 14.

Table 13.  Loan Losses

	2010	2009	2008	2007	2006

Allowance for loan losses, beginning	$3,555,273	$3,359,946	$2,757,745	$2,901,997	$2,678,055
Provision for loan losses, added	2,509,569	1,490,848	1,200,385	465,143	520,000
Charge-offs:
Real estate	(1,187,258)	(340,180)	(124,503)	(283,658)	(45,330)
Commercial and agricultural	(278,495)	(670,331)	(446,271)	(236,571)	(199,372)
Consumer and other	(237,567)	(317,962)	(267,267)	(179,836)	(148,971)
Recoveries:
Real estate	81,233	14,167	35,949	19,515	6,000
Commercial and agricultural	74,024	2,587	63,934	22,515	35,426
Consumer and other	25,641	16,198	139,974	48,640	56,189
Net charge-offs	(1,522,422)	(1,295,521)	(598,184)	(609,395)	(296,058)
Allowance for loan losses, ending	$4,542,420	$3,555,273	$3,359,946	$2,757,745	$2,901,997

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.58%	0.48%	0.22%	0.23%	0.13%

Management Discussion and Analysis

Table 14.  Allocation of the Reserve for Loan Losses (thousands)

	December 31, 2010		December 31, 2009		December 31, 2008
		% of		% of		% of
Balance at the end of the period		Loans to		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$437	6.69%	$614	7.60%	$565	6.89%
Real estate - construction	526	8.42%	96	10.80%	119	11.21%
Real estate - mortgage	3,350	79.50%	2,626	75.40%	2,450	75.82%
Consumer and other	229	5.39%	219	6.20%	226	6.08%
Total	$4,542	100.00%	$3,555	100.00%	3,360	100.00%

	December 31, 2007		December 31, 2006
		% of		% of
Balance at the end of the period		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$594	8.78%	$1,193	8.88%
Real estate - construction	253	12.39%	-	12.37%
Real estate - mortgage	1,665	72.83%	791	72.45%
Consumer and other	246	6.00%	918	6.30%
Total	$2,758	100.00%	$2,902	100.00%

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments.  A summary of the Bank’s commitments at December 31, 2010 and 2009 is as follows:

	2010	2009

Commitments to extend credit	$13,652,036	$20,117,133
Standby letters of credit	-	-
	$13,652,036	$20,117,133

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 22.0% at December 31, 2010 compared to 16.7% at December 31, 2009.  The decrease came as total deposits increased while the level of liquid assets was relatively unchanged.  These ratios are considered to be adequate by management.

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

The primary goals of the investment portfolio are liquidity management and maturity gap management.  As investment securities mature the proceeds are reinvested in federal funds sold if the federal funds level needs to be increased, otherwise the proceeds are reinvested in similar investment securities.  The majority of investment security transactions consist of replacing securities that have been called or matured.  The Bank keeps a significant portion of its investment portfolio in unpledged assets that are less than 60 months to maturity or next repricing date.  These investments are a preferred source of funds in that they can be disposed of in most interest rate environments without causing significant damage to that quarter’s profits.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature.  Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.  Table 15 shows the sensitivity of the Bank’s balance sheet on December 31, 2010.  This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates.  At December 31, 2010, the Bank appeared to be cumulatively asset-sensitive (interest-earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates).  However, in the one year window liabilities subject to change in interest rates exceed assets subject to interest rate changes (non asset-sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk.  The repricing characteristics of assets are different from the repricing characteristics of funding sources.  Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management Discussion and Analysis

Table 15.  Interest Rate Sensitivity (dollars in thousands)

	December 31, 2010
	Maturities/Repricing

	1 to 3	4 to 12	13 to 60	Over 60
	Months	Months	Months	Months	Total
Interest-Earning Assets:
Interest bearing deposits	$3,306	$-	$-	$-	$3,306
Federal funds sold	27,746	-	-	-	27,746
Investments	2,513	6,681	21,431	17,233	47,858
Loans	90,693	39,178	76,964	46,220	253,055
Total	$124,258	$45,859	$98,395	$63,453	$331,965

Interest-Bearing Liabilities:
NOW accounts	$22,285	$-	$-	$-	$22,285
Money market	17,161	-	-	-	17,161
Savings	44,689	-	-	-	44,689
Time Deposits	38,676	88,083	58,435	-	185,194
Borrowings	10,000	-	5,000	10,000	25,000
Total	$132,811	$88,083	$63,435	$10,000	$294,329

Interest sensitivity gap	$(8,553)	$(42,224)	$34,960	$53,453	$37,636
Cumulative interest
sensitivity gap	$(8,553)	$(50,777)	$(15,817)	$37,636	$37,636
Ratio of sensitivity gap to
total earning assets	-2.6%	-12.7%	10.5%	16.1%	11.3%
Cumulative ratio of sensitivity
gap to total earning assets	-2.6%	-15.3%	-4.8%	11.3%	11.3%

The Company uses a number of tools to monitor its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods (as displayed in Table 15).

The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve, and changes in interest rate relationships.  Management evaluates the effect on net interest income and present value equity from gradual changes in rates of up to 300 basis points up or down over a 12-month period.  Table 16 presents the Bank’s twelve-month forecasts for changes in net income and market value of equity as of December 31, 2010.

Management Discussion and Analysis

Table 16.  Interest Rate Risk (dollars in thousands)

Rate Shocked Net Interest Income and Market Value of Equity

Rate Change	-300	bp	-200	bp	-100	bp	0	bp	+100	bp	+200	bp	+300	bp

Net Interest Income:

Net interest income	$12,560		$12,688		$12,655		$12,660		$12,700		$12,837		$13,023
Change	$(100)		$28		$(5)		$-		$40		$177		$363
Change percentage	-0.79%		0.22%		-0.04%				0.32%		1.40%		2.87%

Market Value of Equity	$30,786		$32,878		$33,062		$31,426		$29,931		$28,556		$27,954

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

Table 17.  Key Financial Ratios

	2010	2009	2008

Return on average assets	0.32%	0.24%	0.21%
Return on average equity	3.71%	2.99%	2.46%
Dividend payout ratio	58.98%	77.89%	195.97%
Average equity to average assets	8.52%	8.01%	8.40%

Management Discussion and Analysis

Market and Dividend Information Related to the Company’s Stock

The Company’s Common Stock is not listed for trading on a registered exchange.  The Company’s Common Stock is currently quoted on the OTC Bulletin Board under the symbol “GSON.”  The Common Stock began quotation on the OTC Bulletin Board on January 19, 2010.  Prior to that date, shares of the Company’s Common Stock were neither listed on any stock exchange nor quoted on any market and traded infrequently.  Shares of Common Stock were periodically sold in a limited number of privately negotiated transactions.  Based on information available to it (including trades through the OTC Bulletin Board), the Company believes that from January 1, 2009 to December 31, 2010, the selling price of shares of Common Stock ranged from $13.00 to $24.00.  There may, however, have been other transactions at other prices not known to the Company.

Market Price and Dividends

Sales Price ($)
	High	Low	Dividends ($)
2009: 1st quarter 2nd quarter 3rd quarter 4th quarter	24.00 24.00 19.95 19.00	24.00 21.00 18.00 15.00	0.10 0.10 0.10 0.10
2010: 1st quarter 2nd quarter 3rd quarter 4th quarter	19.00 16.75 15.00 14.50	17.00 15.50 13.00 14.00	0.10 0.10 0.10 0.10

As of March 30, 2011, there were approximately 800 record holders of Common Stock.  There were no Company repurchases of the Common Stock during 2010 or 2009.

Dividend Policy

The Company historically has paid cash dividends on a quarterly basis. The final determination of the timing, amount and payment of dividends on the Common Stock is at the discretion of the Company’s Board of Directors and will depend upon the earnings of the Company and its subsidiary, the financial condition of the Company and other factors, including general economic conditions and applicable governmental regulations and policies as discussed in Item 1., “Business – Supervision and Regulation – Payment of Dividends,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Company’s ability to distribute cash dividends will depend primarily on the ability of the Bank to pay dividends to it.  As a national bank, the Bank is subject to certain restrictions on our reserves and capital imposed by federal banking statutes and regulations.   Furthermore, under Virginia law, the Company may not declare or pay a cash dividend on its capital stock if it is insolvent or if the payment of the dividend would render it insolvent or unable to pay its obligations as they become due in the ordinary course of business.  For additional information on these limitations, see “Item 1.  Business – Government Supervision and Regulation – Payment of Dividends” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.