Form 10-K, Exhibit 13
period 2011-12-31
GRAYSON BANKSHARES INC
filed 2012-03-30
CIK 883758

Exhibit 13.1

2011 Annual Report
Table of Contents

Stockholder Information	1

Financial Highlights	2

Letter to Stockholders	3

Report of Independent Registered Public Accounting Firm	4

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Changes in Stockholders' Equity	7

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9

Management's Discussion and Analysis	40

Stockholder Information
Annual Meeting

The annual meeting of stockholders will be held at 1:00 p.m. on May 8, 2012, at the Independence Volunteer Fire Department, 529 Davis Street, Independence, Virginia, located beside the post office.

Requests for Information

Requests for information should be directed to Mrs. Brenda C. Smith, Corporate Secretary, at The Grayson National Bank, Post Office Box 186, Independence, Virginia, 24348; telephone (276) 773-2811.

Independent Registered Public Accounting FirmStock Transfer Agent	Stock Transfer Agent

Elliott Davis, LLC	Registrar and Transfer Company
Post Office Box 760	10 Commerce Drive
Galax, Virginia 24333	Cranford, NJ 07016

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

Main Office 113 West Main Street Independence, Virginia 24348 (276) 773-2811	Elk Creek Office 60 Comers Rock Road Elk Creek, Virginia 24326 (276) 655-4011
East Independence Office 802 East Main Street Independence, Virginia 24348 (276) 773-2811	Troutdale Office 101 Ripshin Road Troutdale, Virginia 24378 (276) 677-3722
Galax Office 209 West Grayson Street Galax, Virginia (276) 238-2411	Sparta Office 98 South Grayson Street Sparta, North Carolina 28675 (336) 372-2811
Carroll Office 8351 Carrollton Pike Galax, Virginia 24333 (276) 238-8112	Whitetop Office 16303 Highlands Parkway Whitetop, Virginia, 24292 (336) 372-2811
Hillsville Office 419 South Main Street Hillsville, Virginia 24343 (276) 728-2810	Wytheville Office 150 West Main Street Wytheville, Virginia 24382 (276) 228-6050

Financial Highlights1

	2011	2010	2009	2008	2007
Summary of Operations
Interest income	$15,388	$18,359	$19,917	$21,950	$22,884
Interest expense	4,867	6,508	8,417	10,433	10,834
Net interest income	10,521	11,851	11,500	11,517	12,050
Provision for loan losses	4,785	2,510	1,491	1,200	465
Other income	2,817	2,962	2,243	459	1,973
Other expense	11,413	10,871	11,269	10,074	9,095
Income taxes	(1,214)	266	100	(52)	1,296
Net income	$(1,646)	$1,166	$883	$754	$3,167
Per Share Data
Net (loss) income	$(.96)	$.68	$51	$.44	$1.84
Cash dividends declared	.10	.40	.40	.86	.86
Book value	16.49	17.69	17.77	16.88	17.62
Estimated market value2	4.95	14.50	17.00	24.00	29.00
Year-end Balance Sheet Summary
Loans, net	$214,227	$248,513	$266,628	$267,889	$263,729
Investment securities	49,507	47,692	42,034	49,451	42,573
Total assets	346,383	368,217	369,602	368,197	361,486
Deposits	297,252	311,817	313,483	305,730	309,174
Stockholders' equity	28,340	30,410	30,540	29,017	30,291
Selected Ratios
Return on average assets	-0.46%	0.32%	0.24%	0.21%	0.93%
Return on average equity	-5.45%	3.71%	2.99%	2.46%	10.77%
Average equity to average assets	8.44%	8.52%	8.01%	8.40%	8.67%

1        In thousands of dollars, except per share data.
2        Provided at the trade date nearest year end.

Dear Fellow Shareholders,

It is our pleasure to present our Annual Financial Report to you. As we bring 2011 to a close I wanted to take this opportunity to update you on a number of issues that continue to affect our industry and our bank.

First of all, our industry continues to navigate a sluggish economy. While many headlines indicate that the economy is recovering, this recovery is very slow at best. The pace of recovery in our market area thus far has not been sufficient to significantly reduce the unemployment rate or to bring about a rebound in the housing market and overall real estate prices. The prevailing lack of confidence in the current economy and uncertainty about the future are leading our customers to be more conservative financially. People are deleveraging by saving more and borrowing less. This has led to decreases in loan demand both locally and nationally. Also, as I noted in a letter to you last year, Grayson National Bank is primarily a "real estate lender" with almost 90% of our loans secured by real estate. As such, depressed real estate values continue to negatively impact bank performance.

Community banking is mainly about lending. Unfortunately, as a result of these economic conditions, we have seen our loan portfolio drop from $271 million at December 31, 2009 to $219 million at December 31, 2011. That's a decrease of $52 million, or almost 20% in just two years. You can see the impact of this on our financial performance when you consider that in 2009 our total interest income on loans was $17 8 million, compared to 2011 when our total interest income on loans was $13.9 million That represents $3 9 million in revenue that needs to be replaced, however, the Federal Reserve's ongoing efforts to stimulate the economy through lower interest rates means that traditional alternatives to lending, such as investment securities and selling overnight funds to other banks, now have historically low returns. In short, loan demand is down and alternative investments offer little return. Low interest rates and aggressive competition among banks for loan customers are also driving down rates on both new and existing loans.

Credit costs also continue to negatively impact earnings. We recorded record earnings of almost $3 2 million in 2007. During that year our bad debt and foreclosure expenses together totaled $419,303. In 2011 those same expenses totaled $5.5 million That's an increase of over $5 1 million driven primarily by depressed real estate values and a stagnant real estate market. Improving credit quality and returning bad debt expenses to historic levels is currently our primary focus, with the intent of bringing earnings back to levels we enjoyed before the "Great Reces sion."

While loan generation and credit quality are of primary concern, times like these dictate that we look to all areas of the bank for opportunities to improve earnings. Our management team is working to enhance revenue through loan growth, restructuring of fees and the addition of new products and services. On the expense side we continue to look at all items from employee costs to building, equipment and other expenses, for opportunities to save without sacrificing the level of customer service that our customers have come to expect from us.

While recording a loss for 2011 is certainly not pleasant for any of us, I know that we have taken a significant step in managing our way through the crisis and returning our bank to future profitability. We remain a strong, wellcapitalized bank with unlimited potential for success in the years to come.

We look forward to seeing you all at our Annual Meeting on May 8, 2012. Due to the positive turnout in recent years we will hold this years' meeting at the Independence Volunteer Fire Department, just beside the post office, on Davis Street in Independence. As always, we are honored and grateful for your trust and the opportunity to serve you.

Sincerely,

Jacky K. Anderson
President & CEO

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders Grayson Bankshares, Inc.
Independence, Virginia

We have audited the consolidated balance sheets of Grayson Bankshares, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grayson Bankshares, Inc. and subsidiary as of December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the three years then ended, in conformity with U.S. generally accepted accounting principles.

/a/ Elliott Davis, LLC

Galax, Virginia March 30, 2012

Elliott Davis LLC, 104 Cranberry Road, P.O. Box 760, Galax, VA 24333
Phone: 276.238.1800 Fax: 276.238.18o1 www.elliottdavis.com

Consolidated Balance Sheets December 31, 2011 and 2010

	2011	2010
Assets
Cash and due from banks	$8,241,875	$9,200,552
Interest-bearing deposits with banks	3,316,338	3,305,724
Federal funds sold	39,013,090	27,745,592
Investment securities available for sale	48,974,328	46,841,247
Investment securities held to maturity (fair value approximately $564,051 in 2011, and $888,013 in 2010)	533,042	850,590
Restricted equity securities	1,380,700	1,617,300
Loans, net of allowance for loan losses of $4,941,645 in 2011 and $4,542,420 in 2010	214,226,800	248,512,958
Cash value of life insurance	8,772,039	8,433,596
Foreclosed assets	3,351,861	3,256,725
Property and equipment, net	11,181,700	10,575,133
Accrued interest receivable	1,514,734	2,131,943
Other assets	5,876,556	5,745,728
	$346,383,063	$368,217,088
Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing	$50,180,058	$42,487,778
Interest-bearing	247,071,718	269,329,080
Total deposits	297,251,776	311,816,858
Long-term debt	20,000,000	25,000,000
Accrued interest payable	230,723	311,647
Other liabilities	560,658	678,813
	318,043,157	337,807,318
Commitments and contingencies
Stockholders' equity
Preferred stock, $25 par value; 500,000 shares authorized; none issued
Common stock, $1.25 par value; 2,000,000 shares authorized; 1,718,968 shares issued in 2011 and 2010	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	27,157,751	28,975,488
Accumulated other comprehensive loss	(1,488,180)	(1,236,053)
	28,339,906	30,409,770
	$346,383,063	$368,217,088

See Notes to Consolidated Financial Statements

Consolidated Statements of Income Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Interest income
Loans and fees on loans	$13,866,149	$16,648,016	$17,813,275
Interest-bearing deposits in banks	7,264	6,826	-
Federal funds sold	72,813	49,383	37,187
Investment securities:
Taxable	999,358	1,278,064	1,659,813
Exempt from federal income tax	442,721	376,613	406,745
	15,388,305	18,358,902	19,917,020
Interest expense
Deposits	3,766,114	5,450,236	7,271,248
Interest on borrowings	1,101,041	1,057,600	1,146,197
	4,867,155	6,507,836	8,417,445
Net interest income	10,521,150	11,851,066	11,499,575
Provision for loan losses	4,784,889	2,509,569	1,490,848
Net interest income after provision for loan losses	5,736,261	9,341,497	10,008,727
Noninterest income
Service charges on deposit accounts	1,116,208	1,098,135	1,031,306
Other service charges and fees	662,230	586,739	537,972
Net realized gains on securities	603,990	574,231	220,089
Mortgage loan origination fees	93,726	153,389	127,961
Increase in cash value of life insurance	338,443	335,461	323,242
Other income	1,919	213,657	2,275
	2,816,516	2,961,612	2,242,845
Noninterest erpense
Salaries and employee benefits	6,337,182	6,280,437	6,553,441
Occupancy expense	473,014	485,097	494,863
Equipment expense	634,934	760,313	830,877
Foreclosure expense	744,540	104,413	175,408
Data processing expense	412,637	406,839	361,138
FDIC assessments	530,582	727,008	879,903
Other expense	2,280,007	2,106,621	1,972,922
	11,412,896	10,870,728	11,268,552
(Loss) income before income taxes	(2,860,119)	1,432,381	983,020

Income tax (benefit) expense	(1,214,279)	266,520	100,301
Net (loss) income	$(1,645,840)	$1,165,861	$882 719

Basic (loss) earnings per share	$(0.96)	$0.68	$0.51
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968
Dividends declared per share	$0.10	$0.40	$0.40

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders' Equity Years ended December 31, 2011, 2010 and 2009

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income (Loss)	Total

Balance, December 31, 2008	1,718,968	$2,148,710	$521,625	$28,302,082	$(1,955,722)	$29,016,695

Comprehensive income
Net income	-	-	-	882,719	-	882,719
Net change in pension reserve,
net of income taxes of ($555,893)	-	-	-	-	1,079,087	1,079,087
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $203,119	-	-	-	-	394,290	394,290
Reclassification adjustment, net
of income taxes of ($74,830)	-	-	-	-	(145,259)	(145,259)
Total comprehensive income						2,210,837

Dividends paid
($.40 per share)	-	-	-	(687,587)	-	(687,587)
Balance, December 31, 2009	1,718,968	$2,148,710	$521,625	$28,497,214	$(627,604)	$30,539,945

Comprehensive income
Net income	-	-	-	1,165,861	-	1,165,861
Net change in pension reserve,
net of income taxes of $(60,010)	-	-	-	-	(116,490)	(116,490)
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $(58,196)	-	-	-	-	(112,967)	(112,967)
Reclassification adjustment, net
of income taxes of ($195,239)	-	-	-	-	(378,992)	(378,992)
Total comprehensive income						557,412

Dividends paid
($.40 per share)	-	-	-	(687,587)	-	(687,587)
Balance, December 31, 2010	1,718,968	$2,148,710	$521,625	$28,975,488	$(1,236,053)	$30,409,770

Comprehensive income
Net income	-	-	-	(1,645,840)	-	(1,645,840)
Net change in pension reserve,
net of income taxes of $(548,276)	-	-	-	-	(1,064,301)	(1,064,301)
Net change in unrealized
gain (loss) on investment
securities available for
sale, net of taxes of $623,749	-	-	-	-	1,210,807	1,210,807
Reclassification adjustment, net
of income taxes of ($205,357)	-	-	-	-	(398,633)	(398,633)
Total comprehensive income						(1,897,967)

Dividends paid
($.10 per share)	-	-	-	(171,897)	-	(171,897)
Balance, December 31, 2011	1,718,968	$2,148,710	$521,625	$27,157,751	$(1,488,180)	$28,339,906

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Cash flows from operating activities
Net (loss) income	$(1,645,840)	$1,165,861	$882,719
Adjustments to reconcile net (loss) income to net cash (used in) provided by operations:
Depreciation and amortization	694,742	746,010	765,609
Provision for loan losses	4,784,889	2,509,569	1,490,848
Deferred income taxes	(717,331)	(294,356)	527,516
Net realized gain on securities	(603,990)	(574,231)	(220,089)
Accretion of discount on securities, net of amortization of premiums	420,185	271,646	100,616
Deferred compensation	(18,196)	(28,643)	23,245
Net realized (gain) loss on foreclosed assets	363,871	(1,733)	46,602
Changes in assets and liabilities:
Cash value of life insurance	(338,443)	(335,462)	(323,242)
Accrued income	617,209	494,221	498,376
Other assets	(896,190)	880,601	(3,641,525)
Accrued interest payable	(80,924)	(71,006)	(109,452)
Other liabilities	(99,959)	511,349	(1,150,108)
Net cash provided by (used in) operating activities	2,480,023	5,273,827	(1,108,885)
Cash flows from investing activities
Activity in available for sale securities:
Purchases	(33,237,818)	(42,282,312)	(14,703,042)
Sales	17,584,257	9,609,736	7,104,836
Maturities/Calls/Paydowns	14,912,399	25,205,298	15,116,660
Activity in held to maturity securities:
Sales	-	1,366,635	-
Maturities/Calls	340,000		395,000
(Purchases) sales of restricted equity securities	236,600	166,400	(51,950)
Net (increase) decrease in loans	26,715,981	14,947,523	(862,200)
Proceeds from the sale of foreclosed assets	2,326,281	211,893	436,168
Purchases of property and equipment, net of sales	(1,301,309)	(187,309)	(784,410)
Net cash provided by investing activities	27,576,391	9,037,864	6,651,062
Cash flows from financing activities
Net increase (decrease) in deposits	(14,565,082)	(1,666,358)	7,753,042
Dividends paid	(171,897)	(687,587)	(687,587)
Principal repayments on long-term debt	(5,000,000)		(5,000,000)
Net cash (used in) provided by financing activities	(19,736,979)	(2,353,945)	2,065,455
Net increase in cash and cash equivalents	10,319,435	11,957,746	7,607,632
Cash and cash equivalents, beginning	40,251,868	28,294,122	20,686,490
Cash and cash equivalents, ending	$50,571,303	$40,251,868	$28,294,122
Supplemental disclosure of cash flow information
Interest paid	$4,948,079	$6,578,842	$8,526,897
Taxes paid	45,100	$450,000	$212,422
Supplemental disclosure of noncash investing activities
Effect on equity of change in net unrealized gain	$812,174	$(491,959)	$249,031
Effect on equity of change in unfunded pension liability	$(1,064,301)	$(116,490)	$1,079,087
Transfers of loans to foreclosed properties	$2,785,288	$658,000	$632,389

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

The Company seeks strategies that minimize the tax effect of implementing their business strategies. As such, judgments are made regarding the ultimate consequence of long-term tax planning strategies, including the likelihood of future recognition of deferred tax benefits. The Company's tax returns are subject to examination by both Federal and State authorities. Such examinations may result in the assessment of additional taxes, interest and penalties. As a result, the ultimate outcome, and the corresponding financial statement impact, can be difficult to predict with accuracy.

Accounting for pension benefits, costs and related liabilities are developed using actuarial valuations. These valuations include key assumptions determined by management, including the discount rate and expected long-term rate of return on plan assets. Material changes in pension costs may occur in the future due to changes in these assumptions.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash and amounts due from banks (including cash items in process of collection), interest-bearing deposits with banks and federal funds sold.

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

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. The Bank only charges loan origination fees on term loans with an original maturity of one year or less. Loan origination fees are therefore not capitalized due to the short-term nature of the related loans. Loan origination costs are capitalized and recognized as an adjustment to yield over the life of the related loan.

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

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Foreclosed Assets

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosure expense on the consolidated statements of income.

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

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

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

Off- Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivative Financial Instruments

The Company accounts, and reports for derivative instruments in accordance with applicable accounting standards. These standards require that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. The Company had no derivative instruments at December 31, 2011 and 2010.

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

Beginning January 1, 2001, in accordance with accounting standards, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. Hedges of fixed-rate loans are accounted for as fair value hedges, with changes in fair value recorded in derivative assets or liabilities and loan interest income. The net settlement (upon close out or termination) that offsets changes in the value of the loans adjusts the basis of the loans and is deferred and amortized to loan interest income over the life of the loans. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.

Cash flow resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged. The Company did not utilize interest rate swap agreements during the years presented.

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

Recent Accounting Pronouncements

In July 2010, the Receivables topic of the Accounting Standards Codification ("ASC") was amended by Accounting Standards Update ("ASU") 2010-20 to require expanded disclosures related to a company's allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis. The Company is required to include these disclosures in its interim and annual financial statements. See Note 5.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued Recent Accounting Pronouncements, continued

Disclosures about Troubled Debt Restructurings ("TDRs") required by ASU 2010-20 were deferred by the Financial Accounting Standards Board ("FASB") in ASU 2011-01 issued in January 2011. In April 2011 the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR. The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present.

Disclosures related to TDRs under ASU 2010-20 have been presented in Note 5.

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments are effective for the Company beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments were effective for the Company beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders' equity and requires consecutive presentation of the statement of net income and other comprehensive income. The amendments will be applicable to the Company on January 1, 2012 and will be applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB redeliberates future requirements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,794,000 and $1,943,000 for the periods including December 31, 2011 and 2010, respectively.

Note 3. Investment Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost of securities and their approximate fair values at December 31 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2011
Available for sale:
U.S. Government agency securities	$2,994,524	$80,995	$-	$3,075,519
Government sponsored enterprises	19,964,092	540,636	8,243	20,496,485
Mortgage-backed securities	12,064,933	85,917	28,108	12,122,742
State and municipal securities	12,885,992	409,471	15,881	13,279,582
	$47,909,541	$1,117,019	$52,232	$48,974,328
Held to maturity:
State and municipal securities	$533,042	$31,009	$-	$564,051

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2010
Available for sale:
US. Government agency securities	$1,231,318	$60,277	$-	$1,291,595
Government sponsored enterprises	23,848,397	151,337	530,368	23,469,366
Mortgage-backed securities	10,254,088	394,732	18,126	10,630,694
State and municipal securities	11,673,223	81,369	305,000	11,449,592
	$47,007,026	$687,715	$853,494	$46,841,247
Held to maturity:
State and municipal securities	$850,590	$37,423	$-	$888,013

During 2010, three municipal securities classified as held to maturity were sold. The amortized cost of the securities totaled $1,366,635 and sales proceeds totaled $1,386,012, resulting in a net gain of $19,377. The securities were sold based upon evidence of deterioration in the issuer's creditworthiness. Each of these securities had lost underlying insurance protection resulting in a reduction in credit rating for one issue and loss of credit ratings on two issues. There were no securities transferred between the available for sale and held to maturity portfolios or other sales of held to maturity securities during the periods presented.

Restricted equity searities were $1,380,700 and $1,617,300 at December 31, 2011 and 2010, respectively. Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB"), Community Bankers Bank, Pacific Coast Bankers Bank, and the Federal Reserve Bank of Richmond, all of which are carried at cost. All of these entities are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition for membership in the Federal Reserve system. The Bank's stock in Community Bankers Bank and Pacific Coast Bankers Bank is restricted only in the fact that the stock may only be repurchased by the respective banks.

The following table details unrealized losses and related fair values in the Company's held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2011 and 2010.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

2010
Available for sale:
U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Government sponsored enterprises	3,032,760	8,243	-	-	3,032,760	8,243
Mortgage-backed securities	6,803,995	28,108	-	-	6,803,995	28,108
State and municipal securities	1,625,661	8,626	451,117	7,255	2,076,778	15,881
Total securities available for sale	$11,462,416	$44,977	$451,117	$7,255	$11,913,533	$52,232

Held to maturity:
State and municipal securities	$-	$-	$-	$-	$-	$-

2010
Available for sale:
U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Government sponsored enterprises	13,870,450	493,346	32,178	37,022	13,902,628	530,368
Mortgage-backed securities	2,801,081	18,126	-	-	2,801,081	18,126
State and municipal securities	5,902,003	305,000	-	-	5,902,003	305,000
Total securities available for sale	$22,573,534	$816,472	$32,178	$37,022	$22,605,712	$853,494

Held to maturity:
State and municipal securities	$-	$-	$-	$-	$-	$-

Notes to Consolidated Financial Statements

Note 3. Investment Securities, continued

At December 31, 2011, debt securities with unrealized losses had depreciated 0.45% from their amortized cost basis. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the fmancial condition and near-term prospects of the issuer. The relative significance of these and other factors will vary on a case by case basis. In analyzing an issuer's fmancial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, the results of reviews of the issuer's financial condition and the issuer's anticipated ability to pay the contractual cash flows of the investments. Since the Company intends to hold all of its investment securities until maturity, and it is more likely than not that the Company will not have to sell any of its investment securities before unrealized losses have been recovered, and the Company expects to recover the entire amount of the amortized cost basis of all its securities, none of the securities are deemed other than temporarily impaired at December 31, 2011. Management continues to monitor all of these securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of these securities are other than temporarily impaired, which could require a charge to earnings in such periods.

Investment searities with amortized cost of approximately $26,326,337 and $17,636,109 at December 31, 2011 and 2010, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law. &lass realized gains and losses for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009

Realized gains	$613,245	$629,558	$277,614
Realized losses	(9,255)	(55,327)	(57,525)
	$603,990	$574,231	$220,089

The scheduled maturities of securities available for sale and securities held to maturity at December 31, 2011, were as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$200,333	$204,025	$-	$
Due after one year through five years	780,589	813,677	386,023		397,248
Due after five years through ten years	13,100,534	13,534,248	-		-
Due after ten years	33,828,085	34,422,378	147,019		166,803
	$47,909,541	$48,974,328	$533,042		$564,051

Maturities of mortgage backed securities are based on contractual amounts. Actual maturity will vary as loans underlying the securities are prepaid.

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Commercial	$11,777	$14,001
Real estate:
Construction and land development	17,932	21,308
Residential, 1-4 families	105,985	124,749
Residential, 5 or more families	2,724	2,864
Farmland	34,011	33,225
Nonfarm, nonresidential	34,199	40,342
Agricultural	1,931	2,924
Consumer	9,015	11,942
Other	1,594	1,700
	219,168	253,055
Allowance for loan losses	(4,942)	(4,542)
	$214,226	$248,513

As of December 31, 2011 and 2010, substantially all of the Bank's residential 1-4 family loans were pledged as collateral toward borrowings with the Federal Home Loan Bank.

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

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses and Impaired Loans, continued

An analysis of the allowance for loan losses as of December 31 follows:

	2011	2010	2009
Balance, beginning	$4,542,420	$3,555,273	$3,359,946
Provision charged to expense	4,784,889	2,509,569	1,490,848
Recoveries of amounts charged off	217,351	180,898	32,952
Amounts charged off	(4,603,015)	(1,703,320)	(1,328,473)
Balance, ending	$4,941,645	$4,542,420	$3,555,273

The following table presents activity in the allowance by loan category and information on the loans evaluated individually for impairment and collectively evaluated for impairment as of December 31, 2011 and December 31, 2010:

Allowance for Loan Losses and Recorded Investment in Loans

	Commercial & Agricultural	Commercial Mortgage	Construction & Development	Farmland	Residential	Consumer & Other	Total
December 31, 2011
Allowance for loan losses:
Beginning Balance	$436,872	$777,515	$526,231	$710,368	$1,861,953	$229,481	$4,542,420
Charge-offs	(388,160)	(672,724)	(1,230,666)	(22,841)	(1,944,703)	(343,921)	(4,603,015)
Recoveries	86,539	688	6,000	-	48,776	75,348	217,351
Provision	262,911	783,486	1,243,174	(136,380)	2,337,019	294,679	4,784,889
Ending Balance	398,162	888,965	544,739	551,147	2,303,045	255,587	4,941,645
Ending balance: individually
evaluated for impairment	$62,854	$2,313	$17,130	$30,392	$74,951	$3,565	$191,205
Ending balance: collectively
evaluated for impairment	$335,308	$886,652	$527,609	$520,755	$2,228,094	$252,022	$4,750,440

Loans outstanding:
Ending balance	$13,708,212	$34,199,230	$17,931,604	$34,011,446	$108,708,567	$10,609,386	$219,168,445
Ending balance: individually
evaluated for impairment	$680,544	$3,414,811	$5,017,294	$6,988,231	$5,832,676	$34,390	$21,967,946
Ending balance: collectively
evaluated for impairment	$13,027,668	$30,784,419	$12,914,310	$27,023,215	$102,875,891	$10,574,996	$197,200,499

December 31, 2010
Allowance for loan losses:
Beginning Balance	$612,240	$531,670	$472,870	$394,067	$1,325,351	$219,075	$3,555,273
Charge-offs	(278,495)	(157,764)	(229,000)	(61,963)	(738,532)	(237,566)	(1,703,320)
Recoveries	74,024	2,397	557	64,416	13,864	25,640	180,898
Provision	29,103	401,212	281,804	313,848	1,261,270	22,332	2,509,569
Ending Balance	436,872	777,515	526,321	710,368	1,861,953	229,481	4,542,420
Ending balance: individually
evaluated for impairment	$-	$28,082	$-	$32,410	$55,185	$-	$115,677
Ending balance: collectively
evaluated for impairment	$436,872	$749,433	$526,321	$677,958	$1,806,768	$229,481	$4,426,743

Loans outstanding:
Ending balance	$16,925,908	$40,342,235	$21,308,301	$33,224,917	$127,613,043	$13,640,974	$253,055,378
Ending balance: individually
evaluated for impairment	$-	$2,020,678	$2,718,524	$2,913,440	$5,052,920	$-	$12,705,562
Ending balance: collectively
evaluated for impairment	$16,925,908	$38,321,557	$18,589,777	$30,311,477	$122,560,123	$13,640,974	$240,349,816

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses and Impaired Loans, continued

Management closely monitors the quality of the loan portfolio and has established a loan review process designed to help grade the quality of the Bank's loan portfolio. The Bank's loan ratings coincide with the "Substandard," "Doubtful" and "Loss" classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. Substandard assets include those characterized by the distinct possibility that the insured financial institution will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in assets classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as Loss are those considered uncollectible, and of such little value that its continuance on the books is not warranted. Assets that do not currently expose the insured financial institutions to sufficient risk to warrant classification in one of the aforementioned categories but otherwise possess weaknesses are designated "Special Mention." Management also maintains a listing of loans designated "Watch". These loans represent borrowers with declining earnings, strained cash flow, increasing leverage and/or weakening market fundamentals that indicate above average risk. As of December 31, 2011 and December 31, 2010, the Bank had no loans graded "Doubtful" or "Loss" included in the balance of total loans outstanding.

The following table lists the loan grades utilized by the Bank and the corresponding total of outstanding loans in each category as of December 31, 2011 and December 31, 2010:

Credit Risk Profile by Internally Assigned Grades

	Loan Grades
	Pass	Watch	Special Mention	Substandard	Total
December 31, 2011
Real Estate Secured:
1-4 residential construction	$494,146	$-	$-	$63,000	$557,146
Commercial construction	331,613	-	-	-
Land development & other land	10,104,050	652,059	292,485	5,994,251	17,042,845
Farmland	22,705,684	1,501,012	1,640,587	8,164,163	34,011,446
1-4 residential mortgage	77,852,671	2,054,982	2,722,842	8,709,898	91,340,393
Multifamily	2,060,482	662,971	-		2,723,453
Home equity and second mortgage	11,375,249	639,369	480,225	2,149,878	14,644,721
Commercial mortgage	24,015,569	2,055,363	2,560,894	5,567,404	34,199,230
Non-Real Estate Secured:
Commercial & agricultural	11,538,611	679,021	253,522	994,245	13,465,399
Financial institutions		-	242,813		242,813
Civic organizations	360,715	-	-		360,715
Consumer-auto	2,862,264	9,799	17,125	43,165	2,932,353
Consumer-other	6,984,580	14,841	138,515	178,382	7,316,318
Total	$170,685,634	$8,269,417	$8,349,008	$31,864,386	$219,168,445

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses and Impaired Loans, continued

	Loan Grades
			Special
	Pass	Watch	Mention	Substandard	Total
December 31, 2010
Real Estate Secured:
1-4 residential construction	$694,877	$-	$-	$115,238	$810,115
Commercial construction	218,345	-	-	-	218,345
Loan development &
other land	13,090,447	1,734,074	545,952	4,909,368	20,279,841
Farmland	23,512,660	1,558,170	1,703,049	6,451,038	33,224,917
1-4 residential mortgage	102,301,105	1,049,301	200,489	8,715,499	112,266,394
Multifamily	2,863,816	-	-	-	2,863,816
Home equity and second
mortgage	12,111,438	121,792	-	249,603	12,482,833
Commercial mortgage	30,756,084	3,578,944	721,327	5,285,881	40,342,236
Non-Real Estate Secured:
Commercial & agricultural	15,444,342	301,909	-	856,636	16,602,887
Financial institutions	-	-	323,021	-	323,021
Civic organizations	471,939	-	-	-	471,939
Consumer-auto	4,447,086	-	-	86,576	4,533,662
Consumer-Other	8,536,033	2,123	-	97,216	8,635,372
Total	$214,448,172	$8,346,313	$3,493,838	$26,767,055	$253,055,378

Loans may be placed in nonaccrual status when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received are first applied to principal, and any remaining funds are then applied to interest. Loans are removed from nonaccrual status when they are deemed a loss and charged to the allowance, transferred to foreclosed assets, or returned to accrual status based upon performance consistent with the original terms of the loan or a subsequent restructuring thereof.

The following table presents an age analysis of nonaccrual and past due loans by category as of December 31, 2011 and December 31, 2010:

Analysis of Past Due and Nonaccrual Loans

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due		Total Past Due	Current	Total loans	90+ Days Past Due and Still Accruing	Nonaccrual Loans
December 31, 2011
Real Estate Secured:
1-4 residential construction	-		$	- $63,000	$63,000	$494,146	$557,146	$-	$63,000
Commercial construction						331,613	331,613
Land development & other land	241,031	464,326		4,083,688	4,789,045	12,253,800	17,042,845		4,891,184
Farmland	398,146	665,577		3,559,159	4,622,882	29,388,564	34,011,446		6,779,457
1-4 residential mortgage	2,337,732	1,100,428		4,255,532	7,693,692	83,646,701	91,340,393	364,926	5,759,832
Multifamily	-				-	2,723,453	2,723,453
Home equity and second mortgage	315,568	176,448		844,737	1,336,753	13,307,968	14,644,721	76,231	1,079,672
Commercial mortgage	264,664	78,983		2,110,790	2,454,437	31,744,793	34,199,230	18,343	3,374,650
Non-Real Estate Secured:
Commercial & agricultural	211,542	402,399		158,467	772,408	12,692,991	13,465,399		602,682
Financial institutions	-				-	242,813	242,813
Civic organizations	-	-		-	-	360,715	360,715
Consumer-auto	45,568	31,314		24,443	101,325	2,831,028	2,932,353	17,048	7,395
Consumer-other	109,290	14,986		108,204	232,480	7,083,838	7,316,318	61,339	47,771
Total	$3,923,541	$2,934,461		$15,208,020	$22,066,022	$197,102,423	$219,168,445	$537,887	$22,605,643

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses and Impaired Loans, continued
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total loans	90+ Days Past Due and Still Accruing	Nonaccrual Loans
December 31, 2010
Real Estate Secured:
1-4 residential construction	$-	$115,238	$-	$115,238	$694,877	$810,115	$-	$
Commercial construction	-			-	218,345	218,345
Land development & other land	431,277	27,641	2,841,698	3,300,616	16,979,225	20,279,841	51,809		2,901,203
Farmland	509,005	1,003,879	2,936,006	4,448,890	28,776,027	33,224,917	-		3,507,668
1-4 residential mortgage	4,632,469	2,300,063	5,928,980	12,861,512	99,404,882	112,266,394	724,270		6,047,300
Multifamily	-			-	2,863,816	2,863,816	-		-
Home equity and second mortgage	165,669	63,459	244,616	473,744	12,009,089	12,482,833	56,704		188,900
Commercial mortgage	487,226	319,431	2,493,535	3,300,192	37,042,044	40,342,236	-		2,579,645
Non-Real Estate Secured:
Commercial & agricultural	249,260	272,044	432,584	953,888	15,648,999	16,602,887			432,584
Financial institutions	-			-	323,021	323,021			-
Civic organizations	-	-	-	-	471,939	471,939	-		-
Consumer-auto	150,589	44,017	78,536	273,142	4,260,520	4,533,662	65,413		13,124
Consumer-other	223,490	23,340	72,216	319,046	8,316,326	8,635,372	37,779		39,437
Total	$6,848,985	$4.169,112	$15,028,171	$26,046,268	$227,009,110	$253,055,378	$935,975		$15,709,861

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

As of December 31, 2011 and December 31, 2010, respectively, the recorded investment in impaired loans totaled $21,967,946 and $12,705,562. The average age of the third-party appraisal or independent assessment used to measure impairment on our collateral-dependent loans at December 31, 2011 was 13 months. The Bank's current practice is to consider an appraisal or assessment to be current if it is less than 18 months old. The total amount of collateral-dependent impaired loans at December 31, 2011 and December 31, 2010, respectively, was $18,219,185 and $11,867,568, of these $14,849,143 and $7,051,584 were measured for impairment using appraisals aged less than 18 months. The remaining $3,370,042 and $4,815,984 of collateral-dependent impaired loans was measured for impairment using existing appraisals discounted 15-20% for age and other pertinent factors. As of December 31, 2011 and December 31, 2010, respectively, $3,925,933 and $2,632,439 of the recorded investment in impaired loans did not require specific reserves because they had been written down to the fair value of collateral through a direct charge-off. The Bank had $7,585,520 and $2,221,791 in troubled debt restructured loans included in impaired loans at December 31, 2011 and December 31, 2010, respectively.

The categories of nonaccrual loans and impaired loans overlap, although they are not coextensive. The Bank considers all circumstances regarding the loan and borrower on an individual basis when determining whether an impaired loan should be placed on nonaccrual status, such as the financial strength of the borrower, the estimated collateral value, reasons for the delay, payment record, the amount past due and the number of days past due.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses and Impaired Loans, continued Impaired Loans, continued

The following table is a summary of information related to impaired loans as of December 31, 2011 and December 31, 2010:

Impaired Loans

	Recorded Investment (1)	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2011
With no related allowance recorded:
1-4 Residential Construction	$63,000	$115,238	$-	$47,293	$-
Land development & other land	4,666,763	5,591,104	-	3,154,134	-
Farmland	6,187,137	6,187,137	-	5,222,771	45,059
1-4 residential mortgage	4,397,661	5,021,591	-	5,289,195	10,823
Commercial mortgage	2,894,820	3,214,076	-	2,327,091	8,446
Commercial & agricultural	144,034	144,034	-	105,439	28
Consumer & other	-	-	-	-
Subtotal	18,353,415	20,273,180	-	16,145,923	64,356
With an allowance recorded:
1-4 Residential Construction		-	-	-	-
Land development & other land	287,531	335,779	17,130	158,872	9,695
Farmland	801,094	801,094	30,392	81,619	-
1-4 residential mortgage	1,435,015	1,481,238	74,951	717,354	32,097
Commercial mortgage	519,991	519,991	2,313	22,794	-
Commercial & agricultural	536,510	536,510	62,854	205,647	2,738
Consumer & other	34,390	34,390	3,565	3,769	241
Subtotal	3,614,531	3,709,002	191,205	1,190,055	44,771
Totals:
1-4 Residential Construction	63,000	115,238		47,293	-
Land development & other land	4,954,294	5,926,883	17,130	3,313,006	9,695
Farmland	6,988,231	6,988,231	30,392	5,304,390	45,059
1-4 residential mortgage	5,832,676	6,502,829	74,951	6,006,549	42,920
Commercial mortgage	3,414,811	3,734,067	2,313	2,349,885	8,446
Commercial & agricultural	680,544	680,544	62,854	311,086	2,766
Consumer & other	34,390	34,390	3,565	3,769	241
Total	$21,967,946	$23,982,182	191,205	$17,335,978	$109,127
December 31, 2010
With no related allowance recorded:
Land development & other land	$2,718,524	$2,859,524	$-	$3,281,024	$93,528
Farmland	2,492,274	2,492,274	-	1,456,624	6,962
1-4 residential mortgage	3,770,193	4,034,832	-	3,937,023	650
Commercial mortgage	1,896,597	2,013,961	-	1,752,938	-
Commercial & agricultural		-	-	154,225	-
Subtotal	10,877,588	11,400,591	-	10,581,834	101,140
With an allowance recorded:
Land development & other land	-	-	-	-	-
Farmland	421,166	421,166	32,410	421,166	-
1-4 residential mortgage	1,282,727	1,282,727	55,185	558,976	8,391
Commercial mortgage	124,081	124,081	28,082	124,082	-
Commercial & agricultural	-	-	-	-	-
Subtotal	1,827,974	1,827,974	115,677	1,104,224	8,391
Totals:
Land development & other land	2,718,524	2,859,524	-	3,281,024	93,528
Farmland	2,913,440	2,913,440	32,410	1,877,790	6,962
1-4 residential mortgage	5,052,920	5,317,559	55,185	4,495,999	9,041
Commercial mortgage	2,020,678	2,138,042	28,082	1,877,020	-
Commercial & agricultural	-	-	-	154,225	-
Total	$12,705,562	$13,228,565	$115,677	$11,686,058	$109,531

(1) Recorded investment is the loan balance, net of any charge-offs

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses and Impaired Loans, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the year ended December 31, 2009 (approximate) are summarized below:

2009

Average investment in impaired loans	$10,356,198
Interest income recognized on impaired loans	$424,635
Interest income recognized on a cash basis on impaired loans	$430,623

No additional funds are committed to be advanced in connection with impaired loans.

Troubled Debt Restructuring

As a result of adopting the amendments in ASU 2011-02, the Bank reassessed restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. The Bank identified as TDRs certain loans for which the allowance for loan losses had previously been measured under a general allowance methodology. Upon identifying those loans as TDRs, the Bank identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310- 10-35 for those loans newly identified as impaired. At the end of the first interim period of adoption (December 31, 2011), the recorded investment in loans for which the allowance was previously measured under a general allowance methodology and are now impaired under ASC 310-10-35 was $203,507. The allowance for loan losses associated with those loans on the basis of a current evaluation of loss was $0.

A troubled debt restructured loan is a loan for which the Bank, for reasons related to the borrower's financial difficulties, grants a concession to the borrower that the Bank would not otherwise consider.

The loan terms which have been modified or restructured due to a borrower's financial difficulty, include but are not limited to: a reduction in the stated interest rate; an extension of the maturity at an interest rate below current market; a reduction in the face amount of the debt; a reduction in the accrued interest; or re-aging, extensions, deferrals and renewals. Troubled debt restructured loans are considered impaired and are individually evaluated for impairment.

The following table sets forth information with respect to the Bank's troubled debt restructurings as of December 31, 2011:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment (1)	Post- Modification Outstanding Recorded Investment (1)
Troubled Debt Restructurings
Land development & other land	2	$520,539	$520,539
Farmland	6	2,369,259	2,571,336
1-4 residential mortgage	16	2,235,233	2,316,883
Commercial mortgage	8	2,223,864	2,231,131
Commercial & agricultural	7	351,499	357,915
Consumer & other	1	34,389	34,389

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses and Impaired Loans, continued
	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Troubled debt restructurings:
Land development & other land	2	$361,825
Farmland	1	$350,000
1-4 residential mortgage	2	$215,486
Commercial mortgage	2	$657,382
Commercial & agricultural	2	$39,662
Consumer & other	-	$-

As of December 31, 2011, the Bank had 9 loans that had previously been restructured that were in default. Restructured loans are deemed to be in default if they become past due by 30 days or more.

Note 6. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2011 and 2010, are as follows:

	2011	2010
Land	$2,925,432	$2,287,922
Buildings and improvements	9,000,308	8,889,692
Furniture and equipment	6,359,510	5,806,327
	18,285,250	16,983,941
Less accumulated depreciation	(7,103,550)	(6,408,808)
	$11,181,700	$10,575,133

Depreciation expense for the years ended December 31, 2011, 2010, and 2009 amounted to $694,742, $746,010, and $765,609, respectively.

Note 7. Cash Value of Life Insurance

The Bank is owner and beneficiary of life insurance policies on certain employees and directors. Policy cash values totaled $8,772,039 and $8,433,596 at December 31, 2011 and 2010, respectively.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2011 and 2010 was $67,265,119 and $72,604,243, respectively. At December 31, 2011, the scheduled maturities of all time deposits are as follows:

Three months or less	$20,582,547
Over three months through twelve months	63,827,220
Over one year through three years	36,295,163
Over three years	41,538,923
$162,243,853

Notes to Consolidated Financial Statements

Note 9. Short-Term Debt

At December 31, 2011 and 2010 the Bank had no debt classified as short-term.

At December 31, 2011, the Bank had established unsecured lines of credit of approximately $6,000,000 with correspondent banks to provide additional liquidity if, and as needed. In addition, the Bank has the ability to borrow up to $43,310,000 from the Federal Home Loan Bank, subject to the pledging of collateral.

Note 10. Long-Term Debt

The Bank's long-term debt consists of borrowings from the Federal Home Loan Bank of Atlanta (FHLB) and Deutsche Bank. The borrowing from the FHLB, which is secured by substantially all the Bank's first mortgage oneto-four family residential loans, is a $10,000,000 advance that matures on October 24, 2017. Interest on the loan is fixed at 3.802% and the loan is callable quarterly by the FHLB.

The borrowing from Deutsche Bank is a $10,000,000 structured term repurchase agreement. This loan matures on February 10, 2017 and is secured by investment securities with an amortized cost of $14,130,989 at December 31, 2011. Interest on the loan is fixed at a rate of 4.82%.

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

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of restricted equity securities approximate fair values.

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

Notes to Consolidated Financial Statements

Note 11. Financial Instruments, continued

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

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$8,242	$8,242	$9,201	$9,201
Interest bearing deposits with banks	3,316	3,316	3,306	3,306
Federal funds sold	39,013	39,013	27,746	27,746
Securities, available for sale	48,974	48,974	46,841	46,841
Securities, held to maturity	533	564	851	888
Restricted equity securities	1,381	1,381	1,617	1,617
Loans, net of allowance for loan losses	214,227	218,498	248,513	250,800
Cash value of life insurance	8,772	8,772	8,434	8,434
Accrued interest receivable	1,515	1,515	2,132	2,132
Financial liabilities
Deposits	297,252	301,191	311,817	314,484
Long-term debt	20,000	22,334	25,000	27,672
Accrued interest payable	231	231	312	312

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

Notes to Consolidated Financial Statements

Note 11. Financial Instruments, continued Fair Value Hierarchy

In accordance with applicable accounting guidance, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 —	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2 —
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 —	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. If a loan is identified as individually impaired, management measures impairment in accordance with applicable accounting guidance. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with accounting standards, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price the Company records the impaired loan as nonrecurring Level 2. When the fair value is based on either an external or internal appraisal and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Notes to Consolidated Financial Statements

Note 11. Financial Instruments, continued Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price the Company records the foreclosed asset as nonrecurring Level 2.  When the fair value of the collateral is based on either an external or internal appraisal and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

December 31, 2011	Total	Level 1	Level 2	Level 3

Investment securities available for sale
U.S. Government agency securities	$3,075,519	$-	$3,075,519	$-
Government sponsored enterprises	20,496,485	-	20,496,485	-
Mortgage-backed securities	12,122,742	-	12,122,742	-
State and municipal securities	13,279,582	-	13,279,582	-
Total investment securities available for sale	48,974,328	-	48,974,328	-
Total assets at fair value	$48,974,328	$-	$48,974,328	$-

December 31, 2010	Total	Level 1	Level 2	Level 3

Investment securities available for sale
U.S. Government agency securities	$1,291,595	$-	$1,291,595	$-
Government sponsored enterprises	23,469,366	-	23,469,366	-
Mortgage-backed securities	10,630,694	-	10,630,694	-
State and municipal securities	11,449,592	-	11,449,592	-
Total investment securities available for sale	46,841,247	-	46,841,247	-
Total assets at fair value	$46,841,24728	$-	$46,841,247	$-

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

December 31, 2011	Total		Level 1	Level 2		Level 3

Loans	$7,349,258$		$-		$-	$7,349,258
Foreclosed assets	929,135		-		-	929,135
Total assets at fair value	$8,278,393$	$		$		$8,278,393
Total liabilities at fair value	$-		$-		$-	$-

Notes to Consolidated Financial Statements

Note 11. Financial Instruments, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis, continued

December 31, 2010	Total	Level 1	Level 2 Level 3
Loans	$4,344,737$	-		$4,344,737
Foreclosed assets	834,000	-		834,000
Total assets at fair value	$5,178,737$			$5,178,737
Total liabilities at fair value	$-	$-	$

Note 12. Employee Benefit Plan

The Bank has a qualified noncontributory defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings.

The following is a summary of the plan's funded status as of December 31, 2011 and 2010, and September 30, 2009:

	2011	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$8,027,457	$6,975,571	$6,381,001
Service cost	457,996	411,842	391,075
Interest cost	439,735	417,033	381,477
Actuarial (gain) loss	936,199	519,072	(100,579)
Benefits paid	(157,769)	(296,061)	(77,403)
Prior service cost due to amendment
Benefit obligation at end of year	9,703,618	8,027,457	6,975,571
Change in plan assets
Fair value of plan assets at beginning of year	9,716,166	8,278,463	4,499,654
Actual return on plan assets	50,101	960,831	1,856,212
Employer contribution	1,021,577	772,933	2,000,000
Benefits paid	(157,769)	(296,061)	(77,403)
Fair value of plan assets at end of year	10,630,075	9,716,166	8,278,463
Funded status at the end of the year	$926,457	$1,688,709	$1,302,892
Amounts recognized in the Balance Sheet
(Accrued) prepaid benefit cost	$4,246,062	$3,395,737	$2,833,420
Unfunded pension benefit obligation	(3,319,605)	(1,707,028)	(1,530,528)
Amount recognized in other assets (liabilities)	$926,457	$1,688,709	$1,302,892
Amounts recognized in accumulated comprehensive income
Net gain (loss)	$(3,274,379)	$(1,658,572)	$(1,478,842)
Unrecognized prior service costs	(45,226)	(48,456)	(51,686)
Unrecognized net obligation at transition
Unfunded pension benefit obligation	(3,319,605)	(1,707,028)	(1,530,528)
Deferred taxes	1,128,665	580,390	520,380
Amount recognized in accumulated comprehensive income	$(2,190,939)	$(1,126,638)	$(1,010,148)
(Accrued) Prepaid benefit detail
Benefit obligation	$(9,703,618)	$(8,027,457)	$(6,975,571)
Fair value of assets	10,630,075	9,716,166	8,278,463
Unrecognized net actuarial (gain) loss	3,274,379	1,658,572	1,478,842
Unrecognized net obligation at transition
Unrecognized prior service cost	45,226	48,456	51,686
(Accrued) prepaid benefit cost	$4,246,062	$3,395,737	$2,833,420

Notes to Consolidated Financial Statements

Note 12. Employee Benefit Plan, continued
	2011	2010	2009
Components of net periodic benefit cost
Service cost	$457,996	$411,842	$391,075
Interest cost	439,735	417,033	381,477
Expected return on plan assets	(774,726)	(660,285)	(476,975)
Recognized net actuarial (gain) loss	45,017	38,796	144,403
Amortization	3,230	3,230	10,761
Net periodic benefit expense	$171,252	$210,616	$450,741
Additional disclosure information
Accumulated benefit obligation	$7,712,526	$5,750,508	$4,845,345
Vested benefit obligation	$7,571,974	$5,638,819	$4,740,299
Discount rate used for net periodic pension cost	5.50%	6.00%	6.00%
Discount rate used for disclosure	4.50%	5.50%	6.00%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.00%	4.00%	4.00%
Average remaining service (years)	15	15	17

Using the same fair value hierarchy described in Note 11, the fair values of the Company's pension plan assets, by asset category, are as follows:

December 31, 2011	Total	Level 1	Level 2	Level 3

Cash equivalents and short term investments	$(2,975)	$(2,975)	$-	$-
Mutual funds – equities	5,143,648	5,143,648	-	-
Mutual funds – fixed income	5,489,402	5,489,402	-	-
Total assets at fair value	$10,630,075	$10,630,075	$-	$-

December 31, 2010	Total	Level 1	Level 2	Level 3

Cash equivalents and short term investments	$(3,489)	$(3,489)	$-	$-
Mutual funds – equities	5,170,173	5,170,173	-	-
Mutual funds – fixed income	4,549,482	4,549,482	-	-
Total assets at fair value	$9,716,166	$9,716,166	$-	$-

Estimated Future Benefit Payments

Pension Benefits

2012	$99,241
2013	98,814
2014	168,042
2015	186,095
2016 - 2021	2,369,733
$2,921,925

Funding Policy

It has been Bank practice to contribute the maximum tax-deductible amount each year as determined by the plan administrator. As a result of prior year contributions exceeding the minimum requirements, a Prefunding Balance existed as of December 31, 2011 and there is no required contribution for 2012. Based on this we do not anticipate making a contribution to the plan in 2012 and pension costs are expected to be approximately $255,091.

Notes to Consolidated Financial Statements

Note 12. Employee Benefit Plan, continued

Long-Term Rate of Return

The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed — especially with respect to real rates of return (net of inflation) — for the major asset classes held, or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience — that may not continue over the measurement period — with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further — solely for this purpose the plan is assumed to continue in force and not terminate during the period during which the assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

Asset Allocation

The pension plan's weighted-average asset allocations at December 31, 2011 and 2010, by asset category are as follows:

	2011	2010
Mutual funds — fixed income	48%	47%
Mutual funds — equity	52%	53%
Cash and equivalents	0%	0%
Total	100%	100%

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

Note 13. Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain executive officers and members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2,662 to $37,200 are payable for ten years certain, generally beginning at age 65. Reduced benefits apply in cases of early retirement or death prior to the benefit date, as defined. Liability accrued for compensation deferred under the plan amounts to $487,964 and $506,160 at December 31, 2011 and 2010 respectively. Expense charged against income was $39,464, $41,343 and $43,489 in 2011, 2010, and 2009, respectively. Charges to income are based on changes in present value of future cash payments, discounted at 8%.

Notes to Consolidated Financial Statements

Note 14. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

	2011	2010	2009

Current	$(496,948)	$560,876	$(427,215)
Deferred	(717,331)	(294,356)	527,516
	$(1,214,279)	$266,520	$100 301

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

	2011	2010	2009
Tax at statutory federal rate	$(972,440)	$487,010	$334,227
Tax exempt interest income	(168,487)	(155,902)	(164,588)
Tax exempt insurance income	(115,071)	(114,057)	(109,902)
State income tax, net of federal benefit	-	15,711	-
Other	41,719	33,758	40,564
	$(1,214,279)	$266,520	$100 301

Deferred Income Tax Analysis

The significant components of net deferred tax assets (all Federal) at December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Deferred tax assets
Allowance for loan losses	$1,216,740	$1,270,511
Unearned credit life insurance	10,470	12,820
Deferred compensation	165,908	172,094
Investment impairment charge recorded directly to stockholders' equity as a component of other comprehensive income	564,672	564,672
Minimum pension liability	1,128,666	580,390
Net operating loss carryforward	813,630	-
Alternative minimum tax credit carryforward	33,788	-
Non-accrual interest income	799,981	629,810
Net unrealized losses on securities available for sale		56,365
Other	26,315	12,779
	4,760,170	3,299,441
Deferred tax liabilities
Deferred loan origination costs	207,314	213,588
Accrued pension costs	1,443,661	1,154,551
Depreciation	203,837	246,420
Net unrealized gains on securities available for sale	362,028	-
Accretion of discount on investment securities, net	14,410	3,176
	2,231,250	1,617,735
Net deferred tax asset	$2,528,920	$1,681,706

Notes to Consolidated Financial Statements

Note 14. Income Taxes, continued

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with applicable regulations. Tax returns for the years of 2008, 2009, and 2010 remain subject to examination by both federal and state tax authorities.

Deferred tax assets or liabilities are initially recognized for differences between the financial statement carrying amount and the tax basis of assets and liabilities which will result in future deductible or taxable amounts and operating loss and tax credit carry-forwards. A valuation allowance is then established, as applicable, to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carry-back, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) taxable income generated by future operations. There is no valuation allowance for deferred tax assets as of December 31, 2011 and 2010. It is management's belief that realization of the deferred tax asset is more likely than not.

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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for onbalance sheet instruments. A summary of the Bank's commitments at December 31, 2011 and 2010 is as follows:

	2011	2010

Commitments to extend credit	$15,557,229	$13,652,036
Standby letters of credit	-	-
	$15,557,229	$13,652,036

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

Concentrations of Credit Risk

Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. Investments in state and municipal searities involve governmental entities within and outside the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Bank's primary focus is toward small business and consumer transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,000,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally insured limits.

Note 16. Regulatory Restrictions

Dividends

The Company's dividend payments are generally made from dividends received from the Bank. Under applicable federal law, the Comptroller of the Currency restricts national bank total dividend payments in any calendar year to net profits of that year, as defined, combined with retained net profits for the two preceding years. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. In addition, pursuant to its Formal Agreement with the OCC, the Bank is subject to restrictions on its ability to pay dividends without the prior approval of the OCC. Note 18, to these financial statements contains additional information regarding current restrictions on the payment of dividends.

Intercompany Transactions

The Bank's legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,388,000 at December 31, 2011. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2011.

Notes to Consolidated Financial Statements

Note 16. Regulatory Restrictions, continued

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2011 and 2010 that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. In accordance with the individual minimum capital ratios established by the OCC, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. If the Bank does not maintain these ratios, the OCC may take further action that could result in the Bank no longer being considered well capitalized for regulatory capital purposes. The Company's and the Bank's actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Required
	Amount	Ratio	Amount	Ratio

December 31, 2011:
Total Capital
(to Risk-Weighted Assets)
Consolidated	$32,381	14.4%	$18,039	8.0%
Grayson National Bank	$31,779	14.1%	$29,278	13.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$29,540	13.1%	$9,020	4.0%
Grayson National Bank	$28,938	12.9%	$27,026	12.0%
Tier I Capital (to Average Assets)
Consolidated	$29,540	8.4%	$14,028	4.0%
Grayson National Bank	$28,938	8.3%	$28,885	8.25%
December 31, 2010:
Total Capital (to Risk-Weighted Assets)
Consolidated	$34,727	14.0%	$19,863	8.0%
Grayson National Bank	$33,806	13.6%	$19,841	8.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$31,609	12.7%	$9,931	4.0%
Grayson National Bank	$30,688	12.4%	$9,920	4.0%
Tier I Capital (to Average Assets)
Consolidated	$31,609	8.5%	$14,823	4.0%
Grayson National Bank	$30,688	8.3%	$14,800	4.0%

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

Aggregate 2011 and 2010 loan transactions with related parties were as follows:	2011	2010
Balance, beginning	$ 1,470,784	$ 1,853,079
Change in relationship	377,272	-
New loans	64,727	87,000
Repayments	(147,623)	(469,295)
Balance, ending	$ 1,765,160	$ 1,470,784

Note 18. Formal Agreement and Individual Minimum Capital Ratios

On August 9, 2011, the Bank entered into a Formal Agreement with the OCC.  Under the terms of the Formal Agreement, the Board of Directors will perform a review of the Bank's management and thereafter on an ongoing basis ensure that the Bank has competent management to operate the Bank. In addition, the Bank has agreed to develop, implement and ensure compliance with written plans to (a) maintain sufficient capital, (b) improve and sustain earnings, (c) improve the Bank's position with respect to loans, relationships or other assets criticized in any report of examination of the Bank, and (d) strengthen the loan review system to ensure timely identification and categorization of problem credits. In addition, as part of the Bank's plan to maintain sufficient capital, the Bank must adopt a dividend policy that permits the declaration of a dividend only when the Bank is in compliance with its approved capital program and certain federal statutes and with the prior written determination of no supervisory objection by the OCC. The Bank has also agreed that it will not extend, renew or capitalize accrued interest on any credit to any borrower whose loans or other extensions of credit have been criticized in any report of examination of the Bank and whose aggregate loans or other extensions exceed $250,000 absent prior approval by the Board of Directors consistent with the requirements of the Formal Agreement.

The Bank has already appointed a committee to monitor compliance with the Formal Agreement. Management and the Board of Directors are in the process of addressing the requirements of the Formal Agreement and have already taken important steps towards complying with its terms.

In addition to the Formal Agreement, the OCC established minimum capital ratios that require the Bank to maintain a minimum Tier 1 leverage ratio of 8.25%, a Tier 1 risk-based capital ratio of 12.00% and a total risk-based capital ratio of 13.00%.

Note 19. Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Non-recognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has evaluated events occurring subsequent to the balance sheet date through the date these financial statements were issued, determining no events require additional disclosure in these consolidated financial statements.

Notes to Consolidated Financial Statements

Note 20. Parent Company Financial Information

Condensed fmancial information of Grayson Bankshares, Inc. is presented as follows:

Balance Sheets
December 31, 2011 and 2010
	2011	2010
Assets
Cash and due from banks	$404,002		$643,365
Investment in affiliate bank	27,737,535		29,489,198
Other assets	198,369		277,207
Total assets	$28,339,906		$30,409,770
Liabilities Other liabilities		$
Stockholders' equity
Common stock	2,148,710		2,148,710
Surplus	521,625		521,625
Retained earnings	27,157,751		28,975,488
Accumulated other comprehensive loss	(1,488,180)		(1,236,053)
Total stockholders' equity	28,339,906		30,409,770
Total liabilities and stockholders' equity	$28,339,906		$30,409,770

Statements of Income
For the years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Income
Dividends from affiliate bank	$-	$687,587	$343,794
Interest on taxable securities	-	7,171	22,850
Other income	-
	-	694,758	366,644
Expenses
Management and professional fees	179,105	206,701	202,361
Other expenses	42,568	33,431	33,494
	221,673	240,132	235,855
(Loss) income before tax benefit and equity in undistributed income of affiliate	(221,673)	454,626	130,789

Federal income tax benefit	75,369	79,207	72,422
(Loss) income before equity in undistributed (loss) income of affiliate	(146,304)	533,833	203,211

Equity in undistributed(loss) income of affiliate	(1,499,536)	632,028	679,508
Net (loss) income	$(1,645,840)	$1,165,861	$882,719

Notes to Consolidated Financial Statements

Note 20. Parent Company Financial Information, continued

Statements of Cash Flows
For the years ended December 31, 2011, 2010, and 2009

	2011	2010	2009
Cash flows from operating activities
Net (loss) income	$(1,645,840)	$1,165,861	$882,719
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in undistributed income of affiliate	1,499,536	(632,028)	(679,508)
Net (increase) decrease in other assets	78,838	(73,957)	58,318
Net cash (used in) provided by operating activities	(67,466)	459,876	261,529
Cash flows from investing activities
Purchases of investment securities	-	-	(500,000)
Maturities/calls of investment securities	-	500,000	500,000
Net cash provided by investing activities	-	500,000	-
Cash flows from financing activities
Dividends paid	(171,897)	(687,587)	(687,587)
Net cash used by financing activities	(171,897)	(687,587)	(687,587)
Net increase (decrease) in cash and cash equivalents	(239,363)	272,289	(426,058)
Cash and cash equivalents, beginning	643,365	371,076	797,134
Cash and cash equivalents, ending	$404,002	$643,365	$371,076

Management's Discussion and Analysis

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

Grayson Bankshares, Inc. experienced a net loss of $1,645,840 for 2011 compared to net earnings of $1,165,861 for 2010 and $882,719 for 2009. Earnings in 2011 were negatively impacted by increases in nonperforming assets and related loan loss provisions as well as a decrease in average loans outstanding and the high level of regulatory assessments. Dividends paid to stockholders amounted to $0.10 per share in 2011 and $0.40 per share in 2010.

The total assets of Grayson Bankshares, Inc. decreased to $346,383,063 from $368,217,088, representing a decrease of 5.93% for 2011. Management did not seek to grow the Bank during 2011 due to continued weakness in loan demand combined with federal funds rates near zero percent. Average equity to average assets indicates that the Company has a strong capital position with a ratio of 8.44% during 2011.

Forwarding Looking Statements

From time to time, the Company and its senior managers have made and will make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be contained in this report and in other documents that the Company files with the Securities and Exchange Conmiission. Such statements may also be made by the Company and its senior managers in oral or written presentations to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Also, forward-looking statements can generally be identified by words such as "may," "could," "should," "would," "believe," "anticipate," "estimate," "seek," "expect," "intend," "plan" and similar expressions.

Forward-looking statements provide management's expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond the Company's control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors, some of which are discussed elsewhere in this report, include:

Management's Discussion and Analysis

●	the success or failure of our efforts to implement our business plan;
●	achieving and maintaining compliance with the Formal Agreement with our regulators;
●	any required increase in our regulatory capital ratios;
●	inflation, interest rate levels and market and monetary fluctuations;
●	the difficult market conditions in our industry;
●	trade, monetary and fiscal policies and laws, including interest rate policies of the federal government;
●	applicable laws and regulations and legislative or regulatory changes;
●	the timely development and acceptance of new products and services of the Company;
●	the willingness of customers to substitute competitors' products and services for the Company's products and services;
●	the financial condition of the Company's borrowers and lenders;
●	the Company's success in gaining regulatory approvals, when required;
●	technological and management changes;
●	growth and acquisition strategies;
●	the Company's critical accounting policies and the implementation of such policies;
●	lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions;
●	changes in consumer spending and saving habits;
●	the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; and
●	technological and management changes;
●	the Company's success at managing the risks involved in the foregoing.

Critical Accounting Policies

The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 contain a summary of its significant accounting policies. Management believes the Company's policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets and otherthan-temporary impairment of investment securities, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

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

Management's Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	2011			2010			2009

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

Interest earning assets:
Interest bearing deposits	$310	$12	0.36%	$1,814	$7	0.38%	$38	$-	0.21%
Federal funds sold	32,909	68	0.21%	23,011	49	0.22%	17,205	330	0.22%
Investment securities	51,593	1,442	2.80%	44,459	1,655	3.72%	47,174	2,067	4.38%
Loans 1, 2	235,786	13,866	5.88%	263,963	16,648	6.31%	270,114	17,813	6.59%
Total	323,598	15,388		333,247	18,359		334,531	19,917
Yield on average
interest-earning assets			4.76%			5.51%			5.95%
Non interest-earning assets:
Cash and due from banks	9,431			9,560			9,342
Premises and equipment	10,735			10,896			11,259
Interest receivable and other	20,252			19,223			16,850
Allowance for loan losses	(4,577)			(3,865)			(3,317)
Unrealized gain/(loss) on securities	493			1,002			379
Total	36,334			36,816			34,513
Total assets	$359,932			$370,063			$369,044

Interest-bearing liabilities:
Demand deposits	$22,844	74	0.32%	$22,119	125	0.57%	$21,292	190	0.89%
Savings deposits	65,265	416	0.64%	49,453	565	1.14%	40,925	543	1.33%
Time deposits	171,844	3,276	1.91%	196,530	4,760	2.42%	204,150	6,538	3.20%
Borrowings	23,027	1,101	4.78%	25,000	1,058	4.23%	27,164	1,146	4.22%
Total	282,980	4,867		293,102	6,508		293,531	8,417
Cost on average
interest-bearing liabilities			1.72%			2.22%			2.87%

Non interest-bearing
liabilities:
Demand deposits	46,053			44,492			43,813
Interest payable and other	715			1,076			2,139
Total	46,768			45,568			45,952
Total liabilities	329,748			338,670			339,483

Stockholder's equity:	30,184			31,393			29,561
Total liabilities and
stockholder's equity	$359,932			$370,063			$369,044

Net interest income		$10,521			$11,851			$11,500

Net yield on
interest-earning assets			3.25%			3.56%			3.44%

1 Includes nonaccural loans
2 Interest income includes loan fees

Management's Discussion and Analysis

Table 2. Rate/Volume Variance Analysis (thousands)

	2011 Compared to 2010			2010 Compared to 2009
	Interest Income/ Expense Variance	Variance Aftributable To Rate Volume		Interest Income/ Expense Variance	Variance Attributable To Rate Volume
Interest-earning assets: Interest bearing deposits	$5	$-	$5	$7	$1	$6
Federal funds sold	19	(2)	21	12		12
Investment securities	(213)	(451)	238	(412)	(298)	(114)
Loans	(2,782)	(1,084)	(1,698)	(1,165)	(759)	(406)
Total	(2,971)	(1,537)	(1,434)	(1,558)	(1,056)	(502)
Interest-bearing liabilities:
Demand deposits	(51)	(55)	4	(65)	(72)	7
Savings deposits	(149)	(295)	14 6	22	(84)	106
Time deposits	(1,484)	(930)	(554)	(1,778)	(1,542)	(236)
Borrowings	43	130	(87)	(88)	3	(91)
Total	(1,641)	(1,150)	(491)	(1,909)	(1,695)	(214)
Net interest income	(1,330)	$(387)	$(943)	$351	$639	$(288)

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

Total interest income in 2011 decreased by 16.18% to $15.39 million from $18.36 million in 2010 after a decrease from $19.92 million in 2009. The decrease in total interest income in 2011 was due to decreases in interest rates and to continued decreases in the balance of loans outstanding. Loan yields decreased due to the increase in loans placed in nonaccrual status and to customers' continued ability to refinance performing loans at lower rate levels. Average yields on investment securities fell as declining treasury rates triggered increased levels of bond calls and principal prepayments. Declining interest rates led to a decrease in yield on average interest-earning assets of 75 basis points in 2011 as compared to 2010 and 44 basis points in 2010 as compared to 2009. Total interest expense decreased by $1.64 million in 2011 and $1.91 million in 2010. The decreases in 2011 and 2010 came as a result of lower interest rates combined with a decrease in average time deposits outstanding during the year. The effects of changes in volumes and rates on net interest income in 2011 compared to 2010, and 2010 compared to 2009 are shown in Table 2.

Management's Discussion and Analysis

The aforementioned factors led to a greater decrease in interest income than in interest expense in 2011. The result was a decrease in net interest income of $1.3 million or 11.22% for 2011 as compared to 2010. The net yield on interest-earning assets decreased by 31 basis points to 3.25% in 2011 compared to 3.56% in 2010.

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

At the end of 2011, the loan loss reserve was $4,941,645 compared to $4,542,420 in 2010 and $3,555,273 in 2009. The Bank's allowance for loan losses, as a percentage of total loans, at the end of 2011 was 2.25%, compared to 1.80% in 2010, and 1.32% in 2009. The increase in the loan loss reserve from 2010 to 2011 was due to current economic conditions, recent increases in the level of charge-offs, and increases in past-due and non-performing loans.

Additional information is contained in Tables 12 and 13, and is discussed in Nonperforming and Problem Assets.

Other Income

Noninterest income consists of revenues generated from a broad range of fmancial services and activities. The majority of noninterest income is traditionally a result of service charges on deposit accounts including charges for insufficient funds checks and fees charged for nondeposit services. Noninterest income decreased by $145,096, or 4.89%, to $2,816,516 in 2011 from $2,961,612 in 2010. The decrease was due primarily to the sale, in 2010, of an investment in Triangle Capital Corporation, a small business investment company, which was included in other income and resulted in a nonrecurring gain of $213,499. The increase in 2010 compared to 2009 was due to the aforementioned gain combined with an increase in gains on the sale of investment securities. The primary sources of noninterest income for the past three years are summarized in Table 3.

Table 3. Sources of Noninterest Income (thousands)

	2011	2010	2009
Service charges on deposit accounts	$1,116	$1,098	$1,031
Increase in cash value of life insurance	338	335	323
Mortgage origination fees	94	153	128
Insurance commissions	12	12	27
Safe deposit box rental	43	41	41
Gain (loss) on securities	604	574	220
ATM income	429	381	318
Other income	181	368	155
Total noninterest income	$2,817	$2,962	$2,243

Management's Discussion and Analysis

Other Expense

The major components of noninterest expense for the past three years are illustrated at Table 4.

Total noninterest expense increased by $542,168 or 4.99% in 2011 after decreasing by $397,824 or 3.53% in 2010. The increase in 2011 was due primarily to an increase in foreclosure related expenses. Foreclosure expenses increased from $104,413 in 2010 to $744,540 in 2011, an increase of $640,127. The decrease in 2010, as compared to 2009, was due mainly to decreases in personnel expense and FDIC/OCC assessments. The decrease in personnel expense resulted primarily from a decrease in expense related to the Bank's defined benefit pension plan of approximately $240 thousand. The decrease in assessments was due to a "special assessment" of approximately $165 thousand that was levied in 2009 that did not recur in 2010. Additional "special assessments" may be levied at the discretion of the FDIC.

Table 4. Sources of Noninterest Expense (thousands)

	2011	2010	2009
Salaries & wages	4,672	$4,492	$4,504
Employee benefits	1,665	1,788	2,04 9
Total personnel expense	6,337	6,28 0	6,553
Director fees	158	193	195
Occupancy exp ense	473	485	495
Computer charges	413	407	361
Other equipment expense	635	760	83 1
FDIC/OCC assessments	686	883	1,007
Insurance	72	85	84
Profes sional fees	290	195	162
Advertising	168	161	18 9
Postage and freight	156	14 0	158
Supplies	118	141	13 1
Franchise tax	208	193	225
Telep hone	185	175	174
Travel, dues & meetings	145	104	11 9
ATM expense	212	202	162
Foreclosure expenses	745	104	175
Other expense	412	363	248
Total noninterest expense	$11,413	$10,871	$11,269

The overhead efficiency ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) was 85.57% in 2011, 73.39% in 2010, and 82.00% in 2009. The increase in the ratio in 2011 was due to the decrease in net interest income combined with the increase in foreclosure expenses.

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

Management's Discussion and Analysis

Income Taxes, continued

Income tax expense (substantially all Federal) was $(1,214,279) in 2011, $266,520 in 2010, and $100,301 in 2009 resulting in effective tax rates of (42.5)%, 18.6%, and 10.2% respectively.

The Company's deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in the provisions for credit losses, valuation reserves, non-accrual interest income, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred tax benefits of $2,528,920 and $1,681,706 are included in other assets at December 31, 2011 and 2010 respectively. At December 31, 2011, net deferred tax benefits included $362,028 of deferred tax liabilities applicable to unrealized gains on investment securities available for sale, and $1,128,666 of deferred tax assets applicable to unfunded projected pension benefit obligations. Accordingly, these amounts were not charged to income but recorded directly to the related stockholders' equity account.

Analysis of Financial Condition

Average earning assets decreased 2.90% from 2010 to 2011. Total earning assets represented 89.90% of total average assets in 2011 and 90.05% in 2010. The mix of average earning assets changed from 2010 to 2011 as average loans decreased by $28.2 million, or 8.46%. Federal funds sold and investment securities increased as a result of the decrease in loans.

Table 5. Average Asset Mix (dollars in thousands)

	2011		2010
	Average Balance	%	Average Balance	%
Earning assets:
Loans	$235,786	65.51%	$263,963	71.33%
Investment securities	51,593	14.33%	44,459	12.01%
Federal funds sold	32,906	9.14%	23,011	6.22%
Deposits in other banks	3,310	0.92%	1,814	0.49%
Total earning assets	323,595	89.90%	333,247	90.05%
Non earning assets:
Cash and due from banks	9,431	2.62%	9,560	2.58%
Premises and equipment	10,735	2.98%	10,896	2.94%
Other assets	20,252	5.63%	19,223	5.20%
Allowance for loan losses	(4,577)	-1.27%	(3,865)	-1.04%
Unrealized gain/(loss) on securities	$493	0.14%	$1,002	0.27%
Total nonearning assets	$36,334	10.10%	$36,816	9.95%
Total assets	$359,929	100.00%	$370,063	100.00%

Average loans for 2011 represented 65.51% of total average assets compared to 71.33% in 2010. Average federal funds sold increased from 6.22% to 9.14% of total average assets while average investment securities increased from 12.01% to 14.33% of total average assets over the same time period. The balances of nonearning assets increased from 9.95% in 2010 to 10.10% in 2011.

Management's Discussion and Analysis

Loans

Average loans totaled $235.8 million over the year ended December 31, 2011. This represents a decrease of 8.46% from the average of $264.0 million for 2010. Average loans decreased by 2.28% from 2009 to 2010.

The loan portfolio consists primarily of real estate and commercial loans. These loans accounted for 94.28% of the total loan portfolio at December 31, 2011. This is up from the 93.45% that the two categories maintained at December 31, 2010. The amount of loans outstanding by type at December 31 of each of the past five years and the maturity distribution for variable and fixed rate loans as of December 31, 2011 are presented in Tables 6 & 7 respectively.

Table 6. Loan Portfolio Summary (dollars in thousands)

	December 31, 2011		December 31, 2010		December 31, 2009
	Amount	%	Amount	%	Amount	%
Construction and development	$17,932	8.18%	$21,308	8.42%	$29,171	10.80%
Residential, 1-4 families	105,985	48.36%	124,749	49.30%	126,511	46.82%
Residential, 5 or more families	2,724	1.24%	2,864	113%	2,317	0.86%
Farm land	34,011	15.52%	33,225	13.13%	34,346	12.71%
Nonfarm, nonresidential	34,199	15.60%	40,342	15.94%	40,545	15.01%
Total real estate	194,851	88.90%	222,488	87.92%	232,890	86.20%
Agricultural	1,931	0.88%	2,924	1.16%	3,841	1.42%
Commercial	11,777	5.38%	14,001	5.53%	16,696	6.18%
Consumer	9,015	4.11%	11,942	4.72%	13,547	5.01%
Other	1,594	0.73%	1,700	0.67%	3,209	1.19%
Total	$219,168	100.00%	$253,055	100.00%	$270,183	100.00%

	December 31, 2008		December 31, 2007
	Amount	%	Amount	%
Construction and development	$30,398	11.21%	$33,017	12.39%
Residential, 1-4 families	131,191	48.37%	121,074	45.44%
Residential, 5 or more families	2,132	0.78%	1,638	0.61%
Farm land	31,024	11.44%	29,134	10.93%
Nonfarm, nonresidential	41,323	15.23%	42,237	15.85%
Total real estate	236,068	87.03%	227,100	85.22%
Agricultural	3,758	1.39%	3,445	129%
Commercial	14,924	5.50%	19,950	7.49%
Consumer	14,357	5.29%	14,330	5.38%
Other	2,142	0.79%	1,662	0.62%
Total	$271,249	100.00%	$266,487	100.00%

Management's Discussion and Analysis

Table 7. Maturity Schedule of Loans (dollars in thousands), as of December 31, 2011

				Total
	Real Estate	Agricultural and Commercial	Consumer and Other	Amount	%
Fixed rate loans:
Three months or less	$5,194	$1,143	$1,954	$8,2 91	3.78%
Over three to twelve months	8,33 0	713	969	10,012	4.57%
Over one year to five years	12,23 0	1,395	4,656	18,281	8.34%
Over five years	31,48 0	2,415	2,141	36,036	16.44%
Total fixed rate loans	$57,234	$5,666	$9,720	$72,620	33.13%
Variable rate loans:
Three months or less	$10,761	$1,415	$16	$12,192	5.56%
Over three to twelve months	10,584	3,823	46	14,453	6.60%
Over one year to five years	7,076	879	233	8,188	3.74%
Over five years	109,196	1,92 5	594	111,715	50.97%
Total variable rate loans	$137,617	$8,042	$889	$146,548	66.87%
Total loans:
Three months or less	$15,955	$2,558	$1,970	$20,483	9.34%
Over three to twelve months	18,914	4,536	1,015	24,465	11.1 7%
Over one year to five years	19,306	2,274	4,889	26,469	12.08%
Over five years	140,676	4,340	2,735	147,751	67.41%
Total loans	$194,851	$13,708	$10,609	$219,168	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates. On average, loans yielded 5.88% in 2011 compared to an average yield of 6.31% in 2010.

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with the majority of investments taking the form of purchases of U.S. Treasury, U.S. Government Agencies, U.S. Government Sponsored Enterprises and State and Municipal bonds, as well as investment grade corporate bond issues. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 2011 by major types of investments and contractual maturity ranges. Investment securities in Table 8 may have repricing or call options that are earlier than the contractual maturity date. Yields on tax exempt obligations are not computed on a tax-equivalent basis in Table 8.

The total amortized cost of investment securities increased by approximately $586 thousand from December 31, 2010 to December 31, 2011, however the average balance of investment securities increased by approximately $7.1 million in 2011 as compared to 2010. The increase came as cash, generated from decreasing loan balances, was reinvested in investment securities and federal funds sold. The average yield of the investment portfolio decreased to 2.80% for the year ended December 31, 2011 compared to 3.72% for 2010.

Management's Discussion and Analysis

Table 8. Investment Securities - Maturity/Yield Schedule (dollars in thousands)

December 31, 2011
	In One Year or Less		After One Through Five Years	After Five Through Ten Years	Mter Ten Years	Book Value 12/31/11	Market Value 12/31/11	Book Value 12/31/10	Book Value 12/31/09
Investment Securities:
U.S. Government agencies	$		$17	$-	$2,978	$2,995	$3,076	$1,231	$1,629
Govt. sponsored enterprises		200		10,600	9,164	19,964	20,496	23,848	13,068
Mortgage-backed secutities			439	1,001	10,625	12,065	12,123	10,254	17,295
State and municipal seairities			711	1,500	11,208	13,419	13,844	12,524	9,462
Total		$200	$1,167	$13,101	$33,975	$48,443	$49,539	$47,857	$41,454
Weighted average yields:
U.S. Governnvnt agencies		0.00%	6.49%	0.00%	2.53%	2.55%
Govt. sponsored entetprises		4.41%	0.00%	2.46%	2.70%	2.59%
Mortgage-backed secutities		0.00%	4.52%	3.40%	2.57%	2.71%
State and municipal seairities		0.00%	3.55%	3.97%	3.43%	3.50%
Total		4.41%	4.02%	2.70%	2.89%	2.87%

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank's balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must continuously monitor market pricing, competitor's rates, and the internal interest rate spreads to maintain the Bank's growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing overall profitability of the Bank. Weak loan demand in the past two years has led to a decrease in the Bank's loan portfolio while historically low levels of interest rates have minimized the returns available on alternative investments. Therefore management has continued to reduce deposit rates in an effort to curtail growth in deposits accordingly.

Average total deposits for the year ended December 31, 2011 amounted to $306 0 million, which was a decrease of $6.6 million, or 2.1% from 2010. Average core deposits totaled $251.4 million in 2011 representing a 0.6% increase over the $250.0 million in 2010. The percentage of the Bank's average deposits that are interest-bearing decreased from 85.8% in 2010 to 85.0% in 2011. Average demand deposits, which earn no interest, increased 3.6% from $44.5 million in 2010 to $46.1 million in 2011. Average deposits for the periods ended December 31, 2011, 2010, and 2009 are summarized in Table 9.

Management's Discussion and Analysis

Table 9. Deposit Mix (dollars in thousands)

	December 31, 2011			December 31, 2010
	Average	% of Total	Average	Average	% of Total	Average
	Balance	Deposits	Rate Paid	Balance	Deposits	Rate Paid
Interest-bearing deposits:
NOW Accounts	$22,844	7.5%	0.32%	$22,119	7.1%	0.57%
Money Market	17,491	5.7%	0.63%	15,934	5.1%	1.08%
Savings	47,774	15.6%	0.64%	33,519	10.7%	1.17%
Individual retirement accounts	43,969	14.4%	3.19%	43,470	13.9%	3.88%
Small denomination certificates	73,316	24.0%	1.37%	90,123	28.9%	1.93%
Large denomination certificates	54,559	17.8%	1.60%	62,937	20.1%	2.13%
Total interest-bearing deposits	259,953	85.0%	1.45%	268,102	85.8%	2.03%
Noninterest-bearing deposits	46,053	15.0%	0.00%	44,492	14.2%	0.00%
Total deposits	$306,006	100.0%	1.23%	$312,594	100.0%	1.74%

	December 31, 2009
	Average Balance	% of Total Deposits	Average Rate Paid
Interest-bearing deposits:
NOW Accounts	$21,292	6.9%	0.89%
Money Market	11.202	3.6%	1.53%
Savings	29,723	9.6%	1.25%
Individual retirement accounts	40,068	12.9%	4.44%
Small denomination certificates	96,923	31.2%	2.80%
Large denomination certificates	67,159	21.7%	3.05%
Total interest-bearing deposits	266,367	85.9%	2.73%
Noninterest-bearing deposits	43,813	14.1%	0.00%
Total deposits	$310,180	100.0%	2.34%

The average balance of certificates of deposit issued in denominations of $100,000 or more decreased by $8.4 million, or 13.3%, for the year ended December 31, 2011. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Continued weakness in loan demand in 2011 prompted management to further reduce balances in certificates of deposit. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2011.

Table 10. Large Denomination Certificate of Deposit Maturities (thousands)

Analysis of certificates of deposit of $100,000 or more at December 31, 2011:

Remaining maturity of three months or less	$6,487
Remaining maturity over three mmiths through six months	8,518
Remaining maturity over six months through twelve mmiths	16,316
Remaining maturity over tmelve months	20,692
Total certificates of deposit of $100,000 or more	$52,013

Management's Discussion and Analysis

Equity

Stockholders' equity amounted to $28.3 million at December 31, 2011, a 6.9% decrease from the 2010 year-end total of $30.4 million The decrease resulted from a net loss of $1,645,840, dividends paid of $171,897, and net changes in pension reserves and unrealized depreciation of investment securities classified as available for sale totaling $252,127. The Company paid dividends of $0.10, $0.40 and $0.40 per share in 2011, 2010, and 2009, respectively.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The riskbased capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders' equity) to riskweighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of riskweighted assets) to risk-weighted assets of 8.0%. As of December 31, 2011 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 12.9% and a ratio of total capital to risk-weighted assets of 14.1%. In addition, a minimum leverage ratio of Tier 1 capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 2011, the Bank had a ratio of year-end Tier 1 capital to average total assets for the fourth quarter of 2011 of 8.3%. As discussed in Note 18 of the "Notes to Consolidated Financial Statements" found in the company's 2011 Annual Report on Form 10-K, the OCC established individual minimum capital ratios ("IMCR") that require the Bank to maintain a minimum Tier 1 leverage ratio of 8.25%, a Tier 1 risk-based capital ratio of 12.00% and a total risk-based capital ratio of 13.00% for as long as the IMCR is in effect. Table 11 sets forth summary information with respect to the Bank's capital ratios at December 31, 2011 and 2010. All capital ratio levels indicate that the Bank is well capitalized.

Table 11. Bank's Year-end Risk-Based Capital (dollars in thousands)

	2011	2010

Tier 1 capital	$28,938	$30,688
Qualifying allow ance for loan losses (limited to 1.25% of risk -weighted assets)	2,841	3,118
Total regulatory capital	$31,779	$33,806
Total risk-weighted assets	$225,213	$248,009

Tier 1 capital as a percentage of
risk-weighted assets	12.9%	12.4%
Total regulatory capital as a percentage of risk-weighted assets	14.1%	13.6%
Leverage ratio*	8.3%	8.3%

*Tier 1 capital divided by average total assets for the quarter ended D ecember 31 of each year.

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

Management's Discussion and Analysis

Nonperforming assets at December 31, 2011, 2010, 2009, 2008 and 2007 are analyzed in Table 12.
Table 12. Nonperforming Assets (dollars in thousands)

			At December 31,
	2011	2010	2009	2008	2007
Nonperforming loans:
Nonaccrual loans	$22,606	$15,710	$14,159	$9,215	$4,108
Restructured loans	1,816	505		1,497	469
Loans past due 90 days or more	538	936	1,163	1,593	518
Total nonperforming loans	24,960	17,151	15,322	12,305	5,095
Foreclosed assets	3,352	3,257	2,809	2,659	160
Total nonperforming assets	$28,312	$20,408	$18,131	$14,964	$5,255
Total nonperforming loans as a percentage to total loans	12.9%	6.8%	5.8%	4.5%	1.9%
Total nonperforming assets as a percentage to total assets	8.2%	5.5%	4.9%	4.1%	1.5%

Total nonperforming loans were 12.9% and 6.8% of total outstanding loans as of December 31, 2011 and 2010, respectively. The majority of the increase in nonaccrual loans from 2010 to 2011 came in the "land development and other land" and "farmland" categories. Nonaccrual loans in these two categories increased by $2 0 million and $3.5 million respectively. Residential real estate loans in nonaccrual status increased from $4 8 million at December 31, 2009 to $6.2 million at December 31, 2010, representing an increase of $1.4 million This follows a $3 0 million increase in this category from $1.8 million at December 31, 2008, to $4.8 million at December 31, 2009. Loans are placed in nonaccrual status when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Loans are removed from nonaccrual status when they are deemed a loss and charged to the allowance, transferred to foreclosed assets, or returned to accrual status based upon performance consistent with the original terms of the loan or a subsequent restructuring thereof. Management's ability to ultimately resolve these loans either with or without significant loss will be determined, to a great extent, by general economic and real estate market conditions.

The increase in foreclosed assets from 2007 to 2008 resulted primarily from the addition of one commercial real estate property which was still held by the Bank at December 31, 2011. Based upon the most recent independent appraisal management believes this property will ultimately be disposed of without significant loss. During 2011, eighteen properties valued at approximately $2 8 million were transferred to foreclosed assets while sales of twentysix foreclosed assets totaled approximately $2.5 million Sales of foreclosed assets in 2011 resulted in a net loss of $364 thousand. More information on nonperforming assets can be found in Note 5 of the "Notes to Consolidated Financial Statements" found in the company's 2011 Annual Report on Form 10-K.

As of December 31, 2011 and 2010 we had loans with a current principal balance of $8.3 million on the watch list. The watch list is a classification utilized by us when we have an initial concern about the financial health of a borrower. We then gather current financial information about the borrower and evaluate our current risk in the credit. After this review we will either move the loan to "substandard" status or move it back to its original risk rating. Loans may be left on the "watch list" for a longer period of time if, in management's opinion, there are risks that cannot be fully evaluated without the passage of time, and we want to review it on a more regular basis. Loans on the watch list are not considered "potential problem loans" until they are determined by management to be classified as substandard. Past due loans are often regarded as a precursor to further credit problems which would lead to future increases in nonaccrual loans or other real estate owned. As of December 31, 2011 loans past due 30- 89 days totaled $6.9 million compared to $11.0 million at December 31, 2010.

Management's Discussion and Analysis

Certain types of loans, such as option ARM products, interest-only loans, subprime loans and loans with initial teaser rates, can have a greater risk of non-collection than other loans. The Bank has not offered these types of loans in the past and does not offer them currently. Junior-lien mortgages can also be considered higher risk loans. Our junior-lien portfolio at December 31, 2011 totaled $8.6 million, or 3.9% of total loans. Historical charge-off rates in this category have not varied significantly from other real estate secured loans.

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

To quantify the specific elements of the allowance for loan losses, the Bank begins by establishing a specific reserve for loans that have been identified as being impaired. This reserve is determined by comparing the principal balance of the loan with the net present value of the future anticipated cash flows or the fair market value of the related collateral. If the value of the impaired loan is collateral dependent, then any excess in the recorded investment in the loan over the fair value of the collateral that is identified as uncollectible in the near term is charged off against the allowance for loan losses at that time. The bank then reviews certain loans in the portfolio and assigns grades to loans which have been reviewed. Loans which are adversely classified are given a specific allowance based on the historical loss experience of similar type loans in each adverse grade with further adjustments for external factors. The remaining portfolio is segregated into loan pools consistent with regulatory guidelines. An allocation is then made to the reserve for these loan pools based on the bank's historical loss experience with further adjustments for external factors such as current loan volume and general economic conditions. The allowance is allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the respective categories of loans, although the entire allowance is available to absorb any actual charge-offs that may occur.

The provision for loan losses, net charge-offs, and the resulting allowance for loan losses, are detailed in Table 13. The allocation of the reserve for loan losses is detailed in Table 14.

Table 13. Loan Losses

	2011	2010	2009	2008	2007
Allowance for loan losses, beginning	$4,542,420	$3,555,273	$3,359,946	$2,757,745	$2,901,997
Provision for loan losses, added	4,784,889	2,509,569	1,490,848	1,200,385	465,143
Charge-offs:
Real estate	(3,870,934)	(1,187,258)	(340,180)	(124,503)	(283,658)
Commercial and agricultural	(388,160)	(278,495)	(670,331)	(446,271)	(236,571)
Consumer and other	(343,921)	(237,567)	(317,962)	(267,267)	(179,836)
Recoveries:
Real estate	55,464	81,233	14,167	35,949	19,515
Commercial and agricultural	86,539	74,024	2,587	63,934	22,515
Consumer and other	75,348	25,641	16,198	139,974	48,640
Net charge-offs	(4,385,664)	(1,522,422)	(1,295,521)	(598,184)	(609,395)
Allowance for loan losses, ending	$(4,941,645)	$4,542,420	$3,555,273	$3,359,946	$2,757,745
Ratio of net charge-offs during the period to average loans outstanding during the period	1.86%	0.58%	0.48%	0.22%	0.23%

Management's Discussion and Analysis

Table 14. Allocation of the Reserve for Loan Losses (thousands)

	December 31, 2011		December 31, 2010		December 31, 2009
		% of		% of		% of
Balance at the end of the period		Loans to		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$398	6.26%	$437	6.69%	$614	7.60%
Real estate - construction	545	8.18%	526	8.42%	96	10.80%
Real estate - mortgage	3,743	80.72%	3,350	79.50%	2,626	75.40%
Consumer and other	256	4.84%	229	5.39%	219	6.20%
Total	$4,942	100.00%	$4,542	100.00%	3,555	100.00%

	December 31, 2008		December 31, 2007
		% of		% of
Balance at the end of the period		Loans to		Loans to
applicable to:	Amount	Total Loans	Amount	Total Loans

Commercial and agricultural	$565	6.89%	$594	8.78%
Real estate - construction	119	11.21%	253	12.39%
Real estate - mortgage	2,450	75.82%	1,665	72.83%
Consumer and other	226	6.08%	246	6.00%
Total	$3,360	100.00%	$2,758	100.00%

Financial Instruments with Off-Balance Sheet Risk

The Bank is party to fmancial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for onbalance sheet instruments. A summary of the Bank's commitments at December 31, 2011 and 2010 is as follows:

	2011	2010

Commitments to extend credit	$15,557,229	$13,652,036
Standby letters of credit	-	-
	$15,557,229	$13,652,036

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

Management's Discussion and Analysis

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

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 24.4% at December 31, 2011 compared to 22.0% at December 31, 2010. The increase came as total deposits decreased while the level of liquid assets increased. These ratios are considered to be adequate by management.

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

The primary goals of the investment portfolio are liquidity management and maturity gap management. As investment securities mature the proceeds are reinvested in federal funds sold if the federal funds level needs to be increased, otherwise the proceeds are reinvested in similar investment securities. The majority of investment security transactions consist of replacing securities that have been called or matured. The Bank keeps a significant portion of its investment portfolio in unpledged assets that are less than 60 months to maturity or next repricing date. These investments are a preferred source of funds in that they can be disposed of in most interest rate environments without causing significant damage to that quarter's profits.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank's balance sheet on December 31, 2011. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2011, the Bank appeared to be cumulatively asset-sensitive (interest-earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one year window liabilities subject to changes in interest rates exceed assets subject to interest rate changes (non assetsensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management's Discussion and Analysis

Table 15. Interest Rate Sensitivity (dollars in thousands)

			December 31, 2011 Maturities/Repricing
	1 to 3 Months	4 to 12 Months	13 to 60 Months	Over 60 Months	Total
Interest-Earning Assets:
Interest bearing deposits	$3,316	$-	$-	$-	$3,316
Federal funds sold	39,013	-	-	-	39,013
Investments	2,000	7,185	2253 1	16,727	48,443
Loans	75,867	25,983	79,563	37,758	219,168
Total	$120,196	$33,166	$102,094	$54,485	$309,940
Interest-Bearing Liabilities:
NOW accounts	$23,280	$-	$-	$-	$23,280
Money market	16,911	-	-	-	16,911
Savings	44,636	-	-	-	44,636
Time Deposits	20,583	63,827	77,834	-	162,244
Borrowings	10,000	-	-	10,000	20,000
Total	$115,410	$63,827	$77,834	$10,000	$267,071
Interest sensitivity gap	$4,786	$(30,662)	$24,260	$44,485	$42,869
Cumulative interest sensitivity gap	$4,786	$(25,876)	$(1,616)	$42,869	$42,869
Ratio of sensitivity gap to total earning assets	1.5%	-9.8%	7.8%	14.3%	13.8%
Cumulatiw ratio of sensitivity gap to total earning assets	1.5%	-8.3%	-0.5%	13.8%	13.8%

The Company uses a number of tools to monitor its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods (as displayed in Table 15).

The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve, and changes in interest rate relationships. Management evaluates the effect on net interest income and present value equity from gradual changes in rates of up to 300 basis points up or down over a 12-month period. Table 16 presents the Bank's twelve-month forecasts for changes in net income and market value of equity as of December 31, 2011.

Management's Discussion and Analysis

Table 16. Interest Rate Risk (dollars in thousands)

Rate Shocked Net Interest Income and Market Value of Equity

Rate Change	-300	bp	-200	bp	-100	bp	0	bp	+100	bp	+200	bp	+300	bp
Net Interest Income:
Net interest income	$9,977		$10,049			$10,1 92	$10,334		$10,628		$11,015		$11,442
Change	$(357)		$(285)			$(142)	$-		$294		$681		$1,108
Change percentage	-3.45%		-2.76%			-1.37%			2.84%		6.59%		10.72%
Market Value of Equity	$30,353		$30,666			$30,884	$30,656		$30,164		$29,208		$27,994

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

Table 17. Key Financial Ratios

	2011		2010	2009

Return on average assets	-0.46%		0.32%	0.24%
Return an average equity	-5.45%		3.71%	2.99%
Dividend payout ratio	N.M.	1	58.98%	77.89%
Average equity to average assets	8.44%		8.52%	8.01%

1  The Corrpany incurred a loss in 2011 which makes the dividend payout ratio not meaningful. (N.M)

Management's Discussion and Analysis

Market and Dividend Information Related to the Company's Stock

The Company's Common Stock is not listed for trading on a registered exchange. The Company's Common Stock is currently quoted on the OTC Bulletin Board under the symbol "GSON." The Common Stock began quotation on the OTC Bulletin Board on January 19, 2010. Prior to that date, shares of the Company's Common Stock were neither listed on any stock exchange nor quoted on any market and traded infrequently. Shares of Common Stock were periodically sold in a limited number of privately negotiated transactions. Based on information available to it (including trades through the OTC Bulletin Board), the Company believes that from January 1, 2010 to December 31, 2011, the selling price of shares of Common Stock ranged from $4.50 to $19.00. There may, however, have been other transactions at other prices not known to the Company.

Market Price and Dividends

	Sales Price ($)
2010:	High	Low	Dividends ($)
1st quarter	19.00	17.00	0.10
2nd quarter	16.75	15.50	0.10
3rd quarter	15.00	13.00	0.10
4th quarter	14.50	14.00	0.10
2011:
1st quarter	14.50	10.25	0.10
2nd quarter	10.00	9.00	0.00
3rd quarter	11.00	8.00	0.00
4th quarter	8.00	4.50	0.00

As of March 30, 2012, there were approximately 800 record holders of Common Stock. There were no Company repurchases of the Common Stock during 2011 or 2010.

Dividend Policy

The final determination of the timing, amount and payment of dividends on the Common Stock is at the discretion of the Company's Board of Directors and will depend upon the earnings of the Company and its subsidiary, the financial condition of the Company and other factors, including general economic conditions and applicable governmental regulations and policies as discussed in Item 1., "Business - Supervision and Regulation - Payment of Dividends," of the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

The Company's ability to distribute cash dividends will depend primarily on the ability of the Bank to pay dividends to it. As a national bank, the Bank is subject to certain restrictions on our reserves and capital imposed by federal banking statutes and regulations. Furthermore, under Virginia law, the Company may not declare or pay a cash dividend on its capital stock if it is insolvent or if the payment of the dividend would render it insolvent or unable to pay its obligations as they become due in the ordinary course of business. For additional information on these and other limitations, see "Item 1. Business - Government Supervision and Regulation - Payment of Dividends" and Note 18 of the "Notes to Consolidated Financial Statements" of the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

In addition, pursuant to its Formal Agreement with the OCC, the Bank is subject to restrictions on its ability to pay dividends without the prior approval of the OCC. For additional information, see Note 18 of the "Notes to Consolidated Financial Statements" of the Company's Annual Report on Form 10-K for the year ended December 31, 2011.